Filed pursuant to Rule 424(b)(3)
Registration No. 333-129096
Houston, Texas
February 9, 2006
Fellow Stockholder:
     We invite you to attend the annual meeting of stockholders of Mariner Energy, Inc. to be held on Thursday, March 2, 2006 at 8:30 a.m., Central Standard Time, at One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042. At the meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement entered into among Mariner, Forest Oil Corporation, Forest Energy Resources, Inc. and MEI Sub, Inc., to consider and vote upon a proposal to amend Mariner’s certificate of incorporation to increase its authorized shares of stock, to consider and vote upon a proposed amendment and restatement of Mariner’s stock incentive plan, to elect one director to serve until the annual meeting of stockholders in 2009 and to elect two directors to serve until the annual meeting of stockholders in 2007.
     If the merger agreement is adopted and the merger consummated, Forest Energy Resources will become a wholly owned subsidiary of Mariner, and Mariner will be a publicly traded company. Mariner’s common stock has been approved for listing on the New York Stock Exchange upon the completion of the merger. Each Forest shareholder will be entitled to receive one share of common stock of Mariner in exchange for each share of Forest Energy Resources common stock they own. Mariner stockholders will not receive consideration in the merger.
     We believe that this transaction will increase Mariner’s scale and balance our portfolio in the Gulf of Mexico, provide a strong financial platform for our exploration and development efforts, and enlarge our stockholder base for greater liquidity. There are, however, risks associated with the proposed transaction, some of which are described under “Risk Factors” beginning on page 24 of the accompanying proxy statement/ prospectus-information statement.
     The Mariner board of directors has determined that the merger is fair to and in the best interests of Mariner and its stockholders, and that the merger agreement is advisable. The Mariner board of directors has unanimously approved the merger agreement and recommends that the Mariner stockholders vote “for” the adoption of the merger agreement.
     In order to consummate the merger, Mariner’s certificate of incorporation must be amended to increase the number of shares of stock Mariner is authorized to issue. Mariner proposes to increase its authorized shares to 200 million, of which 180 million will be shares of common stock and 20 million will be shares of preferred stock, subject to the completion of the merger. The merger cannot be completed unless Mariner’s authorized shares are increased. The Mariner board of directors has unanimously approved the amendment to the certificate of incorporation, and recommends that the Mariner stockholders vote “for” the amendment.
     Mariner also proposes to amend and restate its stock incentive plan to, among other things, add 4.5 million shares of common stock, or approximately 5% of its outstanding shares following the completion of the merger, to the plan, subject to the completion of the merger. The Mariner board of directors has unanimously approved the amended and restated stock incentive plan, and recommends that the Mariner stockholders vote “for” the amended and restated plan.
     In considering the recommendations of the Mariner board of directors, stockholders of Mariner should be aware that members of the Mariner board of directors and executive officers of Mariner have agreements and arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Mariner stockholders. Please read “The Mariner Annual Meeting — Interests of Certain Persons in the Merger” beginning on page 39 of the accompanying proxy statement/ prospectus-information statement.
     All stockholders are invited to attend the meeting. Your participation at the meeting, in person or in proxy, is important. Even if you only own a few shares, we want your shares to be represented at the meeting. The merger cannot be completed without the approval of the holders of a majority of the outstanding shares of common stock of Mariner. Whether or not you expect to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Stockholders of record also have the option of voting via the Internet or by telephone. Specific instructions on how to vote via the Internet or by telephone are included on the proxy card. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.
     The proxy statement/ prospectus-information statement that accompanies this letter contains detailed information about the proposed merger and the other proposals, and we urge you to read it carefully. In particular, you should read the “Risk Factors” section beginning on page 24 for a description of various risks you should consider in evaluating the proposed merger.
     Thank you and we look forward to seeing you at the meeting.

Sincerely yours,

Scott D. Josey
Chairman, Chief Executive Officer and President
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the new shares of Mariner common stock to be issued in the merger or determined that this proxy statement/ prospectus-information statement is accurate or complete. Any representation to the contrary is a criminal offense.
     This proxy statement/ prospectus-information statement is dated February 9, 2006, and is first being mailed to stockholders on or about February 10, 2006.

Denver, Colorado
February 9, 2006
To the Shareholders of Forest Oil Corporation:
      On September 12, 2005, we announced that we would spin-off to our shareholders our offshore Gulf of Mexico operations, and that the Gulf of Mexico operations would immediately thereafter be acquired in a merger transaction by Mariner Energy, Inc. After the spin-off and merger, Mariner will be a separately traded public company that will own and operate the combination of Mariner’s business and our Gulf of Mexico operations.
      As a result of the transaction, in addition to retaining all of your shares of Forest common stock, you will receive approximately 0.8 shares of Mariner common stock for each Forest share you own on the record date of the transaction. You will not be required to pay for the shares of Mariner common stock that you receive. Forest shareholders will receive approximately 58% of the common stock of Mariner on a pro forma basis. Mariner’s common stock has been approved for listing on the New York Stock Exchange upon the completion of the merger.
      This transaction represents a significant strategic step that we believe will sharpen Forest’s focus on its onshore businesses and will provide operational clarity. While we believe the spin-off will also allow Forest shareholders to benefit from the success and upside potential of Mariner, there are risks that are described under “Risk Factors” beginning on page 24 of the accompanying proxy statement/ prospectus-information statement.
      Forest’s board of directors has determined that the spin-off of the Gulf of Mexico operations and the combination of these operations with Mariner are advisable and in the best interests of Forest and its shareholders, and has approved the proposed transaction. You need not take any action to participate in the spin-off or the merger — no vote of Forest shareholders is required in connection with this transaction. Following the completion of the merger, you will receive information explaining how to obtain your shares of Mariner common stock.
      The following document constitutes an information statement of Forest relating to the spin-off and contains important information describing the terms of the spin-off, the merger, Forest, Mariner, the Forest Gulf of Mexico operations and the combined businesses. We encourage you to read it carefully.
      We look forward to completing the spin-off and merger and to the exciting opportunities this transaction presents for our shareholders.

Sincerely,

H. Craig Clark
President and Chief Executive Officer

Houston, Texas
February 9, 2006
Notice of Annual Meeting of Stockholders
To the Stockholders of Mariner Energy, Inc.
      The annual meeting of holders of common stock of Mariner Energy, Inc. will be held on Thursday, March 2, 2006 at 8:30 a.m., Central Standard Time, at One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042,

•	to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 9, 2005, as amended, among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc., subject to the approval of the proposed amendment to Mariner’s certificate of incorporation described below,

•	to consider and vote upon a proposed amendment to Mariner’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of stock from 90 million to 200 million, subject to the completion of the merger,

•	to consider and vote upon the proposed amendment and restatement of the Mariner Energy, Inc. Stock Incentive Plan,

•	to elect one director to serve until the annual meeting of stockholders in 2009,

•	to elect two directors to serve until the annual meeting of stockholders in 2007,

•	to grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the annual meeting to a later date to solicit additional proxies in favor of the other proposals, if there are not sufficient votes for approval of the other proposals at the annual meeting, and

•	to transact any other business that may properly come before the annual meeting.
      The board of directors of Mariner has determined that owners of record of Mariner’s common stock at the close of business on February 1, 2006 are entitled to notice of, and have the right to vote at, the Mariner annual meeting and any reconvened meeting following any adjournment or postponement of the meeting.
      The Mariner board of directors has determined that the merger is fair to and in the best interests of Mariner and its stockholders, and that the merger agreement is advisable. The Mariner board of directors has unanimously approved the merger agreement and the other proposals and recommends that the Mariner stockholders vote “for” the adoption of the merger agreement and the other proposals.
      In considering the recommendations of the Mariner board of directors, stockholders of Mariner should be aware that members of the Mariner board of directors and executive officers of Mariner have agreements and arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Mariner stockholders. Please read “The Mariner Annual Meeting — Interests of Certain Persons in the Merger” beginning on page 39 of the accompanying proxy statement/ prospectus-information statement.

By Order of the Board of Directors
of Mariner Energy, Inc.

Teresa Bushman
Vice President and General Counsel
Your Vote is Important.
Whether or Not You Plan to Attend the Annual Meeting, Please Complete, Sign, Date and Return Your Proxy Card

PROXY STATEMENT/ PROSPECTUS-INFORMATION STATEMENT

i

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF AND MERGER
      These questions and answers, together with the section titled “Summary” immediately following this section, provide a summary of the material terms of the spin-off and the merger and the other proposals to be acted upon at the annual meeting. To better understand the proposed spin-off and merger and the other proposals, you should read this entire proxy statement/ prospectus-information statement carefully, as well as those additional documents to which we refer you.
      This proxy statement/ prospectus-information statement is:

•	a proxy statement of Mariner for use in the solicitation of proxies for Mariner’s annual meeting of stockholders;

•	a prospectus of Mariner relating to the issuance of shares of Mariner common stock in connection with the merger; and

•	an information statement of Forest relating to the spin-off of the Forest Gulf of Mexico operations to the shareholders of Forest.
      For an explanation of oil and gas abbreviations and terms used in this proxy statement/ prospectus-information statement, see “Glossary of Oil and Natural Gas Terms” on page 187.
      In this proxy statement/ prospectus-information statement:

•	The terms “we”, “us”, “our” and like terms, and the term “Mariner,” refer to Mariner Energy, Inc.;

•	“MEI Sub” refers to MEI Sub, Inc.;

•	“Forest” refers to Forest Oil Corporation;

•	“Forest Energy Resources” refers to Forest Energy Resources, Inc.; and

•	“Forest Gulf of Mexico operations” refers to the offshore Gulf of Mexico operations conducted by Forest that have been contributed to Forest Energy Resources and the shares of which will be spun-off to Forest shareholders.

Q:	Please briefly describe the proposed merger and related transactions.

A:	Forest has transferred and contributed the assets and certain liabilities associated with its offshore Gulf of Mexico operations to Forest Energy Resources, a newly formed subsidiary of Forest. Immediately prior to the merger, Forest will distribute all of the outstanding shares of Forest Energy Resources to Forest shareholders on a pro rata basis. Forest Energy Resources will then merge with a newly formed subsidiary of Mariner, and become a new wholly owned subsidiary of Mariner. When the merger is complete, approximately 58% of the Mariner common stock will be held by shareholders of Forest and approximately 42% of Mariner common stock will be held by the pre-merger stockholders of Mariner, each on a pro forma basis.
      Following the merger, Mariner will:

•	be an independent public company;

•	own both the Mariner operations and the Forest Gulf of Mexico operations; and

•	have total assets of approximately $2.1 billion and total debt of approximately $279.0 million on a pro forma combined basis, assuming the spin-off and the merger occurred on September 30, 2005.

Q:	What are Mariner stockholders being asked to vote upon?

A:	Mariner stockholders are being asked to:

•	adopt the merger agreement entered into among Forest, Forest Energy Resources, Mariner and MEI Sub, Inc., subject to the approval of the proposed amendment to Mariner’s certificate of incorporation;

•	approve the proposed amendment to Mariner’s certificate of incorporation to increase the number of authorized shares of stock from 90 million to 200 million, subject to completion of the merger;

•	approve the proposed amendment and restatement of Mariner’s stock incentive plan;

•	to elect one director to serve until the annual meeting of stockholders of Mariner in 2009;

•	to elect two directors to serve until the annual meeting of stockholders of Mariner in 2007; and

•	approve the proposed granting of authority to the proxyholders to vote in their discretion on a motion to adjourn or postpone the meeting.

Q:	What changes to Mariner’s stock incentive plan am I being asked to approve?

A:	You are being asked to approve an amendment and restatement of the plan whereby 4.5 million shares of common stock would be added to the plan, the plan would be extended to October 12, 2015 and the number of shares subject to stock options or shares of restricted stock issuable under the plan to any individual would be limited to 2.85 million, subject to the completion of the merger.

Q:	Why am I being asked to grant to the proxy holders the authority to vote in their discretion on a motion to adjourn or postpone the meeting?

A:	We may determine to adjourn or postpone the meeting, for example, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q:	What will Forest shareholders receive in the merger?

A:	If the merger is completed, each Forest shareholder will ultimately receive shares of Mariner common stock. As a result of the spin-off, Forest shareholders will initially receive shares of Forest Energy Resources, which will then be converted in the merger into the right to receive shares of Mariner. After the merger, Forest shareholders will be entitled to receive approximately 0.8 shares of Mariner for each Forest share that they own. Forest shareholders will not be required to pay for the shares of Forest Energy Resources distributed in the spin-off transaction or the shares of Mariner issued in the merger. Shareholders will receive cash in lieu of any fractional shares of Mariner common stock. All shares of Forest Energy Resources common stock distributed in the spin-off and Mariner common stock issued in the merger will be issued in book-entry form, meaning that, although Forest shareholders will own the shares, they will not be issued physical share certificates.

Q:	What will Mariner stockholders receive in the merger?

A:	Mariner stockholders will keep the shares of Mariner common stock they currently own, but will not receive any additional shares in the merger.

Q:	Does the Mariner board of directors support the merger and the other proposals?

A:	Yes. The Mariner board of directors has determined that the merger is fair to and in the best interests of Mariner and its stockholders, and that the merger agreement is advisable. The Mariner board of directors has unanimously approved the merger agreement and the other proposals and recommends that the Mariner stockholders vote “for” the adoption of the merger agreement and the other proposals. A more detailed description of the background and reasons for the merger is set forth under “The Spin-Off and Merger” beginning on page 41.

Q:	Do the directors and executive officers of Mariner have interests in the merger that are different from mine?

A:	When considering the recommendations of the Mariner board of directors, you should be aware that the directors and executive officers of Mariner have interests and arrangements that may be different from your interests as stockholders, including:

•	arrangements regarding the appointment of directors and officers of Mariner following the merger; and

•	arrangements whereby the executive officers of Mariner will receive a cash payment of $1,000 each in exchange for the waiver of certain rights under their employment agreements, including the automatic vesting or acceleration of restricted stock and options upon the completion of the merger and the right to receive a lump sum cash payment if the officer voluntarily terminates employment without good reason within nine months following the completion of the merger.

      At the close of business on February 1, 2006, directors and executive officers of Mariner and their affiliates as a group beneficially owned and were entitled to vote approximately 3.7 million shares of Mariner common stock (including restricted stock subject to vesting), representing approximately 10.4% of the shares of Mariner common stock outstanding on that date. All of the directors and executive officers of Mariner who are entitled to vote at the meeting have indicated that they intend to vote their shares of Mariner common stock in favor of adoption of the merger agreement.

Q:	What factors did the Mariner board of directors consider in reaching its decision on the merger?

A:	In reaching its decision on the merger, the Mariner board of directors considered a number of factors, including the following among others:

•	the increased size of the combined company could reduce volatility and allow it to participate in larger scale drilling projects and acquisition opportunities;

•	the merger would be expected to increase Mariner’s estimated proved reserves and undeveloped acreage;

•	the merger could generate increased visibility in the capital markets and trading liquidity for the combined company;

•	the merger would increase the number of Mariner’s producing fields, thereby reducing Mariner’s dependence on a concentrated number of properties;

•	the merger would be consummated only if approved by the holders of a majority of the Mariner common stock; and

•	the merger is structured as a tax-free reorganization for U.S. federal income tax purposes and, accordingly, would not be taxable either to Mariner or its stockholders.

The Mariner board of directors also identified and considered some risks and potential disadvantages associated with the merger, including, among others, the following:

•	the risk that there may be difficulties in combining the business of Mariner and the Forest Gulf of Mexico operations;

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the risk that the proved undeveloped, probable and possible reserves of the Forest Gulf of Mexico operations may never be converted to proved developed reserves; and

•	the fact that, in order to preserve the tax-free treatment of the spin-off, Mariner would be required to abide by restrictions that could reduce its ability to engage in certain business transactions.

In the judgment of the Mariner board of directors, the potential benefits of the merger outweigh the risks and the potential disadvantages.

Q:	Did Mariner’s financial advisor render its opinion with respect to the fairness from a financial point of view of the exchange ratio in the merger?

A:	Yes. Lehman Brothers Inc., Mariner’s financial advisor, has delivered to Mariner’s board of directors a written opinion that, as of September 9, 2005, based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio in the merger was fair from a financial point of view to Mariner. This opinion is attached as Annex B to this proxy statement/prospectus-information statement.

Q:	Are there risks that Mariner stockholders should consider in deciding whether to vote on the merger?

A:	Yes. Mariner stockholders should read the “Risk Factors” beginning on page 24 for a description of various risks Mariner stockholders should carefully consider in evaluating the proposed merger.

Q:	Can Mariner stockholders dissent and require appraisal of their shares of Mariner common stock?

A:	No. Mariner stockholders are not entitled to dissenters’ rights or appraisal rights in connection with the merger.

Q:	Why does Mariner want to increase the number of authorized Mariner shares?

A:	Mariner’s certificate of incorporation currently does not authorize a sufficient number of shares of common stock to complete the merger. Mariner currently is authorized to issue 70 million shares of Mariner common stock and 20 million shares of Mariner preferred stock. As of February 1, 2006, approximately 35.6 million shares of Mariner common stock were issued and outstanding. Under the terms of the merger agreement, Mariner must issue approximately 50.6 million shares (representing approximately 0.8 shares of Mariner common stock for each share of Forest common stock) of common stock in the merger, which would result in approximately 86 million shares of Mariner common stock outstanding. Therefore, the number of authorized shares of Mariner common stock must be increased in order to complete the merger.

Q:	What vote is required to adopt the merger agreement and the other proposals?

A:	For the merger to occur, the holders of a majority of the outstanding Mariner common stock must adopt the merger agreement and approve the amendment to the certificate of incorporation. The amendment to Mariner’s stock incentive plan must be approved by a majority of votes cast by stockholders present in person or by proxy, a quorum being present. Director nominees receiving a plurality of all votes cast at the meeting will be elected to Mariner’s board of directors. Mariner stockholders will have one vote for each share of Mariner common stock they own. On February 1, 2006, the record date for Mariner’s annual meeting, 35,615,400 shares of Mariner common stock were issued and outstanding and entitled to vote at the meeting. The approval of Forest shareholders is not required for the spin-off or the merger.

Q:	Where will Mariner’s common stock be listed?

A:	Mariner’s common stock has been approved for listing on the New York Stock Exchange upon the completion of the merger.

Q:	Who will be the executive officers of Mariner?

A:	The current executive officers of Mariner will remain in their current positions following the merger.

Q:	Who will be the directors of Mariner?

A:	If the merger is completed, Mariner’s board will consist of seven members, five of whom will be the current directors of Mariner, and two of whom will be mutually agreed between Mariner and Forest prior to the completion of the merger. The Chairman of the Mariner board will be Mr. Scott D. Josey, the current Chairman, Chief Executive Officer and President of Mariner.

Q:	Who are the new directors of Mariner, as mutually agreed by Forest and Mariner?

A:	The two Mariner directors to be mutually agreed by Forest and Mariner pursuant to the terms of the merger agreement have not yet been designated.

Q:	When do you expect to complete the spin-off and the merger?

A:	If the merger agreement and the proposed amendment to the certificate of incorporation are adopted and approved by the stockholders of Mariner, then Mariner, Forest, Forest Energy Resources and MEI Sub expect to complete the spin-off and the merger as soon as possible after the satisfaction (or waiver, where permissible) of the other conditions to the spin-off and the merger. We currently anticipate that the merger will be completed during the first calendar quarter of 2006.

Q:	Who is entitled to vote at the meeting of Mariner stockholders?

A:	Holders of Mariner common stock of record at the close of business on February 1, 2006.

Q:	What should Mariner stockholders do now?

A:	You should mail your signed and dated proxy card(s) in the enclosed envelope or vote via telephone or via the Internet by following the instructions on your proxy card(s) as soon as possible so that your shares of Mariner common stock will be represented and voted at the meeting.

Q:	Do Mariner stockholders need to send in their share certificate(s)?

A:	No. Mariner stockholders should not send in their share certificate(s). Mariner stockholders will not exchange their share certificates in connection with the merger.

Q:	If I am not going to attend the meeting, should I return my proxy card(s)?

A:	Yes. Returning your proxy card(s) ensures that your shares of Mariner common stock will be represented at the meeting, even if you are unable to or do not attend.

Q:	How do I vote my shares of Mariner common stock if they are held in the name of a bank, broker or other fiduciary?

A:	Your bank, broker or other fiduciary will vote your shares of Mariner common stock with respect to the merger only if you provide written instructions to them on how to vote, so it is important that you provide them with instructions. If you do not provide them with instructions, they will not be authorized to vote with respect to the merger or the other proposals. If you wish to vote in person at the meeting and hold your shares of Mariner common stock in the name of a bank, broker or other fiduciary, you must contact your bank, broker or other fiduciary and request a legal proxy. You must bring this legal proxy to the meeting in order to vote in person. Shares of Mariner common stock held by a broker, bank or other fiduciary that are not voted because the customer has not provided instructions to the broker, bank or other fiduciary (referred to as a “broker non-vote”) will have the same effect as a vote “against” the proposals.

Q:	Can I change my vote after I mail my proxy card(s)?

A:	Yes. If you are a record holder of Mariner common stock, you can change your vote by:

• completing, signing and dating a new proxy card and returning it by mail so that it is received prior to the meeting;

• voting via telephone or via the Internet by following the instructions provided on your proxy card;

• sending a written notice to The Continental Stock Transfer & Trust Company that is received prior to the meeting stating that you revoke your proxy; or

• attending the meeting and voting in person or by legal proxy, if appropriate.

Internet and telephone voters may use the same procedure to revoke or change their votes as they used to cast their original votes. If your shares of Mariner common stock are held in the name of a bank, broker or other fiduciary and you have directed such person(s) to vote your shares of Mariner common stock, you should instruct such person(s) to change your vote or obtain a legal proxy to do so yourself. Telephone and Internet voting will close at 8:00 p.m. Eastern time on the day before the meeting. Thereafter, voting (including revocation of proxies) can be made by mail or facsimile received prior to the meeting, or in person at the meeting.

Q:	What if I do not vote, or abstain from voting, or do not instruct my broker to vote my shares of Mariner common stock?

A:	If you do not vote, it will have the same effect as a vote against the merger and the proposal to amend Mariner’s certificate of incorporation. Shares that are not voted will not count for purposes of calculating a quorum, which is necessary to have a valid meeting of stockholders. If a quorum of stockholders is not present in person or by proxy at the meeting, no vote will be taken on the merger and the other proposals. Shares that are not voted have the effect of reducing the number of shares required to approve the proposal to amend and restate Mariner’s stock incentive plan and to elect directors, which require the affirmative vote of a majority of a quorum, but do not have the effect of reducing the number of shares required to adopt the merger agreement and to approve the proposed amendment to Mariner’s certificate of incorporation, both of which require the affirmative vote of a majority of Mariner’s outstanding shares. Abstentions and broker non-votes also will have the effect of votes against the merger and the proposal to amend Mariner’s certificate of incorporation. If you sign your proxy card but do not indicate how you want to vote, your shares of Mariner common stock will be voted for the merger and the other proposals.

Q:	What factors did the Forest board of directors consider in reaching its decision on the spin-off and merger?

A:	In reaching its decision on the spin-off and the merger, the Forest board of directors considered a number of factors, including the following among others:

• the transaction creates two highly focused and valuable enterprises for Forest’s shareholders, Forest and Mariner;

• the merger of the Forest Gulf of Mexico operations with the Mariner business creates a high quality, well positioned Gulf of Mexico independent with an excellent track record and growth outlook;

• following the spin-off, Forest will be a highly-focused onshore resource company with an acquire and exploit strategy and a portfolio of long-life, concentrated assets in high quality basins that provide a foundation for sustainable growth;

• the determination to execute a tax-free transaction designed to increase the value of Forest’s Gulf of Mexico assets; and

• the determination that a spin-off followed by a merger transaction represents a better alternative for Forest’s shareholders than any other type of transaction considered, providing optionality and returning value directly to Forest’s shareholders.

The Forest board of directors also considered some risks and potential disadvantages associated with the spin-off and merger, including the following among others:

• the lack of a liquid trading market and established market value for the Mariner shares;

• the risk that there may be difficulties in combining the business of Mariner and the Forest Gulf of Mexico operations;

• the risk that the potential benefits sought in the merger might not be fully realized; and

• the risk that the proved undeveloped, probable and possible reserves of the Mariner business may never be converted to proved developed reserves.

In the judgment of the Forest board of directors, the potential benefits of the spin-off and the merger outweigh the risks and the potential disadvantages. In evaluating Mariner’s offer, Forest believed that the combination of stock and assumed liabilities offered by Mariner could be worth an amount in a range of approximately $1.1 billion to $1.4 billion, depending upon the trading value of Mariner’s common stock when the stock begins to trade upon the closing of the merger.

Q:	Do Forest shareholders need to send in any share certificates?

A:	No. If the merger is completed, Forest shareholders will exchange their shares of Forest Energy Resources for share certificates representing Mariner common stock. Forest shareholders who are entitled to receive shares of Forest Energy Resources (i.e., shareholders of record on the record date for the distribution) will be mailed book entry statements evidencing their shares of Forest Energy Resources. The exchange of Forest Energy Resources and Mariner shares will be effected through book-entry, without the exchange of physical share certificates.

Q:	Has Forest set a record date for the distribution of Forest Energy Resources shares in the spin-off?

A:	No. Forest will publicly announce the record date when it has been determined.

Q:	Can Forest shareholders dissent and require appraisal of their shares of Forest Energy Resources common stock?

A:	No. Forest shareholders are not entitled to dissenters’ rights or appraisal rights in respect of the Forest Energy Resources stock they receive in the merger.

Q:	What should Forest shareholders do now?

A:	Forest shareholders should carefully read this proxy statement/prospectus-information statement, which contains important information about the spin-off, the merger, Mariner, the Forest Gulf of Mexico operations and the combined businesses. Forest shareholders are not required to take any action to approve the spin-off or the merger. As described above, if the merger is completed, shares of Forest Energy Resources will be converted into shares of Mariner common stock.

Q:	Who can answer my questions?

A:	If Mariner stockholders have any questions regarding the meeting or need assistance in voting their shares of Mariner common stock, please contact our transfer agent:

The Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, New York 10004 Facsimile: (212) 509-5152 Telephone: (212) 616-7610

All other questions from Mariner stockholders should be directed to:

Mariner Energy, Inc. Attention: Investor Relations One BriarLake Plaza, Suite 2000 2000 West Sam Houston Parkway South Houston, Texas 77042 Facsimile: (713) 954-5555 Telephone: (713) 954-5500

All other questions from Forest shareholders should be directed to:

Forest Oil Corporation Attention: Investor Relations 707 17th Street, Suite 3600 Denver, Colorado 80202 Facsimile: (303) 812-1510 Telephone: (303) 812-1400

SUMMARY
      This summary, together with the section titled “Questions and Answers About the Merger” immediately preceding this summary, provides a summary of the material terms of the spin-off and the merger and the other proposals to be acted upon at the meeting. To better understand the proposed merger and the other proposals, you should read this entire proxy statement/prospectus-information statement carefully, as well as those additional documents to which we refer you. We have included page references at various points in this summary to direct you to a more detailed description of the topics presented.
The Companies
Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Facsimile: (713) 954-5555
Telephone: (713) 954-5500
      Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico, both shelf and deepwater, and the Permian Basin in West Texas. As of December 31, 2004, Mariner had 237.5 Bcfe of estimated proved reserves, of which approximately 64% were natural gas and 36% were oil and condensate. As of December 31, 2004, the present value, discounted at 10% per annum, of estimated future net revenues from Mariner’s estimated proved reserves, before income tax (“PV10”), was approximately $668 million, and Mariner’s standardized measure of discounted future net cash flows attributable to its estimated proved reserves was approximately $494.4 million. Please see “Mariner — Estimated Proved Reserves” for a reconciliation of PV10 to the standardized measure of discounted future net cash flows. As of December 31, 2004, approximately 46% of Mariner’s estimated proved reserves were classified as proved developed. For the year ended December 31, 2004, Mariner’s total net production was 37.6 Bcfe. Of Mariner’s estimated proved reserves, 48% are located in the Permian Basin in West Texas, 37% in the Gulf of Mexico deepwater and 15% on the Gulf of Mexico shelf as of December 31, 2004. In the three-year period ended December 31, 2004, Mariner deployed approximately $337 million of capital on acquisitions, exploration and development while adding approximately 191 Bcfe of estimated proved reserves and producing approximately 111 Bcfe.
MEI Sub, Inc.
c/o Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Facsimile: (713) 954-5555
Telephone: (713) 954-5500
      MEI Sub, Inc. is a wholly owned subsidiary of Mariner. MEI Sub was organized on August 30, 2005 for the purposes of merging with Forest Energy Resources in the merger. It has not carried on any activities other than in connection with the merger agreement.
Forest Oil Corporation
707 17th Street, Suite 3600
Denver, Colorado 80202
Facsimile: (303) 812-1400
      Forest is an independent oil and gas company engaged in the acquisition, exploration, development and production of natural gas and liquids in North America and selected international locations. Forest was incorporated in New York in 1924, as the successor to a company formed in 1916, and has been a publicly held company since 1969. Forest operates from offices located in Denver, Colorado; Lafayette and Metairie, Louisiana; Anchorage, Alaska; and Calgary, Alberta, Canada.

Forest Energy Resources, Inc.
c/o Forest Oil Corporation
707 17th Street, Suite 3600
Denver, Colorado 80202
Facsimile: (303) 812-1400
      Forest Energy Resources is a wholly owned subsidiary of Forest. Forest Energy Resources was formed in Delaware on August 18, 2005 for the purpose of completing the spin-off of the Forest Gulf of Mexico operations. As of December 31, 2004, the Forest Gulf of Mexico operations that have been contributed to Forest Energy Resources had 339.7 Bcfe of estimated proved reserves, of which approximately 79% were natural gas and 21% were oil and condensate. As of December 31, 2004, the PV10 of the Forest Gulf of Mexico operations was approximately $1,222.2 million, and the standardized measure of discounted future net cash flows attributable to its estimated proved reserves was approximately $925.8 million. Please see “The Forest Gulf of Mexico Operations — Estimated Proved Reserves” for a reconciliation of PV10 to the standardized measure of discounted future net cash flows. As of December 31, 2004, approximately 76% of the Forest Gulf of Mexico operations’ estimated proved reserves were classified as proved developed. For the year ended December 31, 2004, the Forest Gulf of Mexico operations’ total net production was 81.1 Bcfe. In the three-year period ended December 31, 2004, the Forest Gulf of Mexico operations deployed approximately $560 million of capital on acquisitions, exploration and development while adding approximately 182 Bcfe of estimated proved reserves and producing approximately 215 Bcfe.

Ownership Structure Before and After the Spin-off and Merger
      The following diagrams and accompanying descriptions serve to describe generally the transactions that will take place in connection with the spin-off and merger. For more information, please read “The Spin-off and Merger.”
1.     Current Corporate Ownership Structure
      Forest Energy Resources is a wholly owned subsidiary of Forest. MEI Sub is a wholly owned subsidiary of Mariner.
2.     The Contribution and Spin-Off
      Forest has contributed the assets and certain liabilities associated with its Gulf of Mexico operations to Forest Energy Resources. Forest will, immediately prior to the merger, distribute all of the shares of Forest Energy Resources to its shareholders on a pro rata basis.
3.     The Merger
      MEI Sub will merge with and into Forest Energy Resources, with Forest Energy Resources surviving as a wholly owned subsidiary of Mariner. Forest Energy Resources will be renamed Mariner Energy Resources, Inc. In conjunction with the merger, shares of Forest Energy Resources stock will automatically be converted into shares of Mariner stock.

4.     Corporate Ownership Structure following the Spin-Off and Merger
      At the conclusion of the merger, Forest shareholders will own approximately 58% of Mariner and the stockholders of Mariner who owned shares prior to the merger will own the remaining approximately 42% of Mariner.
Material United States Federal Tax Consequences of the Spin-Off and the Merger (page 62)
      It is a condition to the completion of the spin-off that Forest receive an opinion from its tax counsel to the effect that the contribution and transfer of the assets and liabilities of the Forest Gulf of Mexico operations to Forest Energy Resources and the spin-off by Forest of all the shares of Forest Energy Resources common stock to the holders of Forest common stock generally will be treated as a tax-free transaction for U.S. federal income tax purposes. As a tax-free transaction for U.S. federal income tax purposes, the spin-off will be tax-free to Forest shareholders and will generally be tax-free to Forest.
      It is a condition to the completion of the merger that Forest, Forest Energy Resources and Mariner receive opinions from their respective tax counsels to the effect that the merger will constitute a tax-free reorganization for U.S. federal income tax purposes. As a tax-free reorganization for U.S. federal income tax purposes, the merger will be tax-free to the stockholders of Mariner and tax-free to the shareholders of Forest, except for cash received in lieu of fractional shares of Mariner for shares of Forest Energy Resources.
      We encourage you to consult your own tax advisor for a full understanding of the tax consequences of the spin-off and/or the merger to you.
Conditions to the Completion of the Merger (page 83)
      The merger will be completed only if certain conditions, including the following, are satisfied (or waived in certain cases):

•	the adoption of the merger agreement by Mariner stockholders holding a majority of the Mariner common stock and the approval of the proposed amendment to Mariner’s certificate of incorporation;

•	the absence of legal restrictions that would prevent the completion of the transactions;

•	the receipt by Forest, Mariner and Forest Energy Resources of an opinion from their respective counsel to the effect that the merger will be treated as a reorganization for federal income tax purposes;

•	the completion of the spin-off in accordance with the distribution agreement;

•	the receipt of material consents, approvals and authorizations of governmental authorities;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act;

•	the SEC declaring effective the registration statements of Mariner relating to the shares of Mariner common stock to be issued in the merger and those shares held by its existing stockholders;

•	the representations and warranties contained in the merger agreement being materially true and correct, and the performance in all material respects by the parties of their covenants and other agreements in the merger agreement;

•	the approval for listing on the New York Stock Exchange or Nasdaq of Mariner’s common stock; and

•	Mariner and Forest receiving the consents required pursuant to their credit facilities (with Mariner or Forest Energy Resources having entered into a new or amended credit facility sufficient to operate the combined businesses), and Forest receiving any consents required from its bondholders.
      On November 14, 2005, the waiting period under the Hart-Scott-Rodino Act with respect to the merger expired. On October 19, 2005, Forest received the consent required pursuant to its credit facility. On February 7, 2006, Mariner’s common stock was approved for listing on the New York Stock Exchange upon the completion of the merger. As of February 7, 2006, no other conditions to closing have been satisfied. Mariner is currently negotiating the definitive documents for its new credit facility, which documents also will grant the consent required pursuant to its existing facility. Mariner and Forest are actively working to obtain necessary consents, approvals and authorizations from governmental authorities, including the Minerals Management Service.
      Based on its current valuation of the Forest Gulf of Mexico operations and the current amount of distributions permitted by the covenants contained in the indentures governing Forest’s outstanding bonds, Forest believes that no consents of its bondholders will be required for the spin-off and the merger. If Forest’s belief that bondholder consents are not necessary remains unchanged as the merger closing approaches, it intends to waive conditions in the merger agreement and distribution agreement related to such consents.
      Neither Mariner nor Forest currently believes that any other condition to closing is likely to be waived. Mariner and Forest will recirculate revised proxy materials and resolicit proxies if there are any material changes in the terms of the merger, including those that result from waivers of conditions to closing.
      Pursuant to the terms of the merger agreement, the closing of the merger will occur as promptly as practicable, and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions to closing set forth in the merger agreement, or at such other time as Mariner and Forest Energy Resources mutually agree. Unless Mariner consents otherwise, the closing will not occur earlier than the fifth business day following the record date for the spin-off.
Termination of the Merger Agreement (page 85)
      Forest and Mariner may mutually agree to terminate the merger agreement without completing the merger. In addition, either party may terminate the merger agreement if:

•	the other party breaches its representations, warranties, covenants or agreements under the merger agreement so as to create a material adverse effect, and the breach has not been cured within 30 days after notice was given of such breach;

•	the parties do not complete the merger by March 31, 2006;

•	a governmental order prohibits the merger; or

•	Mariner does not receive the required approval of its stockholders.
      In addition, Mariner may terminate the merger agreement if it receives a proposal to acquire Mariner that Mariner’s board of directors determines in good faith to be more favorable to Mariner’s stockholders than the merger. Forest may terminate the merger agreement if Mariner’s board of directors withdraws or modifies its approval of the merger to Mariner’s stockholders.
Termination Fee and Expenses (page 86)
      Mariner must pay Forest a termination fee of $25 million and out-of-pocket fees and expenses of up to $5 million if Mariner terminates the merger agreement to accept an alternative proposal that Mariner’s board of directors determines in good faith to be more favorable to Mariner’s stockholders than the merger. In addition, Mariner must pay Forest a termination fee of $25 million and reimbursement of out-of-pocket fees and expenses of up to $5 million if the merger agreement is terminated for the other reasons set forth under “The Merger Agreement — Termination Fees and Expenses” on page 86.
Certificate of Incorporation and By-Laws (page 62)
      The proposed amendment to Mariner’s certificate of incorporation is in the form attached as Annex E to this proxy statement/ prospectus-information statement. Following the merger, the certificate of incorporation and by-laws of Mariner would differ from the current certificate of incorporation and by-laws only with respect to the number of authorized shares of stock, which pursuant to the proposed amendment would be increased from 90 million to 200 million.
Financing Arrangements Relating to the Spin-Off and the Merger (page 94)
      At the closing of the merger Mariner and Mariner Energy Resources expect to enter into a new $500 million senior secured revolving credit facility, and Mariner will enter into an additional $40 million senior secured letter of credit facility. The revolving credit facility will mature on the fourth anniversary of the closing, and the letter of credit facility will mature on the third anniversary of the closing. The outstanding principal balance of loans under the revolving credit facility may not exceed the borrowing base, which will be initially set at $400 million. In addition, Forest Energy Resources expects to enter into a new senior term loan facility in connection with the spin-off, which facility is expected to be repaid with borrowings under Mariner’s and Mariner Energy Resources’ $500 million revolving credit facility.
Ancillary Agreements (page 91)
      In addition to the merger agreement and the distribution agreement, Forest, Forest Energy Resources and Mariner have entered into a tax sharing agreement relating to the allocation of certain tax liabilities. The tax sharing agreement is attached as Annex D to this proxy statement/ prospectus-information statement. See “Ancillary Agreements — Tax Sharing Agreement” beginning on page 91. In addition, Forest and Forest Energy Resources have entered into an employee benefits agreement addressing certain benefits matters for former Forest employees who become employees of Forest Energy Resources in connection with the spin-off and the merger. See “Ancillary Agreements — Employee Benefits Agreement” beginning on page 92. Finally, Forest and Forest Energy Resources have entered into a transition services agreement under which Forest will provide certain services to Forest Energy Resources for a limited period of time following the merger. See “Ancillary Agreements — Transition Services Agreement” beginning on page 93.
Regulatory Matters (page 70)
      None of the parties is aware of any other material governmental or regulatory approval required for the completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/ prospectus-information statement is a part and the effectiveness of Mariner’s registration statement on Form S-1 relating to the currently-outstanding shares of Mariner common stock, and compliance with applicable antitrust law (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the corporate law of the State of Delaware. On November 14, 2005, the waiting period under the Hart-Scott-Rodino Act with respect to the merger expired.
Comparison of Stockholder Rights (page 183)
      Forest’s shareholders, whose rights are currently governed by Forest’s certificate of incorporation, by-laws and New York law, will, if the merger is completed, also become stockholders of Mariner and their rights will be governed by Mariner’s certificate of incorporation, by-laws and Delaware law. Material differences exist in the terms of these documents and statutes which may affect the rights of stockholders of Mariner and Forest.

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
Sources of Information
      We are providing the following summary selected consolidated financial data of Mariner and selected consolidated financial data of the Forest Gulf of Mexico operations, to help you in your analysis of the financial aspects of the merger and related transactions. We derived this information from the audited and unaudited financial statements for Mariner and from the audited and unaudited statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations for the periods presented. You should read this information in conjunction with the financial information included elsewhere in this proxy statement/prospectus-information statement. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 189, “Index to Financial Statements” on page F-1 and “Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 96.
How We Prepared the Unaudited Pro Forma Combined Condensed Financial Information
      The unaudited pro forma combined condensed financial information is presented to show you how Mariner might have looked if the Forest Gulf of Mexico operations had been an independent company and combined with Mariner for the periods presented. We prepared the pro forma financial information using the purchase method of accounting, with Mariner treated as the acquiror. See “The Spin-Off and Merger — Accounting Treatment” beginning on page 70.
      If the Forest Gulf of Mexico operations had been an independent company, and if Mariner and the Forest Gulf of Mexico operations had been combined in the past, they might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that Mariner would have reported if the spin-off and merger had taken place earlier or of the future results that Mariner will achieve after the merger. See “Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 96.

Summary Historical Consolidated Financial Data of Mariner
      The following table shows Mariner’s summary historical consolidated financial data as of and for each of the four years ended December 31, 2003, the period from January 1, 2004 through March 2, 2004, the period from March 3, 2004 through December 31, 2004, the period from March 3, 2004 through September 30, 2004 and the nine-month period ended September 30, 2005. The summary historical consolidated financial data as of and for the four years ended December 31, 2003, the period from January 1, 2004 through March 2, 2004 and the period from March 3, 2004 through December 31, 2004 are derived from Mariner’s audited financial statements included herein, and the summary historical consolidated financial data for the period from March 3, 2004 through September 30, 2004 and the nine-month period ended September 30, 2005 are derived from unaudited financial statements of Mariner. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mariner” and the consolidated financial statements included elsewhere in this proxy statement/ prospectus-information statement, where there is additional disclosure regarding the information in the following table, including pro forma information regarding the merger. Mariner’s historical results are not necessarily indicative of results to be expected in future periods.
      On March 2, 2004, Mariner’s former indirect parent, Mariner Energy LLC, merged with MEI Acquisitions, LLC, an affiliate of the private equity funds, Carlyle/ Riverstone Global Energy and Power Fund II, L.P. and ACON Investments LLC. The financial information contained herein is presented in the style of Pre-2004 Merger activity (for all periods prior to March 2, 2004) and Post-2004 Merger activity (for the March 3, 2004 through December 31, 2004 period and the March 3, 2004 through September 30, 2004 period) to reflect the impact of the restatement of assets and liabilities to fair value as required by “push-down” purchase accounting at the March 2, 2004 merger date.

	Post-2004 Merger			Pre-2004 Merger

			Period from	Period from
		Period from	March 3,	January 1,
	Nine Months	March 3,	2004	2004
	Ended	2004 through	through	through	Year Ended December 31,
	September 30,	September 30,	December 31,	March 2,
	2005	2004	2004	2004	2003	2002	2001	2000

	(In millions, except per share data)
Statement of Operations Data:
Total revenues(1)	$151.2	$122.5	$174.4	$39.8	$142.5	$158.2	$155.0	$121.1
Lease operating expenses	20.2	15.1	21.4	4.1	24.7	26.1	20.1	17.2
Transportation expenses	1.7	3.7	1.9	1.1	6.3	10.5	12.0	7.8
Depreciation, depletion and amortization	43.4	37.4	54.3	10.6	48.3	70.8	63.5	56.8
Impairment of production equipment held for use	0.5	1.0	1.0	—	—	—	—	—
Derivative settlement	—	—	—	—	3.2	—	—	—
Impairment of Enron related receivables	—	—	—	—	—	3.2	29.5	—
General and administrative expenses	26.7	6.2	7.6	1.1	8.1	7.7	9.3	6.5

Operating income	58.7	59.1	88.2	22.9	51.9	39.9	20.6	32.8
Interest income	0.7	0.2	0.2	0.1	0.8	0.4	0.7	0.1
Interest expense	(5.4)	(4.4)	(6.0)	—	(7.0)	(10.3)	(8.9)	(11.0)

Income before income taxes	54.0	54.9	82.4	23.0	45.7	30.0	12.4	21.9
Provision for income taxes	(18.4)	(19.2)	(28.8)	(8.1)	(9.4)	—	—	—

Income before cumulative effect of change in accounting method net of tax effects	35.6	35.7	53.6	14.9	36.3	30.0	12.4	21.9
Income before cumulative effect per common share
Basic	1.10	1.20	1.80	.50	1.22	1.01	.42	.74
Diluted	1.07	1.20	1.80	.50	1.22	1.01	.42	.74
Cumulative effect of changes in accounting method	—	—	—	—	1.9	—	—	—

Net income	$35.6	$35.7	$53.6	$14.9	$38.2	$30.0	$12.4	$21.9

Net income per common share
Basic	1.10	1.20	1.80	.50	1.29	1.01	.42	.74
Diluted	1.07	1.20	1.80	.50	1.29	1.01	.42	.74
Capital Expenditure and Disposal Data:
Exploration, including leasehold/seismic	$23.6	$35.7	$40.4	$7.5	$31.6	$40.4	$66.3	$46.7
Development and other	106.8	50.2	93.2	7.8	51.7	65.7	98.2	61.4
Proceeds from property conveyances	—	—	—	—	(121.6)	(52.3)	(90.5)	(29.0)

Total capital expenditures net of proceeds from property conveyances	$130.4	$85.9	$133.6	$15.3	$(38.3)	$53.8	$74.0	$79.1

(1) Includes effects of hedging.

	Post-2004 Merger		Pre-2004 Merger

			December 31,
	September 30,	December 31,
	2005	2004	2003	2002	2001	2000

	(In millions)
Balance Sheet Data:(1)
Property and equipment, net, full cost method	$393.3	$303.8	$207.9	$287.6	$290.6	$287.8
Total assets	502.2	376.0	312.1	360.2	363.9	335.4
Long-term debt, less current maturities	79.0	115.0	—	99.8	99.8	129.7
Stockholder’s equity	178.6	133.9	218.2	170.1	180.1	141.9
Working capital (deficit)(2)	(30.2)	(18.7)	38.3	(24.4)	(19.6)	(15.4)

(1)	Balance sheet data as of December 31, 2004 reflects purchase accounting adjustments to oil and gas properties, total assets and stockholder’s equity resulting from the acquisition of our former indirect parent on March 2, 2004.

(2)	Working capital (deficit) excludes current derivative assets and liabilities, deferred tax assets and restricted cash.

	Post-2004 Merger			Pre-2004 Merger

			Period from	Period from
		Period from	March 3,	January 1,
	Nine Months	March 3,	2004	2004
	Ended	2004 through	through	through	Year Ended December 31,
	September 30,	September 30,	December 31,	March 2,
	2005	2004	2004	2004	2003	2002	2001	2000

	(In millions)
Other Financial Data:
EBITDA(1)	$102.7	$97.5	$143.5	$33.4	$100.3	$113.9	$113.6	$89.6
Net cash provided by operating activities	135.4	96.8	135.9	20.3	103.5	60.3	113.5	63.9
Net cash (used) provided by investing activities	(142.1)	(85.9)	(133.6)	(15.3)	38.3	(53.8)	(74.0)	(79.1)
Net cash (used) provided by financing activities	8.7	(74.9)	64.9	—	(100.0)	—	(30.0)	17.4
Reconciliation of Non-GAAP Measures:
EBITDA(1)	$102.7	$97.5	$143.5	$33.4	$100.3	$113.9	$113.6	$89.6
Changes in working capital	25.1	9.7	6.9	(13.2)	21.8	(20.4)	7.5	(15.5)
Non-cash hedge gain(2)	(3.6)	(5.1)	(7.9)	—	(2.0)	(23.2)	—	—
Amortization/other	0.9	0.5	0.8	—	—	(0.1)	0.6	0.7
Stock compensation expense	17.6	—	—	—	—	—	—	—
Net interest expense	(4.7)	(4.2)	(5.8)	0.1	(6.2)	(9.9)	(8.2)	(10.9)
Income tax expense	(2.6)	(1.6)	(1.6)	—	(10.4)	—	—	—

Net cash provided by operating activities	$135.4	$96.8	$135.9	$20.3	$103.5	$60.3	$113.5	$63.9

(1)	EBITDA means earnings before interest, income taxes, depreciation, depletion and amortization. For the nine months ended September 30, 2005, EBITDA includes $17.6 million in non-cash stock compensation expense related to restricted stock and stock options granted in 2005. We believe that EBITDA is a widely accepted financial indicator that provides additional information about our ability to meet our future requirements for debt service, capital expenditures and working capital, but EBITDA should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles or as a measure of a company’s profitability or liquidity.

(2)	In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138, we de-designated our contracts effective December 2, 2001 after the counterparty (an affiliate of Enron Corp.) filed for bankruptcy and recognized all market value changes subsequent to such de-designation in our earnings. The value recorded up to the time of de-designation and included in Accumulated Other Comprehensive Income (“AOCI”), has reversed out of AOCI and into earnings as the original corresponding production, as hedged by the contracts, is produced. We have designated subsequent hedge contracts as cash flow hedges with gains and losses resulting from the transactions recorded at market value in AOCI, as appropriate, until recognized as operating income in our Statement of Operations as the physical production hedged by the contracts is delivered.

Summary Selected Consolidated Statements of Revenues and Direct Operating Expenses of the Forest Gulf of Mexico Operations
      The summary selected financial data for the Forest Gulf of Mexico operations for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002 were derived from the historical records of Forest. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Forest Gulf of Mexico Operations” and the consolidated statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations included elsewhere in this proxy statement/ prospectus-information statement. Complete financial and operating information related to the Forest Gulf of Mexico operations, including balance sheet and cash flow information, are not presented below because the Forest Gulf of Mexico operations were not maintained as a separate business unit, and therefore the assets, liabilities or indirect operating costs applicable to the operations were not segregated.

	Nine Months Ended		Years Ended
	September 30,		December 31

	2005	2004	2004	2003	2002

	(In millions, except production data)
Statement of Operations Data:
Oil and natural gas revenues(1)	$326.7	$324.4	$453.1	$342.0	$228.9
Direct Operating Expenses:
Lease operating expenses	57.4	63.0	80.1	45.7	52.1
Transportation	2.5	1.4	2.2	2.7	3.8
Production taxes	1.9	1.2	1.5	1.5	1.0

Total direct operating expenses	61.8	65.6	83.8	49.9	56.9

Revenues in excess of direct operating expenses	$264.9	$258.8	$369.3	$292.1	$172.0

Summary Production Data:
Production Data:
Natural gas (MMcf)	41,442	46,036	61,684	58,785	50,566
Oil and condensate (MBbls)	1,845	2,004	2,624	2,143	1,974
Natural gas liquids (MBbls)	628	186	606	2	6
Total (MMcfe)	56,280	59,176	81,064	71,655	62,446
Per day (MMcfe)	206	216	221	196	171
Average realized sales price per unit:
Natural gas ($/Mcf):
Sales price received	$7.14	$6.02	$6.30	$5.41	$3.39
Effects of hedging	(1.13)	(0.45)	(0.56)	(0.63)	0.17

Net sales price received	6.01	5.57	5.74	4.78	3.56

	Nine Months Ended		Years Ended
	September 30,		December 31

	2005	2004	2004	2003	2002

	(In millions, except production data)
Oil ($/bbl):
Sales price received	$51.97	$38.13	$40.06	$30.19	$24.85
Effects of hedging	(19.95)	(6.61)	(8.55)	(1.90)	—

Net sales price received	32.02	31.52	31.51	28.29	24.85

Natural gas liquids ($/bbl):
Sales price received	$29.54	$25.40	$27.28	$19.00	$12.33
Average realized sales price per Mcfe (including effects of hedging) ($/Mcfe)	$5.81	$5.48	$5.59	$4.77	$3.67
Production costs per Mcfe:
Lease operating expenses	$1.02	1.06	0.99	0.64	0.83
Transportation	$0.04	0.02	0.03	0.04	0.06
Production taxes	$0.03	0.02	0.02	0.02	0.02

(1)	Includes effects of hedging.

Summary Selected Unaudited Pro Forma Combined Condensed Financial Information
      The following summary selected unaudited pro forma combined condensed financial information has been prepared to reflect the merger. This unaudited pro forma combined condensed financial information is based on the historical financial statements of Mariner and the historical statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations, all of which are included in this proxy statement/ prospectus-information statement, and the estimates and assumptions set forth in the Notes to the Unaudited Pro Forma Combined Condensed Financial Information of Mariner beginning on page 96. The unaudited pro forma combined condensed operating results give effect to the merger as if it had occurred on January 1, 2004. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on September 30, 2005.
      The unaudited pro forma combined condensed financial information is for illustrative purposes only. The financial results may have been different had the Forest Gulf of Mexico operations been an independent company and had the companies always been combined. You should not rely on the unaudited pro forma combined condensed financial information as being indicative of the historical results that would have been achieved had the merger occurred in the past or the future financial results that Mariner will achieve after the merger.
      The merger will be accounted for using the purchase method of accounting, with Mariner treated as the acquiror. In addition, the purchase price allocation is preliminary and will be finalized following the closing of the merger. The final purchase price allocation will be determined after closing based on the actual fair value of current assets, current liabilities, indebtedness, long-term liabilities, proven and unproven oil and gas properties, identifiable intangible assets and unvested stock options that are outstanding at closing. We are continuing to evaluate all of these items; accordingly, the final purchase price may differ in material respects from that presented in the unaudited pro forma combined condensed balance sheet.

	As of and for the
	Nine Months Ended	For the Year Ended
	September 30, 2005	December 31, 2004

	(In thousands, except per share
	and proved reserve data)
OPERATING RESULTS:
Revenues	$477,967	$667,326
Net income	$71,221	$106,298
Earnings per share
Basic	$0.86	$1.32
Diluted	$0.85	$1.32
Weighted average shares outstanding
Basic	83,075	80,385
Diluted	83,950	80,385
BALANCE SHEET DATA:
Total assets	$2,118,526
Total debt	$279,000
Stockholders’ equity	$1,152,134

	As of June 30,	As of December 31,
	2005	2004

ESTIMATED PROVED RESERVES:
Oil (MBbls)*	29,261	25,905
Gas (MMcf)	423,352	421,741
Equivalent (MMcfe)	598,918	577,173
Proved developed percentage	63.9%	63.7%

*	Includes 3,285.6 MBbls of natural gas liquids.

Comparative Per Share Data
      The following table presents historical per share data of Mariner common stock and combined per share data of Mariner and the Forest Gulf of Mexico operations on an unaudited pro forma basis after giving effect to the spin-off and the merger. The merger will be accounted for using the purchase method of accounting, with Mariner treated as the acquiror. The combined pro forma per share data was derived from the Unaudited Pro Forma Combined Condensed Financial Information as presented beginning on page 96. The assumptions related to the preparation of the Unaudited Pro Forma Combined Condensed Financial Information are described beginning at page 96. The data presented below should be read in conjunction with the historical consolidated financial statements of Mariner and the historical statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations included elsewhere in this proxy statement/ prospectus-information statement.
      The Mariner unaudited pro forma equivalent data was calculated with reference to the total number of shares of Mariner common stock expected to be outstanding after the merger, including the shares to be issued to Forest shareholders and the currently-outstanding shares of Mariner common stock.
      The pro forma combined per share data may not be indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, and may not be indicative of future operating results or financial position.

	Mariner

		Combined
	Historical	Pro Forma

Earnings per share —
Nine months ended September 30, 2005(1)
Basic	$1.10	$0.86

Diluted	$1.07	$0.85

Year ended December 31, 2004(2)
Basic	$2.30	$1.32

Diluted	$2.30	$1.32

Book Value per share — As of September 30, 2005(3)	$5.01	$13.36

Cash dividends declared per common share	$—	$—

(1)	Mariner’s historical basic and diluted earnings per share calculation for the nine months ended September 30, 2005 assumes Mariner had 32,438,240 and 33,312,831 weighted average shares of common stock outstanding, respectively. Mariner’s pro forma basic and diluted earnings per share calculation for the nine months ended September 30, 2005 assumes Mariner had 83,075,250 and 83,949,841 weighted average shares of common stock outstanding, respectively.

(2)	Mariner’s historical basic and diluted earnings per share calculation for the year ended December 31, 2004 assumes Mariner had 29,748,130 and 29,748,130 weighted average shares of common stock outstanding, respectively. Mariner’s pro forma basic and diluted earnings per share calculation for the year ended December 31, 2004 assumes Mariner had 80,385,140 and 80,385,140 weighted average shares of common stock outstanding, respectively.

(3)	Book value per share calculation assumes that Mariner had 35,615,400 shares of common stock outstanding and 86,252,410 combined pro forma shares of common stock outstanding as of September 30, 2005.

Summary Financial and Operational Data for the Year Ended December 31, 2005
      Set forth below is summary financial and operational data for the year ended December 31, 2005 for Mariner and for the Forest Gulf of Mexico operations. This information represents the estimates of Mariner’s and Forest’s respective management teams as of the date of this proxy statement/prospectus-information statement, but you should be aware that this information has not been audited by Mariner’s and Forest’s independent auditors. Neither Mariner’s nor Forest’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the information set forth below, nor have they expressed any opinion or any other form of assurance on such information.

For Mariner:

Year Ended
December 31,
2005

Statement of Operations Data:
Total revenues(1)	$199.7
Direct operating expenses	32.2

Revenues in excess of direct operating expenses	$167.5

Summary Production Data:
Production Data:
Natural gas (MMcf)	18,354
Oil (MBbls)	1,791
Total (MMcfe)	29,098
Per day (MMcfe)	80
Average realized sales price per unit:
Natural gas ($/Mcf):
Sales price received	$8.33
Effects of hedging	(1.67)

Net sales price received	$6.66

Oil ($/bbl):
Sales price received	$51.66
Effects of hedging	(10.43)

Net sales price received	$41.23

Average realized sales price per Mcfe (including effects of hedging) ($/Mcfe)	$6.74

Estimated Proved Reserves as of December 31, 2005:
Oil (MBbls)	21,647
Gas (MMcf)	207,686
Equivalent (MMcfe)	337,568
Estimated Daily Production Rate as of December 31, 2005: 75 MMcfe

(1)	Includes effects of hedging.

For the Forest Gulf of Mexico Operations:

Year Ended
December 31,
2005

Summary Production Data:
Production Data:
Natural gas (MMcf)	49,120
Oil and condensate (MBbls)	2,070
Natural gas liquids (MBbls)	713
Total (MMcfe)	65,818
Per day (MMcfe)	180

Estimated Proved Reserves as of December 31, 2005:
Oil and condensate (MBbls)	9,271
Gas (MMcf)	231,142
Natural gas liquids (MBbls)	3,223
Equivalent (MMcfe)	306,105

Estimated Daily Production Rate as of December 31, 2005: 130 MMcfe
Comparative Stock Price and Dividends
      In March 2005, Mariner completed a private placement of 16,350,000 shares of its common stock to qualified institutional buyers, non-U.S. persons and accredited investors. There is no established public trading market for the shares of Mariner common stock, and it is not expected that a public trading market will be established until the completion of the merger. The shares of Mariner’s common stock issued to qualified institutional buyers in connection with its March 2005 private equity placement are eligible for the PORTAL Market®.
      Forest Energy Resources was incorporated as a wholly owned subsidiary of Forest in August 2005. There is no established public trading market for the shares of Forest Energy Resources common stock.
      Mariner has not paid any cash dividends on its shares of common stock for the fiscal years 2003, 2004 or 2005, and it anticipates that it will not pay any dividends in 2006. Forest Energy Resources has not paid any cash dividends on its shares of common stock for the fiscal year 2005, and it anticipates that it will not pay any dividends in 2006. The payment of any dividends by Mariner prior to the merger is subject to the limitations included in the merger agreement and in its credit facility, and following the merger the payment of dividends by Mariner and Forest Energy Resources will be subject to restrictions included in their credit facilities.

RISK FACTORS
      You should consider carefully the following risk factors, which we believe include all material risks associated with our business, the merger, and the offering of our common stock, together with all of the other information included in this prospectus, in determining whether to vote to adopt the merger agreement and the other proposals at the meeting. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.
Risks Related to the Spin-Off and the Merger

The market value of our common stock could decline if large amounts of our common stock are sold following the spin-off and merger.
      The market price of our common stock could decline as a result of sales of a large number of shares in the market after the completion of the spin-off and merger or the perception that these sales could occur. Immediately after the merger, Forest shareholders will hold, in the aggregate, approximately 58% of our common stock on a pro forma basis. Currently, Forest shareholders include index funds tied to various stock indices, and institutional investors subject to various investing guidelines. Because we may not be included in these indices at the time of the merger or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to sell the Mariner common stock they receive in the merger. These sales may negatively affect the price of our common stock and also may make it more difficult for us to obtain additional capital by selling equity securities in the future at a time and at a price that we deem appropriate.
      Historically, Forest has operated with properties in diverse geographic locations, including the Gulf Coast, the Western United States, Alaska, Canada and other international locations. In contrast, following the spin-off and merger, Mariner will operate as a stand-alone oil and gas exploration, development and production company with operations primarily in the Gulf of Mexico and in West Texas. Shareholders of Forest who chose to invest in a geographically diverse company may not wish to continue to invest in one that is less geographically diverse, such as Mariner. As a result, such shareholders may seek to sell the shares of our common stock received in the merger.

The integration of the Forest Gulf of Mexico operations following the merger will be difficult, and will divert our management’s attention away from our normal operations.
      There is a significant degree of difficulty and management involvement inherent in the process of integrating the Forest Gulf of Mexico operations. These difficulties include:

•	the challenge of integrating the Forest Gulf of Mexico operations while carrying on the ongoing operations of our business;

•	the challenge of managing a significantly larger company, with more than twice the PV10 of Mariner on a stand-alone basis;

•	faulty assumptions underlying our expectations;

•	the difficulty associated with coordinating geographically separate organizations;

•	the challenge of integrating the business cultures of the two companies;

•	attracting and retaining personnel associated with the Forest Gulf of Mexico operations following the merger; and

•	the challenge and cost of integrating the information technology systems of the two companies.
      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

If we fail to realize the anticipated benefits of the merger, stockholders may receive lower returns than they expect.
      The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities from combining the Forest Gulf of Mexico operations with Mariner. Even if we are able to successfully combine the two businesses, it may not be possible to realize the full benefits of the proved reserves, enhanced growth of production volume, cost savings from operating synergies and other benefits that we currently expect to result from the merger, or realize these benefits within the time frame that is currently expected. The benefits of the merger may be offset by operating losses relating to changes in commodity prices, or in oil and gas industry conditions, or by risks and uncertainties relating to the combined company’s exploratory prospects, or an increase in operating or other costs or other difficulties. If we fail to realize the benefits we anticipate from the merger, stockholders may receive lower returns on our stock than they expect.

We expect to incur significant charges relating to the integration plan that could materially and adversely affect our period-to-period results of operations following the merger.
      We are developing a plan to integrate the Forest Gulf of Mexico operations with our operations after the merger. Following the merger, we anticipate that from time to time we will incur charges to our earnings in connection with the integration. These charges will include expenses incurred in connection with relocating and retaining employees and increased professional and consulting costs. We also expect to incur significant expenses related to being a public company. We will not be able to quantify the exact amount of these charges or the period(s) in which they will be incurred until after the merger is completed. Some factors affecting the cost of the integration include the timing of the closing of the merger, the training of new employees, the amount of severance and other employee-related payments resulting from the merger, and the limited length of time during which transitional services are provided by Forest.

The number of shares Forest shareholders will receive in the merger is not subject to adjustment based on the value of the Mariner or the Forest Gulf of Mexico operations. Accordingly, because this value may fluctuate, the market value of the Mariner common stock that Forest shareholders receive in the merger may not reflect the value of the individual companies at the time of the merger.
      Following the spin-off and the merger, the holders of Forest common stock will ultimately become entitled to receive approximately 0.8 shares of Mariner common stock for each Forest share they own. This ratio will not be adjusted for changes in the value of our company or the Forest Gulf of Mexico operations. If our value relative to the Forest Gulf of Mexico operations increases (or the value of the Forest Gulf of Mexico operations decreases relative to our value) prior to the completion of the merger, the market value of the Mariner common stock that Forest shareholders receive in the merger may not reflect the then-current relative values of the individual companies.

Regulatory agencies may delay or impose conditions on approval of the spin-off and the merger, which may diminish the anticipated benefits of the merger.
      Completion of the spin-off and merger is conditioned upon the receipt of required governmental consents, approvals, orders and authorizations. While we intend to pursue vigorously all required governmental approvals and do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, the requirement to receive these approvals before the spin-off and merger could delay the completion of the spin-off and merger, possibly for a significant period of time after Mariner stockholders have approved the merger proposal at the meeting. In addition, these governmental agencies may attempt to condition their approval of the merger on the imposition of conditions that could have a material adverse effect on our operating results or the value of our common stock after the spin-off and merger are completed.

      Any delay in the completion of the spin-off and merger could diminish anticipated benefits of the spin-off and merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the companies to complete the spin-off and merger could make it more difficult for us to retain key employees or to pursue business strategies. In addition, until the spin-off and merger are completed, the attention of our management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the transaction, such as obtaining regulatory approvals.

In order to preserve the tax-free treatment of the spin-off, we will be required to abide by potentially significant restrictions which could limit our ability to undertake certain corporate actions (such as the issuance of our common shares or the undertaking of a change in control) that otherwise could be advantageous.
      The tax sharing agreement imposes ongoing restrictions on Forest and on us to ensure that applicable statutory requirements under the Internal Revenue Code and applicable Treasury regulations continue to be met so that the spin-off remains tax-free to Forest and its shareholders. As a result of these restrictions, our ability to engage in certain transactions, such as the redemption of our common stock, the issuance of equity securities and the utilization of our stock as currency in an acquisition, will be limited for a period of two years following the spin-off. Please see “The Spin-Off and Merger — Material United States Federal Tax Consequences of the Spin-Off and the Merger — Material U.S. Tax Consequences of the Spin-Off.”
      If Forest or Mariner takes or permits an action to be taken (or omits to take an action) that causes the spin-off to become taxable, the relevant entity generally will be required to bear the cost of the resulting tax liability to the extent that the liability results from the actions or omissions of that entity. Please read “Ancillary Agreements — Tax Sharing Agreement.” If the spin-off became taxable, Forest would be expected to recognize a substantial amount of income, which would result in a material amount of taxes. Any such taxes allocated to us would be expected to be material to us, and could cause our business, financial condition and operating results to suffer. These restrictions may reduce our ability to engage in certain business transactions that otherwise might be advantageous to us and our stockholders and could have a negative impact on our business and stockholder value.

Some of our directors and executive officers have interests that are different from, or in addition to, the interests of our stockholders.
      When considering the recommendations of our board of directors, you should be aware that some of our directors and executive officers have interests and arrangements that may be different from your interests as stockholders, including:

•	arrangements regarding the appointment of directors and officers of Mariner following the merger; and

•	arrangements whereby our executive officers will receive a cash payment of $1,000 each in exchange for the waiver of certain rights under their employment agreements, including the automatic vesting or acceleration of restricted stock and options upon the completion of the merger and the right to receive a lump sum cash payment if the officer voluntarily terminates employment without good reason within nine months following the completion of the merger.
See “Interests of Certain Persons in the Merger” beginning on page 39.
Risks Related to the Combined Operations After the Merger

Oil and natural gas prices are volatile, and a decline in oil and natural gas prices would reduce our revenues, profitability and cash flow and impede our growth.
      Our revenues, profitability and cash flow depend substantially upon the prices and demand for oil and natural gas. The markets for these commodities are volatile and even relatively modest drops in prices can affect significantly our financial results and impede our growth. Oil and natural gas prices are currently at or near historical highs and may fluctuate and decline significantly in the near future. Prices for oil and natural gas fluctuate in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control, such as:

•	domestic and foreign supply of oil and natural gas;

•	price and quantity of foreign imports;

•	actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil price and production controls;

•	level of consumer product demand;

•	domestic and foreign governmental regulations;

•	political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

•	weather conditions;

•	technological advances affecting oil and natural gas consumption;

•	overall U.S. and global economic conditions; and

•	price and availability of alternative fuels.
      Further, oil prices and natural gas prices do not necessarily fluctuate in direct relationship to each other. Because approximately 73% of our pro forma estimated proved reserves as of December 31, 2004 (including reserves of the Forest Gulf of Mexico operations) were natural gas reserves, our financial results are more sensitive to movements in natural gas prices. Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves and could have a material adverse effect on our financial condition and results of operations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will affect materially the quantities and present value of our reserves and the reserves of the Forest Gulf of Mexico operations, which may lower our bank borrowing base and reduce our access to capital.
      Estimating oil and natural gas reserves is complex and inherently imprecise. It requires interpretation of the available technical data and making many assumptions about future conditions, including price and other economic conditions. In preparing estimates we and Forest project production rates and timing of development expenditures. We and Forest also analyze the available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. This process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our and Forest’s estimates, perhaps significantly. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. At December 31, 2004, 36% of our pro forma proved reserves (including reserves of the Forest Gulf of Mexico operations) were proved undeveloped.
      If the interpretations or assumptions we use in arriving at our estimates prove to be inaccurate, the amount of oil and natural gas that we ultimately recover may differ materially from the estimated quantities and net present value of reserves shown in this proxy statement/ prospectus-information statement. See “Mariner — Estimated Proved Reserves” for information about our oil and gas reserves and “The Forest Gulf of Mexico Operations — Estimated Proved Reserves” for more information about the oil and gas reserves of the Forest Gulf of Mexico operations.

In estimating future net revenues from proved reserves, we and Forest assume that future prices and costs are fixed and apply a fixed discount factor. If these assumptions or discount factor are materially inaccurate, our revenues, profitability and cash flow could be materially less than our estimates.
      The present value of future net revenues from our proved reserves and the proved reserves of the Forest Gulf of Mexico operations referred to in this proxy statement/ prospectus-information statement is not necessarily the actual current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we and Forest base the estimated discounted future net cash flows from our proved reserves and the proved reserves of the Forest Gulf of Mexico operations on fixed prices and costs as of the date of the estimate. Actual future prices and costs fluctuate over time and may differ materially from those used in the present value estimate. In addition, discounted future net cash flows are estimated assuming that royalties to the MMS with respect to our affected offshore Gulf of Mexico properties will be paid or suspended for the life of the properties based upon oil and natural gas prices as of the date of the estimate. See “Mariner — Royalty Relief.” Since actual future prices fluctuate over time, royalties may be required to be paid for various portions of the life of the properties and suspended for other portions of the life of the properties.
      The timing of both the production and expenses from the development and production of oil and natural gas properties will affect both the timing of actual future net cash flows from our proved reserves and the proved reserves of the Forest Gulf of Mexico operations and their present value. In addition, the 10% discount factor that we and Forest use to calculate the net present value of future net cash flows for reporting purposes in accordance with the SEC’s rules may not necessarily be the most appropriate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the appropriateness of the 10% discount factor in arriving at an accurate net present value of future net cash flows.

Unless we replace our oil and natural gas reserves, our reserves and production will decline.
      Our future oil and natural gas production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our level of production and cash flows will be affected adversely. In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves.

Relatively short production periods or reserve life for Gulf of Mexico properties subjects us to higher reserve replacement needs and may impair our ability to replace production during periods of low oil and natural gas prices.
      Due to high production rates, production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in other producing regions. As a result, our reserve replacement needs from new prospects may be greater than those of other oil and gas companies. If the merger is consummated, the proportion of short-lived Gulf of Mexico properties relative to our total properties will increase substantially. Also, our revenues and return on capital will depend significantly on prices prevailing during these relatively short production periods. Our ability to slow or shut in production from producing wells during periods of low prices for oil and natural gas may be limited by reservoir characteristics or by our need to generate revenues to fund ongoing capital commitments or repay debt.

Any production problems related to our Gulf of Mexico properties could reduce our revenue, profitability and cash flow materially.
      A substantial portion of our exploration and production activities are located in the Gulf of Mexico. This concentration of activity makes us more vulnerable than some other industry participants to the risks associated with the Gulf of Mexico, including delays and increased costs relating to adverse weather conditions such as hurricanes, which are common in the Gulf of Mexico during certain times of the year, drilling rig and other oilfield services and compliance with environmental and other laws and regulations.

Our exploration and development activities may not be commercially successful.
      Exploration activities involve numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions, including hurricanes, which are common in the Gulf of Mexico during certain times of the year;

•	compliance with governmental regulations;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and natural gas prices; and

•	limitations in the market for oil and natural gas.
      If any of these factors were to occur with respect to a particular project, we could lose all or a part of our investment in the project, or we could fail to realize the expected benefits from the project, either of which could materially and adversely affect our revenues and profitability.

Our exploratory drilling projects are based in part on seismic data, which is costly and cannot ensure the commercial success of the project.
      Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain. Even when used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists and geologists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or producible economically. In addition, the use of 3-D seismic and other advanced technologies require greater predrilling expenditures than traditional drilling strategies. Because of these factors, we could incur losses as a result of exploratory drilling expenditures. Poor results from exploration activities could have a material adverse effect on our future cash flows, ability to replace reserves and results of operations.

Oil and gas drilling and production involve many business and operating risks, any one of which could reduce our levels of production, cause substantial losses or prevent us from realizing profits.
      Our business is subject to all of the operating risks associated with drilling for and producing oil and natural gas, including:

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of underground natural gas, oil and formation water;

•	natural disasters;

•	pipe or cement failures;

•	casing collapses;

•	lost or damaged oilfield drilling and service tools;

•	abnormally pressured formations; and

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.
      If any of these events occurs, we could incur substantial losses as a result of injury or loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties, suspension of our operations and repairs to resume operations.

Our offshore operations involve special risks that could increase our cost of operations and adversely affect our ability to produce oil and gas.
      Offshore operations are subject to a variety of operating risks specific to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of equipment and properties. For more information on the impact of recent hurricanes on Mariner’s operations and the Forest Gulf of Mexico operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mariner — Recent Developments” beginning on page 108 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Forest Gulf of Mexico Operations — Recent Developments” beginning on page 147.
      Exploration for oil or natural gas in the deepwater of the Gulf of Mexico generally involves greater operational and financial risks than exploration on the shelf. Deepwater drilling generally requires more time and more advanced drilling technologies, involving a higher risk of technological failure and usually higher drilling costs. Our deepwater wells use subsea completion techniques with subsea trees tied back to host production facilities with flow lines. The installation of these subsea trees and flow lines requires substantial time and the use of advanced remote installation mechanics. These operations may encounter mechanical difficulties and equipment failures that could result in significant cost overruns. Furthermore, the deepwater operations generally lack the physical and oilfield service infrastructure present in the shallow waters of the Gulf of Mexico. As a result, a significant amount of time may elapse between a deepwater discovery and our marketing of the associated oil or natural gas, increasing both the financial and operational risk involved with these operations. Because of the lack and high cost of infrastructure, some reserve discoveries in the deepwater may never be produced economically.

Our hedging transactions may not protect us adequately from fluctuations in oil and natural gas prices and may limit future potential gains from increases in commodity prices or result in losses.
      We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in oil and natural gas prices and to achieve more predictable cash flow. These financial arrangements typically take the form of price swap contracts and costless collars. Hedging arrangements expose us to the risk of financial loss in some circumstances, including situations when the other party to the hedging contract defaults on its contract or production is less than expected. During periods of high commodity prices, hedging arrangements may limit significantly the extent to which we can realize financial gains from such higher prices. For example, in calendar year 2004, on a pro forma basis (including the Forest Gulf of Mexico operations), our hedging arrangements reduced the benefit we received from increases in the prices for oil and natural gas by approximately $76.9 million. Although we currently maintain an active hedging program, we may choose not to engage in hedging transactions in the future. As a result, we may be affected adversely during periods of declining oil and natural gas prices.

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our business plan, which could lead to a decline in reserves.
      We depend on our ability to obtain financing beyond our cash flow from operations. Historically, we have financed our business plan and operations primarily with internally generated cash flow, bank borrowings, proceeds from the sale of oil and natural gas properties, entering into exploration arrangements with other parties, the issuance of public debt, privately raised equity and, prior to the bankruptcy of Enron Corp. (our indirect parent company until March 2, 2004), borrowings from Enron affiliates. In the future, we will require substantial capital to fund our business plan and operations. We expect to be required to meet our needs from our excess cash flow, debt financings and additional equity offerings (subject to certain federal tax limitations during the two-year period following the spin-off). Sufficient capital may not be available on acceptable terms or at all. If we cannot obtain additional capital resources, we may curtail our drilling, development and other activities or be forced to sell some of our assets on unfavorable terms.
      The issuance of additional debt would require that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements, which could place us at a competitive disadvantage relative to other competitors. Additionally, if revenues decrease as a result of lower oil or natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future exploration and development programs and to pursue other opportunities may be limited, which could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could result in a decline in our oil and natural gas reserves.

Properties we acquire (including the Forest Gulf of Mexico properties) may not produce as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.
      Properties we acquire, including the Forest Gulf of Mexico properties, may not produce as expected, may be in an unexpected condition and may subject us to increased costs and liabilities, including environmental liabilities. The reviews we conduct of acquired properties prior to acquisition are not capable of identifying all potential adverse conditions. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher value properties or properties with known adverse conditions and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems or permit a buyer to become sufficiently familiar with the properties to assess fully their condition, any deficiencies, and development potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

Market conditions or transportation impediments may hinder our access to oil and natural gas markets or delay our production.
      Market conditions, the unavailability of satisfactory oil and natural gas transportation or the remote location of our drilling operations may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. In deepwater operations, the availability of a ready market depends on the proximity of and our ability to tie into existing production platforms owned or operated by others and the ability to negotiate commercially satisfactory arrangements with the owners or operators. We may be required to shut in wells or delay initial production for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity. When that occurs, we are unable to realize revenue from those wells until the production can be tied to a gathering system. This can result in considerable delays from the initial discovery of a reservoir to the actual production of the oil and natural gas and realization of revenues.

The unavailability or high cost of drilling rigs, equipment, supplies or personnel could affect adversely our ability to execute on a timely basis our exploration and development plans within budget, which could have a material adverse effect on our financial condition and results of operations.
      Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or affect adversely our exploration and development operations, which could have a material adverse effect on our financial condition and results of operations. An increase in drilling activity in the U.S. or the Gulf of Mexico could increase the cost and decrease the availability of necessary drilling rigs, equipment, supplies and personnel.

Competition in the oil and natural gas industry is intense, and many of our competitors have resources that are greater than ours giving them an advantage in evaluating and obtaining properties and prospects.
      We operate in a highly competitive environment for acquiring prospects and productive properties, marketing oil and natural gas and securing equipment and trained personnel. Many of our competitors are major and large independent oil and natural gas companies, and possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional prospects and discover reserves in the future will depend on our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Financial difficulties encountered by our farm-out partners or third-party operators could affect the exploration and development of our prospects adversely.
      From time to time, we enter into farm-out agreements to fund a portion of the exploration and development costs of our prospects. Moreover, other companies operate some of the other properties in which we have an ownership interest. Liquidity and cash flow problems encountered by our partners and co-owners of our properties may lead to a delay in the pace of drilling or project development that may be detrimental to a project.
      In addition, our farm-out partners and working interest owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a farm-out partner, we may have to obtain alternative funding in order to complete the exploration and development of the prospects subject to the farm-out agreement. In the case of a working interest owner, we may be required to pay the working interest owner’s share of the project costs. We cannot assure you that we would be able to obtain the capital necessary in order to fund either of these contingencies.

We cannot control the drilling and development activities on properties we do not operate, and therefore we may not be in a position to control the timing of development efforts, the associated costs or the rate of production of the reserves.
      Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of drilling and development activities on properties operated by others therefore depend upon a number of factors that are outside of our control, including timing and amount of capital expenditures, the operator’s expertise and financial resources, approval of other participants in drilling wells and selection of technology.

Compliance with environmental and other government regulations could be costly and could affect production negatively.
      Exploration for and development, production and sale of oil and natural gas in the U.S. and the Gulf of Mexico are subject to extensive federal, state and local laws and regulations, including environmental and health and safety laws and regulations. We may be required to make large expenditures to comply with these environmental and other requirements. Matters subject to regulation include, among others, environmental assessment prior to development, discharge and emission permits for drilling and production operations, drilling bonds, and reports concerning operations and taxation.
      Under these laws and regulations, and also common law causes of action, we could be liable for personal injuries, property damage, oil spills, discharge of pollutants and hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations or to obtain or comply with required permits may result in the suspension or termination of our operations and subject us to remedial obligations as well as administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. We cannot predict how agencies or courts will interpret existing laws and regulations, whether additional or more stringent laws and regulations will be adopted or the effect these interpretations and adoptions may have on our business or financial condition. For example, the Oil Pollution Act of 1990 (the “OPA”) imposes a variety of regulations on “responsible parties” related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations promulgated pursuant to the OPA could have a material adverse impact on us. Further, Congress or the MMS could decide to limit exploratory drilling or natural gas production in additional areas of the Gulf of Mexico. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our financial condition and results of operations. See “Mariner — Regulation” for more information on our regulatory and environmental matters.

Our insurance may not protect us against our business and operating risks.
      We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all.
      Although we maintain insurance at levels we believe are appropriate and consistent with industry practice, we are not fully insured against all risks, including drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations. The impact of Hurricanes Katrina and Rita have resulted in escalating insurance costs and less favorable coverage terms. See “Mariner — Insurance Matters” and “The Forest Gulf of Mexico Operations — Insurance Matters” for more information.

Risks Related to our Common Stock After the Merger

An active market for our common stock may not develop and the market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations after this offering.
      We are a private company, and there is no public market for our common stock. An active market for our common stock may not develop or may not be sustained after this offering. In addition, we cannot assure you as to the liquidity of any such market that may develop or the price that our stockholders may obtain for their shares of our common stock.
      Even if an active trading market develops, the market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect our share price include:

•	actual or anticipated downward revisions in our reserve estimates;

•	our operating results being less than anticipated;

•	reductions in oil and gas prices;

•	publication of unfavorable research reports about us or the exploration and production industry;

•	increases in market interest rates which may increase our cost of capital;

•	the enactment of more stringent laws or regulations applicable to our business, or unfavorable court rulings or enforcement or legal actions;

•	increases in royalties or taxes payable in the operation of our business;

•	a general decline in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	departures of key management personnel;

•	increases to our asset retirement obligations;

•	adverse actions taken by our stockholders;

•	negative speculation in the press or investment community; and

•	adverse general market and economic conditions.

We do not anticipate paying any dividends on our common stock in the foreseeable future.
      We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. Our existing revolving credit facility restricts our ability to pay cash dividends on our common stock, and we may also enter into other credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock.

Mariner stockholders will experience substantial and immediate dilution as a result of the merger, and may experience dilution of their ownership interests due to the future issuance of additional shares of our common stock, which could have an adverse effect on our stock price.
      If the merger is completed, the current owners of Mariner’s common stock will experience substantial and immediate dilution from the issuance of shares of Mariner common stock to Forest shareholders, such that the Mariner stockholders will own approximately 42% of the Mariner common stock following the merger. Additionally, we may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 70 million shares of common stock and 20 million shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As a result of the proposed amendment to our certificate of incorporation, our authorized shares would be increased to 180 million shares of common stock and 20 million shares of preferred stock. Pursuant to the proposed addition of shares to our stock incentive plan, the maximum number of shares issuable under the plan would, if the proposal is approved, be increased to 6.5 million shares.
      The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock (subject to certain federal tax limitations during the two-year period following the spin-off) in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.
      The existence of some provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. The provisions in our certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control of our company include a staggered board of directors, board authority to issue preferred stock, and advance notice provisions for director nominations or business to be considered at a stockholder meeting. In addition, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. See “Description of Mariner Capital Stock.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      Various statements in this proxy statement/prospectus-information statement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this proxy statement/prospectus-information statement speak only as of the date of this proxy statement/prospectus-information statement; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Forest Gulf of Mexico Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mariner” and elsewhere in this proxy statement/prospectus-information statement. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	the volatility of oil and natural gas prices;

•	discovery, estimation, development and replacement of oil and natural gas reserves;

•	cash flow, liquidity and financial position;

•	business strategy;

•	amount, nature and timing of capital expenditures, including future development costs;

•	availability and terms of capital;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	operating costs and other expenses;

•	prospect development and property acquisitions;

•	marketing of oil and natural gas;

•	competition in the oil and natural gas industry;

•	the impact of weather and the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters;

•	governmental regulation of the oil and natural gas industry;

•	developments in oil-producing and natural gas-producing countries;

•	the contemplated transactions, including strategic plans, expectations and objectives for future operations, the completion of those transactions, and the realization of expected benefits from the transactions; and

•	disruption from the merger making it more difficult to manage Mariner’s business.

THE MARINER ANNUAL MEETING
Purpose, Time and Place
      The Mariner annual meeting will be held on Thursday, March 2, 2006 at 8:30 a.m., Central Standard Time, at One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042. The purpose of the meeting is:

•	to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 9, 2005, as amended, among Forest, Forest Energy Resources, Mariner and MEI Sub, subject to the approval of the proposed amendment to Mariner’s certificate of incorporation,

•	to consider and vote upon a proposed amendment to Mariner’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of stock from 90 million shares to 200 million shares, subject to the completion of the merger,

•	to consider and vote upon the proposed amendment and restatement of the Mariner stock incentive plan,

•	to elect one director to serve until the annual meeting of stockholders of Mariner in 2009,

•	to elect two directors to serve until the annual meeting of stockholders of Mariner in 2007,

•	to approve the proposed granting of authority to the proxyholders to vote in their discretion on a motion to adjourn or postpone the meeting, and

•	to transact any other business that may properly come before the meeting.
We currently expect that no other matters will be considered at the meeting.
Recommendation of the Mariner Board of Directors
      The Mariner board of directors has determined that the merger is fair to and in the best interests of Mariner and its stockholders, and that the merger agreement is advisable. The Mariner board of directors has unanimously approved the merger agreement, the proposed amendment to the certificate of incorporation and the proposed amendment and restatement of the stock incentive plan, and recommends that the Mariner stockholders vote “for” the adoption of the merger agreement and the other proposals.
      In considering the recommendations of the Mariner board of directors, stockholders of Mariner should be aware that members of the Mariner board of directors and executive officers of Mariner have agreements and arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Mariner stockholders. Please read “— Interests of Certain Persons in the Merger.”
Record Date; Stock Entitled to Vote; Quorum
      Stockholders of record of Mariner common stock at the close of business on February 1, 2006, the record date for the Mariner meeting, are entitled to receive notice of, and have the right to vote at, the meeting and any reconvened meeting following any adjournment or postponement of the meeting. On the record date, 35,615,400 shares of Mariner common stock were issued and outstanding and entitled to vote at the meeting. Stockholders of record of shares of Mariner common stock on the record date are each entitled to one vote per share on the proposals.
      A quorum of stockholders is necessary to have a valid meeting of stockholders. The holders of a majority of the stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Shares that are not voted will not count for purposes of calculating a quorum.
      Abstentions and broker “non-votes” count as present for establishing a quorum. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. We expect that, in the event that a quorum is not present at the meeting, the meeting will be adjourned or postponed to solicit additional proxies.
Votes Required
      Adoption of the merger agreement and the approval of the proposed amendment to Mariner’s certificate of incorporation will require the affirmative vote of the holders of a majority of the shares of Mariner common stock outstanding on the record date.
      The proposal to amend and restate Mariner’s stock incentive plan requires the affirmative vote of a majority of the shares of Mariner common stock represented in person or by proxy at the meeting. For purposes of the vote, abstentions will be counted and have the same effect as a vote “against” these proposals. In addition, failing to vote or to instruct your broker to vote will have the same effect as a vote “against” these proposals. Director nominees receiving a plurality of all votes cast at the meeting will be elected to Mariner’s board of directors. Abstentions and broker non-votes have no effect on the election of directors.
      Nonvoted shares have the effect of reducing the number of shares required to approve the proposal to amend and restate Mariner’s stock incentive plan, and to elect directors, which require the affirmative vote of a majority of the shares of Mariner common stock represented in person or by proxy at the meeting, but do not have the effect of reducing the number of shares required to adopt the merger agreement and to approve the proposed amendment to Mariner’s certificate of incorporation, both of which require the affirmative vote of a majority of Mariner’s outstanding shares.
Voting by Proxy

Submitting Proxies
      Stockholders of record may vote their stock by:

•	attending the meeting and voting their stock in person at the meeting,

•	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope, or

•	voting via telephone or via the Internet by following the instructions provided on the enclosed proxy card.
If a proxy card is signed by a stockholder of record and returned without specific voting instructions, the stock represented by the proxy will be voted “for” the proposals presented at the meeting.
      Stockholders whose shares of Mariner common stock are held in the name of a bank, broker or other fiduciary must either direct the record holder of their shares of Mariner common stock as to how to vote their shares of Mariner common stock or obtain a proxy from the record holder to vote at the meeting.
      All proxies received at or prior to the meeting will be counted in the vote on the adoption of the merger and the approval of the other proposals.

Revoking Proxies
      Stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the meeting. Stockholders can revoke their proxies and change their votes by:

•	completing, signing and dating a new proxy card and returning it by mail so that it is received prior to the meeting;

•	voting via telephone or via the Internet by following the instructions provided on your proxy card;

•	sending a written notice to The Continental Stock Transfer & Trust Company that is received prior to the meeting stating that you revoke your proxy; or

•	attending the meeting and voting in person or by legal proxy, if appropriate.
      Internet and telephone voters may use the same procedure to revoke or change their votes as they used to cast their original votes. If your shares of Mariner common stock are held in the name of a bank, broker or other fiduciary and you have directed such person(s) to vote your shares of Mariner common stock, you should instruct such person(s) to change your vote or obtain a legal proxy to do so yourself. Telephone and Internet voting will close at 8:00 p.m. Eastern time on the day before the meeting. Thereafter, voting (including revocations of proxies) can be made by mail or facsimile received prior to the meeting, or in person at the meeting.
      Any written notice of a revocation of a proxy should be sent to the following address:

The Continental Stock Transfer & Trust Company
17 Battery Place
8th Floor
New York, New York 10004
Facsimile: (212) 509-5152

Other Business; Adjournments
      Mariner is not aware of any other business to be acted upon at the meeting. If, however, other matters are properly brought before the meeting or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment.

Proxy Solicitation
      The cost of solicitation of proxies from stockholders will be paid by Mariner, other than the costs of printing, filing and mailing this proxy statement/prospectus-information statement and the registration statement of which it is a part, which will be borne equally by Mariner and Forest. In addition to solicitation by mail, the directors, officers and employees of Mariner may also solicit proxies from stockholders by telephone, facsimile or in person. Mariner also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, Mariner will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.
      Mariner has retained Mellon Investor Services LLC to provide advice and to aid with the solicitation of proxies from Mariner stockholders for the meeting. Mellon Investor Services LLC will receive a fee of $4,500, plus $4.25 per stockholder contact, as compensation for its services, and will be reimbursed for its related reasonable out-of-pocket expenses.
      Do not send any stock certificate(s) with your proxy cards. Mariner stockholders will not be required to send in their stock certificates if the merger is completed. After the merger is completed, the shares of Forest Energy Resources common stock held by Forest shareholders will be exchanged for shares of Mariner common stock via book-entry procedures.
Interests of Certain Persons in the Merger
      In considering the recommendation of the Mariner board of directors to vote for the proposals to adopt the merger agreement and to approve the other proposals, stockholders of Mariner should be aware that members of the Mariner board of directors and executive officers of Mariner have agreements and arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Mariner stockholders. The Mariner board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of Mariner that they vote for the proposal to adopt the merger agreement. These agreements and arrangements can be summarized as follows:

Governance Structure. Under the terms of the merger agreement, the board of directors of Mariner after completion of the merger will be comprised of seven individuals, five of whom are current directors of Mariner, and two of whom will be mutually agreed to by Mariner and Forest prior to the completion of the merger.

Payments for Waivers of Rights under Employment Agreements. The executive officers of Mariner will receive cash payments of $1,000 each in exchange for the waiver of certain rights under their employment agreements, including the automatic vesting or acceleration of restricted stock and options upon the completion of the merger and the right to receive a lump sum cash payment, equal to 2.0 (2.5 for Mr. Polasek and 2.99 for Mr. Josey) times the sum of the officer’s base salary and three year average annual bonus, if the officer voluntarily terminates employment without good reason within nine months following the completion of the merger.

Severance Arrangements. The executive officers have employment agreements that will remain in effect after the completion of the merger. These agreements generally entitle the officers to severance benefits in the event of a resignation for good reason, a termination without cause or, in the case of Scott Josey’s agreement, Mariner’s non-renewal of the agreement. These severance benefits are comprised of (i) a payment equal to 18 months of salary continuation (two years for Mr. Josey and Mr. Polasek) at the highest rate in effect prior to termination, (ii) health care coverage for a period of eighteen months (two years for Mr. Josey and Mr. Polasek), (iii) an amount equal to the sum of all bonuses paid to the officer in the year prior to the year in which termination occurs, (iv) 100% vesting of all restricted shares under our Equity Participation Plan, and (v) 50% vesting of all other rights under any other equity plans, including our Stock Incentive Plan.

The employment agreements also provide for certain change of control benefits. Upon termination for any reason other than cause at any time within nine months after a change of control that occurs while the executive is employed, or upon the occurrence of a change of control within nine months following resignation of employment for good reason or termination without cause, the agreements provide for the following benefits: (i) a lump sum payment equal to 2.0 (2.5 for Mr. Polasek and 2.99 for Mr. Josey) times the sum of the officer’s base salary and three year average annual bonus, and (ii) 100% vesting of all rights under any equity plans, including our Equity Participation Plan and our Stock Incentive Plan. The officers are entitled to a full tax gross-up payment if the aggregate payments and benefits to be provided constitute a “parachute payment” subject to a Federal excise tax. Pursuant to the waivers described above, the executive officers will waive their rights to the automatic vesting or acceleration of restricted stock and options upon completion of the merger and to receive a lump sum payment if they terminate their employment with Mariner without good reason within nine months following the completion of the merger.
Stock Ownership of Directors and Executive Officers
      As of the close of business on February 1, 2006, directors and executive officers of Mariner and their affiliates as a group beneficially owned and were entitled to vote approximately 3.7 million shares of Mariner common stock (including restricted stock subject to vesting), representing approximately 10.4% of the shares of Mariner common stock outstanding on that date.
      All of the directors and executive officers of Mariner who are entitled to vote at the meeting have indicated that they intend to vote their shares of Mariner common stock in favor of adoption of the merger agreement.
Appraisal and Dissenters’ Rights
      In accordance with the Delaware General Corporation Law, there will be no appraisal rights or dissenters’ rights available to holders of Mariner common stock in connection with the merger.

THE SPIN-OFF AND MERGER
      The discussion in this proxy statement/prospectus-information statement of the merger and the principal terms of the merger agreement is subject to and qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus-information statement as Annex A and is incorporated by reference into this proxy statement/prospectus-information statement.
Background of the Merger
      At regular meetings of Forest’s board held on November 10, 2004 and February 23, 2005, Forest’s management made presentations regarding the estimated value of Forest’s business units. Forest’s board and management agreed to examine alternatives to increase the value of the Forest Gulf of Mexico operations. The alternatives were taxable and non-taxable divestments of the Forest Gulf of Mexico operations, and included an outright cash sale of those operations, an initial public offering, and some form of a merger transaction. Forest’s board determined that an initial public offering would require much more time than the other alternatives and, due to the need to create and manage a new corporation for potentially an extended period of time, with associated job overlap and reassignments, would place a significant burden on employee retention and staffing. Forest’s board also determined that, due to the disparity in the market value and tax basis of the Forest Gulf of Mexico operations, a non-taxable alternative would be most attractive to Forest and its shareholders. One specific alternative presented by management was merging the Forest Gulf of Mexico operations with another company that was more focused on offshore activities and possessed a complementary asset base. Forest’s directors instructed Forest’s management to consider means to accomplish such a merger and to discuss such a strategy with financial advisors and legal and tax counsel.
      On April 18, 2005, Mr. David Keyte, the Chief Financial Officer of Forest, spoke briefly with Mr. Scott Josey, the Chief Executive Officer, President and Chairman of Mariner, at a meeting of the Independent Petroleum Association of America in New York City. Mr. Keyte told Mr. Josey that Forest was interested in examining the possibility of spinning off its Gulf of Mexico operations utilizing a “reverse Morris Trust” structure. In general terms, a reverse Morris Trust structure in this context would entail a Forest distribution of the stock of one of its subsidiaries (preexisting or newly formed) to Forest shareholders, followed by a merger between such subsidiary and Mariner. Mr. Josey expressed interest in a potential transaction, and Messrs. Keyte and Josey agreed to discuss the matter with greater specificity at a later date.
      Forest’s initial contact with Mariner regarding a potential transaction was not the result of affiliations between the parties. Forest and Mariner do not have common directors, and no member of senior management of either party is a former employee of, or is otherwise affiliated with, the other party. Mariner’s largest stockholder, FMR Corp. (which holds approximately 12.2% of Mariner’s outstanding shares), is also the second largest shareholder of Forest (holding approximately 12.7% of Forest’s outstanding shares). FMR Corp. has no board representation or other management control over either party. Mr. Forrest E. Hoglund, the Chairman of Forest’s board of directors, served as Chairman of the Board of EOG Resources, Inc., an affiliate of Enron Corp., from 1987 to 1999 and as President from 1990 to 1996. During part of this period, Mariner was also an affiliate of Enron Corp., though the companies’ respective management teams were separate. Neither Mr. Hoglund nor Mariner is currently affiliated with Enron Corp.
      On May 10, 2005, at a regularly scheduled board meeting at Forest’s offices in Denver, Colorado, Forest management made a presentation to the Forest board of directors regarding a potential spin-off and merger of the Forest Gulf of Mexico operations, utilizing a reverse Morris Trust structure. Forest’s management identified five potential merger parties that met certain criteria relating to size and complementary Gulf of Mexico asset base. In order to use a reverse Morris Trust structure, Forest required a merger party of a size such that, when combined with the Forest Gulf of Mexico operations, the relative values of the party and the Forest Gulf of Mexico operations would result in Forest’s shareholders owning more than 50% of the combined entity. Also, Forest sought a merger party that already capably managed a significant Gulf of Mexico asset base. It was desirable that the merger party’s asset base be in reasonable proximity, and complementary in terms of acreage, to the Forest Gulf of Mexico operations, such that the combination of the two might produce a significant scale of operations and operational efficiencies and synergies.

      The Forest board authorized Forest management to begin efforts to evaluate and pursue the potential spin-off. As a result, during the week of May 16, 2005, Mr. Keyte contacted each of the five potential merger parties. These potential merger parties, which included Mariner, will be referred to herein as Mariner, Party A, Party B, Party C and Party D.
      On or about May 21, 2005, Forest sent to Mariner a confidentiality agreement regarding the proposed transaction and any subsequent due diligence reviews. From May 21, 2005 through May 23, 2005, Forest and Mariner negotiated the terms of the confidentiality agreement and on May 23, 2005, Forest and Mariner executed the confidentiality agreement. Over the course of the following week, Forest executed confidentiality agreements with Party A, Party B and Party C, and Forest management made presentations regarding a possible spin-off and merger to each such party. Party D declined to execute a confidentiality agreement, stating that it had concluded that it could not devote the necessary time and focus required to proceed with Forest in a timely fashion. Forest had no further substantive discussions with Party D. After Forest made its presentation regarding the possible spin-off and merger, Party C stated that it could not meet Forest’s timing requirements and had decided not to proceed. Forest had no further substantive discussions with Party C.
      On May 24, 2005, Mr. Keyte, Mr. Michael Kennedy, the Investor Relations Manager of Forest, and Mr. Josey met in Houston, Texas. At the meeting, Mr. Keyte made a presentation detailing the transaction contemplated by Forest. The presentation described the transaction structure and provided information on the assets, reserves, acreage, personnel and performance metrics (including production and EBITDA) of the Forest Gulf of Mexico operations. The presentation also covered the pro forma operational and financial characteristics of the combined company based on preliminary figures. Mr. Keyte identified several potential advantages to Mariner of undertaking the proposed transaction, including increased liquidity, an attractive, balanced asset portfolio in the Gulf of Mexico, and property prospects for future development. Mr. Keyte did not propose economic terms for the transaction, such as the ownership stake Forest shareholders would hold in Mariner after the completion of the transaction. After this, Mr. Josey made a presentation regarding Mariner and the merits of consummating a transaction with Mariner. The presentation provided an overview of Mariner’s operations, properties, production and reserves; management structure; exploration and development projects, including the Swordfish project (please see “Mariner — Significant Properties — Gulf of Mexico Deepwater” for more information on this project); and financial data, including capital expenditures. Prior to the conclusion of the meeting, Mr. Keyte requested that Mariner’s management team make a presentation to Forest’s board of directors at a later date.
      On June 2, 2005, Forest made available to Mariner, for purposes of its due diligence review, electronic data regarding the reserves, lease operating expenses, capital expenditures, production, general and administrative expenses and financial performance of the Forest Gulf of Mexico operations. Forest also made the same information available to Party A and Party B. Representatives of Mariner, Party A and Party B conducted reviews of these materials on an ongoing basis over the course of the following weeks.
      On June 16, 2005, the executive committee of Forest’s board of directors, consisting of Messrs. Forrest E. Hoglund, James H. Lee and Craig Clark, met in Houston, Texas with members of Forest management and representatives of Citigroup Global Markets Inc. (“Citigroup”) (one of Forest’s financial advisors) to discuss the contemplated spin-off and merger. Representatives of Party A and Party B then sequentially joined the meeting and made presentations to the executive committee.
      On June 22, 2005, the executive committee of Forest’s board of directors held a meeting in Forest’s offices in Denver, Colorado. Members of Forest management and representatives of Citigroup were also present at the meeting. At this meeting, the executive committee was briefed on the status of discussions with Mariner, Party A and Party B. Mr. Josey, accompanied by Messrs. Dalton Polasek, Chief Operating Officer, Rick Lester, Vice President and Chief Financial Officer, Mike van den Bold, Vice President and Chief Exploration Officer, and Jesus Melendrez, Vice President — Corporate Development of Mariner, then joined the meeting and made a presentation to the executive committee and the other attendees. The presentation provided an overview of Mariner’s operations, properties, production and reserves; management structure; exploration and development projects, including the King Kong/Yosemite, Pluto II, Bass Lite, LaSalle, Swordfish, Green Pepper and Rigel projects; prospect inventory; drilling programs; seismic databases; and

financial data, including a capital expenditure budget for 2005. Mr. Josey presented Mariner’s views on its own enterprise value and discussed a proposed method for establishing an exchange ratio focused primarily upon the PV10 values of the parties’ estimated proved reserves. He did not propose an exchange ratio for the transaction or other specific economic terms. Mr. Josey advised Forest that Mariner would require that the evaluation of Mariner for purposes of establishing an exchange ratio give effect to its anticipated West Texas acquisition.
      On June 23, 2005, a special committee of Forest’s board of directors was formed to consider proposals to spin-off the Forest Gulf of Mexico operations. The directors named to be members of the committee were Messrs. Hoglund, Dod A. Fraser, Mr. Lee, James D. Lighter, and Patrick R. McDonald.
      On June 28, 2005, Mariner, Party A and Party B received a written request from Forest for a non-binding, preliminary proposal to acquire the Forest Gulf of Mexico operations. The proposal was requested to be submitted no later than July 6 and to include certain information, including the percentage of shares of the combined entity to be held by Forest shareholders, key assumptions used in arriving at the level of consideration to be offered, transaction structure, and a statement of intent with respect to employees of the Forest Gulf of Mexico operations.
      On June 29, 2005, Mr. Clark, Forest’s Chief Executive Officer, and other members of Forest’s management and technical teams made a presentation to Party A on the attributes and upside potential of the Forest Gulf of Mexico operations. Representatives of Citigroup were also present at the meeting. The size of Party A in comparison to the Forest Gulf of Mexico operations was identified as an issue that might preclude Forest from structuring the spin-off as a tax-free transaction. Therefore, Forest could be required to include more assets in the transaction, either in the form of additional oil and gas operations or cash.
      On July 6, 2005, Mariner submitted to Forest a non-binding preliminary written proposal to acquire the Forest Gulf of Mexico operations. In the proposal, Mariner indicated its willingness to consummate a transaction in which Forest shareholders would hold between 53% and 56% of Mariner’s shares after the transaction, and Mariner would assume $300 million of indebtedness as part of the merger, which would be incurred by Forest’s subsidiary prior to being spun off by Forest in order to fund a distribution to Forest prior to the spin-off. Mariner stated that it had based its valuation of the Forest Gulf of Mexico operations at between 90% and 100% of the value of the Forest Gulf of Mexico operations estimated proved reserves and 100% of the value of Mariner’s estimated proved reserves. The proposal was subject to due diligence, and assumed an economic effective date of June 30, 2005 (i.e., all revenues and expenditures of the Forest Gulf of Mexico operations would accrue to the account of Mariner from that date). Mariner also included supporting schedules providing details on Mariner’s calculations of the respective values of the companies, based on the parties’ respective PV10 values at June 30, 2005. Mariner’s schedules estimated Mariner’s value, based upon PV10 values for its estimated proved reserves, and adjusted for debt, working capital and derivatives, at approximately $883 million. Mariner’s schedules estimated the Forest Gulf of Mexico operations’ value, based upon PV10 values for its estimated proved reserves, and adjusted for $300 million of debt, in a range from $978 million to $1.1 billion.
      Also on July 6, 2005, Party A submitted a written proposal to Forest to acquire the Forest Gulf of Mexico operations and certain other substantial assets of Forest for a maximum valuation of $1.335 billion in stock. In its proposal, Party A used a different valuation method than Mariner had employed. Party A determined an implicit dollar-per-unit valuation of its own reserves, based on its stock price at the time of the proposal, number of outstanding shares of stock, total reserves and cash on hand. Party A then took that implicit valuation and applied it to the reserves of the Forest Gulf of Mexico operations. On that basis, which differed from Mariner’s basis, Party A established a comparative valuation for the reserves of the Forest Gulf of Mexico operations of approximately $1.2 billion based on the value of its stock at that time. Party A’s proposal provided for no cash payment to Forest, and for a repurchase by Party A of Party A’s stock to accommodate Party A’s assessment of relative value.
      Party B declined to make a written proposal in the form and timing requested to acquire the Forest Gulf of Mexico operations. Forest had no further substantive discussions with Party B.

      On July 11, 2005, the special committee of Forest’s board of directors met by teleconference with members of Forest management and representatives of Citigroup and Credit Suisse First Boston (“CSFB”) (another of Forest’s financial advisors). At this meeting, the special committee was briefed on the status of discussions with Mariner, Party A and Party B and with Mariner’s and Party A’s July 6 proposals. After discussion, the special committee concluded that, with respect to the Forest Gulf of Mexico operations, the valuation contained in Party A’s proposal was comparable to the valuation contained in Mariner’s proposal but that, with respect to Forest’s other assets, Party A’s valuation was insufficient. Further, Party A’s transaction structure was very complex, which Forest believed made the transaction less viable.
      On July 14, 2005, Mr. Clark and other members of Forest’s management and technical teams made a presentation to Mr. Josey and other members of Mariner’s management and technical teams in Houston, Texas, on the attributes and upside potential of the Forest Gulf of Mexico operations. Representatives of Citigroup and CSFB were also present at the meeting. The presentation provided detail on several pending exploration and development projects.
      On July 15, 2005, members of Forest management, together with representatives of Citigroup and CSFB, met in Houston, Texas with Party A to discuss the potential benefits of a transaction. Following the July 15 meeting, Party A declined to revise its proposal.
      Following further technical and reserve due diligence, on July 21, 2005, Mariner submitted a revised non-binding preliminary written proposal to Forest. In the proposal, Mariner stated that it had revised the basis of its valuation to 100% of the value of the proved reserves of the Forest Gulf of Mexico operations, and was therefore confirming its willingness to enter into a transaction in which Forest shareholders would hold approximately 56% of Mariner’s shares, subject to due diligence and adjustment based upon material changes occurring prior to the execution of the merger agreement. As with the July 6, 2005 proposal, Mariner would assume $300 million of indebtedness, and the transaction would have an economic effective date of June 30, 2005. Mariner also requested that Forest enter into an exclusivity agreement, whereby Forest would agree to negotiate exclusively with Mariner for a period of 45 days.
      On July 25, 2005, in accordance with Forest’s instructions, representatives of Citigroup met with Mr. Josey by teleconference. At the conclusion of the discussion, Mr. Josey indicated that he would ask the Mariner board to consider a transaction in which Forest shareholders would hold approximately 57% of the equity interests of the combined company after the merger, subject to due diligence and adjustment based upon material changes occurring prior to execution of the merger agreement.
      On July 27, 2005, the special committee of Forest’s board of directors met by teleconference. Members of Forest management and representatives of Citigroup, CSFB and Vinson & Elkins L.L.P., outside counsel to Forest, were also present at the meeting. At this meeting, the special committee was updated on discussions with Mariner and Party A since the committee’s July 11th meeting and on the proposals of Mariner and Party A. The special committee also discussed alternative transactions involving the Forest Gulf of Mexico operations, including an initial public offering, an outright sale of the underlying assets, and the creation of a net-profits master limited partnership. The special committee instructed Forest management to pursue negotiations with Mariner. The special committee based its decision on the following factors: (i) Mariner’s deepwater property portfolio was complementary to Forest’s Gulf of Mexico portfolio, (ii) a spin-off followed by a merger transaction could be done with Mariner without having to involve assets other than the Forest Gulf of Mexico operations, and (iii) Party A’s valuation of Forest’s other producing operations did not appear to be sufficient.
      In evaluating Mariner’s offer, Forest believed that the combination of stock and assumed liabilities offered by Mariner could be worth an amount in a range of approximately $1.1 billion to $1.4 billion, depending upon the trading value of Mariner’s common stock when the stock begins to trade upon the closing of the merger.
      On July 27, 2005, in accordance with Forest’s instructions, a representative of Citigroup advised Mr. Josey that Forest’s board had approved management’s pursuit of a transaction with Mariner. Subsequently, Mr. Josey advised Mr. Clark by teleconference that Mariner was not willing to proceed unless Forest would agree to an exchange ratio adjustment for changes in Mariner’s working capital and debt since June 30, 2005.
      On July 28, 2005, Mr. Clark and Mr. Josey again met by teleconference. They discussed the proposed exchange ratio and adjustments and agreed to commence negotiating definitive documentation. Mr. Clark advised Mr. Josey that Forest would give Mariner access to additional due diligence materials.
      On July 29, 2005, Forest distributed a draft non-binding term sheet for the transaction. The term sheet reflected the 57% exchange ratio and other agreed-upon terms, and was subject to mutual due diligence. Over the following three days, representatives of Forest and Mariner discussed various provisions in the term sheet, including whether interim operating covenants would apply to Mariner as well as the Forest Gulf of Mexico operations, board representation and whether or in what manner transaction expenses would be split between the parties.
      Subsequently, Forest and Mariner executed an exclusivity agreement effective August 1, 2005, whereby the parties agreed to negotiate exclusively with each other through August 22, 2005. The agreement also contained a customary standstill provision, which provided that neither company would pursue an acquisition of the other party without that party’s consent.
      On August 2, 2005, Forest and Mariner finalized the terms of the non-binding term sheet for the transaction. The term sheet reflected the 57% exchange ratio, provided that interim operating covenants would be applicable to both Mariner and the Forest Gulf of Mexico operations, provided for the addition of two mutually agreeable members to Mariner’s board and provided that transaction costs would be borne by both parties.
      On August 4 and 5, 2005, representatives of Forest conducted a due diligence review of certain legal and employee benefits materials of Mariner at the offices of Baker Botts L.L.P., Mariner’s outside counsel, in Houston, Texas. Materials provided included general corporate materials, litigation summaries, material contracts, employment agreements, benefits arrangements and summaries, licenses and permits and environmental and regulatory information.
      On August 5, 2005, Vinson & Elkins distributed a draft merger agreement to Mariner and Baker Botts.
      On August 7, 2005, Mr. Josey met with representatives of Lehman Brothers (Mariner’s financial advisor) in the offices of Mariner. They discussed the general terms and structure of the transaction and the proposed exchange ratio.
      On August 8 and 9, 2005, technical teams from Forest conducted a due diligence review and valuation analysis of Mariner’s proved reserves, drilling inventory and undeveloped acreage. Forest continued its technical, reserve, accounting, employee benefits, title and legal due diligence review over the course of the following weeks.
      On August 9, 2005, representatives of Mariner and Baker Botts began a due diligence review of certain legal, title and employee benefits materials at the offices of Forest in Denver, Colorado, and Mariner’s technical team conducted further due diligence and continued its evaluation of Forest’s proved reserves, drilling inventory and undeveloped acreage. Materials provided included general corporate materials, litigation summaries, land, lease and title materials, material contracts, employment agreements, benefits arrangements and summaries, licenses and permits and environmental and regulatory information. With the assistance of appropriate legal, title, financial, tax, engineering, and human resources consultants, Mariner continued its technical, reserve, accounting, employee benefits, title and legal due diligence review over the course of the following weeks.
      On August 10, 2005, Messrs. Clark and Keyte, Mr. Matthew Wurtzbacher, Senior Vice President, Corporate Planning and Development of Forest, and Mr. Cyrus Marter, Vice President and General Counsel of Forest, and Messrs. Josey, Lester, and Melendrez, and Ms. Teresa Bushman, Vice President and General Counsel of Mariner, together with representatives of Vinson & Elkins, Baker Botts, Citigroup and Lehman Brothers, met in the offices of Vinson & Elkins in Houston, Texas. Vinson & Elkins explained how the draft merger agreement had addressed some of the details of the proposed transaction structure, which led to a discussion of whether Mariner or Forest Energy Resources would be the surviving entity in the business combination. Discussion of the structural issue was postponed pending further analysis. The parties also discussed interim operations following the execution of the merger agreement, with Mariner suggesting that both parties covenant to continue their exploration and development programs in accordance with their capital budgets. Forest indicated that it was amenable to this approach. Finally, the draft agreement proposed superior offer termination provisions in favor of Forest, which Mariner and Baker Botts stated would not be acceptable. Also, Mariner and Baker & Botts objected to the Mariner fiduciary provisions since they did not include a fiduciary termination provision. A fiduciary termination provision allows a party’s board of directors, if required by its fiduciary duties, to terminate the agreement in order to accept a subsequent superior offer. Representatives of Forest, Mariner, Baker Botts and Vinson & Elkins negotiated and exchanged drafts of the merger agreement, distribution agreement and other ancillary agreements over the course of the following week.
      On August 15, 2005, Messrs. Keyte and Marter of Forest, and Messrs. Josey, Lester and Melendrez and Ms. Bushman of Mariner, together with representatives of Citigroup, Vinson & Elkins and Baker Botts, met by teleconference to discuss the draft distribution agreement. The companies discussed, and reached agreement in principle on, the manner in which known and unknown liabilities, including environmental and plugging and abandonment liabilities, would be allocated between Mariner and Forest. The companies also discussed the mechanism for handling revenues and expenses associated with the Forest Gulf of Mexico operations between July 1, 2005 and the closing of the merger.
      On August 16, 2005, representatives of Baker Botts and Vinson & Elkins met by teleconference to discuss the “deal protection” provisions proposed by Forest in the draft merger agreement. Vinson & Elkins indicated Forest’s unwillingness to proceed with a transaction in which it did not have the right to terminate the agreement in the face of a superior proposal to purchase the Forest Gulf of Mexico operations or Forest as a whole. Baker Botts indicated that Mariner would not be willing to enter into a merger agreement that included such a termination right.
      On August 18, 2005, representatives of Mariner, Forest, Baker Botts and Weil, Gotshal & Manges LLP (Forest’s outside tax counsel) met by teleconference to discuss the draft tax sharing agreement and related documents. During the meeting, Forest and Weil, Gotshal & Manges discussed certain factual circumstances involving forward contracts to sell Forest stock entered into by a Forest shareholder who held more than 10% of Forest stock, the effect of which could have imposed increased restraints on Mariner in the future in order to maintain favorable tax treatment of the spin-off.
      Also on August 18, representatives of Mariner, Forest, Citigroup, Baker Botts and Vinson & Elkins met by teleconference to discuss the other transaction agreements. Following this teleconference, Lehman Brothers contacted Citigroup to notify them of Mariner’s unwillingness to proceed further until the potential tax issue regarding how the forward contracts entered into by the 10% Forest shareholder could impact the tax-free nature of the spin-off was resolved to Mariner’s satisfaction.
      On August 19, 2005, Lehman Brothers contacted Citigroup to discuss various matters pertaining to the transaction and to propose that, in order to resolve the potential tax issue raised on August 18, the cash distribution to Forest be decreased by $100 million (thereby decreasing the amount of debt to be incurred in the transaction) and the number of Mariner shares to be issued to Forest shareholders be correspondingly increased.
      On August 21, 2005, Mr. Josey of Mariner sent Messrs. Clark and Keyte of Forest a list of the most significant outstanding issues, including the potential tax issue, the superior offer termination provision, the representations on diligence materials and public filings, the treatment of Forest stock options, retention arrangements, the allocation of specified abandonment and derivative liabilities and the status of Mariner’s then-pending drill-to-earn transaction in West Texas. The parties agreed to meet in person to attempt to resolve the issues identified.
      On August 22, 2005, Messrs. Josey, Clark, Keyte and Melendrez met in Forest’s offices in Denver, Colorado. At the meeting, the parties agreed, in order to resolve the potential tax issue, to decrease the cash distribution to Forest by $100 million, to have Mariner assume certain mark-to-market derivative liabilities of approximately $50 million at June 30, 2005, and to increase the number of Mariner shares to be issued to Forest shareholders to approximately 58%. They also discussed the superior offer termination provision and the amount of the termination fee, without reaching agreement. The parties’ respective counsels revised the transaction agreements accordingly, and the transaction teams continued to negotiate various provisions in the agreements and to discuss various diligence issues over the course of the week.
      On August 23, 2005, Messrs. Keyte and Josey met briefly by teleconference to discuss, among other things, the West Texas drill-to-earn transaction, the superior offer termination provision and the amount of the termination fee. That same day, the parties agreed to extend the exclusivity period under their existing agreement until August 29.
      On August 24, 2005, Forest’s board of directors held a regular meeting at Forest’s offices in Denver, Colorado. Members of Forest management and representatives of Citigroup and CSFB were also present during the portion of the meeting devoted to the potential spin-off and merger transaction. At this meeting, the board was briefed on financial and other aspects of the transaction, including the status of negotiations with Mariner and the current terms of the transaction agreements. Also on August 24, 2005, Messrs. Clark and Josey met by teleconference to discuss additional diligence requests regarding reserves, current projects and plugging and abandonment costs from Mariner and Forest. Mr. Clark and Mr. Josey agreed to speak again when responsive data had been gathered.
      On August 25, 2005, Messrs. Clark and Josey met by teleconference, during which the requested diligence information described above was exchanged and additional diligence matters were discussed.
      On August 27, 2005, Mr. Marter of Forest, and Messrs. Lester and Melendrez and Ms. Bushman of Mariner, together with representatives of Vinson & Elkins and Baker Botts, met in the offices of Vinson & Elkins in Houston, Texas. The parties discussed and negotiated some of the outstanding issues remaining with respect to the transaction agreements, including the scope and pricing of the transition services to be provided by Forest after the closing, and the allocation of certain specified abandonment and environmental liabilities of the Forest Gulf of Mexico operations. The parties reached substantial agreement on transition services, but did not agree which party would bear the abandonment and environmental liabilities associated with two properties.
      On August 28, 2005, Messrs. Keyte, Wurtzbacher and Marter of Forest, and Messrs. Lester and Melendrez and Ms. Bushman of Mariner, together with representatives of Vinson & Elkins and Baker Botts, met in the offices of Vinson & Elkins in Houston, Texas. The parties negotiated and discussed the outstanding issues remaining with respect to the transaction agreements, including Forest’s proposed superior offer termination right, the status of Mariner’s then-pending drill-to-earn transaction in West Texas and the specified abandonment and environmental liabilities. The parties agreed that Mariner would obtain a performance bond to secure its performance in the drill-to-earn program, and that it would assume a portion of the abandonment and environmental liabilities, subject to a cap. Mr. Keyte stated that Forest would be willing to proceed without a superior offer termination provision in favor of Forest. The parties also agreed that Mariner would have the ability to terminate the agreement in certain circumstances in order to accept a superior proposal to acquire Mariner. Finally, the parties agreed on a termination fee of $25 million and an expense reimbursement provision payable by Mariner if the merger agreement were terminated or rejected by its stockholders in order to accept an alternative transaction. The Mariner representatives did not insist on a termination fee or reimbursement provision applicable to Forest because there would be no provisions in the merger agreement pursuant to which Forest could terminate the agreement in order to accept an alternative transaction. The parties concluded the meeting by agreeing to keep each other updated on developments related to Hurricane Katrina, which was expected to reach the parties’ properties in the Gulf of Mexico that evening.
      On August 29, 2005, Messrs. Clark and Josey met in Mariner’s offices in Houston, Texas to discuss retention arrangements for Mariner’s executive officers and for the employees of the Forest Gulf of Mexico operations. During the meeting, they reviewed organizational charts and discussed the companies’ benefits and incentive plans. The parties discussed the basic retention parameters for both sets of employees, including the terms of Mariner’s executive officers’ waivers of change of control benefits, with details to be agreed upon later. The parties also agreed to exchange periodic updates on the impact of Hurricane Katrina on the companies’ respective assets and equipment. Baker Botts and Vinson & Elkins exchanged drafts of the transaction documents over the course of the day. That same day, the Forest board of directors held a special meeting by teleconference. Members of Forest management and representatives of Citigroup, Vinson & Elkins and Weil, Gotshal & Manges were also present at the meeting. Forest management and a representative of Vinson & Elkins briefed the board on the status of negotiations with Mariner and the current form of the transaction agreements. Mr. Kenneth Heitner of Weil, Gotshal & Manges briefed the board regarding the various tax issues that were relevant to the spin-off, how those issues were addressed in the transaction agreements, and the constraints that Mariner and Forest would face in the future in order to maintain favorable tax treatment of the spin-off. Vinson & Elkins advised the board regarding various corporate law matters and confirmed that a superior offer termination provision in favor of Forest was not necessary from a legal point of view. Forest management also briefed the board regarding Forest’s on-going investigation of the potential impact of Hurricane Katrina on both Forest and Mariner.
      On August 30, 2005, the board of directors of Mariner held a special meeting by teleconference, at which Mariner’s management, together with Lehman Brothers and Baker Botts, updated the board on the proposed transaction and related matters, including the strategic and business considerations relating to the transaction, the ongoing diligence review, the status of discussions between the parties and the principal terms of the transaction agreements. Lehman Brothers discussed with the board the expected financial terms of the transaction and the preliminary valuation analyses it had performed with respect to Mariner and the Forest Gulf of Mexico operations, noting that the valuation inputs and ranges used in the analysis were subject to change until due diligence was completed and the terms of the transaction were finalized. A representative of Baker Botts reviewed in detail the fiduciary termination provisions of the agreement and certain other principal terms of the transaction agreements. Following extensive discussion, including discussions regarding the potential impact of Hurricane Katrina on both Mariner and the Forest Gulf of Mexico operations, the Mariner board authorized continuing discussions regarding the proposed transaction.
      On August 31, 2005, Messrs. Clark and Josey met by teleconference to finalize their agreement with respect to retention arrangements and to provide one another with updates regarding the potential impact of Hurricane Katrina on the companies’ respective assets.
      On September 1, 2005, the Forest board of directors met by teleconference. Members of Forest management and representatives of Citigroup, Vinson & Elkins and Weil, Gotshal & Manges were also present at the meeting. At this meeting, the Forest board was updated on financial and other aspects of the transaction, including Forest’s investigation of the potential impact of Hurricane Katrina on Forest and Mariner and the status of negotiations with Mariner. The Forest board then granted full authority to the executive committee to finalize the transaction agreements.
      On September 3 and 4, 2005, representatives from Forest and Mariner conducted visual inspections by helicopter and fixed-wing aircraft of certain of Forest’s and Mariner’s properties in the Gulf of Mexico in order to assess the damage sustained as a result of Hurricane Katrina.
      From September 2 through September 6, 2005, the parties exchanged revised drafts of the transaction agreements. On September 6, 2005, the executive committee of Forest’s board met by teleconference. Members of Forest management were also present at the meeting. The executive committee was briefed by management on the status of discussions with Mariner and regarding Forest’s investigation of the potential impact of Hurricane Katrina on Forest and Mariner. The executive committee instructed Forest management regarding necessary changes to the transaction agreements, focusing on the need to clarify the impact of Hurricane Katrina.
      On September 7, 2005, Mr. Keyte of Forest and Mr. Melendrez of Mariner met by teleconference to resolve the remaining issues relating to the transaction, including the limitation applicable to the specified abandonment and environmental liabilities and the scope of the condition to closing that Forest obtain the consent of its bondholders. The parties reached compromises on both points and also agreed to exchange written reports detailing the damage sustained to their respective assets as a result of Hurricane Katrina, which reports, along with finalized projections for both companies, were subsequently exchanged on September 8, 2005.
      On September 9, 2005, the board of directors of Mariner held a special meeting by teleconference, to review the proposed transaction. At the meeting, Mariner’s management, together with representatives of Lehman Brothers and Baker Botts, apprised the Mariner board of the status of discussions and reviewed the terms of the transaction as reflected in the final forms of the transaction agreements. Lehman Brothers delivered its oral opinion (subsequently confirmed in writing) to the board that, as of September 9, 2005, based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio in the merger was fair from a financial point of view to Mariner. There were no material differences between Lehman Brothers’ written opinion and the oral opinion given at the board meeting. Baker Botts advised the board regarding certain corporate law matters. Following extensive discussion, the Mariner board approved the merger and the merger agreement and resolved to recommend that Mariner’s stockholders vote to adopt the merger agreement. That same day, the executive committee of Forest’s board of directors met by teleconference. Members of Forest management and representatives of Citigroup and Vinson & Elkins were also present at the meeting. At this meeting, the executive committee was briefed on the final form of the transaction agreements (including the agreed upon financial terms of the transaction as reflected in the transaction documents) and on Forest’s latest assessment of Hurricane Katrina’s impact on Forest and Mariner. After full discussion, the executive committee approved the final form of the merger agreement and other transaction agreements. Shortly after the meetings, the merger agreement and other transaction agreements were executed by the parties to the agreements.
Reasons for the Merger; Recommendation of the Mariner Board of Directors
      The Mariner board of directors has determined that the merger is fair to and in the best interests of Mariner and its stockholders, and that the merger agreement is advisable. The Mariner board of directors has unanimously approved the merger agreement, the proposed amendment to the certificate of incorporation and the proposed amendment and restatement of the stock incentive plan, and recommends the adoption of the merger agreement and the approval of the other proposals by the Mariner stockholders.
      In considering the recommendation of the Mariner board of directors with respect to the merger, you should be aware that some executive officers and directors of Mariner have interests in the merger that may be different from, or in addition to, the interests of Mariner stockholders generally. The Mariner board of directors was aware of these interests in approving the merger and merger agreement. Please refer to “The Mariner Annual Meeting — Interests of Certain Persons in the Merger” beginning on page 39 for more information about these interests.
      In reaching its decision on the merger, the Mariner board of directors considered a number of factors, including the following:

•	the increased size of the combined company, which would have approximately three times the pro forma daily net production of Mariner on a stand-alone basis, could reduce volatility related to large-scale deepwater projects, and could allow it to participate in larger scale exploratory and development drilling projects and acquisition opportunities than would be available to Mariner on a stand-alone basis;

•	the merger would be expected to increase Mariner’s estimated proved reserves, on a pro forma basis as of December 31, 2004, by approximately 243%, making Mariner larger on a reserve basis than many of its peer companies, and would more than double Mariner’s undeveloped acreage;

•	the integration of the businesses and the realization of expected benefits could be facilitated by the fact that Mariner is already active in the Gulf of Mexico with assets that are complementary to the Forest Gulf of Mexico assets;

•	the merger could generate increased visibility in the capital markets and trading liquidity for the combined company, which could enhance the market valuation of Mariner common stock;

•	the merger would increase the number of Mariner’s producing fields by approximately 400%, thereby diversifying Mariner’s asset base and reducing Mariner’s dependence on a concentrated number of properties;

•	the assets comprising the Forest Gulf of Mexico operations, which historically have been used as a cash flow generator for Forest, could be candidates for increased exploitation;

•	oil and natural gas prices are currently at or near historical highs, which could increase the revenues and enhance the profitability of the Forest Gulf of Mexico operations;

•	the merger would be consummated only if approved by the holders of a majority of the Mariner common stock;

•	the merger is structured as a tax-free reorganization for U.S. federal income tax purposes and, accordingly, would not be taxable either to Mariner or its stockholders;

•	the board’s belief that the potential financial benefits stemming from the enhanced growth prospects of the combined company outweigh the anticipated direct and indirect costs of the merger;

•	the terms of the merger agreement permit Mariner to terminate the merger agreement at any time before the meeting to accept a superior proposal, subject to its obligation to comply with certain procedural requirements and to pay a termination fee and expense reimbursement; and

•	the opinion, dated September 9, 2005, of Lehman Brothers Inc. to the Mariner board of directors that, as of that date, based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio in the merger was fair from a financial point of view to Mariner.
      The Mariner board of directors also identified and considered some risks and potential disadvantages associated with the merger, including the following:

•	the risk that there may be difficulties in combining the business of Mariner and the Forest Gulf of Mexico operations;

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the risk that the proved undeveloped, probable and possible reserves of the Forest Gulf of Mexico operations may never be converted to proved developed reserves;

•	the risks inherent in owning properties located in the Gulf of Mexico, including the risks of future hurricanes that could damage or destroy the acquired properties;

•	the risk that current high commodity prices could fall, thereby reducing the profitability of the acquired operations;

•	the risk that the merger might not be completed;

•	the fact that, in order to preserve the tax-free treatment of the spin-off, Mariner would be required to abide by restrictions that could reduce its ability to engage in certain business transactions that otherwise might be advantageous;

•	the fact that under the merger agreement, Mariner could be required to pay Forest a termination fee and expense reimbursement in certain circumstances; and

•	certain of the other matters described under “Risk Factors” beginning on page 24.
      In the judgment of the Mariner board of directors, the potential benefits of the merger outweigh the risks and the potential disadvantages. In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Mariner board of directors did not quantify or assign relative weights to the factors considered in reaching its conclusion. Rather, the Mariner board of directors views its recommendation as being based on the totality of the information presented to and considered by it. In addition, individual Mariner directors may have given different weights to different factors.

Certain Financial Projections
      In connection with the due diligence process during negotiations, Mariner and Forest provided each other with financial and operating projections for 2005 and 2006. Mariner’s projections are summarized below.

	2005	2006

Revenue (in millions)	$230.2	$421.4
EBITDA (in millions)	$185.2	$353.9
Net income (in millions)	$60.9	$158.7
Net income per common share	$1.71	$4.45
Capital expenditures (in millions)	$257.4	$250.5
      Mariner’s projections were based on a number of assumptions, including the following:

•	weighted average common shares outstanding of 35.6 million in both periods;

•	NYMEX prices for oil and Henry Hub prices for gas, as adjusted for pricing differentials and hedging contracts in place at such date as follows:

	2005	2006

Oil (per Bbl)	$41.27	$48.83
Gas (per Mcf)	$6.86	$7.87
Total (per Mcfe)	$6.87	$7.94

•	annual production as follows:

	2005	2006

Oil (MBbls)	1.9	2.4
Gas (Bcf)	21.6	38.8
Total (Bcfe)	33.2	53.1

•	a depreciation, depletion and amortization rate of $1.84 per Mcfe for 2005 and $1.80 per Mcfe for 2006;

•	an effective income tax rate of 35% in each period; and

•	various assumptions relating to delays in scheduled commencement of production at Pluto, Swordfish, Ochre and Dice, suspension of production at producing fields and increased capital expenditures due to Hurricane Katrina.
      Forest’s projections for the Forest Gulf of Mexico Operations are summarized below.

	Six Months Ended
	December 31,
	2005	2006

Revenue (in millions)	$214.1	$529.4
EBITDA (in millions)	$173.5	$450.5
Net income (in millions)	$43.9	$124.3
Net income per common share	$0.87	$2.45
Capital expenditures (in millions)	$123.0	$202.3

      Forest’s projections were based on a number of assumptions, including the following:

•	weighted average common shares outstanding of 50.6 million in each period;

•	NYMEX prices for oil and Henry Hub prices for gas, as adjusted for pricing differentials and hedging contracts in place at such date as follows:

	Six Months Ended
	December 31,
	2005	2006

Oil (per Bbl)	$47.42	$48.41
Gas (per Mcf)	$6.64	$7.13
Total (per Mcfe)	$7.02	$7.35

•	production as follows:

	Six Months Ended
	December 31,
	2005	2006

Oil (MBbls)	1.5	2.9
Gas (Bcf)	21.3	54.7
Total (Bcfe)	30.5	72.0

•	a depreciation, depletion and amortization rate of $3.26 per Mcfe for 2005 and $3.43 per Mcfe for 2006;

•	an effective income tax rate of 35% in each period;

•	the allocation from July 1, 2005 to December 31, 2005 of general and administrative expenses as set forth in the distribution agreement;

•	net hedging losses of $11.7 million for the six months ended December 31, 2005 and $19.5 million in 2006;

•	various assumptions relating to general and administrative expenses to reflect the allocation set forth in the distribution agreement; and

•	transaction-related expenses of $12 million for the six months ended December 31, 2005.
      Mariner and Forest make public only very limited information as to future performance and neither company provides specific or detailed information as to earnings or performance over an extended period. The foregoing prospective financial information is included in this proxy statement/prospectus–information statement only because this information was provided to the other party during negotiations. The prospective financial information of Mariner and Forest, which was prepared by the respective management of Mariner and Forest, was not prepared with a view to public disclosure or with a view toward complying with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding prospective financial information. The projections do not purport to present operations in accordance with GAAP. The internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. Neither Mariner’s nor Forest’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
      In addition to the specific assumptions set forth above, the projections also reflect numerous assumptions made by management of both companies, including assumptions with respect to general business, economic, market and financial conditions and other matters, including effective tax rates and interest rates and the anticipated amount of borrowings, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. Actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus–information statement should not be regarded as an indication that the projections will be predictive of actual future events, and the projections should not be relied upon as such.
      The projections were disclosed to the other party and its representatives as a matter of due diligence, and are included in this proxy statement/ prospectus/information statement on that account. Each of Mariner and Forest believes that the projections prepared by it were reasonable at the time they were made; however, none of Mariner or Forest or any of their respective representatives has made or makes any representation to any stockholder regarding the ultimate performance of Mariner or the Forest Gulf of Mexico operations compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. In particular, these projections were prepared prior to, and do not take into account the full effects of business interruptions due to, Hurricanes Katrina and Rita in August 2005 and September 2005, respectively.
Opinion of Mariner’s Financial Advisor
      Mariner engaged Lehman Brothers to act as its financial advisor in connection with the merger. On September 9, 2005, Lehman Brothers rendered its written opinion to the board of directors of Mariner, that, as of that date, based upon and subject to the matters stated in its opinion letter, from a financial point of view, the exchange ratio of 1.0 share of Mariner common stock for each share of Forest Energy Resources common stock in the merger was fair to Mariner.
      The Mariner board of directors determined that the process leading up to the execution of the merger agreement was procedurally fair to all stockholders, including unaffiliated stockholders. The board did not obtain an independent advisor’s opinion with respect to procedural fairness, because numerous factors supported the conclusion that sufficient procedural safeguards existed to protect the interests of all stockholders, including the following:

•	the fact that Mariner’s board of directors unanimously approved the merger, including all directors with no interest in the merger other than their interests as stockholders of Mariner;

•	the fact that the stockholders of Mariner will be given the opportunity to vote on the merger, and that the merger agreement would not be adopted without the affirmative vote of at least a majority of Mariner’s common stock;

•	the fact that Mariner does not have a controlling stockholder, and that directors and officers of Mariner own less than 11% of the outstanding stock of Mariner;

•	the fact that independent financial and legal advisors were retained to assist in the negotiation of the terms of the merger agreement, the distribution agreement and the other ancillary agreements; and

•	the fact that Mariner received a written opinion from its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration.
      The full text of Lehman Brothers’ opinion dated September 9, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations upon the review undertaken in connection with the opinion, is included as Annex B to this joint proxy statement/prospectus-information statement. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
      Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the board of directors of Mariner in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of Mariner as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not in any manner address, Mariner’s underlying business decision to proceed with or effect the merger.

      In arriving at its opinion, Lehman Brothers reviewed, among other things:

•	the merger agreement, the distribution agreement, the other transaction agreements and the specific terms of the merger;

•	publicly available information concerning Mariner that Lehman Brothers believed to be relevant to its analysis, including, without limitation, the Amendment No. 1 to the Registration Statement on Form S-1 filed on July 26, 2005 by Mariner;

•	publicly available information concerning Forest that Lehman Brothers believed to be relevant to its analysis, including, without limitation, the Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005;

•	financial and operating information with respect to the business, operations and prospects of Mariner as furnished to Lehman Brothers by Mariner, including financial projections and oil and gas reserve estimates as of June 30, 2005 for Mariner as prepared by the management of Mariner;

•	financial and operating information with respect to the Forest Gulf of Mexico operations as furnished to Lehman Brothers by Forest, including financial projections and oil and gas reserve estimates as of June 30, 2005 for the Forest Gulf of Mexico operations as prepared by the management of Forest;

•	a comparison of the historical financial results and present financial condition of Mariner and the Forest Gulf of Mexico operations with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	commodity prices assumptions used by the management of Mariner, commodity prices assumptions published by Lehman Brothers equity research, and commodity prices as quoted on the NYMEX on August 19, 2005 (collectively the “Commodity Price Assumptions”);

•	estimates of certain proved reserves generated by third-party reserve engineers as of December 31, 2004 for Mariner and the Forest Gulf of Mexico operations;

•	the potential pro forma impact of the merger on the current financial condition and future financial performance of Mariner, including the impact on Mariner’s operating metrics, including, the composition of its reserves between oil and gas; the percentage of reserves attributable to onshore, the shelf of the Gulf of Mexico and deepwater Gulf of Mexico; and the ratio of reserves as of June 30, 2005 to 2005 expected production;

•	the relative contributions of Mariner and the Forest Gulf of Mexico operations to the current and future financial performance of the combined company on a pro forma basis;

•	the report dated as of September 9, 2005, prepared by the management of Mariner, assessing the damage to the Gulf of Mexico assets of Mariner caused by Hurricane Katrina; and

•	the report dated as of September 9, 2005, prepared by the management of Forest, assessing the damage to the Gulf of Mexico assets of the Forest Gulf of Mexico operations caused by Hurricane Katrina.
      In addition, Lehman Brothers had discussions with the managements of Mariner and Forest concerning their respective businesses, operations, assets, financial conditions, reserves, production profiles, hedging levels, exploration programs and prospects of Mariner and the Forest Gulf of Mexico operations and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.
      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of Mariner and Forest that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Mariner, upon advice of Mariner, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Mariner as to the future financial performance of Mariner and that Mariner would perform substantially in accordance with such projections. With respect to the financial projections of the Forest Gulf of Mexico operations, upon advice of Forest, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Forest as to the future financial performance of the Forest Gulf of Mexico operations and that the Forest Gulf of Mexico operations would perform substantially in accordance with such projections. However, in the course of its analysis and in arriving at its opinion, Lehman Brothers also considered the various Commodity Price Assumptions, which resulted in certain adjustments to the projections of Mariner and the Forest Gulf of Mexico operations. Lehman Brothers discussed these adjusted projections with the management of Mariner and they agreed with the appropriateness of the use of such adjusted projections, as well as Forest’s management projections, in performing its analysis.
      In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Mariner and the Forest Gulf of Mexico operations and did not make or obtain from third parties any evaluations or appraisals of the assets and liabilities of Mariner or the Forest Gulf of Mexico operations. Lehman Brothers’ opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter.
      In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Mariner or the Forest Gulf of Mexico operations, but rather made its determination as to the fairness to Mariner, from a financial point of view, of the exchange ratio in the merger on the basis of the financial, comparative and other analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial, comparative and other analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mariner or Forest. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses could actually be sold.
      The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to Mariner’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of financial, comparative and other analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial, comparative and other analyses. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Valuation Analyses Used to Derive Implied Exchange Ratios
      Lehman Brothers separately analyzed the value of Mariner and the Forest Gulf of Mexico operations in accordance with the following methodologies: net asset valuation analysis, comparable company analysis and comparable transaction analysis. Each of these methodologies was used to generate a reference enterprise value range for each of Mariner and the Forest Gulf of Mexico operations. The enterprise value range for each entity was adjusted for appropriate on- and off-balance sheet assets and liabilities to arrive at a common equity value range (in aggregate dollars) for each entity. The equity value range for each entity was used to derive implied exchange ratios which were then compared to the exchange ratio agreed to in the merger. The implied exchange ratios, derived using the various valuation methodologies listed, supported the conclusion that the exchange ratio agreed to in the merger was fair to Mariner from a financial point of view.
      The various valuation methodologies noted above and the implied exchange ratios derived therefrom are included in the following table. This table should be read together with the more detailed descriptions set forth below. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of Mariner and the Forest Gulf of Mexico operations, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mariner or Forest. Accordingly, the methodologies and the implied exchange ratios derived therefrom set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied exchange ratios set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers’ opinion.

Implied
Exchange
Valuation Methodology	Summary Description of Valuation Methodology	Ratio Range*

Net Asset Valuation Analysis	Net present valuation of after-tax cash flows generated by producing to exhaustion existing proved reserves, using selected hydrocarbon pricing scenarios and discount rates plus the evaluation of probable and possible reserves and certain other assets and liabilities
	— Case I Commodity Prices	0.84 - 1.11
	— Case II Commodity Prices	0.95 - 1.30
	— Case III Commodity Prices	0.88 - 1.14
Comparable Company Analysis	Market valuation benchmark based on trading multiples of selected comparable companies for selected financial and asset-based measures	0.78 - 1.14
Comparable Transactions Analysis	Market valuation benchmark based on consideration paid in selected comparable transactions	0.80 - 1.32
Exchange Ratio in the Merger		1.00*

*	Shares of Forest Energy Resources will be exchanged for shares of Mariner on a one-for-one basis. The exchange ratio represents the number of Mariner shares to be issued in the merger for each Forest Energy Resources share. As a result of this exchange ratio and the number of shares of Forest Energy Resources to be issued in the spin-off, Forest shareholders will receive approximately 0.8 shares of Mariner common stock for each share of Forest common stock they own and cash in lieu of any fractional shares.

Net Asset Valuation Analysis
      Lehman Brothers estimated the present value of the future after-tax cash flows expected to be generated from each entity’s proved reserves as of June 30, 2005, based on estimated reserves and production cost estimates. The present values of the future after-tax cash flows were determined using a range of discount rates and risking factors based on geography and reserve category risk and assuming a tax rate of 35%. Lehman Brothers added to such estimated proved reserves the estimated values of certain other assets and liabilities, including each of Mariner’s and the Forest Gulf of Mexico operations’ probable and possible reserves, each of Mariner’s and the Forest Gulf of Mexico operations’ exploration portfolio, and each of Mariner’s and the Forest Gulf of Mexico operations’ current commodity hedging portfolio. The net asset valuation analysis was performed under three commodity price scenarios (Case I, Case II and Case III), which are described below.
      Certain of the natural gas and oil price forecasts employed by Lehman Brothers were based on New York Mercantile Exchange, or NYMEX, price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil) from which adjustments were made to reflect location and quality differentials. NYMEX gas price quotations are stated in heating value equivalents per million British Thermal Units, or MMBtu, which are adjusted to reflect the value per thousand cubic feet, or MCF, of gas. NYMEX oil price quotations are stated in dollars per barrel, or BBL, of crude oil. In addition to the NYMEX prices, Lehman Brothers considered the impact of a flat pricing scenario in which we employed natural gas and oil prices of $5.00 per MMBtu, and $45.00 per BBL respectively. In another pricing scenario, we valued the proved developed producing reserves using NYMEX pricing and all other categories using $5.00 per MMBtu and $45.00 per BBL for gas and oil, respectively. The table below presents a summary of natural gas and oil price forecasts employed by Lehman Brothers for each commodity price scenario.

							Escalation
	2005E	2006E	2007E	2008E	2009E	2010E	Thereafter

Natural Gas ($MMBtu)
Case I: All reserve classifications	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00	0.0%
Case II:
Proved developed producing reserves	$9.24	$8.89	$8.29	$7.85	$7.47	$7.14	0.0%
All other reserve classifications	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00	0.0%
Case III: All reserve classifications	$9.24	$8.89	$8.29	$7.85	$7.47	$7.14	0.0%
Oil ($/BBL)
Case I: All reserve classifications	$45.00	$45.00	$45.00	$45.00	$45.00	$45.00	0.0%
Case II:
Proved developed producing reserves	$64.06	$64.81	$62.71	$60.55	$59.15	$58.45	0.0%
All other reserve classifications	$45.00	$45.00	$45.00	$45.00	$45.00	$45.00	0.0%
Case III: All reserve classifications	$64.06	$64.81	$62.71	$60.55	$59.15	$58.45	0.0%
      The net asset valuation analyses yielded valuations for Mariner and the Forest Gulf of Mexico operations that implied a range of exchange ratios of 0.84 to 1.11 for Case I, a range of exchange ratios of 0.95 to 1.30 for Case II and a range of exchange ratios of 0.88 to 1.14 for Case III.

Comparable Company Analysis
      With respect to Mariner, Lehman Brothers reviewed the public stock market trading multiples for the following exploration and production companies, which Lehman Brothers selected because their businesses and operating profiles are reasonably similar to that of Mariner:

•	Bois d’Arc Energy, Inc.

•	Comstock Resources, Inc.

•	Energy Partners, Ltd.

•	The Houston Exploration Company

•	Remington Oil and Gas Corporation

•	Spinnaker Exploration Company

•	Stone Energy Corporation

•	W&T Offshore, Inc.

      As part of its comparable company analysis, Lehman Brothers calculated and analyzed Mariner’s and each comparable company’s equity and adjusted capitalization multiples of certain historical and projected financial and operating criteria (such as earnings before interest, taxes, depreciation, depletion, amortization and exploration expense, or EBITDE; net income; discretionary cash flow, or DCF; proved reserves; and daily production). The adjusted capitalization of each comparable company was obtained by adding its total debt to the sum of the market value of its common equity, the book value of its preferred stock and the book value of any minority interest minus its cash balance. The ratios of each comparable company of adjusted capitalization to proved reserves and to daily production were calculated by excluding from each selected company’s adjusted capitalization calculation, an estimate of the value of non-proved reserves and other businesses that are unrelated to exploration and production of oil and gas.
      Based on a review of the multiples derived for the comparable companies, Lehman Brothers selected multiple ranges to apply to Mariner’s corresponding financial and operating statistics. The selected multiple ranges applied to Mariner’s projected 2005 and projected 2006 EBITDE statistics were 3.5x to 4.0x and 3.4x to 3.9x, respectively. The selected multiple ranges applied to Mariner’s projected 2005 and projected 2006 earnings statistics were 8.0x to 10.0x and 8.0 to 10.0x, respectively. The selected multiple ranges applied to Mariner’s projected 2005 and projected 2006 DCF statistics were 3.0x to 3.5x and 2.8 to 3.3x, respectively. The selected multiple ranges applied to Mariner’s proved reserve statistics were $15.00 to $18.00 per barrel of oil equivalent, referred to as BOE, and $2.50 to $3.00 per thousand cubic feet equivalent, referred to as Mcfe. The selected multiple ranges applied to Mariner’s daily production statistics were $48,000 to $60,000 per thousand barrels of oil equivalent produced per day, referred to as MBOE/d, and $8,000 to $10,000 per million cubic feet equivalent produced per day, referred to as Mmcfe/d. For the proved reserves and daily production multiples, an estimate of the value of Mariner’s non-proved reserves (including probable and possible reserves and Mariner’s exploration portfolio) was added to the analysis. All of these calculations were performed, and based on publicly available financial data, including independent equity research analyst estimates, and closing prices as of September 8, 2005, the last trading date prior to the delivery of Lehman Brothers’ opinion.
      With respect to the Forest Gulf of Mexico operations, Lehman Brothers reviewed the public stock market trading multiples for the following exploration and production companies, which Lehman Brothers selected because their businesses and operating profiles are reasonably similar to that of the Forest Gulf of Mexico operations:

•	Bois d’Arc Energy, Inc.

•	Energy Partners, Ltd.

•	The Houston Exploration Company

•	Remington Oil and Gas Corporation

•	Spinnaker Exploration Company

•	Stone Energy Corporation

•	W&T Offshore, Inc.
      As part of its comparable company analysis, Lehman Brothers calculated and analyzed the Forest Gulf of Mexico operations’ and each comparable company’s equity and adjusted capitalization multiples of certain historical and projected financial and operating criteria (such as EBITDE, net income, DCF, proved reserves, and daily production). The adjusted capitalization of each comparable company was obtained by adding its total debt to the sum of the market value of its common equity, the book value of its preferred stock and the book value of any minority interest minus its cash balance. The ratios of each comparable company of adjusted capitalization to proved reserves and to daily production were calculated by excluding from each selected company’s adjusted capitalization calculation, an estimate of the value of non-proved reserves and other businesses that are unrelated to exploration and production of oil and gas.

      Based on a review of the multiples derived for the comparable companies, Lehman Brothers selected multiple ranges to apply to the Forest Gulf of Mexico operations’ corresponding financial and operating statistics. The selected multiple ranges applied to the Forest Gulf of Mexico operations’ projected 2005 and projected 2006 EBITDE statistics were 3.0x to 3.5x and 2.9x to 3.4x, respectively. The selected multiple ranges applied to the Forest Gulf of Mexico operations’ projected 2005 and projected 2006 earnings statistics were 8.0x to 10.0x and 8.5 to 10.5x, respectively. The selected multiple ranges applied to the Forest Gulf of Mexico operations’ projected 2005 and projected 2006 DCF statistics were 2.8x to 3.3x and 2.6 to 3.1x, respectively. The selected multiple ranges applied to the Forest Gulf of Mexico operations’ proved reserve statistics were $18.00 to $21.00 per BOE and $3.00 to $3.50 per Mcfe. The selected multiple ranges applied to the Forest Gulf of Mexico operations’ daily production statistics were $30,000 to $42,000 per MBOE/d and $5,000 to $7,000 per Mmcfe/d. For the proved reserves and daily production multiples, an estimate of the value of the Forest Gulf of Mexico operations’ non-proved reserves (including probable and possible reserves and the Forest Gulf of Mexico operations’ exploration portfolio) was added to the analysis. All of these calculations were performed, and based on publicly available financial data, including independent equity research analyst estimates, and closing prices as of September 8, 2005, the last trading date prior to the delivery of Lehman Brothers’ opinion.
      The comparable company methodology yielded valuations for Mariner and the Forest Gulf of Mexico operations that implied a range of exchange ratios of 0.78 to 1.14.
      Because of the inherent differences between the corporate structure, businesses, operations, commodity mix and prospects of Mariner and the Forest Gulf of Mexico operations and the corporate structure, businesses, operations, commodity mix and prospects of the selected comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Mariner and the Forest Gulf of Mexico operations and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Mariner and the Forest Gulf of Mexico operations and the companies included in the comparable company analysis.

Comparable Transactions Analysis
      Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. In the case of Mariner, Lehman Brothers reviewed certain publicly available information on selected corporate level exploration and production transactions it deemed comparable to the merger, in whole or in part, which were announced from January 2001 to September 2005. The transactions included, but were not limited to:

•	Petrohawk Energy Corporation/Mission Resources Corporation

•	Cimarex Energy Company/Magnum Hunter Resources, Inc.

•	Noble Energy Inc./Patina Oil & Gas Corporation

•	EnCana Corporation/Tom Brown, Inc.

•	Kerr-McGee Corporation/Westport Resources Corporation
      For the corporate transactions analysis, for each comparable transaction, relevant transaction multiples were analyzed including the transaction value (equity purchase price plus assumed obligations) divided by proved reserves and daily production. The selected multiple ranges applied to Mariner’s proved reserve statistic were $13.50 to $16.50 per BOE and $2.25 to $2.75 per Mcfe. The selected multiple ranges applied to Mariner’s daily production multiple ranges were $45,000 to $57,000 per MBOE/d and $7,500 to $9,500 per Mmcfe/d. For the proved reserves and daily production multiples, an estimate of the value of Mariner’s non-proved reserves (including probable and possible reserves and Mariner’s exploration portfolio).

      In the case of the Forest Gulf of Mexico operations, Lehman Brothers reviewed certain publicly available information on selected corporate level exploration and production transactions it deemed comparable to the merger, in whole or in part, which were announced from January 2001 to September 2005. The transactions included, but were not limited to:

•	Cimarex Energy Company/Magnum Hunter Resources, Inc.

•	Noble Energy Inc./Patina Oil & Gas Corporation

•	EnCana Corporation/Tom Brown, Inc.

•	Kerr-McGee Corporation/Westport Resources Corporation
      For the corporate transactions analysis for each company, relevant transaction multiples were analyzed including the corresponding transaction values (equity purchase price plus assumed obligations) divided by proved reserves and daily production. The selected multiple ranges applied to the Forest Gulf of Mexico operations’ proved reserve statistics were $18.00 to $21.00 per BOE and $3.00 to $3.50 per Mcfe. The selected multiple ranges applied to the Forest Gulf of Mexico operations’ daily production statistic were $30,000 to $36,000 per MBOE/d and $5,000 to $6,000 per Mmcfe/d. For the proved reserves and daily production multiples, an estimate of the value of the Forest Gulf of Mexico operations’ non-proved reserves (including probable and possible reserves and the Forest Gulf of Mexico operations’ exploration portfolio).
      The comparable transactions methodology yielded valuations for Mariner and the Forest Gulf of Mexico operations that implied a range of exchange ratios of 0.80 to 1.32.
      Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Mariner and the Forest Gulf of Mexico operations and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that could affect the acquisition values of such acquired companies or companies to which they are being compared.

Contribution Analysis
      Lehman Brothers analyzed the relative income statement contribution of Mariner and the Forest Gulf of Mexico operations to the combined company based on 2005 and 2006 financial data as projected by the managements of Mariner and Forest, respectively. The contribution analysis treats all cash flow and earnings the same regardless of capitalization, expected growth rates, upside potential or risk profile.
      This analysis indicated that Mariner will contribute approximately 39.5% to 51.5% of the combined company’s net income and 35.8% to 44.6% of the combined company’s DCF for the periods analyzed. This analysis indicated that the Forest Gulf of Mexico operations will contribute approximately 48.5% to 60.5% of the combined company’s net income and 55.4% to 64.2% of the combined company’s DCF for the periods analyzed.

Pro Forma Merger Consequences Analysis
      Lehman Brothers analyzed the pro forma impact of the merger on Mariner’s projected 2005 and 2006 earnings per share and DCF per share. Lehman Brothers prepared a pro forma merger model which incorporated the financial projections of Mariner and the Forest Gulf of Mexico operations as provided by the managements of Mariner and Forest, respectively. Lehman Brothers then compared the earnings per share and DCF per share of Mariner on a standalone basis to the earnings per share and DCF per share of Mariner pro forma for the merger. Lehman Brothers noted that the merger is expected to be dilutive to earnings per share and accretive to DCF per share in 2005 and is expected to be dilutive to both earnings and DCF per share in 2006.

General
      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Mariner’s board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Mariner and the energy industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.
      Pursuant to the terms of an engagement letter dated August 9, 2005 between Lehman Brothers and Mariner, Mariner paid Lehman Brothers a fee upon delivery of Lehman Brothers’ opinion, dated September 9, 2005. Mariner has also agreed to pay Lehman Brothers an additional fee at the time of closing. Mariner also has agreed to reimburse Lehman Brothers for its reasonable expenses incurred in connection with this engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities that may arise out of its engagement by Mariner and the rendering of the Lehman Brothers’ opinion. The estimated aggregate compensation Lehman Brothers will receive in connection with the merger is $3.0 million, of which $1.0 million was contingent on the execution of a merger agreement and an additional $1.25 million is contingent on the consummation of the merger. Lehman Brothers from time to time renders investment banking services to Mariner and Forest and receives customary fees for such services. Lehman Brothers has provided no financing advisory or other financing services to Mariner during the past two years. In July 2004 Lehman Brothers participated as an underwriter in a senior note offering of Forest. Lehman Brothers’ aggregate compensation for the transaction was $72,000.
      During the course of its engagement, representatives of Lehman Brothers participated in discussions with members of Mariner’s senior management regarding the rationale for, benefits of and risks and uncertainties relating to the merger. Among the benefits discussed with senior management were the economies of scale and the portfolio management opportunities provided by the increases to proved reserves and undeveloped acreage, the potential reduction in volatility related to deepwater projects, and increased visibility in the capital markets. Among the uncertainties discussed with senior management were those related to current high commodity prices and the possibility that probable and possible reserves of the acquired operations may never be converted to proved developed reserves.
      In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Mariner and Forest for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
The Spin-Off
      On September 12, 2005, Forest announced that Forest would spin-off to its shareholders the Forest Gulf of Mexico operations, and that the Forest Gulf of Mexico operations would immediately thereafter be acquired in a merger transaction by Mariner. Forest is carrying out the spin-off to facilitate Mariner’s acquisition of the Forest Gulf of Mexico operations and the spin-off is a condition to the merger. After the spin-off and merger, Mariner will be a separately traded public company that will own and operate the combination of Mariner’s business and the Forest Gulf of Mexico operations.
      As a result of the transaction, in addition to retaining all of their shares of Forest common stock, Forest shareholders will receive approximately 0.8 shares of Mariner common stock for each share of Forest common stock owned on the record date of the transaction. Forest shareholders will receive approximately 58% of the common stock of Mariner on a pro forma basis. Mariner’s common stock has been approved for listing on the New York Stock Exchange upon the completion of the merger.
      While Forest believes the spin-off will allow Forest shareholders to benefit from the success and upside potential of Mariner, there are risks that are described under “Risks Factors” beginning on page 24 of this proxy statement/ prospectus-information statement.

      Forest’s board of directors has determined that the spin-off of the Gulf of Mexico operations and the combination of these operations with Mariner are advisable and in the best interests of Forest and its shareholders, and has approved the proposed transaction. Forest’s board of directors has the corporate authority under New York law to effect a spinoff of the stock of a subsidiary such as Forest Energy Resources that represents less than substantially all the assets of Forest. Under Delaware law, Forest, as the sole stockholder of Forest Energy Resources, has the authority to approve, and has approved, the merger of MEI Sub with and into Forest Energy Resources. Forest shareholders need not take any action to participate in the spin-off or the merger — no vote of Forest shareholders is required in connection with this transaction.
      As of December 1, 2005, Forest has transferred and contributed the assets and certain liabilities associated with the Forest Gulf of Mexico operations to Forest Energy Resources pursuant to the terms of the distribution agreement. The distribution agreement is attached as Annex C to this proxy statement/prospectus-information statement. See “The Distribution Agreement” beginning on page 88. Immediately prior to the merger, Forest will spin off Forest Energy Resources by distributing all of the shares of Forest Energy Resources common stock to Forest shareholders on a pro rata basis. MEI Sub will then be merged with and into Forest Energy Resources in accordance with the terms of the merger agreement, with the result being that Forest Energy Resources will become a wholly owned subsidiary of Mariner. The merger agreement is attached as Annex A to this proxy statement/ prospectus-information statement. See “The Spin-Off and Merger” beginning on page 41 and “The Merger Agreement” beginning on page 74.
      The distribution of Forest Energy Resources common stock will take the form of a special stock dividend to Forest shareholders of record on the record date for the dividend. Forest shareholders who are entitled to receive shares of Forest Energy Resources will be mailed book-entry statements evidencing their shares of Forest Energy Resources. Upon completion of the merger, the exchange of Forest Energy Resources shares and Mariner shares will be effected through book-entry (with cash paid in lieu of any fractional shares), without the exchange of physical share certificates. Forest shareholders will not be required to pay for the shares of Forest Energy Resources common stock that they receive in the spin-off or the shares of Mariner common stock that they receive in the merger. The distribution of the Forest Energy Resources shares will not alter the number of outstanding shares of Forest common stock, and Forest shareholders should not send in their stock certificates representing shares of Forest common stock.
Stock Exchange Listing
      Mariner’s common stock has been approved for listing on the New York Stock Exchange upon the completion of the merger.
Certificate of Incorporation and By-Laws
      The proposed amendment to Mariner’s certificate of incorporation is in the form attached as Annex E to this proxy statement/ prospectus-information statement. Following the merger, the certificate of incorporation and by-laws of Mariner would differ from the current certificate of incorporation and by-laws only with respect to the number of authorized shares of stock, which pursuant to the proposed amendment would be increased from 90 million to 200 million.
Material United States Federal Tax Consequences of the Spin-Off and the Merger

Scope of the Discussion
      The following discussion summarizes certain material U.S. tax consequences of the spin-off to Forest and its shareholders, and the merger to Mariner stockholders and to stockholders of Forest Energy Resources at the effective time of the merger. It is a condition to the completion of the spin-off that Forest receive an opinion from Weil, Gotshal & Manges LLP, tax counsel to Forest, to the effect that the spin-off will generally qualify as a distribution that is tax-free under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended. The discussion below of the “Material U.S. Tax Consequences of the Spin-Off” represents the further opinion of Weil, Gotshal & Manges LLP of the tax consequences of the spin-off that will follow from the distribution qualifying as tax-free under Sections 355 and Section 368 of the Internal Revenue Code. It is

a condition to the completion of the merger that Forest and Forest Energy Resources receive an opinion from Weil, Gotshal & Manges LLP, tax counsel to Forest and to Forest Energy Resources, and that Mariner receive an opinion from Baker Botts L.L.P., tax counsel to Mariner, in both cases dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The discussion below of the “Material U.S. Tax Consequences of the Merger” represents the further opinions of Weil, Gotshal & Manges LLP and Baker Botts L.L.P. of the tax consequences of the merger that will follow from the merger qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.
      This discussion is based upon existing U.S. tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this proxy statement/ prospectus-information statement, all of which are subject to change, possibly with retroactive effect.
      For purposes of this discussion:

•	a “U.S. holder” is a beneficial owner of Forest, Forest Energy Resources or Mariner common stock that is (1) an individual citizen or resident of the U.S., (2) a corporation or any other entity taxable as a corporation created or organized in or under the laws of the U.S. or of a state of the U.S. or the District of Columbia, (3) a trust (i) in respect of which a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantive decisions of the trust or (ii) that was in existence on August 20, 1996 and validly elected to continue to be treated as a domestic trust, or (4) an estate that is subject to U.S. tax on its worldwide income from all sources;

•	a “non-U.S. holder” is any holder of Forest, Forest Energy Resources or Mariner common stock other than a U.S. holder; and

•	the term “U.S. tax” means U.S. federal income tax under the Internal Revenue Code of 1986, as amended.
      The discussion assumes that holders hold their Forest, Forest Energy Resources or Mariner common stock, as applicable, as capital assets. Other tax consequences may apply to holders who are subject to special treatment under U.S. tax or U.S. federal estate tax law, such as:

•	tax exempt organizations;

•	financial institutions, insurance companies and broker-dealers;

•	holders who hold their Forest, Forest Energy Resources or Mariner common stock, as applicable, as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of Forest, Forest Energy Resources or Mariner common stock and one or more other investments;

•	mutual funds;

•	holders that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	holders who acquired their shares in compensatory transactions;

•	holders who are subject to the alternative minimum tax; or

•	non-U.S. holders who are or have previously been engaged in the conduct of a trade or business in the U.S. or who have ceased to be U.S. citizens or to be taxed as resident aliens.
      In the case of a stockholder that is a partnership, determinations as to tax consequences will generally be made at the partner level, but other special considerations not described may apply. The discussion is generally limited to U.S. federal income and estate tax considerations and does not address other U.S. federal tax considerations or state, local or foreign tax considerations.

      The opinions of counsel referred to above to be delivered at closing will be, and the opinions of counsel set forth herein are, based on present law, which is subject to change, possibly with retroactive effect. In providing their opinions at the closing of the spin-off and the merger, counsel will make customary assumptions and rely upon the accuracy of certain representations made to them by Forest, Forest Energy Resources, and Mariner, in officers’ certificates. In addition, counsel will rely upon the accuracy of the information in this proxy statement/ prospectus-information statement and in other documents filed by Mariner and by Forest with the SEC and upon other information provided to them by Mariner and Forest. Any change in present law, or the failure of factual assumptions or representations to be true, correct and complete in all respects, could affect the continuing validity of counsels’ tax opinions. The conditions to the completion of the spin-off and merger relating to the receipt of the tax opinions may not be waived by Forest or Mariner after receipt of the Mariner shareholder approval unless further shareholder approval is obtained with appropriate disclosure. If any condition relating to the receipt of a tax opinion is waived, Mariner will recirculate a proxy statement/ prospectus and will resolicit proxies of the Mariner stockholders if there is a material change in the tax consequences of the spin-off or the merger. No ruling will be requested from the Internal Revenue Service on any aspect of the proposed transactions. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. Accordingly, there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth herein or in the opinion letters to be delivered at closing, and it is possible that the Internal Revenue Service or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position.
      This summary is not a substitute for an individual analysis of the tax consequences of the proposed transaction to a Forest, Forest Energy Resources or Mariner stockholder. Each Forest, Forest Energy Resources or Mariner stockholder is urged to consult a tax adviser as to the U.S. tax consequences of the proposed transactions, including any consequences arising from the particular facts and circumstances of the Forest, Forest Energy Resources or Mariner stockholder, and as to any estate, gift, state, local or foreign tax consequences of the proposed transaction.

Material U.S. Tax Consequences of the Spin-Off
      The spin-off is conditioned upon receipt by Forest of an opinion from Weil, Gotshal & Manges LLP, to the effect that the spin-off will generally qualify as a distribution that is tax-free under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended. Weil, Gotshal & Manges LLP is of the opinion that the U.S. federal income tax consequences of such treatment will be that:

•	a Forest shareholder will not recognize any income, gain or loss as a result of the spin-off;

•	a Forest shareholder’s aggregate tax basis for his or her Forest common stock on which Forest Energy Resources common stock is distributed and the Forest Energy Resources common stock received by such shareholder in the spin-off will be the same as the tax basis of Forest common stock held by such shareholder immediately prior to the spin-off. A Forest shareholder’s aggregate tax basis will be allocated between his or her Forest common stock and Forest Energy Resources common stock received in the spin-off in proportion to the relative fair market value of the Forest common stock and Forest Energy Resources common stock on the spin-off date;

•	a Forest shareholder’s holding period for the Forest Energy Resources common stock received in the spin-off will include the holding period of the Forest common stock on which the distribution is made; and

•	Forest will not recognize any income, gain or loss on the spin-off, other than with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by Forest under the Treasury regulations relating to consolidated returns. It is also possible that Forest may recognize income with respect to certain cash received from Forest Energy Resources under the distribution agreement.
      There are numerous requirements that must be satisfied in order for the spin-off to be accorded tax-free treatment under the Internal Revenue Code. If the spin-off were not to qualify as tax-free under Sections 355 and 368 of the Internal Revenue Code, Forest would be required to recognize gain equal to the excess of the fair market value of the Forest Energy Resources common stock distributed to its shareholders over Forest’s tax basis in the Forest Energy Resources common stock. Additionally, each Forest shareholder would be treated as if such shareholder had received a distribution in an amount equal to the fair market value of the Forest Energy Resources common stock received, taxed as a dividend to the extent of Forest’s current and accumulated earnings and profits (including earnings and profits arising from the gain to Forest described above) and then treated as a non-taxable return of capital to the extent of the holder’s tax basis in the Forest common stock and thereafter as capital gain from the sale or exchange of Forest common stock. Under current law, individual citizens or residents of the U.S. are subject to U.S. federal income tax on dividends at a maximum rate of 15% (assuming holding period and other requirements are met) and long-term capital gains (i.e., capital gains on assets held for more than one year) at a maximum rate of 15%.
      Even if the spin-off otherwise qualifies for tax-free treatment under Sections 355 and 368 of the Internal Revenue Code, the distribution of Forest Energy Resources common stock to Forest shareholders may be disqualified as tax-free to Forest under Section 355(e) of the Internal Revenue Code if 50% or more of the stock of Forest, Forest Energy Resources or Mariner is acquired as part of a plan or series of related transactions that include the spin-off. For purposes of this test, any acquisitions of Forest stock or Forest Energy Resources stock within two years before or after the spin-off, and any acquisitions of Mariner stock within two years after the spin-off, are presumed to be part of such a plan, although Forest, Forest Energy Resources or Mariner may be able to rebut that presumption. Also, for purposes of this test, the merger will already be treated as resulting in a deemed acquisition by Mariner stockholders of approximately 42% of Forest Energy Resources common stock. Under U.S. Treasury Regulations, certain safe harbors exist under which certain issuances of shares of Mariner and Forest Energy Resources will not be deemed part of the same plan as the spin-off. Among other safe harbors, safe harbors exist for transactions if specific timing conditions are met as to when agreements or substantial negotiations relating to such transactions occur, and a safe harbor exists for certain issuances pursuant to compensatory employment-related arrangements. The process for determining whether a change of ownership has occurred under the tax rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If an acquisition of Forest stock, Forest Energy Resources stock or Mariner stock results in the application of Section 355(e) of the Internal Revenue Code, Forest would recognize taxable gain as described in the preceding paragraph but the spin-off would generally be tax-free to each Forest shareholder. Pursuant to the tax sharing agreement, depending on the event, Forest may have to indemnify Mariner, or Mariner may have to indemnify Forest, for some or all of the taxes resulting from the spin-off. See “Ancillary Agreements — Tax Sharing Agreement” beginning on page 91.
      The tax sharing agreement entered into by Forest, Forest Energy Resources and Mariner imposes ongoing restrictions on Forest, Forest Energy Resources and Mariner to ensure that applicable statutory requirements under the Internal Revenue Code and applicable Treasury regulations continue to be met so that the spin-off remains tax-free to Forest and its shareholders. As a result of these restrictions, the ability of Mariner to engage in certain transactions, such as the redemption of its common stock, the issuance of equity securities and the utilization of its stock as currency in an acquisition, will be limited for a period of up to two years following the spin-off. These restrictions may reduce the ability of Mariner under certain circumstances to engage in certain business transactions that otherwise might be advantageous to Mariner and its stockholders and could have a negative impact on its business and stockholder value. If the spin-off became taxable, Forest would be expected to recognize a substantial amount of taxable income, which would result in a material amount of taxes. Depending on the circumstances, the tax sharing agreement allocates to Forest or Mariner all, or a portion of, any tax liability resulting from the spin-off being taxable. Any such taxes allocated to Mariner would be expected to be material to Mariner. This proxy statement/ prospectus-information statement summarizes certain effects of the tax sharing agreement on Mariner and Mariner stockholders. See “Ancillary Agreements — Tax Sharing Agreement” beginning on page 91. Mariner stockholders are encouraged to read the summary and the tax sharing agreement in its entirety for a more complete discussion of these tax matters.

      Current Treasury regulations require each Forest shareholder who receives Forest Energy Resources common stock pursuant to the spin-off to attach to his or her federal income tax return for the year in which the spin-off occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code. Forest will provide the appropriate information to each shareholder of record as of the record date.

Material U.S. Tax Consequences of the Merger
      It is a condition to the consummation of the merger that:

•	Mariner receive an opinion from Baker Botts L.L.P., dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	Forest and Forest Energy Resources receive an opinion from Weil, Gotshal & Manges LLP, tax counsel to Forest, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
      Baker Botts L.L.P. is of the opinion that the U.S. federal income tax consequences of such treatment will be that:

•	a Mariner stockholder will not recognize gain or loss pursuant to the merger, and such holder’s tax basis and holding period in Mariner common stock will not be affected by the merger;
      Baker Botts L.L.P. and Weil, Gotshal & Manges LLP are of the opinion that the U.S. federal income tax consequences of such treatment will be that:

•	a Forest Energy Resources stockholder who exchanges Forest Energy Resources common stock solely for Mariner common stock in the merger will not recognize gain or loss except, as described below, to the extent of any cash received in lieu of fractional shares of Mariner common stock;

•	the aggregate tax basis in the Mariner common stock a Forest Energy Resources stockholder receives in the merger (including any fractional shares for which cash is received) will be the same as his or her aggregate tax basis in the Forest Energy Resources common stock surrendered in the merger;

•	the holding period of the Mariner common stock received in the merger by a holder of Forest Energy Resources common stock (including any fractional shares for which cash is received) will include the holding period of Forest Energy Resources common stock that such stockholder surrendered in the merger; and

•	a Forest Energy Resources stockholder who receives fractional share proceeds as a result of the sale of shares of Mariner common stock by the transfer agent will be treated as if such fractional share had been received by the shareholder as part of the merger and then sold by such stockholder. Accordingly, such stockholder will recognize capital gain or loss equal to the difference between the cash so received and the portion of the tax basis in Mariner common stock that is allocable to such fractional share. Any such capital gain or loss will be treated as a long-term or short-term capital gain or loss based on the holder’s holding period for the Mariner common stock (as determined above). Non-U.S. holders who receive fractional share proceeds may be subject to withholding tax with respect to the fractional share proceeds under special rules governing the disposition of interests in a United States real property holding corporation.
      Under the Internal Revenue Code, a holder of Forest Energy Resources common stock may be subject, under certain circumstances, to backup withholding at a current rate of 28% with respect to the amount of cash, if any, received as a result of the sale of fractional share interests unless such holder provides proof of an applicable exemption or correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder’s federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Material U.S. Federal Tax Consequences to U.S. Holders of Holding and Disposing of Mariner Common Stock

Distributions on Common Stock
      A distribution to a U.S. holder on a Mariner share will be (i) first, a dividend to the extent of Mariner’s current or accumulated earnings and profits, as determined under general U.S. tax principles, (ii) second, a non-taxable recovery of basis in that Mariner share, causing a reduction in the adjusted basis of the shares of Mariner common stock to the extent thereof (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the holder on a subsequent disposition of our common stock), and (iii) finally, an amount that is received in exchange for the Mariner share. A dividend on a Mariner share that is received by a U.S. holder generally before January 1, 2009 is subject to U.S. tax at a maximum rate of 15 percent provided that the stockholder satisfies certain holding period and other requirements with respect to that Mariner share. Any amount that is deemed to have been received in exchange for a Mariner share will be taxed as a sale or disposition of a Mariner share, discussed below.

Sales or Dispositions of Common Stock
      Upon a sale or other disposition of a Mariner share, a U.S. holder generally will recognize gain or loss in an amount that is equal to the difference between (i) the sum of any cash and the fair market value of any other property received and (ii) such U.S. holder’s adjusted basis in such Mariner share. Any such gain or loss will generally be a capital gain or loss if the Mariner share that is surrendered was held as a capital asset and will be a long-term capital gain or loss if the Mariner share had been held more than one year when the sale or other disposition occurs. Deduction of capital losses is subject to certain limitations under the Internal Revenue Code.

Information Reporting and Backup Withholding
      Payments of dividends and the proceeds of a disposition of a Mariner share that are made within the U.S. or through certain U.S. related financial intermediaries may be required to be reported to the Internal Revenue Service and may be subject to backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient, or (ii) such person provides a taxpayer identification number or complies with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a person’s U.S. tax liability if the required information is timely furnished to the Internal Revenue Service.

U.S. Federal Estate Tax
      Common stock owned or treated as owned by an individual who is a U.S. holder for U.S. federal estate tax purposes at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and therefore may be subject to U.S. federal estate tax.

Material U.S. Federal Tax Consequences to Non-U.S. Holders of Holding and Disposing of Mariner Common Stock

Distributions on Common Stock
      A distribution to a non-U.S. holder on a Mariner share will be (i) first, a dividend to the extent of Mariner’s current or accumulated earnings and profits, as determined under general U.S. tax principles, (ii) second, a non-taxable recovery of basis in that Mariner share, causing a reduction in the adjusted basis of the shares of common stock to the extent thereof (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the holder on a subsequent disposition of our common stock), and (iii) finally, an amount that is received in exchange for the Mariner share.
      Dividends paid to non-U.S. holders that are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business will be subject to U.S. federal withholding tax at a 30% rate, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, are attributable to a permanent establishment in the U.S., are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, Mariner will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the U.S.
      A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. However,

•	in the case of Mariner common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

•	in the case of Mariner common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust” or “foreign grantor trust” as defined in the U.S. Treasury Regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.
      A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury Regulations and the certification requirements applicable to it.
      A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sales or Dispositions of Common Stock
      A non-U.S. holder generally will not be subject to U.S. tax on gain recognized on a disposition of a share of Mariner common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; in these cases, the gain will be taxed on a net income basis at the rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets other requirements; or

•	Mariner is or has been a “United States real property holding corporation” for U.S. tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held such Mariner common stock.
      Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. The tax relating to stock in a United States real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of Mariner common stock, provided that Mariner common stock was regularly traded on an established securities market. Mariner believes that it currently is, and after the merger will continue to be, a United States real property holding corporation for U.S. tax purposes. Mariner also expects its common stock to be regularly traded on an established securities market immediately after the completion of the merger.

Information Reporting and Backup Withholding
      Dividends paid to a non-U.S. holder may be subject to information reporting and U.S. backup withholding. A non-U.S. holder will be exempt from this backup withholding tax if such non-U.S. holder properly provides a Form W-8BEN certifying that such stockholder is a non-U.S. holder or otherwise meets documentary evidence requirements for establishing that such stockholder is a non-U.S. holder or otherwise qualifies for an exemption.
      The gross proceeds from the disposition of Mariner common stock may be subject to information reporting and backup withholding. If a non-U.S. holder sells its common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such stockholder outside the U.S., then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will generally apply to a payment of sale proceeds, even if that payment is made outside the U.S., if a non-U.S. holder sells Mariner common stock through a non-U.S. office of a broker that:

•	is a U.S. person for U.S. tax purposes;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” for U.S. tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that the non-U.S. holder is a non-U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. In such circumstances, backup withholding will not apply unless the broker has actual knowledge that the seller is not a non-U.S. holder.
      If a non-U.S. holder receives payments of the proceeds of a sale of Mariner common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless such non-U.S. holder properly provides a Form W-8BEN certifying that such stockholder is a non-U.S. person or otherwise establishes an exemption.
      A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such stockholder’s U.S. tax liability by timely filing a properly completed claim for refund with the U.S. Internal Revenue Service.

U.S. Federal Estate Tax
      Mariner common stock owned or treated as owned by an individual who is a non-U.S. holder for U.S. federal estate tax purposes at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.
      Mariner stockholders and Forest shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the spin-off and the merger, as applicable, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.
Federal Securities Laws Consequences of the Merger
      All shares of Mariner common stock received by Forest shareholders in the merger will be freely transferable, except that shares of Mariner common stock received by persons who are deemed to be

“affiliates” of Forest Energy Resources under the Securities Act may resell such stock only in transactions permitted by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be affiliates of Forest Energy Resources for those purposes generally include individuals or entities that control, are controlled by, or are under common control with Forest Energy Resources, but would not include stockholders who are not officers, directors or principal stockholders of Forest Energy Resources.
      The merger agreement requires Forest Energy Resources to use all commercially reasonable efforts to cause each of its affiliates to execute a written agreement, substantially in the form attached as an exhibit to the merger agreement, to the effect that such affiliate will not sell, assign, transfer or otherwise dispose of any of the shares of Mariner common stock issued to such affiliate in exchange for Forest Energy Resources common stock in the merger except:

•	pursuant to an effective registration statement under the Securities Act;

•	in conformity with the volume and other limitations of Rule 145 promulgated under the Securities Act; or

•	in a transaction which, in the opinion of independent counsel reasonably satisfactory to Mariner or as described in a “no-action” or interpretative letter from the Staff of the SEC, is not required to be registered under the Securities Act.
Accounting Treatment
      If the merger is consummated, the acquisition of Forest Energy Resources by Mariner will be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, with Mariner treated as the acquiror. As a result, the assets and liabilities of the Forest Gulf of Mexico operations will be recorded at their estimated fair values at the date of merger with any excess of the purchase price over the net amount of such fair values recorded as goodwill.
Regulatory Matters
      None of the parties is aware of any other material governmental or regulatory approval required for the completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/ prospectus-information statement is a part and the effectiveness of Mariner’s registration statement on Form S-1 relating to the currently-outstanding shares of Mariner common stock, and compliance with applicable antitrust law (including the Hart-Scott-Rodino Act) and the corporate law of the State of Delaware. On November 14, 2005, the waiting period under the Hart-Scott-Rodino Act with respect to the merger expired.
Appraisal and Dissenters’ Rights
      In accordance with the Delaware General Corporation Law, there will be no appraisal rights or dissenters’ rights available to holders of Mariner common stock in connection with the merger.

STRENGTHS AND STRATEGIES OF MARINER FOLLOWING THE MERGER
      Following the merger we expect Mariner to be an independent oil and gas exploration, development and production company focused offshore in the Gulf of Mexico and onshore in the Permian Basin of West Texas. On a pro forma basis as of December 31, 2004, the combined company had 577 Bcfe of estimated proved reserves. Approximately 64% of these reserves were developed; 36% were undeveloped. Approximately 73% of our estimated proved reserves were natural gas and natural gas liquids, and 27% were oil and condensate. The reserves are geographically distributed approximately 62% on the Gulf of Mexico shelf, 18% in the Gulf of Mexico deepwater and 20% in the Permian Basin in West Texas. As of December 31, 2004, the pro forma PV10 of the combined company was approximately $1.9 billion, and the pro forma standardized measure of discounted future net cash flows attributable to its estimated proved reserves was approximately $1.4 billion. Please see “Mariner — Estimated Proved Reserves” and “The Forest Gulf of Mexico Operations — Estimated Proved Reserves” for a definition of PV10 and reconciliations of PV10 to the standardized measure of discounted future net cash flows.
      Mariner is focused on the generation and development of new Gulf of Mexico deepwater, deep shelf and shelf projects and the development of its existing asset base in West Texas. Historically, Mariner has achieved growth through the drill bit; however, as part of our growth strategy, we also seek to acquire assets that provide acceptable risk-adjusted rates of return and have significant potential for further reserve additions through development and exploitation activities.
      We believe Mariner’s core resources and strengths include:

•	our high-quality assets with geographic and geological diversity;

•	our successful track record of finding and developing oil and gas reserves; and

•	our depth of operating experience.
      The integration and further development and exploitation of the Forest Gulf of Mexico operations into our business will further diversify and, in our view, complement our existing business, provide additional resources for future growth beyond the producing assets acquired, and afford a larger scale to increase our ability to compete effectively. We expect the effectiveness of our growth strategy to be enhanced by the addition of the Forest Gulf of Mexico assets.
      High-Quality Assets. We believe our asset base has significant potential:

•	Our deepwater projects have the potential to provide large reserves, high production volumes and substantial cash flow. Approximately 65 Bcfe of our undeveloped estimated proved reserves as of December 31, 2004, are located in our high-impact deepwater projects — Swordfish, Pluto, Rigel, Baccarat, and Daniel Boone. The Baccarat project commenced production in July 2005 (although production was shut-in due to Hurricane Rita and recommenced in January 2006), and the Swordfish project commenced production in October 2005. Notwithstanding delays caused primarily by 2005 hurricane activity, we believe Pluto and Rigel will commence production in the second quarter of 2006. Proved undeveloped reserves attributable to those projects have been recategorized as proved developed reserves. Daniel Boone is currently scheduled for production in 2008.

•	The Gulf of Mexico is an area that offers substantial growth opportunities, and we expect to continue to generate shelf, deep shelf and deepwater Gulf of Mexico prospects. The Forest Gulf of Mexico assets will more than double our existing undeveloped acreage position to approximately 465,000 net acres and increase our total net leasehold acreage offshore to nearly 1 million acres, providing numerous exploration, exploitation and development opportunities. We believe the additional acreage also will provide increased exposure to farm-out opportunities from other oil and gas operators. Our team of geoscientists currently has access to seismic data from multiple, recent vintage 3-D seismic databases covering more than 6,600 blocks in the Gulf of Mexico that we intend to continue to use to develop prospects on acreage being evaluated for leasing and to develop and further refine prospects on our expanded acreage position. The combination of our undeveloped acreage position, inventory of development prospects, seismic data and technical knowledge should enhance our ability to select projects with the greatest return potential for future development. We will also gain access to a significant infrastructure in the shelf that we believe will provide substantial cost efficiencies to the combined operations.

•	Our West Texas assets provide stable cash flow and long-lived reserves, with significant development opportunities. In West Texas, during the three years ended December 31, 2004, we drilled 105 wells, all commercially successful, added approximately 76 Bcfe of estimated proved reserves, and increased our average daily production by more than 400%. Our 52 Bcfe of undeveloped estimated proved reserves in West Texas includes 162 locations. Our recent West Texas acquisition adds to our asset base an approximate 35% working interest in over 200 existing producing wells and, we believe, will provide future infill development opportunities, much like our Aldwell unit. This recent acquisition, in conjunction with our existing West Texas acreage, gives Mariner an inventory of multi-year development drilling opportunities.

      Successful Track Record of Finding and Developing Oil and Gas Reserves. In the three-year period ended December 31, 2004, Mariner deployed approximately $337 million of capital on acquisitions, exploration and development, while adding approximately 191 Bcfe of proved reserves and producing approximately 111 Bcfe. In addition to our successful West Texas drilling program, in the three-year period ended December 31, 2004, we have participated in the drilling of 33 exploration wells in the Gulf of Mexico, with 15 of these wells resulting in the discovery of commercial oil and gas reserves.
      Our technical professionals average more than 20 years of experience in the exploration and production business, much of it with major oil companies, including extensive experience in the Gulf of Mexico. The addition of experienced Forest personnel to Mariner’s team of geoscientists and technical and operational professionals should further enhance our ability to generate and maintain an inventory of high-quality drillable prospects and to further develop and exploit our assets.
      We seek to mitigate our risk in drilling projects by entering into arrangements with industry partners in which they agree to pay a disproportionate share of dry hole costs and compensate us for expenses incurred in prospect generation. We intend to continue our practice of sharing costs of offshore exploration and development activities by selling interests in projects to industry partners. From time to time, we may sell entire interests in offshore prospects in order to better diversify our portfolio. We also enter into trades or farm-in transactions whereby we acquire interests in third-party generated prospects. We expect more opportunities to participate in these prospects as a result of the scale and increased cash flow the merger will bring.
      Depth of Operating Experience. Our engineers have extensive experience in offshore Gulf of Mexico completion and production techniques, both in the deepwater and on the shelf. We have extensive experience and a successful track record in the use of subsea tieback technology to connect offshore wells to existing production facilities. This technology facilitates production from offshore properties without the necessity of fabrication and installation of more costly platforms and top side facilities that typically require longer lead times. We believe the use of subsea tiebacks in appropriate projects enables us to bring production online more quickly, makes target prospects more profitable, and allows us to exploit reserves that may otherwise be considered non-commercial because of the high cost of infrastructure. In the Gulf of Mexico, in the three years ended December 31, 2004, we were directly involved in thirteen projects (five of which we operated) utilizing subsea tieback systems in water depths ranging from 475 feet to more than 7,000 feet, and in five projects (three of which we operated) developed through the use of platforms.
      Mariner has proven to be an effective and efficient operator in West Texas, as evidenced by our results there in recent years. In addition to conducting a successful drilling program, increasing our production and expanding our asset base, we have improved our net operating margin by reducing our operating costs and increasing our realized share of production.

      We expect that our acquisition of the Forest Gulf of Mexico assets and the scale it brings to our business will:

•	reduce our concentration risk;

•	provide many exploration, exploitation and development opportunities;

•	enable us to increase the number of our internally-generated prospects;

•	expand our sphere of influence and enhance our ability to participate in prospects generated by other operators; and

•	add a significant cash flow generating resource that will improve our ability to compete effectively in the Gulf of Mexico and provide funding for acquisition projects.
      We believe we are well positioned to optimize the Forest Gulf of Mexico assets through aggressive and timely exploitation. Our diverse, high-quality assets, our ability to find and develop oil and gas reserves, and our operating experience should provide a strong platform from which to grow and create value for our shareholders.

THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/ prospectus-information statement and is incorporated by reference into this proxy statement/ prospectus-information statement. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.
The Merger

Structure of the Merger
      At the effective time of the merger, MEI Sub, a newly formed, wholly owned subsidiary of Mariner, will merge with and into Forest Energy Resources. Forest Energy Resources will remain as the surviving corporation and immediately after the merger will become a wholly owned subsidiary of Mariner.

Effective Time of the Merger
      The closing of the merger will occur within two business days after the fulfillment or waiver of the conditions described under “— Conditions to the Completion of the Merger” below, unless Forest Energy Resources and Mariner agree in writing upon another time or date. Unless Mariner consents otherwise, the closing will not occur earlier than five business days following the record date for the spin-off. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as the parties to the merger agreement may agree and as is provided in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable at or after the time of the closing of the merger.

Merger Consideration
      The merger agreement provides that each share of Forest Energy Resources common stock (other than certain shares described under “— Cancellation of Certain Shares” below) that is outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, be converted into the right to receive one share of Mariner common stock as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, except that shareholders will receive cash in lieu of any fractional share of Mariner common stock.

Cancellation of Certain Shares
      Each share of Forest Energy Resources common stock held by Forest Energy Resources as treasury stock, and each share of Forest Energy Resources common stock owned by Mariner or MEI Sub, in each case immediately prior to the effective time of the merger, will automatically be canceled and no stock or consideration will be delivered in exchange therefor. Neither Mariner nor MEI Sub currently owns any shares of Forest Energy Resources common stock.

Procedure for Surrender of Certificates
      Shares of Forest Energy Resources common stock to be issued in the spin-off will be issued in book-entry form, meaning that, although Forest shareholders will own the shares, they will not be issued physical share certificates. Prior to the effective time of the merger, an exchange agent will be appointed to handle the exchange of Forest Energy Resources stock certificates for Mariner stock certificates. As promptly as practicable after the effective time of the merger, Mariner will cause the exchange agent to effect the exchange, via book-entry procedures, of Forest Energy Resources shares for Mariner shares. Mariner will not issue physical certificates for the shares of common stock issued in the merger. After the merger becomes effective, Forest Energy Resources will not register any further transfers of shares of Forest Energy Resources common stock.

Treatment of Certain Forest Stock Options
      At the effective time of the merger, the portion of each outstanding option to acquire Forest common stock that is unexercisable as of the effective time and which is held by a Forest Energy Resources employee who remains employed by Forest Energy Resources, Mariner or their subsidiaries after the effective time of the merger will be converted into an option to acquire from Mariner a number of shares of Mariner common stock determined by multiplying:

•	the number of shares of Forest common stock subject to the portion of such option that is unexercisable immediately before the effective time, by

•	the “option exchange ratio” described below,
and rounding to the nearest whole number. The purchase price per share of Mariner common stock under the converted option will be the exercise price per share under the original Forest stock option divided by the option exchange ratio, with the resulting price rounded to the nearest whole cent.
      The “option exchange ratio” means the quotient, rounded to the third decimal place, determined by dividing:

•	the average of the daily closing prices per share of Forest common stock for the last five trading days immediately preceding the effective time of the merger, by

•	the average of the daily closing prices per share of Mariner common stock for the first five trading days following the effective time of the merger, subject to appropriate adjustment in the event of any stock split, stock dividend or recapitalization after the date of the merger agreement applicable to shares of Forest common stock or Mariner common stock.
      Mariner will take all actions necessary to reserve for issuance, from and after the effective time of the merger, a sufficient number of shares of Mariner common stock for delivery under the Forest stock options that are deemed to constitute options to purchase shares of Mariner common stock in accordance with the preceding paragraphs, and, on or as soon as practicable after the effective time of the merger, Mariner will file with the SEC a registration statement with respect to such Mariner common stock and cause such shares to be listed on the NYSE.

Board of Directors and Officers of Mariner
      The board of directors of Mariner immediately after the effective time of the merger will consist of seven directors, five of whom will be the directors of Mariner immediately before the effective time of the merger and two of whom will be mutually agreed upon by Mariner and Forest prior to the effective time of the merger. The board of directors of Mariner will also appoint committees as appropriate, including an audit committee, a compensation committee and a nominating committee. The officers of Mariner immediately prior to the effective time of the merger will continue as the officers of Mariner immediately after the effective time of the merger.
Representations and Warranties
      The merger agreement contains certain representations and warranties made by Forest and Forest Energy Resources jointly, and by Mariner. These representations and warranties, which are generally reciprocal unless otherwise stated below, relate to:

•	corporate existence, qualifications to conduct business and corporate standing and power;

•	corporate authorization, enforceability and actions by the board of directors;

•	capitalization;

•	financial statements and undisclosed liabilities;

•	absence of certain material changes or events since June 30, 2005;

•	governmental investigations and litigation;

•	licenses and compliance with laws;

•	the registration statements to be filed with the SEC and this proxy statement/ prospectus-information statement;

•	information supplied to governmental authorities;

•	compliance with environmental laws;

•	tax matters;

•	benefit plans;

•	labor matters;

•	intellectual property matters;

•	material contracts;

•	financial advisor opinion (given only by Mariner);

•	payment of broker’s and finder’s fees in connection with the merger agreement and other transaction agreements;

•	takeover statutes (given only by Mariner);

•	certain findings of the board of directors to approve the merger;

•	stockholder votes necessary to complete the merger;

•	absence of requirement for Forest stockholder approval (given only by Forest);

•	Forest Energy Resources stockholder approval (given only by Forest Energy Resources);

•	payments to certain affiliated individuals or entities;

•	title to, and sufficiency of, assets;

•	loans made to third parties;

•	oil and gas reserves; and

•	derivative transactions.
      Forest, on behalf of itself only, also makes representations and warranties to Mariner with respect to its:

•	due organization and good standing;

•	corporate power, authorization and validity of agreements;

•	information supplied to governmental authorities;

•	payment of broker’s and finder’s fees in connection with the merger agreement and other transaction agreements; and

•	rights plan.
      The parties acknowledge that the other parties to the merger agreement do not make any express or implied representations or warranties except as set forth in the merger agreement, the distribution agreement or the ancillary agreements. The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Covenants
      Forest Energy Resources, Forest and Mariner have each undertaken certain covenants in the merger agreement. The following summarizes the material covenants:

No Solicitation
      The merger agreement provides that Mariner will not, and will not permit its directors and officers, and will use all reasonable efforts to cause its employees, agents and representatives not to:

•	solicit, initiate, encourage, facilitate or induce any inquiry, proposal or offer with respect to an acquisition proposal;

•	participate in any discussions or negotiations regarding, provide nonpublic information with respect to, or otherwise facilitate any acquisition proposal;

•	engage in discussions with respect to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal, except as provided in the merger agreement; or

•	enter into any agreement related to any acquisition proposal, except as provided by the merger agreement.
      When we refer to an “acquisition proposal,” we mean any inquiry, offer or proposal for a transaction or series of related transactions involving any of the following:

•	any purchase by any person, entity or group, as defined in Section 13(d) of the Exchange Act, of more than 15% of the total outstanding voting securities of Mariner;

•	any tender or exchange offer that would result in any person, entity or group, as defined in Section 13(d) of the Exchange Act, owning 15% or more of the total outstanding voting securities of Mariner;

•	any merger, consolidation, business combination or similar transaction involving Mariner;

•	any sale, exchange, transfer, acquisition or disposition, or any lease or license outside of the ordinary course of business, of more than 15% of Mariner’s assets; or

•	any liquidation of dissolution of Mariner.
      As of the date the merger agreement was executed, Mariner agreed to immediately cease and terminate any existing discussions or negotiations with respect to any acquisition proposal.
      In the event that Mariner receives an acquisition proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an acquisition proposal, Mariner agrees to:

•	notify Forest and Forest Energy Resources orally and in writing of the material terms of the acquisition proposal, request or inquiry;

•	identify to Forest and Forest Energy Resources the person making the acquisition proposal, request or inquiry;

•	furnish to Forest and Forest Energy Resources copies of all written materials provided in connection with the acquisition proposal or inquiry;

•	provide to Forest and Forest Energy Resources as promptly as practicable, both orally and in writing, all information reasonably necessary to keep Forest and Forest Energy Resources informed in all material respects of the status and details of the acquisition proposal, request or inquiry, including providing copies of written materials received from and provided to the third party making the acquisition proposal, request or inquiry; and

•	provide Forest and Forest Energy Resources 48 hours’ prior notice (or such lesser notice as is provided to Mariner’s directors) of any meeting of Mariner’s board of directors at which it will consider an acquisition proposal, unless shorter notice is provided to the board of directors, in which case Forest and Forest Energy Resources are to be provided the same notice.
      Notwithstanding the foregoing, Mariner’s board of directors may provide nonpublic information to, and engage in negotiations with, a third party in response to an unsolicited, bona fide acquisition proposal with respect to Mariner, if:

•	Mariner has complied with all of its non-solicitation and notification obligations in the merger agreement;

•	in the good faith judgment of Mariner’s board of directors (after receiving the advice of its legal counsel and financial advisor), the acquisition proposal is a superior offer or is reasonably likely to result in a superior offer;

•	concurrently with furnishing any nonpublic information, Mariner notifies Forest and Forest Energy Resources in writing of its intention to furnish nonpublic information and furnishes the same nonpublic information to Forest and Forest Energy Resources;

•	concurrently with engaging in negotiations with the third party, Mariner notifies Forest and Forest Energy Resources in writing of its intent to enter into negotiations with the third party; and

•	Mariner executes a customary confidentiality agreement with the third party with terms at least as restrictive as the confidentiality agreement between Forest and Mariner.
      When we refer to a “superior offer,” we mean an unsolicited bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Mariner or substantially all of the total outstanding voting securities of Mariner. The superior offer must be on terms that the Mariner board of directors has in good faith concluded, after receiving the advice of its legal counsel and financial adviser and taking into account all legal, financial, regulatory and other aspects of the offer and the third party offeror, to be more favorable, from a financial point of view, to Mariner’s stockholders than the terms of the merger and to be reasonably capable of being consummated.
      If Mariner receives a superior offer and that superior offer has not been withdrawn, Mariner’s board of directors is permitted to change its recommendation that the Mariner stockholders approve the merger if:

•	Mariner stockholders have not already approved the merger and the merger agreement;

•	Mariner notifies Forest and Forest Energy Resources in writing:

•	that it has received a superior offer;

•	of the terms and conditions of the superior offer;

•	of the identity of the third party making the superior offer; and

•	that it intends to change its recommendation that Mariner stockholders approve the merger and the manner in which it intends to do so;

•	Mariner provides Forest and Forest Energy Resources with copies of all written materials delivered by Mariner to the third party making the superior offer that have not previously been provided to Forest and Forest Energy Resources, and Mariner has otherwise made available to Forest and Forest Energy Resources all materials and information made available to the third party; and

•	Mariner has not breached any of the provisions of the merger agreement relating to acquisition proposals and superior offers.
      Subject to complying with its fiduciary duties under applicable law, Mariner’s obligation to call, give notice of, convene and hold its stockholders’ meeting regarding approval of the merger agreement will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any acquisition proposal unless the merger agreement is terminated. Prior to termination of the merger agreement, Mariner will not submit to the vote of its stockholders any acquisition proposal other than the merger or enter into any agreement, agreement in principle or letter of intent with respect to, or accept any acquisition proposal other than, the merger.
      In addition, notwithstanding the foregoing, Mariner and its board of directors may take a position, and disclose to its stockholders that position, with respect to a tender or exchange offer by a third party in compliance with Rule 14d-9 or Rule 14e-2(a) of the Exchange Act to the extent required by applicable law. The content of any document disclosing the position of the Mariner board of directors to Mariner stockholders will be governed by the provisions of the merger agreement. The Mariner board of directors may not recommend that Mariner stockholders tender or exchange their Mariner common stock unless the Mariner board of directors determines in good faith, after receiving advice of its legal counsel and financial adviser, that the acquisition proposal is a superior offer.

Board of Directors Covenant to Call Stockholders’ Meeting and to Recommend the Merger
      As promptly as practicable following the date of the merger agreement and the effectiveness of the registration statements, Mariner has agreed to call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of the merger agreement and any related matters, and to submit the merger agreement for adoption to the stockholders of Mariner at such Mariner meeting. The meeting to which this proxy statement/ prospectus-information statement relates is intended to fulfill this requirement. Mariner has agreed to cause the Mariner meeting to be held and the vote taken within 60 days following the effectiveness of Mariner’s registration statement of which this proxy statement/ prospectus-information statement is a part. Mariner will deliver to its stockholders the proxy statement/ prospectus-information statement in definitive form in connection with the Mariner meeting, at the time and in the manner provided by, and will conduct the Mariner meeting and the solicitation of proxies in connection with the Mariner meeting in accordance with, the applicable provisions of the law of the State of Delaware, the Exchange Act and Mariner’s certificate of incorporation and by-laws. Subject to the provisions described in “— No Solicitation” above, Mariner’s board of directors has agreed to recommend that the stockholders of Mariner adopt the merger agreement.

Operations of Forest (in respect of the Forest Gulf of Mexico operations), Forest Energy Resources and Mariner Pending Closing
      Forest (in respect of the Forest Gulf of Mexico operations), Forest Energy Resources and Mariner have each undertaken that, until the earlier of the effective time of the merger and the termination of the merger agreement, each will conduct its business in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact its business organization, maintain its material rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with material third parties. Each has further agreed that it will not, except as permitted by the distribution agreement or any ancillary agreement or with the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed), do any of the following:

•	in the case of Mariner, declare or pay any dividends on or make other distributions in respect of its capital stock;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

•	redeem, repurchase or otherwise acquire (or permit any subsidiary to redeem, repurchase or otherwise acquire) any shares of its capital stock;

•	issue, deliver or sell any shares of, or securities convertible into, its capital stock of any class, except, in the case of Mariner, the issuance of stock options with three-year vesting or restricted stock for up to 300,000 shares of Mariner common stock;

•	amend its governing documents;

•	other than purchases from vendors or suppliers in the ordinary course of business consistent with past practice, exercises of preferential rights and, in the case of Mariner, certain specified transactions, engage in acquisitions valued at more than $25 million in the aggregate;

•	other than product sales and other dispositions in connection with normal equipment maintenance or salvage in the ordinary course of business and consistent with past practice and permitted liens, dispose of assets valued at more than $10 million in the aggregate, except, in the case of Mariner, transactions permitted as described under “— No Solicitation” above, and except, in the case of Forest, dispositions of property to Forest and any of its wholly owned subsidiaries;

•	incur or guarantee indebtedness, other than, in the case of Forest Energy Resources, indebtedness incurred or guaranteed in connection with the spin-off, or, in the case of Mariner, up to $185 million pursuant to a new or amended credit agreement;

•	fail to continue its capital expenditure program for exploration and development or fail to perform, to the extent reasonably practicable, all capital expenditures at an aggregate cost not exceeding 120% of the aggregate costs set forth in the capital expenditure program;

•	make material changes to employment arrangements;

•	fail to comply with any laws, ordinances or regulations or permit to expire or terminate without renewal any license that is necessary to the operation of the business, to the extent the same would result in a material adverse effect;

•	adopt a plan of complete or partial liquidation or dissolution;

•	change its fiscal year or make any material change in its methods of accounting except as required by the Financial Accounting Standards Board or changes in generally accepted accounting principles, or in response to comments made by the SEC with respect to any registration statement;

•	amend any agreement or arrangement with any affiliates (including employees of Mariner and Forest Energy Resources) on terms materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

•	except in the ordinary course of business consistent with past practice, modify, amend, terminate or renew any material contract or waive, release or assign any material rights or claims, in each case if the action would have a material adverse effect or impair in any material respect the party’s ability to perform its obligations under the merger agreement and other transaction agreements;

•	waive any preferential rights;

•	enter into any contract not in the ordinary course of business involving total consideration of $2 million or more with a term longer than one year, unless it can be terminated by it without penalty upon no more than 30 days’ prior notice;

•	fail to maintain insurance in amounts and against risks and losses as are customary for companies engaged in their respective businesses, except, in the case of Mariner, self-insurance with respect to operators’ extra expense insurance, physical damage to wellsite real and personal property insurance and business interruption insurance;

•	make or rescind any material express or deemed election relating to taxes unless the action will not materially and adversely affect that party on a going-forward basis;

•	settle or compromise any material claim or controversy relating to taxes, except where the settlement or compromise will not result in a material adverse effect on that party;

•	amend any material tax returns;

•	change in any material respect any of its methods of reporting income or deductions for federal income tax purposes, except as may be required by applicable law or except for changes that are reasonably expected not to result in a material adverse effect on that party;

•	pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business or, in the case of Mariner, in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements or incurred in the ordinary course of business;

•	take or cause or permit to be taken any action that would disqualify the spin-off under the distribution agreement from constituting a tax-free spin-off or that would disqualify either the merger or the contribution of assets from Forest to Forest Energy Resources from constituting a tax-free reorganization;

•	intentionally take or agree or commit to take any action that would result in any of the conditions set forth in the merger agreement not being satisfied at the effective time of the merger;

•	enter into any derivative transaction or any fixed price commodity sales agreement with a term of more than 60 days; and

•	agree or otherwise take any action inconsistent with the foregoing.
      Mariner has also undertaken that it will cause MEI Sub not to conduct any business operations, enter into any contract, acquire any assets or incur any liabilities, and will use reasonable commercial efforts to obtain the lender consent and to enter into a new credit facility. Forest and Forest Energy Resources have also undertaken not to form or propose to form a new subsidiary of Forest Energy Resources.
      Also, the parties agree to promptly advise the other parties orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a material adverse effect.

Commercially Reasonable Efforts, Further Assurances
      Forest, Forest Energy Resources, Mariner and MEI Sub have agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by the merger agreement and the other transaction agreements. These actions include providing information and obtaining all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the merger and the other transactions contemplated by the merger agreement and the other transaction agreements as promptly as practicable, and taking all other actions necessary to consummate the transactions contemplated by the merger agreement and the other transaction agreements in a manner consistent with applicable law. Forest, Forest Energy Resources, Mariner and MEI Sub also agreed to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances required to consummate the merger and to respond to any government requests for information.

Employee Benefit Plans
      Forest Energy Resources and Mariner agreed in the merger agreement that Forest Energy Resources employees who remain employed by Forest Energy Resources, Mariner or their subsidiaries from and after the effective time of the merger:

•	will participate in Mariner benefit plans as of the effective time of the merger on a basis no less favorable than that applicable to similarly situated Mariner employees, and be granted full credit for all purposes under such plans for prior service with Forest and Forest Energy Resources and their affiliates before the effective time of the merger (except to the extent necessary to avoid duplication of benefits);

•	will, if the effective time of the merger occurs in 2006, receive vacation benefits for 2006 that are equal to the employee’s accrued and unused vacation under Forest’s vacation policy as of the effective time of the merger plus any additional vacation entitlement the employee would have earned under the terms of Mariner’s vacation policy; and

•	will receive specified relocation benefits if, from the effective time of the merger to the later of June 30, 2006 or six months after the effective time of the merger, Mariner or a subsidiary of Mariner relocates the principal place of employment of the employee by 50 miles or more from the location of his or her principal place of employment immediately prior to the effective time of the merger.
      In addition, Forest Energy Resources employees will, in lieu of the payment of any annual bonuses for 2005 under annual incentive and bonus plans maintained by Forest, be eligible to receive potential retention benefits, paid in installments commencing in October 2005 and ending in June 2006, in an aggregate amount equal to 250% of the employee’s target annual bonus for 2005 under the annual incentive or bonus plan maintained by Forest and applicable to the employee.
      If, during the period beginning on the effective time of the merger and ending on the later of June 30, 2006, or the date that is six months after the effective time of the merger, a Forest Energy Resources employee (a) voluntarily terminates his employment within 30 days after a reduction in his base salary or base wages from that in effect immediately prior to the effective time of the merger, (b) voluntarily terminates his employment after being notified that the principal place of his employment is changing to a location 50 miles or more from the location of his principal place of employment immediately prior to the effective time of the merger, or (c) is involuntarily terminated from employment other than for cause, then Mariner shall pay specified severance benefits to such employee, reduced, however, by the amount of any retention benefits previously paid to such employee, and provided that such employee executes a release and is not subsequently re-hired by Forest or any subsidiary of Forest during the six-month period after the effective time of the merger.
      Mariner will reimburse Forest for severance amounts paid to employees of the Forest Gulf of Mexico operations who are terminated by Forest with Mariner’s consent prior to the effective time of the merger, provided that any such employee is not subsequently rehired by Forest or any Forest subsidiary during the six month period following the effective time of the merger.
      After the effective time of the merger, Forest will transfer the aggregate account balances of the Forest Gulf of Mexico operations employees under Forest’s retirement savings plan to Mariner’s comparable plan. Any loans under the plan will be transferred as part of the balance transfers. All savings plan investments in shares of Forest or Mariner common stock will be converted to cash prior to transfer.

Directors’ and Officers’ Indemnification
      From and after the effective time of the merger, Forest Energy Resources will indemnify any persons who are or were officers or directors of Mariner prior to the effective time of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the effective time of the merger. Forest Energy Resources will maintain existing, or provide comparable, directors’ and officers’ liability insurance policies for a period of six years following the effective time of the merger.
Additional Covenants

Litigation Defense
      Each of Forest, Forest Energy Resources, Mariner and MEI Sub will use all commercially reasonable efforts to defend against all actions in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by the merger agreement or seek damages with respect to such transactions.

Accounting Matters
      Each party to the merger agreement will use its commercially reasonable efforts to ensure that, following the effective time of the merger, Mariner will establish a fiscal year ending on December 31.

Reorganization Treatment
      Forest, Forest Energy Resources, Mariner and MEI Sub intend that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the parties have agreed to take the position for all tax purposes that the merger so qualifies unless a contrary position is required by a final determination within the meaning of Section 1313 of the Internal Revenue Code. Forest, Forest Energy Resources, Mariner and MEI Sub will each use their respective commercially reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and will not take actions, cause actions to be taken or fail to take actions that are reasonably likely to prevent such result.

Letter of Credit
      Mariner will obtain and maintain a letter of credit in favor of Forest with an aggregate principal amount of $40.0 million to secure Mariner’s performance of its obligations under an existing drill-to-earn program. The principal amount of the letter of credit will decrease over time as Mariner drills more wells under the program.
Conditions to the Completion of the Merger
      The respective obligations of Forest, Mariner, MEI Sub and Forest Energy Resources to complete the merger are subject to the fulfillment, or the waiver by Forest and Mariner, of various conditions which include, in addition other customary closing conditions, the following:

•	completion of the spin-off in accordance with the distribution agreement;

•	obtaining all material consents, approvals and authorizations of any governmental authority legally required for the consummation of the transactions contemplated by the merger agreement and the other transaction agreements;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act;

•	the SEC having declared effective the registration statements of Mariner relating to the shares of Mariner common stock to be issued in connection with the merger and the shares held by its existing stockholders;

•	the approval for listing on the New York Stock Exchange or Nasdaq of the shares of Mariner common stock and such other shares required to be reserved for issuance in connection with the merger, subject to official notice of issuance;

•	adoption of the merger agreement by the Mariner stockholders at the meeting;

•	the absence of a final and non-appealable injunction or other prohibition issued by a court or other governmental entity that restrains, enjoins or prohibits the spin-off or the merger;

•	there being no action by a governmental authority pending to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by the merger agreement, or to impose any material restrictions or requirements on the transactions contemplated by the merger agreement or on Forest Energy Resources or Mariner with respect to the transactions;

•	there being no action taken and no statute, rule, regulation or executive order enacted, entered, promulgated or enforced by any governmental authority with respect to the merger that, individually or in the aggregate, would restrain, prohibit or delay the consummation of the merger or impose material restrictions or requirements on consummation of the merger or on Forest Energy Resources or Mariner with respect to the transactions;

•	the performance by Forest, Forest Energy Resources and Mariner in all material respects of their respective covenants and agreements contained in the merger agreement and the truthfulness and correctness of the representations and warranties in the merger agreement in all respects, except in each case where the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect or to the extent specifically contemplated or permitted by the merger agreement; and

•	Forest, Forest Energy Resources and Mariner having received an opinion from their respective counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization.

      Additionally, the obligation of Forest and Forest Energy Resources to complete the merger is subject to the fulfillment or waiver by Forest of the following additional conditions:

•	Forest having received any consents required from its bondholders; and

•	Forest having received the consents required pursuant to its credit facility.
      Additionally, the obligation of Mariner and MEI Sub to complete the merger is subject to the fulfillment or waiver by Mariner of the following additional conditions:

•	Mariner having received the consents required pursuant to its credit facility; and

•	Forest Energy Resources and/or Mariner having entered into a new or amended credit facility with available borrowing capacity sufficient to operate the Forest Gulf of Mexico operations and Mariner’s business after the closing of the merger transaction consistent with past practice.
      None of Forest, Forest Energy Resources or Mariner may rely on the failure of any condition set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the merger and the other transactions contemplated by the merger agreement and the other transaction agreements.
      A “material adverse effect” is, with respect to any person, any circumstance, change or effect that is or is reasonably likely to be materially adverse to (i) the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole (which may include damage attributable, both directly and indirectly, to Hurricane Katrina), except for such effects on or changes in general economic or capital market conditions and effects and changes that generally affect the U.S. domestic oil and gas exploration and production business, or (ii) the ability of such person to perform its obligations under the merger agreement or under the other transaction agreements, in each case other than any such circumstance, change or effect that relates to or results primarily from (x) the announcement, pendency or consummation of the transactions contemplated by the merger agreement or the other transaction agreements or (y) acts of war, insurrection, sabotage or terrorism. Damages attributable to Hurricane Katrina disclosed in the damage reports of Mariner and Forest will not be taken into account in determining whether a material adverse effect exists or has occurred.
      On November 14, 2005, the waiting period under the Hart-Scott-Rodino Act expired. On October 19, 2005, Forest received the consent required pursuant to its credit facility. On February 7, 2006, Mariner’s common stock was approved for listing on the New York Stock Exchange upon the completion of the merger. As of February 7, 2006, no other conditions to closing have been satisfied. Mariner is currently negotiating the definitive documents for its new credit facility, which documents also will grant the consent required pursuant to its existing facility. Mariner and Forest are actively working to obtain necessary consents, approvals and authorizations from governmental authorities, including the Minerals Management Service.

      Based on its current valuation of the Forest Gulf of Mexico operations and the current amount of distributions permitted by the covenants contained in the indentures governing Forest’s outstanding bonds, Forest believes that no consents of its bondholders will be required for the spin-off and the merger. If Forest’s belief that bondholder consents are not necessary remains unchanged as the merger closing approaches, it intends to waive conditions in the merger agreement and distribution agreement related to such consents.
      Neither Mariner nor Forest currently believes that any other condition to closing is likely to be waived. Mariner and Forest will recirculate revised proxy materials and resolicit proxies if there are any material changes in the terms of the merger, including those that result from waivers of conditions to closing.
Termination of the Merger Agreement

Right to Terminate
      The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger as follows:

•	by mutual written consent of the parties;

•	by any party:

•	if the effective time of the merger has not occurred on or before March 31, 2006, except that a party may not terminate the merger agreement if the cause of the merger not being completed on or before such date resulted from the party’s failure to fulfill its obligations;

•	if a court or other governmental entity issues a final and non-appealable injunction or otherwise prohibits the merger and the terminating party has used all commercially reasonable efforts to remove such injunction or prohibition; or

•	if the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement by the Mariner stockholders is not obtained, except that Mariner may not terminate the merger agreement if the cause of the approval not being obtained resulted from the action or failure to act of Mariner and such action or failure to act constitutes a breach by Mariner of the provisions of the merger agreement relating to non-solicitation in any respect or a material breach by Mariner of any of the other covenants or agreements contained in the merger agreement;

•	by Mariner:

•	if either Forest or Forest Energy Resources fails to perform in any material respect any of its respective covenants or agreements contained in the merger agreement required to be performed at or prior to the effective time of the merger, or the respective representations and warranties of Forest or Forest Energy Resources in the merger agreement are or will become untrue in any respect at any time prior to the effective time of the merger and the failure to be true and correct, individually or in the aggregate, would have a material adverse effect on the Forest Gulf of Mexico operations, Forest Energy Resources or Mariner and has not been cured within 30 days after written notice was given to Forest and Forest Energy Resources of such failure or untruth; or

•	if the board of directors of Mariner changes its recommendation that Mariner stockholders approve the merger in order to accept a superior offer, provided that:

•	Mariner is not in breach of the provisions of the merger agreement relating to non-solicitation or in material breach of any other covenant or agreement contained in the merger agreement, and has not breached any of its representations and warranties contained in the merger agreement in any material respect;

•	Forest has not made an offer that is at least favorable as the superior offer within three business days after Forest receives written notice of the superior offer;

•	the Mariner board of directors authorizes Mariner to enter into a binding written agreement with respect to the superior offer and notifies Forest and Forest Energy Resources of its intent to do so and provides a copy of the most current version of the agreement; and

•	Mariner pays the termination fee and expense reimbursement;

•	by Forest:

•	if Mariner fails to perform in any material respect any of its covenants or agreements contained in the merger agreement required to be performed at or prior to the effective time of the merger, or the representations and warranties of Mariner in the merger agreement are or will become untrue in any respect at any time prior to the effective time of the merger and the failure to be true and correct, individually or in the aggregate, would have a material adverse effect on Mariner, the Forest Gulf of Mexico operations or Forest Energy Resources and has not been cured within 30 days after written notice was given to Mariner of such failure or untruth; or

•	if the board of directors of Mariner (i) fails to reaffirm publicly its approval of the merger, as soon as reasonably practicable, and in no event within three business days after Forest’s request, or resolves not to reaffirm the merger, (ii) fails to include in this proxy statement/ prospectus-information statement its recommendation, without modification or qualification, that Mariner stockholders approve the merger, (iii) withholds, withdraws, amends or modifies its recommendation that Mariner stockholders approve the merger, (iv) changes its recommendation that Mariner stockholders approve the merger or (v) within ten business days after commencement, fails to recommend against acceptance of any tender or exchange offer for shares of Mariner common stock or takes no position with respect to any tender or exchange offer.

Termination Fees and Expenses
      If either Forest or Mariner terminates the merger agreement as a result of:

•	the other party’s failure to perform in any material respect any of its covenants or agreements contained in the merger agreement; or

•	the representations and warranties of such other party in the merger agreement being or becoming untrue; and

•	the failure to be true and correct, individually or in the aggregate, would have a material adverse effect on Forest Energy Resources, the Mariner business or Mariner and has not been cured within 30 days after written notice was given to such party of such failure or untruth, the terminating party will be entitled to reimbursement of all of its documented out-of-pocket expenses and fees incurred by such terminating party up to $5 million in the aggregate.
      In addition to the reimbursement of out-of-pocket expenses and fees, Mariner has agreed to pay Forest a termination fee of $25 million, together with the expense reimbursement described above, if:

•	(i) either Forest or Mariner terminates the merger agreement as a result of the failure to obtain the requisite stockholder approval from Mariner stockholders, (ii) either Forest or Mariner terminates the merger agreement as a result of the effective time of the merger not occurring on or before March 31, 2006 or (iii) Forest terminates the merger agreement as a result of the failure of Mariner to perform in any material respect any of its covenants and agreements contained in the merger agreement, plus an acquisition proposal had been publicly announced prior to the termination and, within twelve months of the date of termination, Mariner either completes an acquisition proposal with a third party or enters into an agreement or recommends approval of any acquisition proposal that is subsequently completed (whether or not within the twelve-month period);

•	Forest terminates the merger agreement as a result of the board of directors of Mariner (i) having failed to reaffirm publicly its approval of the merger, as soon as reasonably practicable, and in no event later than three business days, after request by Forest, or having resolved not to reaffirm the merger,

(ii) having failed to include in this proxy statement/ prospectus-information statement its recommendation, without modification or qualification, that Mariner stockholders approve the merger, (iii) having withheld, withdrawn, amended or modified its recommendation that Mariner stockholders approve the merger, (iv) having changed its recommendation that Mariner stockholders approve the merger or (v) within ten business days after commencement, having failed to recommend against acceptance of any tender or exchange offer for shares of Mariner common stock or takes no position with respect to any such tender or exchange offer; or

•	Mariner terminates the merger agreement as a result of the board of directors of Mariner changing its recommendation that Mariner stockholders approve the merger in order to permit Mariner to accept a superior offer.

Amendments and Waiver
      Any provision of the merger agreement may, to the extent legally allowed, be amended or waived at any time prior to the effective time of the merger. However, if a provision of the merger agreement is amended or waived after the Mariner stockholders adopt the merger agreement, such amendment or waiver will be subject to any necessary stockholder approval. Forest, Forest Energy Resources, Mariner and MEI Sub must sign any amendments. Any waiver must be signed by the party against whom the waiver is to be effective. Mariner and Forest will recirculate revised proxy materials and resolicit proxies if there are any material changes in the terms of the merger, including those that result from amendments or waivers.

THE DISTRIBUTION AGREEMENT
      The following is a summary of the material terms of the distribution agreement. This summary is qualified in its entirety by reference to the distribution agreement, a copy of which is attached as Annex C to this proxy statement/ prospectus-information statement and is incorporated by reference into this proxy statement/ prospectus-information statement. We urge you to read the distribution agreement in its entirety for a more complete description of the terms and conditions of the spin-off.
Summary of the Transactions
      In connection with the merger, Forest has contributed the Forest Gulf of Mexico operations to Forest Energy Resources pursuant to the terms and conditions of the distribution agreement summarized below. Prior to the merger, Forest will spin-off Forest Energy Resources by distributing all of the shares of Forest Energy Resources common stock to Forest shareholders on a pro rata basis.
Contribution of the Forest Gulf of Mexico Assets and Assumption of Liabilities
      Under the distribution agreement, Forest has taken or caused to be taken all actions necessary to cause the transfer to Forest Energy Resources of all of the ownership interest of Forest and its subsidiaries in:

•	all real property interests, overriding royalty interests, reversionary interests, real or immovable property (including use and occupation rights, rights to pooled, communitized or unitized acreage, and platforms, pipelines and improvements), easements, inventory, hydrocarbons, equipment, personal or movable property, spare parts, contracts, books and records, proceeds, refunds, settlements, claims and current assets to the extent comprising a part of the Forest Gulf of Mexico operations;

•	other assets of Forest and the subsidiaries of Forest to the extent specifically assigned by Forest or any subsidiaries pursuant to the distribution agreement; and

•	all rights of Forest Energy Resources under the distribution agreement and the other agreements entered into in connection with the merger and the spin-off.
      Forest Energy Resources has assumed certain liabilities, including:

•	all of the liabilities of the Forest Gulf of Mexico operations to the extent arising after June 30, 2005 and attributable to the conduct of the business after that date;

•	legal obligations to plug, abandon, remove or retire platforms, pipelines, improvements, equipment, personal or movable property, fixtures and improvements comprising part of the Forest Gulf of Mexico assets, to the extent the obligation was previously disclosed to Mariner, arose after June 30, 2005 or was not known to Forest after due inquiry on the date of the distribution agreement;

•	environmental liabilities arising from the conduct of the Forest Gulf of Mexico operations (subject to a monetary cap with respect to specified conditions), unless such liability was required to have been disclosed to Mariner prior to the execution of the merger agreement and was not so disclosed; and

•	liabilities under specified derivatives contracts with an estimated fair value of $50.8 million as of June 30, 2005.
      In connection with the spin-off, Forest Energy Resources will also transfer a cash amount to Forest, which Forest will use to reduce its indebtedness. The cash amount will equal $200 million, plus or minus the following amounts:

•	minus revenue derived from the Forest Gulf of Mexico operations from June 30, 2005 through the date of the spin-off (which period is referred to as the “measurement period”);

•	minus cash consideration from any sale of property, plant and equipment related to the Forest Gulf of Mexico assets during the measurement period;

•	plus certain net assets and liabilities specified on the date of the distribution agreement;

•	plus or minus the net gas balancing assets or liabilities of the Forest Gulf of Mexico operations as of June 30, 2005;

•	plus or minus the net settlement amounts in respect of settlements of gas imbalances effected during the measurement period;

•	plus capital and operating expenditures attributable to the Forest Gulf of Mexico operations during the measurement period;

•	plus an amount equal to hypothetical income taxes attributable to the Forest Gulf of Mexico operations during the measurement period;

•	plus interest expense attributable to the Forest Gulf of Mexico operations during the measurement period;

•	plus $1.6 million per month during the measurement period in respect of general and administrative expenses;

•	plus an amount, not to exceed $7 million, in respect of the fees and expenses of Forest and Forest Energy Resources in connection with the merger and related transactions;

•	plus or minus an amount equal to the change in working capital accounts (other than cash) of the Forest Gulf of Mexico operations during the measurement period;

•	plus or minus an amount to adjust for the above items to the extent they are settled through intercompany accounts prior to the closing.
      To the extent that any transfers are not completed before the spin-off, the parties will use their commercially reasonable efforts to effect any remaining transfers as promptly as practicable following the spin-off.
Spin-off
      Before the merger, Forest will distribute 50,637,010 shares, which will represent all of the then-outstanding shares of Forest Energy Resources common stock, to Forest’s shareholders. As a result of the spin-off, Forest Energy Resources will be a separate company that will own and operate the Forest Gulf of Mexico operations.
Representations and Warranties
      In the distribution agreement Forest represents to Mariner and Forest Energy Resources that, at the time of the spin-off and on June 30, 2005, the Forest Gulf of Mexico assets to be contributed to Forest Energy Resources in connection with the spin-off constitute all of Forest’s business and assets in the offshore Gulf of Mexico, and that all such assets are owned free and clear of all liens other than liens permitted under the agreement.
Indemnification
      Forest Energy Resources has agreed to indemnify, defend and hold Forest and each of its affiliates and their representatives harmless from and against all losses or liabilities arising out of or related to any liabilities assumed by Forest Energy Resources or from Forest Energy Resources’ failure to perform its obligations under the distribution agreement.
      Forest has agreed to indemnify, defend and hold Forest Energy Resources and each of its affiliates and their representatives harmless from and against all losses or liabilities arising out of or related to the failure of Forest or any of its subsidiaries:

•	to pay, among other things, any losses or liabilities of Forest or its subsidiaries (including liabilities under the agreements entered into in connection with the merger and the spin-off);

•	to transfer to Forest Energy Resources or any of its subsidiaries all of the assets to be transferred to Forest Energy Resources; and

•	to perform any of its obligations under the distribution agreement.
      Forest has agreed that it will use commercially reasonable efforts to assist Forest Energy Resources in asserting claims relating to the assets transferred to Forest Energy Resources or liabilities assumed by Forest Energy Resources under Forest’s insurance policies, to the extent such claims are based on events prior to the spin-off date or were commenced prior to the spin-off date.
Conditions to the Spin-off
      The obligations of Forest under the distribution agreement are subject to the fulfillment (or waiver by Forest) at or prior to the spin-off of a number of conditions, including the following:

•	obtaining all material consents, approvals and authorizations of any governmental authority that are legally required for the spin-off and other transactions contemplated by the other agreements entered into in connection with the spin-off and the merger;

•	the absence of an injunction or other prohibition issued by a court or other governmental entity that restrains, enjoins or prohibits or otherwise imposes material restrictions on the spin-off or the merger;

•	the SEC having declared effective the registration statement of Mariner relating to the shares of Mariner common stock to be issued into which shares of Forest Energy Resources common stock will be converted pursuant to the merger, of which this proxy statement/ prospectus-information statement forms a part;

•	the approval for listing on the New York Stock Exchange or Nasdaq of the Mariner common stock and the other shares required to be reserved for issuance in connection with the merger, subject to official notice of issuance;

•	the adoption of the merger agreement by the Mariner stockholders at the meeting;

•	Forest having received an opinion from its tax counsel to the effect that the contribution will constitute a reorganization under Section 368(a) of the Internal Revenue Code and the distribution will qualify under Section 355 of the Internal Revenue Code;

•	Forest having received the consents required from its bondholders;

•	the performance by Mariner in all material respects of its covenants and agreements contained in the merger agreement required to be performed at or prior to the date of the spin-off; and

•	the truthfulness and correctness of the representations and warranties of Mariner in the merger agreement in all respects, except as permitted by the merger agreement or where the failure to be true and correct would not have a material adverse effect.
      Based on its current valuation of the Forest Gulf of Mexico operations and the current amount of distributions permitted by the covenants contained in the indentures governing Forest’s outstanding bonds, Forest believes that no consents of bondholders will be required for the spin-off and the merger. If Forest’s belief that bondholder consents are not necessary remains unchanged as the merger closing approaches, it intends to waive conditions in the merger agreement and distribution agreement related to such consents.

ANCILLARY AGREEMENTS
      Forest and Forest Energy Resources have entered into agreements that will govern the ongoing relationships among Mariner, Forest Energy Resources and Forest and provide for an orderly transition after the spin-off and the merger. These agreements are summarized below.
Tax Sharing Agreement
      In order to allocate the responsibilities for payment of taxes and certain other tax matters, Forest, Mariner and Forest Energy Resources have entered into a tax sharing agreement. The following is a summary of the material terms of the tax sharing agreement. This summary is qualified in its entirety by reference to the tax sharing agreement, a copy of which is attached as Annex D to this proxy statement/ prospectus-information statement and which is filed as an exhibit to this registration statement of which this proxy statement/ prospectus-information statement is a part. We urge you to read the tax sharing agreement in its entirety for a more complete discussion of the tax matters.

Preparation and Filing of Tax Returns
      Forest will prepare and file all tax returns (including any tax returns reporting the results of Forest Energy Resources) for periods ending on or prior to the date of the distribution of Forest Energy Resources to the shareholders of Forest, as well as any consolidated or combined returns of Forest that include Forest Energy Resources or the Forest Gulf of Mexico operations. Mariner and Forest Energy Resources will be responsible for filing all tax returns with respect to Forest Energy Resources’ operations for all other periods.

Liability for Taxes
      Each party has agreed to indemnify the other in respect of all taxes for which it is responsible under the tax sharing agreement. Forest is responsible for all taxes for all periods arising from the Forest Gulf of Mexico operations prior to the time that the common stock of Forest Energy Resources is distributed to the Forest shareholders and agrees to hold Forest Energy Resources and Mariner harmless in respect of those taxes. Forest is entitled to receive all refunds of previously paid taxes arising from the Forest Gulf of Mexico operations during such time. Forest remains responsible for all taxes related to the businesses of Forest other than the Forest Gulf of Mexico operations and has agreed to indemnify Forest Energy Resources and Mariner in respect of any liability for any of such taxes.
      Forest Energy Resources and Mariner are responsible for all taxes for all periods arising from the Forest Gulf of Mexico operations subsequent to the time that Forest Energy Resources is distributed to the Forest shareholders and agree to hold Forest harmless in respect of those taxes.

Transaction Taxes
      If the spin-off fails to qualify as a tax-free transaction because of an action by Mariner (or one of its affiliates) that was not contemplated or permitted by the transaction agreements, Mariner and Forest Energy Resources agree to indemnify and hold Forest harmless for any resulting tax liability (or for the utilization of any tax attributes used to absorb any resulting taxable gain). In all other circumstances, Forest is liable for and agrees to indemnify and hold Forest Energy Resources and Mariner harmless for any tax liability if the spin-off fails to qualify as a tax-free transaction.

Continuing Covenants
      Forest, Mariner and Forest Energy Resources each agrees not to take (and each agrees to cause its respective affiliates to refrain from taking) any position on a tax return that will be inconsistent with the treatment of the spin-off and the merger as tax-free transactions under the applicable provisions of the Internal Revenue Code. In addition, Forest, Forest Energy Resources and Mariner each agrees that, during the two-year period following the spin-off, it will not take or fail to take (or permit any affiliate to take or fail to take) any action which would cause the spin-off to fail to qualify as a tax-free spin-off.

      Moreover, Forest and Mariner each agrees that, during the two-year period following the spin-off, prior to entering into any agreement, or failing to take any action, that would result in a more than immaterial possibility that the spin-off would be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Forest Energy Resources stock or Forest stock representing a “50-percent or greater interest” within the meaning of Section 355(e)(4) of the Internal Revenue Code, it will obtain:

•	a ruling from the Internal Revenue Service to the effect that the action contemplated would not affect the tax-free status of the spin-off,

•	an opinion from a nationally recognized law firm both reasonably acceptable to Forest and Mariner to the effect that the action contemplated would not affect the tax-free status of the spin-off, or

•	the agreement of both Forest and Mariner that such contemplated action would not affect the tax-free status of the spin-off.
      Actions which may be restricted by these requirements include an issuance of shares of Mariner (or any instrument that is convertible or exchangeable into Mariner shares) in an acquisition or public or private offering. Under U.S. Treasury Regulations, certain safe harbors exist under which certain issuances of shares of Mariner will not be deemed part of the same plan as the spin-off and thus not restricted. Among other safe harbors, safe harbors exist for transactions if specific timing conditions are met as to when agreements or substantial negotiations relating to such transactions occur and a safe harbor exists for certain issuances pursuant to compensatory employment-related arrangements.

Miscellaneous
      The tax sharing agreement also provides that Forest and Forest Energy Resources will cooperate with each other and exchange necessary information in connection with tax audits and examinations and the tax sharing agreement contains provisions entitling the appropriate party to control particular tax audits and controversies.
Employee Benefits Agreement
      Forest and Forest Energy Resources have entered into an employee benefits agreement that provides for the transfer of the employees of the Forest Gulf of Mexico operations to Forest Energy Resources, effective upon completion of the spin-off. The employee benefits agreement is filed as an exhibit to this registration statement of which this proxy statement/ prospectus-information statement is a part.
      The employee benefits agreement also allocates the assets and liabilities under certain existing Forest employee benefit plans and other employment-related liabilities to Forest and Forest Energy Resources, respectively. In general, at the time of the spin-off, Forest Energy Resources will assume the liabilities relating to the former employees of the Forest Gulf of Mexico operations arising after the date of the spin-off and other specified liabilities, and Forest will retain the pre-spin-off liabilities relating to the Forest Gulf of Mexico operations employees and all liabilities relating to its continuing employees. The employee benefits agreement also:

•	sets forth the rights of the Forest Gulf of Mexico operations employees under certain of the Forest plans in which they previously participated, including with respect to the portion of their stock options that are exercisable at the effective time of the merger; and

•	provides for the assumption by Forest Energy Resources of certain liabilities of Forest relating to employees who are transferred to Forest Energy Resources, including the assumption of liabilities under Forest’s educational assistance plan and accrued vacation liabilities.
      Pursuant to the employee benefits agreement, each of Forest Energy Resources and Forest has agreed that, without the prior consent of the other, it will not solicit employees of the other party for two years following the spin-off date.
Transition Services Agreement
      Forest and Forest Energy Resources have entered into a transition services agreement under which Forest will provide services to Forest Energy Resources on an as-needed basis for a limited period of time after the merger.

FINANCING ARRANGEMENTS RELATING TO THE SPIN-OFF AND THE MERGER
      At the closing of the merger, Mariner and Mariner Energy Resources expect to enter into a new $500 million senior secured revolving credit facility, and Mariner also will obtain a $40 million senior secured letter of credit facility. The revolving credit facility will mature on the fourth anniversary of the closing, and the letter of credit facility will mature on the third anniversary of the closing. We may use the borrowings under the revolving credit facility to retire existing debt, to facilitate the merger and for general corporate purposes. The letter of credit facility will be used to obtain a letter of credit in favor of Forest to secure our performance of our obligations under an existing drill-to-earn program.
      The outstanding principal balance of loans under the revolving credit facility may not exceed the borrowing base, which initially will be set at $400 million. The borrowing base will be redetermined semi-annually by the lenders, subject to reduction by Mariner. In addition, the agent and Mariner may request one additional redetermination during the interval between each scheduled redetermination, and the agent may require redeterminations in connection with certain material dispositions. If the borrowing base falls below the outstanding balance under the revolving credit facility, we will be required to prepay the deficit, pledge additional unencumbered collateral or some combination of such prepayment and pledge.
      Interest under the revolving credit facility will be determined by reference to the following grid:

	Applicable Margin

Usage as a %	LIBOR	Reference	Unused
Borrowing Base	Loans	Rate Loans	Fee

Less than 50%	1.25%	0.00%	0.375%
51% to 75%	1.50%	0.00%	0.375%
76% to 90%	1.75%	0.25%	0.250%
Greater than 90%	2.00%	0.50%	0.250%
Interest will be payable quarterly for Union Bank of California Reference Rate loans and at the applicable maturity date for LIBOR (London interbank offered rate) loans. The fee for letters of credit issued under the revolving credit facility will be the LIBOR margin indicated in the grid, per annum. The fee for letters of credit under the letter of credit facility will be 1.50% due quarterly in advance.
      The obligations under the credit facilities will be secured by first priority liens on substantially all of our real and personal property, including our existing and after-acquired oil and gas properties and related real property interests. Additionally, the obligations under the credit facilities will be guaranteed by us and each of our subsidiaries.
      The credit facilities will contain various covenants that limit our ability to do the following, among other things:

•	incur certain indebtedness;

•	grant certain liens;

•	merge or consolidate with another entity;

•	sell unmortgaged property or other assets which generate proceeds in excess of 10% of the borrowing base;

•	sell assets comprising collateral pledged to the lenders;

•	make certain loans and investments;

•	enter new lines of business; and

•	permit certain trade payables to exceed 90 days.

      The credit facilities also will contain covenants, which, among other things, require us to maintain specified ratios or conditions as follows:

•	consolidated current assets plus the unused borrowing base to consolidated current liabilities of not less than 1.0 to 1.0; and

•	total debt to EBITDA of not more than 2.5 to 1.0.
      If an event of default exists under the credit facilities, the lenders will be able to accelerate the maturity of the credit facilities and exercise other rights and remedies. Events of default will include defaults in payment or performance under the credit facilities, misrepresentations, cross-defaults to other debt or material obligations, and insolvency, material adverse judgments, change of control (including certain changes in ownership and in the event Mr. Scott D. Josey ceases to be involved in Mariner’s management, the failure to timely replace him with someone with comparable qualifications) and any material adverse change.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
      The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Mariner and the Forest Gulf of Mexico operations may have appeared had the businesses actually been combined as of September 30, 2005 (with respect to the balance sheet information using currently available fair value information) or as of January 1, 2004 (with respect to statements of operations information). The unaudited pro forma combined financial information shows the impact of the merger on the historical financial position and results of operations under the purchase method of accounting with Mariner treated as the acquirer. Under this method of accounting, the assets and liabilities of the Forest Gulf of Mexico operations are recorded by Mariner at their estimated fair values as of the date the merger is completed.
      The unaudited pro forma combined balance sheet as of September 30, 2005 assumes the merger was completed on that date. The unaudited pro forma combined statements of operations gives effect to the merger as if it had been completed on January 1, 2004. The merger agreement was executed on September 9, 2005 and provides for Mariner to issue approximately 50.6 million shares of common stock as consideration to Forest Energy Resources common stockholders.
      The unaudited pro forma combined financial information has been derived from and should be read together with the historical consolidated financial statements of Mariner and the statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations, which are included herein. The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations do not include all of the costs of doing business.
      The Unaudited Pro Forma Combined Condensed Financial Information is for illustrative purposes only. The financial results may have been different had the Forest Gulf of Mexico operations been an independent company and had the companies always been combined. You should not rely on the Unaudited Pro Forma Combined Condensed Financial Information as being indicative of the historical results that would have been achieved had the merger occurred in the past or the future financial results that Mariner will achieve after the merger.
      In addition, the purchase price allocation is preliminary and will be finalized following the closing of the merger. The final purchase price allocation will be determined after closing based on the actual fair value of current assets, current liabilities, indebtedness, long-term liabilities, proven and unproven oil and gas properties, identifiable intangible assets and the final number of shares of Mariner common stock issued in the merger and for unvested stock options that are outstanding at closing. We are continuing to evaluate all of these items; accordingly, the final purchase price may differ in material respects from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet.
      The combination of the Forest Gulf of Mexico operations with Mariner’s is expected to cause the average reserve life of Mariner’s oil and gas properties to decrease from current levels and to result in a higher rate of depreciation, depletion, and amortization for the combined operations. For example, the estimated proved reserves of the Forest Gulf of Mexico properties as of June 30, 2005 were 328 Bcfe and production for the six months ended June 30, 2005 (prior to hurricane related disruptions) was approximately 40.8 Bcfe, a reserve life on an annualized basis of 4.0. This ratio is indicative of the relatively higher productive rates of offshore oil and gas properties when compared to most onshore fields. While the higher productive rates generally result in a faster return on investment than onshore fields, they also result in a faster depletion of the underlying proved reserves and a resulting higher rate of depreciation, depletion, and amortization. As of June 30, 2005, Mariner’s proved reserves totaled 328 Bcfe and production for the six months ended June 30, 2005 (prior to hurricane disruptions) was approximately 16.5 Bcfe, a reserve life on an annualized basis of 9.9. For the combined operations, as of June 30, 2005, proved reserves would have totaled approximately 599 Bcfe and production for the six months ended June 30, 2005 would have totaled 57.3 Bcfe, a reserve life on an annualized basis of 5.7. Mariner will also write-up the Forest Gulf of Mexico operations to estimated fair value as of the merger date, which is also expected to cause the underlying DD&A rate to increase for the combined operations.

      In connection with the merger, Mariner and Mariner Energy Resources expect to enter into a $500 million senior secured revolving credit facility, and Mariner also expects to obtain a $40 million senior secured letter of credit facility. The initial borrowing base of the revolving credit facility will be $400 million. The revolving credit facility will mature on the fourth anniversary of the closing and may be used for general corporate purposes. The letter of credit facility will mature on the third anniversary of the closing.
      In connection with the spin-off and the payment of the cash amount by Forest Energy Resources to Forest pursuant to the distribution agreement, Forest Energy Resources intends to enter into a new senior term loan facility with Union Bank of California, or UBOC, as lender, in an amount equal to the lesser of the cash amount, plus the amount of the arrangement and upfront fees and expenses associated with the facility, and $200 million, plus the amount of the arrangement and upfront fees and expenses associated with the facility. At Forest Energy Resources’ election, interest will be determined by reference to (1) the UBOC Reference Rate or (2) the London interbank offered rate, or LIBOR, plus 1.50% per annum. In the event that any portion of the facility is outstanding after 30 days, the interest rate will increase, at Forest Energy Resources’ election, to (1) the UBOC Reference Rate, plus 5% per annum or (2) LIBOR plus 6.50% per annum. Interest will be payable at the applicable maturity date for LIBOR-loans and quarterly for UBOC Reference Rate loans.
      The Forest Energy Resources facility is expected to be repaid with borrowings under Mariner’s and Mariner Energy Resources’ $500 million revolving credit facility. The facility will mature 90 days from closing of the spin-off and merger and the principal will be due at maturity. Prepayments will be permitted at any time without premium or penalty (except for breakage and related costs associated with prepayments of Eurodollar loans), subject to minimum amount requirements. The facility will be unsecured with a negative pledge on Forest Energy Resources’ existing oil and gas properties and all other assets of Forest Energy Resources.
      The facility will contain various covenants that limit Forest Energy Resources’ ability to do the following, among other things, except as contemplated by the distribution agreement and the merger agreement:

•	incur indebtedness;

•	grant certain liens;

•	merge or consolidate with another entity;

•	sell assets except in the ordinary course of business;

•	make certain loans and investments; and

•	permit trade payables to exceed 90 days.
      If an event of default exists under the facility, the lender will be able to accelerate the maturity of the facility and exercise other rights and remedies. Events of default include defaults in payment or performance under the facility, misrepresentations, cross-defaults to other debt or material obligations of Forest Energy Resources, and insolvency, material judgments, certain changes of ownership, and any material adverse change affecting Forest Energy Resources.

MARINER ENERGY, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of September 30, 2005

				Mariner
	Mariner	Merger		Pro Forma
	Historical	Adjustments(1)		Combined

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$4,564	$—		$4,564
Receivables	50,259	—		50,259
Deferred tax asset	30,480	—		30,480
Prepaid expenses and other	18,732	2,874	(2)	21,606

Total current assets	104,035	2,874		106,909
Property and Equipment, net	393,258	1,463,846	(3)	1,857,104
Goodwill	—	142,000	(3)	142,000
Other Assets, net of amortization	4,916	7,597	(2)	12,513

TOTAL ASSETS	$502,209	$1,616,317		$2,118,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,573	$—		$14,573
Accrued liabilities	88,993	32,491	(2)	121,484
Accrued interest	141	—		141
Derivative liability	76,902	108,031	(2)	184,933

Total current liabilities	180,609	140,522		321,131
Long-Term Liabilities:
Abandonment liability	26,314	116,203	(2)	142,517
Deferred income tax	6,468	168,852	(4)	175,320
Derivative liability	28,221	17,203	(2)	45,424
Bank debt	75,000	200,000	(5)	275,000
Note payable	4,000	—		4,000
New debt	—	—		—
Other long-term liabilities	3,000	—		3,000

Total long-term liabilities	143,003	502,258		645,261
Stockholders’ Equity:
Common stock	4	5	(6)	9
Additional paid-in capital	171,667	973,532	(3)	1,145,199
Unearned compensation	(14,548)	—		(14,548)
Accumulated other comprehensive (loss)	(67,708)	—		(67,708)
Accumulated retained earnings	89,182	—		89,182

Total stockholders’ equity	178,597	973,537		1,152,134

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$502,209	$1,616,317		$2,118,526

MARINER ENERGY, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2005

		Forest Energy			Mariner
	Mariner	Resources, Inc.	Merger		Pro Forma
	Historical	Historical(7)	Adjustments(1)		Combined

	(In thousands, except per share data)
Revenues:
Oil & gas sales	$148,492	$326,722	$—		$475,214
Other revenues	2,753	—	—		2,753

Total revenues	151,245	326,722	—		477,967
Costs and Expenses:
Lease operating expenses	20,170	59,379	—		79,549
Transportation expenses	1,697	2,484	—		4,181
General and administrative expenses	26,726	—	—		26,726
Depreciation, depletion and amortization	43,457	—	201,255	(8)	244,712
Impairment of production equipment held for use	498	—	—		498

Total costs and expenses	92,548	61,863	201,255		355,666

OPERATING INCOME	58,697	264,859	(201,255)		122,301
Interest:
Income	696		—		696
Expense, net of amounts capitalized	(5,416)		(8,010	)(9)	(13,426)

Income before taxes	53,977		(209,265)		109,571
Provision for income taxes	(18,414)		(19,936	)(10)	(38,350)

NET INCOME	35,563		(229,201)		71,221

Earnings per share:
Net Income per share — basic	1.10				0.86

Net Income per share — diluted	1.07				0.85

Weighted average shares outstanding — basic	32,438		50,637		83,075
Weighted average shares outstanding — diluted	33,313		50,637		83,950

MARINER ENERGY, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

		Forest Energy			Mariner
	Mariner	Resources, Inc.	Merger		Pro Forma
	Historical	Historical(7)	Adjustments(1)		Combined

	(In thousands, except per share data)
Revenues:
Oil & gas sales	$214,187	$453,139	$—		$667,326
Other revenues	—	—	—		—

Total revenues	214,187	453,139	—		667,326
Costs and Expenses:
Lease operating expenses	25,484	81,627	—		107,111
Transportation expenses	3,029	2,175	—		5,204
General and administrative expenses	8,772	—	—		8,772
Depreciation, depletion and amortization	64,911	—	303,261	(8)	368,172
Impairment of production equipment held for use	957	—	—		957

Total costs and expenses	103,153	83,802	303,261		490,216

OPERATING INCOME	111,034	369,337	(303,261)		177,110
Interest:
Income	316		—		316
Expense, net of amounts capitalized	(6,050)		(7,840	)(9)	(13,890)

Income before taxes	105,300		(311,101)		163,536
Provision for income taxes	(36,855)		(20,383	)(10)	(57,238)

NET INCOME	68,445		(331,484)		106,298

Earnings per share:
Net Income per share — basic	2.30				1.32

Net Income per share — diluted	2.30				1.32

Weighted average shares outstanding — basic	29,748		50,637		80,385
Weighted average shares outstanding — diluted	29,748		50,637		80,385

Notes to Unaudited Pro Forma Combined Condensed Financial Data
      The unaudited “Mariner Pro Forma Combined” financial data have been prepared to give effect to Mariner’s acquisition of the Forest Gulf of Mexico operations, which will be spun off to Forest shareholders. Information under the heading “Merger Adjustments” gives effect to the adjustments related to the acquisition of the Forest Gulf of Mexico operations. The unaudited pro forma combined condensed statements are not necessarily indicative of the results of Mariner’s future operations.
      The unaudited pro forma combined financial information has been derived from and should be read together with the historical consolidated financial statements of Mariner and the statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations. The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations do not include all of the costs of doing business.

(1)	Transaction costs consisting of accounting, consulting and legal fees are anticipated to be approximately $12 million. These costs are directly attributable to the transaction and have been excluded from the pro forma financial statements as they represent material nonrecurring charges.

(2)	To record other current and long-term assets that we will receive in the spin-off and liabilities that we will assume as a result of the spin-off reflected at their estimated fair market values, including inventory of $2.1 million, abandonment escrows of $0.7 million, gas imbalances of $7.6 million, asset retirement obligations of $146.6 million and derivative liabilities of $125.2 million.

(3)	To record the preliminary purchase price allocation to the fair value of assets acquired, including oil and gas properties and goodwill. These adjustments also adjust depreciation, depletion and amortization expense to give effect to the acquisition of the Forest Gulf of Mexico operations and their step-up in value using the unit of production method under the full cost method of accounting.

(4)	To record the deferred tax position of the combined company, inclusive of the deferred tax gross-up in connection with the acquisition.

(5)	To record $200.0 million of debt that Forest Energy Resources, Inc. will incur under the terms of the distribution agreement. The actual amount of debt to be incurred will be adjusted to reflect the net cash proceeds generated by the Forest Gulf of Mexico operations since June 30, 2005 pursuant to the terms of the distribution agreement. Mariner plans to refinance the debt, which will mature 90 days after the closing, with a revolving credit facility that matures on the fourth anniversary of the closing. Forest Energy Resources, Inc. will be primarily liable for all indebtedness incurred in connection with the spin-off or any refinancing thereof.

(6)	To record issuance of 50,637,010 shares of common stock at par value of $.0001 per share.

(7)	The Forest Gulf of Mexico operations historically have been operated as part of Forest’s total oil and gas operations. No historical GAAP-basis financial statements exist for the Forest Gulf of Mexico operations on a stand-alone basis; however, statements of revenues and direct operating expenses are presented for the year ended December 31, 2004 (audited) and for the nine months ended September 30, 2005 (unaudited).

(8)	To adjust depreciation, depletion and amortization expense to give effect to the acquisition of the Forest Gulf of Mexico operations and their step-up in value using the unit of production method under the full cost method of accounting.

(9)	To adjust interest expense to give effect to the financing activities in connection with the organization of Forest Energy Resources, Inc. assuming an interest rate of 5.34% for the nine months ended September 30, 2005 and 3.92% for the year ended December 31, 2004 based on the terms of the senior term loan facility to be obtained by Forest Energy Resources. The interest rates used reflect 30-day LIBOR plus 1.50%, or 5.34% as of September 30, 2005 and 3.92% as of December 31, 2004. A change in interest rates of 1/8 percent would result in a change in interest expense of approximately $0.1 million and $0.2 million for the nine months ended September 30, 2005, and the year ended December 31, 2004, respectively.

(10)	To record income tax expense on the combined company results of operations based on a statutory combined federal and state tax rate of 35%.

Supplemental Pro Forma Combined Oil and Gas Reserve and Standardized Measure Information (Unaudited)
      The following unaudited supplemental pro forma oil and natural gas reserve tables present how the combined oil and gas reserve and standardized measure information of Mariner and the Forest Gulf of Mexico operations may have appeared had the businesses actually been combined as of December 31, 2004. The Supplemental Pro Forma Combined Oil and Gas Reserve and Standardized Measure Information is for illustrative purposes only. You should refer to footnote 10 in Mariner’s Notes to the Financial Statements beginning on page F-30 and footnote 3 in Forest’s Gulf of Mexico Operations Notes to Statements of Revenues and Direct Operating Expenses beginning on page F-37 for additional information presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities.
ESTIMATED PRO FORMA COMBINED QUANTITIES OF PROVED RESERVES

				Forest Energy Resources, Inc.
	Mariner Historical			Historical				Mariner Pro Forma Combined

			Natural Gas				Natural Gas				Natural Gas
	Oil	Natural Gas	Equivalent	Liquids		Natural Gas	Equivalent	Liquids		Natural Gas	Equivalent
	(Mbbl)	(MMcf)	(Mmcfe)	(Mbbl)		(MMcf)	(Mmcfe)	(Mbbl)		(MMcf)	(Mmcfe)

December 31, 2003	13,079	127,584	206,060	11,357		295,347	363,489	24,436		422,931	569,549

Revisions of previous estimates	1,249	19,797	27,291	1,693		(2,860)	7,298	2,942		16,937	34,589
Extensions, discoveries and other additions	2,225	28,334	41,684	630		14,449	18,229	2,855		42,783	59,913
Sales of reserves in place	—	—	—	—		—	—	—		—	—
Production	(2,298)	(23,782)	(37,570)	(3,230)		(61,684)	(81,064)	(5,528)		(85,466)	(118,634)
Purchases of reserves in place	—	—	—	1,200		24,556	31,756	1,200		24,556	31,756

December 31, 2004	14,255	151,933	237,465	11,650	(1)	269,808	339,708	25,905	(1)	421,741	577,173

(1)	Includes 598 Mbbls of natural gas liquids.
ESTIMATED PRO FORMA COMBINED QUANTITIES OF PROVED DEVELOPED RESERVES

Forest Energy Resources, Inc.
	Mariner Historical			Historical			Mariner Pro Forma Combined

			Natural Gas			Natural Gas			Natural Gas
	Oil	Natural Gas	Equivalent	Liquids	Natural Gas	Equivalent	Liquids	Natural Gas	Equivalent
	(Mbbl)	(MMcf)	(Mmcfe)	(Mbbl)	(MMcf)	(Mmcfe)	(Mbbl)	(MMcf)	(Mmcfe)

December 31, 2004	6,339	71,361	109,395	9,471	201,759	258,585	15,810	273,120	367,980

PRO FORMA COMBINED STANDARDIZED MEASURE OF DISCOUNTED
FUTURE NET CASH FLOWS

	For the Year Ending December 31, 2004

		Forest Energy	Mariner Pro
	Mariner	Resources, Inc.	Forma
	Historical	Historical	Combined

Future cash inflows	$1,601,240	$2,155,217	$3,756,457
Future production costs	(308,190)	(272,020)	(580,210)
Future development costs	(193,689)	(357,592)	(551,281)
Future income taxes	(285,701)	(412,477)	(698,178)

Future net cash flows	813,660	1,113,128	1,926,788
Discount of future net cash flows at 10% per annum	(319,278)	(187,291)	(506,569)

Standardized measure of discounted future net cash flows	$494,382	925,837	1,420,219

Balance, beginning of period	$418,159	$949,421	$1,367,580
Increase (decrease) in discounted future net cash flows:
Sales and transfers of oil and gas produced, net of production costs	(185,673)	(426,405)	(612,078)
Net changes in prices and production costs	27,767	11,628	39,395
Extensions and discoveries, net of future development and production costs	102,905	88,999	191,904
Development costs during period and net change in development costs	44,417	79,642	124,059
Revision of previous quantity estimates	89,814	28,701	118,515
Sales of reserves in place	—	—	—
Net change in income taxes	(27,634)	(28,550)	(56,184)
Purchases of reserves in place	—	100,681	100,681
Accretion of discount before income taxes	41,816	121,720	163,536
Changes in production rates (timing) and other	(17,189)	—	(17,189)

Balance, end of period	$494,382	$925,837	$1,420,219

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR MARINER
      The following table shows Mariner’s historical consolidated financial data as of and for each of the four years ended December 31, 2003, the period from January 1, 2004 through March 2, 2004, the period from March 3, 2004 through December 31, 2004, the period from March 3, 2004 through September 30, 2004 and the nine-month period ended September 30, 2005. The historical consolidated financial data as of and for the four years ended December 31, 2003, the period from January 1, 2004 through March 2, 2004 and the period from March 3, 2004 through December 31, 2004 are derived from Mariner’s audited financial statements included herein, and the historical consolidated financial data for the period from March 3, 2004 through September 30, 2004 and the nine-month period ended September 30, 2005 are derived from unaudited financial statements of Mariner. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mariner” and the consolidated financial statements included elsewhere in this proxy statement/ prospectus-information statement, where there is additional disclosure regarding the information in the following table, including pro forma information regarding the merger. Mariner’s historical results are not necessarily indicative of results to be expected in future periods.
      On March 2, 2004, Mariner’s former indirect parent, Mariner Energy LLC, merged with MEI Acquisitions, LLC, an affiliate of the private equity funds, Carlyle/ Riverstone Global Energy and Power Fund II, L.P. and ACON Investments LLC. The financial information contained herein is presented in the style of Pre-2004 Merger activity (for all periods prior to March 2, 2004) and Post-2004 Merger activity (for the March 3, 2004 through December 31, 2004 period and the March 3, 2004 through September 30, 2004 period) to reflect the impact of the restatement of assets and liabilities to fair value as required by “push-down” purchase accounting at the March 2, 2004 merger date.

	Post-2004 Merger			Pre-2004 Merger

			Period from	Period from
		Period from	March 3,	January 1,
	Nine Months	March 3,	2004	2004
	Ended	2004 through	through	through	Year Ended December 31,
	September 30,	September 30,	December 31,	March 2,
	2005	2004	2004	2004	2003	2002	2001	2000

	(In millions, except per share data)
Statement of Operations Data:
Total revenues(1)	$151.2	$122.5	$174.4	$39.8	$142.5	$158.2	$155.0	$121.1
Lease operating expenses	20.2	15.1	21.4	4.1	24.7	26.1	20.1	17.2
Transportation expenses	1.7	3.7	1.9	1.1	6.3	10.5	12.0	7.8
Depreciation, depletion and amortization	43.4	37.4	54.3	10.6	48.3	70.8	63.5	56.8
Impairment of production equipment held for use	0.5	1.0	1.0	—	—	—	—	—
Derivative settlement	—	—	—	—	3.2	—	—	—
Impairment of Enron related receivables	—	—	—	—	—	3.2	29.5	—
General and administrative expenses	26.7	6.2	7.6	1.1	8.1	7.7	9.3	6.5

Operating income	58.7	59.1	88.2	22.9	51.9	39.9	20.6	32.8
Interest income	0.7	0.2	0.2	0.1	0.8	0.4	0.7	0.1
Interest expense	(5.4)	(4.4)	(6.0)	—	(7.0)	(10.3)	(8.9)	(11.0)

Income before income taxes	54.0	54.9	82.4	23.0	45.7	30.0	12.4	21.9
Provision for income taxes	(18.4)	(19.2)	(28.8)	(8.1)	(9.4)	—	—	—

Income before cumulative effect of change in accounting method net of tax effects	35.6	35.7	53.6	14.9	36.3	30.0	12.4	21.9
Income before cumulative effect per common share
Basic	1.10	1.20	1.80	.50	1.22	1.01	.42	.74
Diluted	1.07	1.20	1.80	.50	1.22	1.01	.42	.74
Cumulative effect of changes in accounting method	—	—	—	—	1.9	—	—	—

Net income	$35.6	$35.7	$53.6	$14.9	$38.2	$30.0	$12.4	$21.9

Net income per common share
Basic	1.10	1.20	1.80	.50	1.29	1.01	.42	.74
Diluted	1.07	1.20	1.80	.50	1.29	1.01	.42	.74
Capital Expenditure and Disposal Data:
Exploration, including leasehold/seismic	$23.6	$35.7	$40.4	$7.5	$31.6	$40.4	$66.3	$46.7
Development and other	106.8	50.2	93.2	7.8	51.7	65.7	98.2	61.4
Proceeds from property conveyances	—	—	—	—	(121.6)	(52.3)	(90.5)	(29.0)

Total capital expenditures net of proceeds from property conveyances	$130.4	$85.9	$133.6	$15.3	$(38.3)	$53.8	$74.0	$79.1

(1)	Includes effects of hedging.

	Post-2004 Merger		Pre-2004 Merger

			December 31,
	September 30,	December 31,
	2005	2004	2003	2002	2001	2000

	(In millions)
Balance Sheet Data:(1)
Property and equipment, net, full cost method	$393.3	$303.8	$207.9	$287.6	$290.6	$287.8
Total assets	502.2	376.0	312.1	360.2	363.9	335.4
Long-term debt, less current maturities	79.0	115.0	—	99.8	99.8	129.7
Stockholder’s equity	178.6	133.9	218.2	170.1	180.1	141.9
Working capital (deficit)(2)	(30.2)	(18.7)	38.3	(24.4)	(19.6)	(15.4)

(1)	Balance sheet data as of December 31, 2004 reflects purchase accounting adjustments to oil and gas properties, total assets and stockholder’s equity resulting from the acquisition of our former indirect parent on March 2, 2004.

(2)	Working capital (deficit) excludes current derivative assets and liabilities, deferred tax assets and restricted cash.

	Post-2004 Merger			Pre-2004 Merger

			Period from	Period from
		Period from	March 3,	January 1,
	Nine Months	March 3,	2004	2004
	Ended	2004 through	through	through	Year Ended December 31,
	September 30,	September 30,	December 31,	March 2,
	2005	2004	2004	2004	2003	2002	2001	2000

	(In millions)
Other Financial Data:
EBITDA(1)	$102.7	$97.5	$143.5	$33.4	$100.3	$113.9	$113.6	$89.6
Net cash provided by operating activities	135.4	96.8	135.9	20.3	103.5	60.3	113.5	63.9
Net cash (used) provided by investing activities	(142.1)	(85.9)	(133.6)	(15.3)	38.3	(53.8)	(74.0)	(79.1)
Net cash (used) provided by financing activities	8.7	(74.9)	64.9	—	(100.0)	—	(30.0)	17.4
Reconciliation of Non-GAAP Measures:
EBITDA(1)	$102.7	$97.5	$143.5	$33.4	$100.3	$113.9	$113.6	$89.6
Changes in working capital	25.1	9.7	6.9	(13.2)	21.8	(20.4)	7.5	(15.5)
Non-cash hedge gain(2)	(3.6)	(5.1)	(7.9)	—	(2.0)	(23.2)	—	—
Amortization/other	0.9	0.5	0.8	—	—	(0.1)	0.6	0.7
Stock compensation expense	17.6	—	—	—	—	—	—	—
Net interest expense	(4.7)	(4.2)	(5.8)	0.1	(6.2)	(9.9)	(8.2)	(10.9)
Income tax expense	(2.6)	(1.6)	(1.6)	—	(10.4)	—	—	—

Net cash provided by operating activities	$135.4	$96.8	$135.9	$20.3	$103.5	$60.3	$113.5	$63.9

(1)	EBITDA means earnings before interest, income taxes, depreciation, depletion and amortization. For the nine months ended September 30, 2005, EBITDA includes $17.6 million in non-cash stock compensation expense related to restricted stock and stock options granted in 2005. We believe that EBITDA is a widely accepted financial indicator that provides additional information about our ability to meet our future requirements for debt service, capital expenditures and working capital, but EBITDA should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles or as a measure of a company’s profitability or liquidity.

(2)	In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138, we de-designated our contracts effective December 2, 2001 after the counterparty (an affiliate of Enron Corp.) filed for bankruptcy and recognized all market value changes subsequent to such de-designation in our earnings. The value recorded up to the time of de-designation and included in Accumulated Other Comprehensive Income (“AOCI”), has reversed out of AOCI and into earnings as the original corresponding production, as hedged by the contracts, is produced. We have designated subsequent hedge contracts as cash flow hedges with gains and losses resulting from the transactions recorded at market value in AOCI, as appropriate, until recognized as operating income in our Statement of Operations as the physical production hedged by the contracts is delivered.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MARINER
Overview
      On March 2, 2004, Mariner’s former indirect parent, Mariner Energy LLC, merged with MEI Acquisitions, LLC, an affiliate of the private equity funds, Carlyle/ Riverstone Global Energy and Power Fund II, L.P. and ACON Investments LLC. Prior to the merger, we were owned indirectly by JEDI, which was an indirect wholly-owned subsidiary of Enron Corp. The gross merger consideration was $271.1 million (which excludes $7.0 million of acquisition costs and other expenses paid directly by Mariner), $100 million of which was provided as equity by our new owners. As a result of the merger, we are no longer affiliated with Enron Corp. See “Mariner — Enron Related Matters.” The merger did not result in a change in our strategic direction or operations. The financial information contained herein is presented in the style of Pre-2004 Merger activity (for all periods prior to March 2, 2004) and Post-2004 Merger activity (for the March 3, 2004 through December 31, 2004 period) to reflect the impact of the restatement of assets and liabilities to fair value as required by “push-down” purchase accounting at the March 2, 2004 merger date. The application of push-down accounting had no effect on our 2004 results of operations other than immaterial increases in depreciation, depletion and amortization expense and interest expense and a related decrease in our provision for income taxes. To facilitate management’s discussion and analysis of financial condition and results of operations, we have presented 2004 financial information as Pre-2004 Merger (for the January 1 through March 2, 2004 period), Post-2004 Merger (for the March 3, 2004 through December 31, 2004 period), Combined (for the full period from January 1 through December 31, 2004), Post-2004 Merger (for the March 3, 2004 through September 30, 2004 period) and Combined (for the full period from January 1, 2004 through September 30, 2004). The combined presentation does not reflect the adjustments to our statement of operations that would be reflected in a pro forma presentation. However, because such adjustments are not material, we believe that our combined presentation presents a fair presentation and facilitates an understanding of our results of operations.
      In March 2005, we completed a private placement of 16,350,000 shares of our common stock to qualified institutional buyers, non-U.S. persons and accredited investors, which generated approximately $229 million of gross proceeds, or approximately $211 million net of initial purchaser’s discount, placement fee and offering expenses. Our former sole stockholder, MEI Acquisitions Holdings, LLC, also sold 15,102,500 shares of our common stock in the private placement. We used $166 million of the net proceeds from the sale of 12,750,000 shares of common stock to purchase and retire an equal number of shares of our common stock from our former sole stockholder. We used $39 million of the remaining net proceeds of approximately $45 million to repay borrowings drawn on our credit facility, and the balance to pay down $6 million of a $10 million promissory note payable to JEDI. See “Mariner — Enron Related Matters.” As a result, after the private placement, an affiliate of MEI Acquisitions Holdings, LLC beneficially owned approximately 5.3% of our outstanding common stock. Please see “Election of Directors — Transactions with Directors, Officers and Affiliates” for more information.
      We are an independent oil and natural gas exploration, development and production company with principal operations in the Gulf of Mexico and the Permian Basin in West Texas. In the Gulf of Mexico, our areas of operation include the deepwater and the shelf area. We have been active in the Gulf of Mexico and West Texas since the mid-1980s. During the last three years, as a result of increased drilling of shelf prospects and development drilling in our Aldwell Unit, we have evolved from a company with primarily a deepwater focus to one with a balance of exploitation and exploration of the Gulf of Mexico deepwater and shelf, and longer-lived Permian Basin properties.
      Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas and our ability to find, develop and acquire oil and gas reserves that are economically recoverable while controlling and reducing costs. The energy markets have historically been very volatile. Commodity prices are currently at or near historical highs and may fluctuate and decline significantly in the future. Although we attempt to mitigate the impact of price declines through our hedging strategy, a substantial or extended decline in oil and natural gas prices or poor drilling results could have a material adverse effect on our financial position, results of operations, cash flows, quantities of natural gas and oil reserves that we can economically produce and our access to capital.

Recent Developments
      Approximately 29 Mmcfe per day of natural gas and approximately 3,000 bbls per day of oil and condensate net to our interest were initially shut-in as a result of the effects of Hurricane Katrina in August 2005. The majority of this production was returned within two weeks of the hurricane, and substantially all within three weeks of the hurricane. Additionally, we are experiencing delays in startup of three of our projects primarily as a result of Hurricane Katrina which is anticipated to defer commencement of production to as late as the second quarter of 2006. Approximately 60 MMcfe per day of production net to our interest was shut-in initially as a result of the effects of Hurricane Rita in late September 2005. Approximately 53 MMcfe per day of production, or approximately 90% of our pre-hurricane production, was restored within two weeks of the hurricane. Our operated platforms appear to have sustained minimal damage attributable to the storm. First reports from operators of other facilities handling our production indicated varying degrees of damage to their facilities, the full extent of which may not be known for some time. Although a submersible rig engaged in drilling operations on our East Cameron Block 79 property was moved off location by Hurricane Rita, a substitute rig was subsequently provided, the damage to the well was repaired and drilling recommenced in the last quarter of 2005. Other planned operations also are delayed as a result of the effects of both hurricanes. We cannot estimate a range of loss arising from the hurricanes until we are able to more completely assess the impacts on our properties and the properties of our operational partners. Until we are able to complete all the repair work and submit costs to our insurance underwriters for review, the full extent of our insurance recovery and the resulting net cost to us for Hurricanes Katrina and Rita will be unknown. For the insurance period ending September 30, 2005, we carry a $3.0 million annual deductible and a $.375 million single occurrence deductible.
      We entered into an agreement effective in October 2005 covering approximately 33,000 acres in West Texas, pursuant to which, upon closing, we acquired an approximate 35% working interest in approximately 200 existing producing wells effective November 1, 2005, and committed to drill an additional 150 wells within a four year period, funding $36.5 million of our partner’s share of drilling costs for such 150-well drilling program. We will obtain an assignment of an approximate 35% working interest in the entire committed acreage upon completion of the 150-well program.

Nine Months Ended September 30, 2005 Highlights
      During the first nine months of 2005, we recognized net income of $35.6 million on total revenues of $151.2 million compared to net income of $50.5 million on total revenues of $162.3 million in the first nine months of 2004. Net income decreased 30% compared to the first nine months of 2004, primarily due to recognizing $17.6 million of stock compensation expense in the first nine months of 2005, and a 21% decrease in production, partially offset by higher realized net oil and gas prices. We produced approximately 22.5 Bcfe during the first nine months of 2005 and our average daily production rate was 82 Mmcfe compared to 28.4 Bcfe, or 104 Mmcfe per day, for the same period in 2004. Production during the third quarter of 2005 was negatively impacted by the effects of the 2005 hurricane season. We invested approximately $130.3 million in oil and natural gas properties in the first nine months of 2005, compared to $101.0 million in the same period in 2004.
      Our first nine months 2005 results reflect the private placement of an additional 3.6 million shares of stock in March. The net proceeds of approximately $45 million generated by the private placement were used to repay existing debt. We also granted 2,267,270 shares of restricted stock and options to purchase 809,000 shares of stock in the first nine months of 2005 and recorded compensation expense of $17.6 million in the first nine months of 2005 related to the restricted stock and options.

2004 Highlights
      We recognized net income of $68.4 million in 2004 compared to net income of $38.2 million in 2003. The increase in net income was primarily the result of improvements in operating results, including a 13% increase in production volumes, a 21% improvement in the net commodity prices realized by us (before the effects of hedging) and an 8% decrease in lease operating expenses and transportation expenses on a per unit basis. These improvements were partially offset by an 8% increase in general and administrative expenses and a 34% increase in depreciation, depletion, and amortization expenses. Our hedging results also improved by $9.7 million to a $19.8 million loss, from a $29.5 million loss in the prior year. In addition, we recorded income tax expenses of $36.9 million in 2004 compared to $9.4 million in 2003.
      We have incurred and expect to continue to incur substantial capital expenditures. However, for the three years ended December 31, 2004, our capital expenditures of $337.3 million have been below our combined cash flow from operations and proceeds from property sales.
      During 2004, we increased our proved reserves by approximately 69 Bcfe, bringing estimated proved reserves as of December 31, 2004 to approximately 237.5 Bcfe after 2004 production of 37.6 Bcfe.
      We had $2.5 million and $60.2 million in cash and cash equivalents as of December 31, 2004 and December 31, 2003, respectively.

Production
      Three of our shelf properties, Ewing Bank 977 (Dice), West Cameron 333 (Royal Flush) and High Island 46 (Green Pepper) began producing in the first quarter of 2005. Our production for the first nine months of 2005 averaged approximately 53 MMcf of natural gas per day and approximately 4,900 barrels of oil per day or a total of approximately 82 MMcfe per day.
      In the third quarter of 2005 our production was negatively impacted by Hurricanes Katrina and Rita. Production shut-in and deferred because of the hurricanes’ impact totaled approximately 1.3 Bcfe during the third quarter of 2005. Currently approximately 7 MMcfe per day of production remains shut-in awaiting repairs, primarily associated with our Baccarat property. While we believe physical damage to our existing platforms and facilities was relatively minor from both hurricanes, the effects of the storms caused damage to onshore pipeline and processing facilities that resulted in a portion of our production being temporarily shut-in, or in the case of our Viosca Knoll 917 (Swordfish) project, postponed. In addition, Hurricane Katrina caused damage to platforms that host three of our development projects: Mississippi Canyon 718 (Pluto), Mississippi Canyon 296 (Rigel), and Mississippi Canyon 66 (Ochre). Repairs to these facilities may take up to six months, pushing commencement of production on these projects into 2006.
      Our December 2004 total production averaged approximately 58 MMcf of natural gas per day and approximately 5,700 barrels of oil per day or total equivalents of approximately 92 MMcfe per day. Natural gas production comprised approximately 63% of total production. In September 2004, Mariner incurred damage from Hurricane Ivan that affected our Mississippi Canyon 66 (Ochre) and Mississippi Canyon 357 fields. Production from Mississippi Canyon 357 was shut-in until March 2005, when necessary repairs were completed and production recommenced. Production from Mississippi Canyon 66 (Ochre) remains shut-in and is expected to recommence in the first quarter of 2006. This field was producing at a net rate of approximately 6.5 MMcfe per day immediately prior to the hurricane.
      Historically, a majority of our total production has been comprised of natural gas. We anticipate that our concentration in natural gas production will continue. As a result, Mariner’s revenues, profitability and cash flows will be more sensitive to natural gas prices than to oil and condensate prices.
      Generally, our producing properties in the Gulf of Mexico will have high initial production rates followed by steep declines. As a result, we must continually drill for and develop new oil and gas reserves to replace those being depleted by production. Substantial capital expenditures are required to find and develop these reserves. Our challenge is to find and develop reserves at economic rates and commence production of these reserves as quickly and efficiently as possible.

      Deepwater discoveries typically require a longer lead time to bring to productive status. Since 2001, we have made several deepwater discoveries that are in various stages of development. We commenced production at our Green Canyon 178 (Baccarat) project in the third quarter of 2005. However, damage sustained by the host facility during Hurricane Rita caused production to be shut-in, although production recommenced in the first quarter of 2006. We commenced production at our Swordfish project in the fourth quarter of 2005. We currently anticipate commencing production in the second quarter of 2006 at our Pluto, Rigel and Ewing Banks 921 (North Black Widow) projects. However, as described above, Hurricanes Katrina and Rita have delayed start up of these projects from their original anticipated commencement dates. Other uncertainties, including scheduling, weather, and construction lead times, could cause further delays in the start up of any one or all of the projects.

Oil and Gas Property Costs
      In the nine months ended September 30, 2005, we incurred approximately $130.4 million in capital expenditures with 70% related to development activities primarily at our Aldwell Unit and for our Viosca Knoll 917 (Swordfish), Mississippi Canyon 718 (Pluto) and Mississippi Canyon 296 (Rigel) offshore projects. We also expended $10.0 million for the acquisition of oil and gas property interests in the first nine months of 2005, comprised of $3.5 million for properties located in the West Texas Permian Basin area, $5.0 million for Atwater Valley 426 (Bass Lite) and $1.5 million for East Breaks 513/514/558 (LaSalle). We incurred approximately $23.6 million of exploration capital expenditures in the first nine months of 2005.
      During 2004, we incurred approximately $148.9 million in capital expenditures with 60% related to development activities, 32% related to exploration activities, including the acquisition of leasehold and seismic, and the remainder related to acquisitions and other items (primarily capitalized overhead and interest).
      We spent approximately $88.6 million in development capital expenditures in 2004 primarily on Aldwell Unit development and for Viosca Knoll 917 (Swordfish), Mississippi Canyon 718 (Pluto), and West Cameron 333 (Royal Flush) offshore projects.
      All capital expenditures for exploration activities relate to offshore projects, and approximately 30% of exploration capital expended during 2004 was for leasehold, seismic, and geological and geophysical costs. During 2004 we participated in fourteen exploration wells, with seven being successful. We incurred approximately $47.9 million of exploration capital expenditures in 2004.
      We anticipate that, based on our current budget, capital expenditures in 2005 will approximate $250 million with approximately 48% allocated to development projects, 27% to exploration activities, 21% to acquisitions and the remainder to other items (primarily capitalized overhead and interest). However, the effects of Hurricanes Katrina and Rita may delay some planned operations into 2006.

Oil and Gas Reserves
      We have maintained our reserve base through exploration and exploitation activities despite selling 79.7 Bcfe of our reserves since the fourth quarter of 2001. Historically, we have not acquired significant reserves through acquisition activities. As of December 31, 2004, Ryder Scott estimated our net proved reserves at approximately 237.5 Bcfe, with a PV10 of approximately $668 million and a standardized measure of discounted future net cash flows attributable to our estimated proved reserves of approximately $494.4 million. Please see “Mariner — Estimated Proved Reserves” for a definition of PV10 and a reconciliation of PV10 to the standardized measure of discounted future net cash flows. To generate our net proved reserves as of June 30, 2005, our management reviewed and updated our historical lease operating expenses, updated our transportation and basis differentials, updated NYMEX prices, adjusted for roll-off and production performance since December 31, 2004, added any new proved undeveloped reserves (including those resulting from our Bass Lite project), updated the categorization of our projects as either proved undeveloped, proved developed producing or proved behind pipe, and adjusted capital expenditures and timing of cash outlays. See “Mariner — Estimated Proved Reserves” for more information concerning our reserve estimates.
      The development drilling at our West Texas Aldwell Unit and Gulf of Mexico deepwater divestitures have significantly changed our reserve profile since 2001. Proved reserves as of December 31, 2004 were comprised of 48% West Texas Permian Basin, 15% Gulf of Mexico shelf and 37% Gulf of Mexico deepwater compared to 20% West Texas Permian Basin, 15% Gulf of Mexico shelf and 65% Gulf of Mexico deepwater as of December 31, 2001. Proved undeveloped reserves were approximately 54% of total proved reserves as of December 31, 2004. Approximately 39% of proved undeveloped reserves were related to our West Texas Aldwell Unit, where we had 100% development drilling success on 105 wells from 2002 through 2004.
      Since December 31, 1997, we have added proved undeveloped reserves attributable to 12 deepwater projects. Of those projects, ten have either been converted to proved developed reserves or sold as indicated in the following table.

	Net Proved
	Undeveloped
	Reserves	Year
Property	(Bcfe)(1)	Added	Year Converted to Proved Developed or Sold

Mississippi Canyon 718 (Pluto)(2)	25.1	1998	2000 (100% converted to proved developed)
Ewing Bank 966 (Black Widow)	14.0	1999	2000 (100% converted to proved developed)
Mississippi Canyon 773 (Devils Tower)	28.0	2000	2001 (100% of Mariner’s interest sold)
Mississippi Canyon 305 (Aconcagua)	19.2	2000	2001 (100% of Mariner’s interest sold)
Green Canyon 472/473 (King Kong)	25.5	2000	2002 (100% converted to proved developed)
Green Canyon 516 (Yosemite)	14.9	2001	2002 (100% converted to proved developed)
East Breaks 579 (Falcon)	66.8	2001	2002 (50% of Mariner’s interest sold)
			2003 (all of Mariner’s remaining interest sold)
Viosca Knoll 917 (Swordfish)	13.4	2001	2005 (100% converted to proved developed)
Green Canyon 178 (Baccarat)	4.0	2004	2005 (100% converted to proved developed)
Mississippi Canyon 296/252 (Rigel)	22.4	2003	2005 (75% converted to proved developed/ 25% remains undeveloped)

(1)	Net proved undeveloped reserves attributable to the project in the year it was first added to our proved reserves.

(2)	This field was shut-in in April 2004 pending the drilling of a new well and installation of an extension to the existing infield flowline and umbilical. As a result, as of December 31, 2004, 9.0 Bcfe of our net proved reserves attributable to this project were classified as proved undeveloped reserves. We expect production from Pluto to recommence in the second quarter of 2006.
      The proved undeveloped reserves attributable to the remaining two deepwater projects were added as follows:

	Net Proved
	Undeveloped		Year Expected to
	Reserves	Year	Convert to Proved
Property	(Bcfe)(1)	Added	Developed Status

Green Canyon 646 (Daniel Boone)	16.4	2003	2007
Atwater Valley 380/381/382/425/426 (Bass Lite)	30.7	2005	2007

(1)	Net proved undeveloped reserves attributable to the project as of June 30, 2005.

Oil and Natural Gas Prices and Hedging Activities
      Prices for oil and natural gas can fluctuate widely, thereby affecting the amount of cash flow available for capital expenditures, our ability to borrow and raise additional capital and the amount of oil and natural gas that we can economically produce. Recently, oil and natural gas prices have been at or near historical highs and very volatile as a result of various factors, including weather, industrial demand, war and political instability and uncertainty related to the ability of the energy industry to provide supply to meet future demand.

      Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas and our ability to find, develop and acquire oil and gas reserves that are economically recoverable while controlling and reducing costs. A substantial or extended decline in oil and natural gas prices or poor drilling results could have a material adverse effect on our financial position, results of operations, cash flows, quantities of oil and natural gas reserves that we can economically produce and access to capital.
      We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in oil and natural gas prices. Typically, our hedging strategy involves entering into commodity price swap arrangements and costless collars with third parties. Price swap arrangements establish a fixed price and an index-related price for the covered commodity. When the index-related price exceeds the fixed price, we pay the third party the difference, and when the fixed price exceeds the index-related prices, the third party pays us the difference. Costless collars establish fixed cap (maximum) and floor (minimum) prices as well as an index-related price for the covered commodity. When the index-related price exceeds the fixed cap price, we pay the third party the difference, and when the index-related price is less than the fixed floor price, the third party pays us the difference. While our hedging arrangements enable us to achieve a more predictable cash flow, these arrangements also limit the benefits of increased prices. As a result of increased oil and natural gas prices, we incurred cash hedging losses of $27.7 million in 2004, of which $7.9 million relates to the hedge liability recorded at the March 2, 2004 merger date. Major challenges related to our hedging activities include a determination of the proper production volumes to hedge and acceptable commodity price levels for each hedge transaction. Our hedging activities may also require that we post cash collateral with our counterparties from time to time to cover credit risk. We had no collateral requirements as of December 31, 2004 or September 30, 2005.
      In accordance with purchase price accounting implemented at the time of the merger of our former indirect parent company on March 2, 2004, we recorded the mark-to-market liability of our hedge contracts at such date totaling $12.4 million as a liability on our balance sheet. As of December 31, 2004, the amount of our mark-to-market hedge liabilities totaled $22.4 million. See “— Liquidity and Capital Resources — Commodity Prices and Related Hedging Activities.”
      For the year ended December 31, 2004, assuming a totally unhedged position, our price sensitivity for 2004 historical net revenues for a 10% change in average oil prices and average gas prices received is approximately $8.9 million and $14.5 million, respectively. For the nine months ended September 30, 2005, assuming a totally unhedged position, our price sensitivity for net revenues in the first nine months of 2005 for a 10% change in average oil prices and average gas prices received is approximately $6.7 million and $10.5 million, respectively.

Operating Costs
      We classify our operating costs as lease operating expense, transportation expense, and general and administrative expenses. Lease operating expenses are comprised of those costs and expenses necessary to produce oil and gas after an individual well or field has been completed and prepared for production. These costs include direct costs such as field operations, general maintenance expenses, work-overs, and the costs associated with production handling agreements for most of our deep water fields. Lease operating expenses also include indirect costs such as oil and gas property insurance and overhead allocations in accordance with joint operating agreements. We also include severance, production, and ad valorem taxes as lease operating expenses.
      Transportation costs are generally variable costs associated with transportation of product to sales meters from the wellhead or field gathering point. General and administrative include employee compensation costs (including stock compensation expense), the costs of third party consultants and professionals, rent and other costs of leasing and maintaining office space, the costs of maintaining computer hardware and software, and insurance and other items.

Critical Accounting Policies and Estimates
      Our discussion and analysis of Mariner’s financial condition and results of operations are based upon financial statements that have been prepared in accordance with GAAP in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Our significant accounting policies are described in Note 1 to our financial statements. We analyze our estimates, including those related to oil and gas revenues, oil and gas properties, fair value of derivative instruments, income taxes and contingencies and litigation, and base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Oil and Gas Properties
      Oil and gas properties are accounted for using the full-cost method of accounting. All direct costs and certain indirect costs associated with the acquisition, exploration and development of oil and gas properties are capitalized. Amortization of oil and gas properties is provided using the unit-of-production method based on estimated proved oil and gas reserves. No gains or losses are recognized upon the sale or disposition of oil and gas properties unless the sale or disposition represents a significant quantity of oil and gas reserves, which would have a significant impact on depreciation, depletion and amortization. The net carrying value of proved oil and gas properties is limited to an estimate of the future net revenues (discounted at 10%) from proved oil and gas reserves based on period-end prices and costs.
      The costs of unproved properties are excluded from amortization using the full-cost method of accounting. These costs are assessed quarterly for possible inclusion in the full-cost property pool based on geological and geophysical data. If a reduction in value has occurred, costs being amortized are increased. The majority of the costs relating to our unproved properties will be evaluated over the next three years.

Proved Reserves
      Our most significant financial estimates are based on estimates of proved natural gas and oil reserves. Estimates of proved reserves are key components of our unevaluated properties, our rate for recording depreciation, depletion and amortization and our full cost ceiling limitation. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future revenues, rates of production and timing of development expenditures, including many factors beyond our control. The estimation process relies on assumptions and interpretations of available geologic, geophysical, engineering and production data, and the accuracy of reserve estimates is a function of the quality and quantity of available data. Our reserves are fully engineered on an annual basis by Ryder Scott, our independent petroleum engineers.

Compensation Expense
      As a result of the adoption of SFAS Statement No. 123(R), we will record compensation expense for the fair value of restricted stock and stock options that were granted on March 11, 2005 pursuant to our Equity Participation Plan and Stock Incentive Plan and for the fair value of subsequent grants of stock options or restricted stock made pursuant to our Stock Incentive Plan. In general, compensation expense will be determined at the date of grant based on the fair value of the stock or options granted.
      The fair value of restricted stock that we granted following the closing of the private equity placement pursuant to our Equity Participation Plan was estimated to be $31.7 million. The fair value will be amortized to compensation expense over the applicable vesting periods. Stock options and restricted stock granted under our Stock Incentive Plan will also result in recognition of compensation expense in accordance with FASB No. 123(R). For more information concerning our Equity Participation Plan, see “Management of Mariner — Equity Participation Plan.”

Revenue Recognition
      We recognize oil and gas revenue from our interests in producing wells as oil and gas from those wells is produced and sold under the entitlements method. Oil and gas volumes sold are not significantly different from our share of production.

Income Taxes
      Our taxable income through 2004 has been included in a consolidated U.S. income tax return with our former indirect parent company, Mariner Energy LLC. The intercompany tax allocation policy provides that each member of the consolidated group compute a provision for income taxes on a separate return basis. We record income taxes using an asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be recovered. In February 2005, Mariner Energy LLC was merged into us, and we will file our own income tax return following the effective date of that merger.

Capitalized Interest Costs
      We capitalize interest based on the cost of major development projects which are excluded from current depreciation, depletion, and amortization calculations.

Accrual for Future Abandonment Costs
      SFAS No. 143, “Accounting for Asset Retirement Obligations,” addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Hedging Program
      In June 1998 the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities.” In June 2000 the FASB issued SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133.” SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values.
      Mariner utilizes derivative instruments, typically in the form of natural gas and crude oil price swap agreements and costless collar arrangements, in order to manage price risk associated with future crude oil and natural gas production. These agreements are accounted for as cash flow hedges. Gains and losses resulting from these transactions are recorded at fair market value and deferred to the extent such amounts are effective. Such gains or losses are recorded in AOCI as appropriate, until recognized as operating income as the physical production hedged by the contracts is delivered.
      The net cash flows related to any recognized gains or losses associated with these hedges are reported as oil and gas revenues and presented in cash flows from operations. If the hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contracts is delivered.
      The conditions to be met for a derivative instrument to qualify as a cash flow hedge are the following: (i) the item to be hedged exposes Mariner to price risk; (ii) the derivative reduces the risk exposure and is designated as a hedge at the time the derivative contract is entered into; and (iii) at the inception of the hedge and throughout the hedge period there is a high correlation of changes in the market value of the derivative instrument and the fair value of the underlying item being hedged.
      When the designated item associated with a derivative instrument matures, is sold, extinguished or terminated, derivative gains or losses are recognized as part of the gain or loss on sale or settlement of the underlying item. When a derivative instrument is associated with an anticipated transaction that is no longer expected to occur or if correlation no longer exists, the gain or loss on the derivative is recognized in income to the extent the future results have not been offset by the effects of price or interest rate changes on the hedged item since the inception of the hedge.

Use of Estimates in the Preparation of Financial Statements
      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Results of Operations
      For certain information with respect to our oil and natural gas production, average sales price received and expenses per unit of production for the three years ended December 31, 2004, see “Mariner — Production.”

Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004
Operating and Financial Results for the Nine Months Ended September 30, 2005 Compared
to the Nine Months Ended September 30, 2004

		Non-GAAP
		Combined	Post-Merger	Pre-Merger

	Nine Months Ended		Period from	Period from
	September 30,		March 3, 2004	January 1, 2004
			through September 30,	through March 2,
Summary Operating Information:	2005	2004	2004	2004

	(In thousands, except average sales price)
Net production:
Oil (MBbls)	1,336	1,748	1,335	413
Natural gas (MMcf)	14,508	17,959	13,726	4,233
Total (Mmcfe)	22,521	28,444	21,731	6,713
Average daily production (Mmcfe/d)	82	104	102	112
Hedging activities:
Oil revenues (loss)	$(13,421)	$(6,874)	$(6,188)	$(686)
Gas revenues (loss)	(9,979)	(1,010)	(2,441)	1,431

Total hedging revenues (loss)	$(23,400)	$(7,884)	$(8,629)	$745
Average Sales Prices:
Oil (per Bbl) realized(1)	$40.12	$32.78	$33.41	$30.75
Oil (per Bbl) unhedged	50.17	36.71	38.05	32.41
Natural gas (per Mcf) realized(1)	6.54	5.85	5.68	6.39
Natural gas (per Mcf) unhedged	7.23	5.90	5.86	6.05
Total natural gas equivalent ($/Mcfe) realized(1)	6.59	5.71	5.64	5.92
Total natural gas equivalent ($/Mcfe) unhedged	7.63	5.98	6.04	5.81

		Non-GAAP
		Combined	Post-Merger	Pre-Merger

	Nine Months Ended		Period from	Period from
	September 30,		March 3, 2004	January 1, 2004
			through September 30,	through March 2,
Summary Operating Information:	2005	2004	2004	2004

	(In thousands, except average sales price)
Oil and gas revenues:
Oil sales	$53,579	$57,285	$44,576	$12,709
Gas sales	94,913	105,005	77,950	27,055

Total oil and gas revenues	$148,492	$162,290	$122,526	$39,764
Other revenues	2,753	—	—	—
Lease operating expenses	20,170	19,194	15,073	4,121
Transportation expenses	1,697	4,814	3,744	1,070
Depreciation, depletion and amortization	43,457	48,094	37,464	10,630
General and administrative expenses	26,726	7,305	6,174	1,131
Net interest expense (income)	4,720	4,127	4,213	(86)
Income before taxes	53,977	77,799	54,901	22,898
Provision for income taxes	18,414	27,293	19,221	8,072

(1)	Average realized prices include the effects of hedges.
      Net production during the nine months ended September 30, 2005 decreased approximately 21% to 22.5 Bcfe from 28.4 Bcfe in the same period of 2004 primarily due to decreased Gulf of Mexico production, partially offset by increased onshore production. Mariner’s production was negatively impacted during the third quarter of 2005 due to hurricane activity, primarily Katrina and Rita. Production shut-in and deferred because of the hurricanes’ impact totaled approximately 1.3 Bcfe during the third quarter of 2005. As of September 30, 2005, approximately 7 MMcfe per day of production remained shut-in awaiting repairs, primarily associated with our Baccarat property (although, production therefrom recommenced in January 2006). Additionally, production that was anticipated to commence in the third quarter of 2005 at our Swordfish, Pluto, and Rigel development projects has been delayed until the fourth quarter of 2005 for Swordfish, and into 2006 at Pluto and Rigel, awaiting repairs to host facilities.
      Increased development drilling at our Aldwell unit in West Texas contributed to a 61% increase in onshore production to an average of approximately 17.1 Mmcfe per day in the first nine months of 2005 from an average of approximately 10.5 Mmcfe per day in the first nine months of 2004.
      In the deepwater Gulf of Mexico, production decreased approximately 30% to an average of approximately 33 Mmcfe per day in the first nine months of 2005 compared to an average of approximately 47 Mmcfe per day in the first nine months of 2004. The decrease was largely due to reduced production at our Black Widow, Yosemite and Pluto fields. Pluto was shut-in in April 2004 pending drilling of the new Mississippi Canyon 674 #3 well and installation of an extension to the existing subsea facilities. Production at Black Widow and Yosemite are undergoing expected declines.
      In the Gulf of Mexico shelf, production decreased by approximately 30% to an average of approximately 32 Mmcfe per day in the first nine months of 2005 from an average of approximately 46 Mmcfe per day in the first nine months of 2004. About 6.2 Mmcfe per day of the decrease is attributable to our Ochre field which remains shut-in due to the effects of Hurricane Ivan in September 2004. Production from three new shelf discoveries (Green Pepper, Royal Flush, and Dice) and production from the 2004 acquisition of interests in five offshore fields offset normal declines at our other Gulf of Mexico shelf fields.
      Hedging activities in the first nine months of 2005 decreased our average realized natural gas price received by $0.69 per Mcf and revenues by $10.0 million, compared with a decrease of $0.05 per Mcf and revenues of $1.0 million for the same period in 2004. Our hedging activities with respect to crude oil during the first nine months of 2005 decreased the average sales price received by $10.05 per barrel and revenues by

$13.4 million compared with a decrease of $3.93 per barrel and revenues of $6.9 million for the same period in 2004.
      Oil and gas revenues decreased 6% to $148.5 million in the first nine months of 2005 when compared to first nine months 2004 oil and gas revenues of $162.3 million, due to the aforementioned 21% decrease in production, partially offset by a 16% increase in realized prices (including the effects of hedging) to $6.59 per Mcfe in the first nine months of 2005 from $5.71 per Mcfe in the same period in 2004.
      Other revenues of $2.7 million in the first nine months of 2005 represent an indemnity payment received from our former stockholder related to the merger of $1.9 million and $0.8 million generated by our West Texas Aldwell unit gathering system.
      Lease operating expenses increased 5% to $20.2 million in the first nine months of 2005 from $19.2 million in the first nine months of 2004. The increased costs were primarily attributable to the addition of new producing wells at our Aldwell Unit offset by reduced costs on our Black Widow, King Kong/Yosemite, and Pluto deep water fields. On a per unit basis, lease operating expenses were $0.90 per Mcfe in the first nine months of 2005 compared to $0.67 per Mcfe in the first nine months of 2004. The increased per unit costs also reflect lower production rates in the 2005 period, including hurricane-related disruptions.
      Transportation expenses were $1.7 million or $0.08 per Mcfe in the first nine months of 2005, compared to $4.8 million or $0.17 per Mcfe in the first nine months of 2004. The reduction is primarily attributable to our deepwater fields and includes reductions caused by the filing of new and higher transportation allowances with the MMS on two of our deepwater fields for purpose of royalty calculation.
      Depreciation, depletion, and amortization expense decreased 10% to $43.5 million during the first nine months of 2005 from $48.1 million for the first nine months of 2004 as a result of decreased production of 5.9 Bcfe in the first nine months of 2005 compared to the first nine months of 2004, partially offset by an increase in the unit-of-production depreciation, depletion and amortization rate to $1.93 per Mcfe for the first nine months of 2005 from $1.69 per Mcfe for the same period in 2004. The per unit increase was primarily the result of an increase in future development costs on our deepwater development fields.
      General and administrative expenses (“G&A”), which are net of $3.1 million and $2.2 million of overhead reimbursements billed or received from other working interest owners in the first nine months of 2005 and 2004, respectively, increased 266% to $26.7 million during the first nine months of 2005 compared to $7.3 million in the first nine months of 2004. The increase was primarily due to recognizing $17.6 million in stock compensation expense related to restricted stock and options granted in the first nine months of 2005. We also paid $2.3 million to our former stockholders to terminate a services agreement in the first nine months of 2005, compared to $1.0 million under the same agreement in the first nine months of 2004. In addition, G&A expenses increased by $1.8 million due to a reduction in the amount of G&A capitalized in the first nine months of 2005 compared to the first nine months of 2004.
      Net interest expense for the first nine months of 2005 increased 14% to $4.7 million from $4.1 million in the first nine months of 2004, primarily due to lower average debt levels in the first nine months of 2004 compared to the first nine months of 2005. In connection with the Merger on March 2, 2004, Mariner incurred $135 million in new bank debt and issued a $10 million promissory note to JEDI. For comparison purposes, approximately seven months of interest related to such borrowings is reflected in the first nine months of 2004 compared to nine months of interest in 2005.
      Income before income taxes decreased to $54.0 million for the first nine months of 2005 compared to $77.8 million for the same period in 2004, attributable primarily to the decrease in oil and gas revenues resulting from the decreased production and increased G&A expenses, both as noted above. Offsetting these factors were the receipt of other income related to the indemnity payment and lower DD&A and transportation expenses.

      Provision for income taxes decreased to $18.4 million for the first nine months of 2005 from $27.3 million for the first nine months of 2004 as a result of decreased operating income for the nine months ended September 30, 2005 compared to the prior period.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003
Operating and Financial Results for the Year Ended December 31, 2004 Compared to
the Year Ended December 31, 2003

		Non-GAAP
		Combined	Post-Merger	Pre-Merger

			Period from	Period from
	Year Ended December 31,		March 3, 2004	January 1, 2004
			through December 31,	through March 2,
Summary Operating Information:	2003	2004	2004	2004

	(In thousands, except average sales price)
Net production:
Oil (MBbls)	1,600	2,298	1,885	413
Natural gas (MMcf)	23,772	23,782	19,549	4,233
Total (Mmcfe)	33,374	37,569	30,856	6,713
Average daily production (Mmcfe/d)	91	103	101	112
Hedging activities:
Oil revenues (loss)	$(4,969)	$(12,299)	$(11,613)	$(686)
Gas revenues (loss)	(24,494)	(7,498)	(8,929)	1,431

Total hedging revenues (loss)	$(29,463)	$(19,797)	$(20,542)	$745
Average Sales Prices:
Oil (per Bbl) realized(1)	$23.74	$33.17	$33.69	$30.75
Oil (per Bbl) unhedged	26.85	38.52	39.85	32.41
Natural gas (per Mcf) realized(1)	4.40	5.80	5.67	6.39
Natural gas (per Mcf) unhedged	5.43	6.12	6.13	6.05
Total natural gas equivalent ($/Mcfe) realized(1)	4.27	5.70	5.65	5.92
Total natural gas equivalent ($/Mcfe) unhedged	5.15	6.23	6.32	5.81
Oil and gas revenues:
Oil sales	$37,992	$76,207	$63,498	$12,709
Gas sales	104,551	137,980	110,925	27,055

Total oil and gas revenues	$142,543	$214,187	$174,423	$39,764
Lease operating expenses	24,719	25,484	21,363	4,121
Transportation expenses	6,252	3,029	1,959	1,070
Depreciation, depletion and amortization	48,339	64,911	54,281	10,630
General and administrative expenses	8,098	8,772	7,641	1,131
Impairment of production equipment held for use	—	957	957	—
Net interest expense (income)	6,225	5,734	5,820	(86)
Income before taxes and change in accounting method	45,688	105,300	82,402	22,898
Provision for income taxes	9,387	36,855	28,783	8,072

(1)	Average realized prices include the effects of hedges.

      Net production during 2004 increased to 37.6 Bcfe from 33.4 Bcfe during 2003 primarily due to the commencement of production on our Roaring Fork and Ochre projects, offset by normal production declines on existing fields.
      Hedging activities in 2004 decreased our average realized natural gas price received by $0.32 per Mcf and revenues by $7.5 million, compared with a decrease of $1.03 per Mcf and revenues of $24.5 million for 2003. Our hedging activities with respect to crude oil during 2004 decreased the average sales price received by $5.35 per bbl and revenues by $12.3 million compared with a decrease of $3.11 per bbl and revenues of $5.0 million for 2003.
      Oil and gas revenues increased 50% to $214.2 million during 2004 when compared to 2003 oil and gas revenues of $142.5 million, due to a 13% increase in production and a 33% increase in realized prices (including the effects of hedging) to $5.70 per Mcfe in 2004 from $4.27 per Mcfe in 2003.
      Lease operating expenses increased 3% to $25.5 million in 2004 from $24.7 million in 2003 due to increased activity in our West Texas Aldwell project, partially offset by lower compression costs on our King Kong and Yosemite projects and the shut-in of our Pluto project for a large portion of 2004 pending the drilling and completion of the Mississippi Canyon 674 No. 3 well, which has been drilled and awaits installation of flowlines and related facilities.
      Transportation expenses were $3.0 million for 2004, compared to $6.3 million for 2003. In the fourth quarter of 2004, we filed new transportation allowances with the MMS for purpose of royalty calculation. This resulted in a $3.2 million decrease in transportation expense in 2004 compared to 2003. In addition, transportation expense from our new Roaring Fork field was offset by declines from our existing fields.
      Depreciation, depletion, and amortization expense increased 34% to $64.9 million during 2004 from $48.3 million for 2003 as a result of an increase in the unit-of-production depreciation, depletion and amortization rate to $1.73 per Mcfe from $1.45 per Mcfe for the comparable period and a production increase of 4.2 Bcfe in 2004 compared to 2003. The per unit increase is primarily attributable to non-cash purchase accounting adjustments resulting from the merger.
      G&A, which is net of $4.4 million of overhead reimbursements received from other working interest owners, increased 8% to $8.8 million during 2004 compared to $8.1 million in 2003 primarily due to increased compensation costs paid in connection with the merger and payments made pursuant to services contracts with affiliates of our sole stockholder, offset by increased overhead recoveries from our partners and amounts capitalized.
      Impairment of production equipment held for use reflects the reduction of the carrying cost of our inventory as of December 31, 2004 by $1.0 million to account for a reduction in estimated value primarily related to subsea trees held in inventory.
      Net interest expense for 2004 decreased 8% to $5.7 million from $6.2 million for 2003, primarily due to the repayment of our senior subordinated notes in August 2003, replaced by lower-cost bank debt in March 2004.
      Income before income taxes and change in accounting method increased to $105.3 million for 2004 compared to $45.7 million in 2003, attributable primarily to the increase in oil and gas revenues resulting from the increased production and realized prices noted above.
      Provision for income taxes increased to $36.9 million for 2004 from $9.4 million for 2003 as a result of increased current year operating income.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Net production decreased during 2003 to 33.4 Bcfe from 39.8 Bcfe in 2002. Production from new drilling in our onshore Aldwell project and offshore Roaring Fork and Vermilion 143 projects was offset by production declines in other fields and loss of production from our offshore Pluto project during the first seven months of 2003 as a result of a flowline mechanical problem that required extended maintenance.

      Hedging activities in 2003 decreased our average realized natural gas price received by $1.03 per Mcf and revenues by $24.5 million, compared with an increase of $0.68 per Mcf and revenues of $20.3 million in 2002. Our hedging activities with respect to crude oil during 2003 decreased the average sales price received by $3.11 per bbl and revenues by $5.0 million compared with an increase of $1.25 per bbl and revenues of $2.1 million in 2002.
      Oil and gas revenues decreased 10% to $142.5 million in 2003 from $158.2 million in 2002 (including the effects of hedge gains and losses), due to a 16% decrease in production offset by an 8% increase in average realized prices to $4.27 per Mcfe in 2003 from $3.97 per Mcfe in 2002 including the effects of hedging gains and losses.
      Lease operating expenses decreased 5% to $24.7 million in 2003 from $26.1 million in 2002 due to the reduced chemical requirements at our King Kong and Yosemite projects offset by higher chemical costs at our Pluto field.
      Transportation expenses decreased 40% to $6.3 million for 2003 from $10.5 million for 2002. The decrease was primarily attributable to lower minimum fees required under the transportation agreement for our Pluto project.
      Depreciation, depletion, and amortization expense decreased 32% to $48.3 million for 2003 from $70.8 million for 2002 as a result of the decrease in the unit-of-production depreciation, depletion and amortization rate to $1.45 per Mcfe from $1.78 per Mcfe and 6.4 Bcfe of less production in 2003 compared to 2002. The primary driver behind the reduced DD&A rate per Mcfe was the reduction of our full cost pool and concurrent reduction of proved reserves by the proceeds from the sale of an interest in the Falcon and Harrier properties in 2003.
      Early derivative settlements of non hedge designated instruments resulted in a loss of $3.2 million in 2003. There were no similar transactions in 2002.
      G&A, which is net of $1.8 million of overhead reimbursements received from other working interest owners, increased 5% to $8.1 million for 2003 from $7.7 million for 2002. The increase was comprised of an 11% reduction in gross G&A (before capitalized items and overhead recoveries) driven primarily by reduced professional service costs and office rent, offset by higher employee compensation costs, which included retention payments. The reduction in gross G&A was offset by reduced overhead recoveries and capitalized items compared to 2002.
      Net interest expense for 2003 decreased 37% to $6.2 million from $9.9 million for 2002, primarily due to mid-year retirement of our senior subordinated notes.
      Income before income taxes and change in accounting method increased to a net income of $45.7 million for 2003 from $30.0 million in 2002, primarily as a result of 30% higher operating income (primarily driven by lower DD&A partially offset by lower oil and gas revenues) all as described more fully above.
      Provision for income taxes increased to $9.4 million in 2003 as a result of Mariner utilizing all of its net operating losses. The provision for income taxes in 2002 was $0.
Liquidity and Capital Resources

Cash Flows and Liquidity
      Working capital at September 30, 2005 was negative $30.2 million, excluding current derivative liabilities and related tax effects. Accounts payable and accrued liabilities at September 30, 2005 increased by approximately 23% over levels at December 31, 2004 primarily due to increased current obligations for our Swordfish and Pluto development projects at quarter end. As of December 31, 2004, we had negative working capital of approximately $18.7 million compared to positive working capital of $38.3 million at December 31, 2003, in each case excluding current derivative liabilities and restricted cash. The reduction in working capital from the prior year is primarily the result of a change in the manner Mariner utilizes excess cash. At year-end 2003, Mariner operated with no debt and consequently accumulated cash (approximately $60 million at year-

end 2003) generated by operations and asset sales in order to fund future obligations and business activities. In March 2004, Mariner entered into a revolving credit facility, and since then has utilized excess cash to pay down outstanding advances to maintain debt levels as low as possible. In addition, our accounts payable and accrued liabilities at December 31, 2004 increased by about 32% over levels at December 31, 2003 primarily as a result of funding for development of our deepwater projects in progress at year end.
      Our 2004 capital expenditures were $148.9 million. Approximately 60% of our capital expenditures were incurred for development projects, 32% for exploration activities and the remainder for acquisitions and other items (primarily capitalized overhead and interest).
      We anticipate that our capital expenditures for 2005 will approximate $250 million with approximately 48% allocated to development projects, 27% to exploration activities, 21% to acquisitions and the remainder to other items (primarily capitalized overhead and interest). This is an increase of approximately $98 million over our original 2005 budget. The increase is primarily driven by acquisitions of interests in properties, by new drilling projects at LaSalle/ NW Nansen, and by the cost of remediating a flow line obstruction at our Pluto project.
      With the anticipated increase in capital expenditures and reduced production, partially from the impact of hurricanes, cash flows generated by operations for 2005 will not be sufficient to fund our 2005 capital expenditures. Any requirements for funding that exceed our cash flows will be funded through additional borrowings under our existing revolving credit facility. We currently have a borrowing base of $185 million with approximately $75 million drawn as of September 30, 2005. Because of increased capital expenditures in the fourth quarter of 2005 (including about $40 million for acquisitions) and reduced cash flows, borrowings under the revolving credit facility increased to approximately $152.0 million by year-end 2005.
      However, the timing of expenditures (especially regarding deepwater projects) is unpredictable. Also, our cash flows are heavily dependent on the oil and natural gas commodity markets and our ability to hedge oil and natural gas prices is limited by our revolving credit facility to no more than 80% of our expected production from proved developed producing reserves. If either oil or natural gas commodity prices decrease from their current levels, our ability to finance our planned capital expenditures could be affected negatively. Furthermore, amounts available for borrowing under our revolving credit facility are largely dependent on our level of proved reserves and current oil and natural gas prices. If either our proved reserves or commodity prices decrease, amounts available to us to borrow under our revolving credit facility could be negatively affected. If our cash flows are less than anticipated or amounts available for borrowing under our revolving credit facility are reduced, we may be forced to defer planned capital expenditures.
      In addition, our future oil and natural gas production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our cash flows will be affected adversely. In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves.
      Our existing proved reserves are comprised of West Texas and Gulf of Mexico properties. The West Texas properties are relatively long-life in nature characterized by relatively low decline rates (lower productive rates) while the Gulf of Mexico properties are shorter-life in nature characterized by relatively high decline rates (higher productive rates). For the nine months ended September 30, 2005, our Gulf of Mexico properties comprised about 79% of our total production. We plan to maintain an active drilling program on our onshore properties with the intention of maintaining or increasing production in those areas. Although production from our existing offshore wells will decline more rapidly over time than our onshore wells, the percentage of production attributable to our offshore wells is expected to increase in the coming years as more of our undeveloped deep water projects commence production. While we expect this trend to continue for the near future, oil and gas production (especially for our offshore properties) can be heavily affected by reservoir characteristics and unforeseen events (such as hurricanes and other casualties), so we can not predict with any certainty the timing of declines in production or the commencement of production from new projects.
      In conjunction with the March 2004 merger, we established a new credit facility maturing on March 2, 2007. The new credit facility was fully drawn at inception for $135 million. See “— Credit Facility.” In addition, we issued a $10 million promissory note to JEDI as part of the merger consideration. See “Mariner — Enron Related Matters” and “— JEDI Term Promissory Note.” This note matures in March 2006. Net proceeds from a private equity placement were approximately $45 million, of which $6 million was used to pay down the JEDI promissory note with the remainder used to pay down the credit facility.
      For the year ended December 31, 2004 and the nine months ended September 30, 2005, our interest rate sensitivity for a change in interest rates of 1/8 percent on average outstanding debt under our credit facility is approximately $0.2 million and $0.1 million, respectively. The LIBOR rate on which our bank borrowings are primarily based was 4.19% as of November 23, 2005.
      We had a net cash outflow of $57.6 million in 2004, compared to a net cash inflow of $41.8 million in 2003 and a net cash inflow of $6.5 million in 2002. A discussion of the major components of cash flows for these periods follows.

			Pre-Merger

	Combined	Post-Merger
				Year Ended
		Period from	Period from	December 31,
	Year Ended	March 3, 2004 to	January 1, 2004 to
	December 31, 2004	December 31, 2004	March 2, 2004	2003	2002

	(In millions)
Cash flows provided by operating activities	$156.2	$135.9	$20.3	$103.5	$60.3
      Cash flows provided by operating activities in 2004 increased by $52.7 million compared to 2003 primarily due to improved operating results and net income driven by increased production volumes and higher net oil and natural gas prices realized by Mariner.

			Pre-Merger

	Combined	Post-Merger
				Year Ended
		Period from	Period from	December 31,
	Year Ended	March 3, 2004 to	January 1, 2004 to
	December 31, 2004	December 31, 2004	March 2, 2004	2003	2002

	(In millions)
Cash flows used in (provided by) investing activities	$148.9	$133.6	$15.3	$(38.3)	$53.8
      Cash flows used in investing activities in 2004 increased by $187.2 million compared to 2003 due to increased capital expenditures in 2004 and the sale of assets in prior years.

			Pre-Merger

	Combined	Post-Merger
				Year Ended
		Period from	Period from	December 31,
	Year Ended	March 3, 2004 to	January 1, 2004 to
	December 31, 2004	December 31, 2004	March 2, 2004	2003	2002

	(In millions)
Cash flows used in financing activities	$(64.9)	$(64.9)	—	$(100.0)	—
      Cash flows used in financing activities in 2004 decreased by $35.1 million compared to 2003 as a result of a $166 million dividend to our former indirect parent used to help repay a term loan to an affiliate of Enron Corp. and the placement of our revolving credit facility.

Commodity Prices and Related Hedging Activities
      The energy markets have historically been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. In an effort to reduce the effects of the volatility of the price of oil and natural gas on our operations, management has adopted a policy of hedging oil and natural gas prices from time to time primarily through the use of commodity price swap agreements and costless collar arrangements. While the use of these hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.
      As of September 30, 2005, Mariner had the following hedge contracts outstanding:

			September 30, 2005
		Fixed	Fair Value
Fixed Price Swaps	Quantity	Price	Gain/(Loss)

			(In millions)
Crude Oil (Bbls)
October 1 — December 31, 2005	138,000	$25.22	$(5.7)
January 1 — December 31, 2006	140,160	29.56	(5.2)
Natural Gas (MMBtus)
October 1 — December 31, 2005	1,352,400	5.00	(12.3)
January 1 — December 31, 2006	1,827,547	5.53	(13.6)

Total			$(36.8)

				September 30, 2005
				Fair Value
Costless Collars	Quantity	Floor	Cap	Gain/(Loss)

				(In millions)
Crude Oil (Bbls)
October 1 — December 31, 2005	57,960	$35.60	$44.77	$(1.2)
January 1 — December 31, 2006	251,850	32.65	41.52	(6.2)
January 1 — December 31, 2007	202,575	31.27	39.83	(4.8)
Natural Gas (MMBtus)
October 1 — December 31, 2005	2,189,600	6.01	8.02	(12.3)
January 1 — December 31, 2006	7,347,450	5.78	7.85	(29.1)
January 1 — December 31, 2007	5,310,750	5.49	7.22	(14.7)

Total				$(68.3)

      As of December 31, 2004, Mariner had the following hedge contracts outstanding:

			December 31, 2004
		Fixed	Fair Value
Fixed Price Swaps	Quantity	Price	Gain/(Loss)

			(In millions)
Crude Oil (Bbls)
January 1 — December 31, 2005	606,000	$26.15	$(10.0)
January 1 — December 31, 2006	140,160	29.56	(1.5)
Natural Gas (MMBtus)
January 1 — December 31, 2005	8,670,159	5.41	(7.0)
January 1 — December 31, 2006	1,827,547	5.53	(1.9)

Total			$(20.4)

				December 31, 2004
				Fair Value
Costless Collars	Quantity	Floor	Cap	Gain/(Loss)

				(In millions)
Crude Oil (Bbls)
January 1 — December 31, 2005	229,950	$35.60	$44.77	$(0.4)
January 1 — December 31, 2006	251,850	32.65	41.52	(0.7)
January 1 — December 31, 2007	202,575	31.27	39.83	(0.6)
Natural Gas (MMBtus)
January 1 — December 31, 2005	2,847,000	5.73	7.80	0.4
January 1 — December 31, 2006	3,514,950	5.37	7.35	(0.3)
January 1 — December 31, 2007	1,806,750	5.08	6.26	(0.4)

Total				$(2.0)

      We have reviewed the financial strength of our hedge counterparties and believe our credit risk to be minimal. Under the terms of some of these transactions, from time to time we may be required to provide security in the form of cash or letters of credit to our counterparties. As of December 31, 2004 and September 30, 2005, we had no deposits for collateral.
      The following table sets forth the results of third party hedging transactions during the periods indicated:

	Year Ended December 31,

	2004	2003	2002

	(Dollars in millions)
Natural Gas
Quantity settled (MMBtus)	18,823,063	25,520,000	—
Increase (Decrease) in Natural Gas Sales	$(10.8)	$(27.1)	—
Crude Oil
Quantity settled (Mbbls)	1,554	730	353
Increase (Decrease) in Crude Oil Sales	$(16.9)	$(5.0)	$(0.8)
      In accordance with purchase price accounting implemented at the time of the merger of our former indirect parent on March 2, 2004, we recorded the mark-to-market liability of our hedge contracts at such date totaling $12.4 million as a liability on our balance sheet. See “— Critical Accounting Policies and Estimates — Hedging Program.” For the year ended December 31, 2004, $7.9 million of the $27.7 million of cash hedge losses relate to the liability recorded at the time of the merger.

Interest Rate Hedges
      Borrowings under our revolving credit the facility, discussed below, mature on March 2, 2007, and bear interest at either a LIBOR-based rate or a prime-based rate, at our option, plus a specified margin. Both options expose us to risk of earnings loss due to changes in market rates. We have not entered into interest rate hedges that would mitigate such risk.

Credit Facility
      We have a revolving credit facility which provides up to $200 million of revolving borrowing capacity, subject to a borrowing base limitation. We currently expect to replace this credit facility when the merger is completed. See “Financing Arrangements Relating to the Spin-Off and the Merger” beginning on page 94. The borrowing capacity is currently subject to a borrowing base of $185 million. The borrowing base is subject to redetermination by the lenders quarterly; provided however, if at least $10 million of unused availability exists, the borrowing base will be redetermined semi-annually. The borrowing base is based upon the evaluation by the lenders of our oil and gas reserves and other factors. Any increase in the borrowing base requires the consent of all lenders.

      Borrowings under the facility bear interest, at our option, at a rate of (i) LIBOR plus 2.00% to 2.75% depending upon utilization, or (ii) the greater of (a) the Federal Funds Rate plus 0.50% or (b) the Reference Rate, plus 0.00% to 0.50% depending upon utilization.
      Substantially all of our assets, other than the assets securing the term promissory note issued to JEDI, are pledged to secure the credit facility and obligations under hedging arrangements with members of our bank group. In addition, both of our subsidiaries, Mariner Energy Texas LP and Mariner LP LLC, have guaranteed our obligations under the credit facility. We must pay a commitment fee of 0.25% to 0.50% per year on the unused availability under the credit facility, depending upon utilization.
      The credit facility contains various restrictive covenants and other usual and customary terms and conditions of a revolving credit facility, including limitations on the payment of cash dividends and other restricted payments, limitations on the incurrence of additional debt, prohibitions on the sale of assets, and requirements for hedging a portion of our oil and natural gas production. Financial covenants require us to, among other things:

•	maintain a ratio, as of the last day of each fiscal quarter, of (a) current assets (excluding cash posted as collateral to secure hedging obligations) plus unused availability under the credit facility to (b) current liabilities (excluding the current portion of debt and current portion of hedge liabilities) of not less than 1.00 to 1.00;

•	maintain a ratio, as of the last day of each fiscal quarter, of (a) EBITDA (earnings before interest, taxes, depreciation, amortization and depletion) to (b) the sum of interest expense and maintenance capital expenditures for such period and 20% (on an annualized basis) of outstanding advances, of not less than 1.20 to 1.00; and

•	maintain a ratio, as of the last day of each fiscal quarter, of (a) total debt to (b) EBITDA of not greater than 1.75 to 1.00 prior to the issuance of bonds as described in the credit agreement and 3.00 to 1.00 thereafter.
      The credit facility also contains customary events of default, including the occurrence of a change of control or default by us in the payment or performance of any other indebtedness equal to or exceeding $2.0 million.
      As of September 30, 2005, $75.0 million was outstanding under the credit facility, and the weighted average interest rate was 5.84%. This debt matures on March 2, 2007. Because of increased capital expenditures in the fourth quarter of 2005 (including about $40 million for acquisitions) and reduced cash flows, borrowings under the revolving credit facility increased to approximately $152.0 million by year-end 2005.
      Our management is considering a possible sale in a private placement of between $150 and $250 million in aggregate principal amount of notes. The notes would not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. We expect that the notes would be offered only to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. We anticipate that the net proceeds from the offering would be used to repay borrowings under our credit facility, and that the terms of the notes would be no more restrictive than the terms of our credit facility.

JEDI Term Promissory Note
      As part of the merger consideration payable to JEDI, we issued a term promissory note to JEDI in the amount of $10 million. The note matures on March 2, 2006, and bears interest, payable in kind at our option, at a rate of 10% per annum until March 2, 2005, and 12% per annum thereafter unless paid in cash in which event the rate remains 10% per annum. We have chosen to pay the interest in cash rather than in kind. The JEDI note is secured by a lien on three of our properties with no proved reserves located in the Gulf of Mexico. We can offset against the note the amount of certain claims for indemnification that can be asserted against JEDI under the terms of the merger agreement. The JEDI term promissory note contains customary events of default, including an event of default triggered by the occurrence of an event of default under our credit facility. We used $6 million of the proceeds from the recent private equity placement to repay a portion of the JEDI note. As of September 30, 2005, $4 million was still outstanding under the JEDI note.

Capital Expenditures and Capital Resources
      The following table presents major components of our capital expenditures for each of the three years in the period ended December 31, 2004.

			Pre-Merger

	Combined	Post-Merger
				Year Ended
		Period from	Period from	December 31,
	Year Ended	March 3, 2004 to	January 1, 2004
	December 31, 2004	December 31, 2004	to March 2, 2004	2003	2002

	(In millions)
Capital expenditures:
Leasehold acquisition	$4.8	$4.4	$0.4	$4.8	$14.9
Oil and natural gas exploration	43.0	35.9	7.1	26.8	25.5
Oil and natural gas development	88.6	82.0	6.6	44.3	55.3
Proceeds from property conveyances	—	—	—	(121.6)	(52.3)
Acquisitions	4.9	4.9	—	—	—
Other items (primarily capitalized overhead and interest)	7.6	6.4	1.2	7.4	10.4

Total capital expenditures, net of proceeds from property conveyances	$148.9	$133.6	$15.3	$(38.3)	$53.8

      Our net capital expenditures for 2004 increased by $187.2 million, as compared to 2003, as a result of increased exploration and development expenditures with no offsetting proceeds from property conveyances in 2004.
      Our net capital expenditures for 2003 decreased $92.1 million as compared to 2002 as a result of higher proceeds from property conveyances and overall lower capital expenditures as result of our shift to a more balanced portfolio among Gulf of Mexico deepwater and shelf and onshore properties.
      We had no long-term debt outstanding as of December 31, 2003. As of December 31, 2004, long-term debt was $115 million. See “— Credit Facility.”

Contractual Commitments
      We have numerous contractual commitments in the ordinary course of business, debt service requirements and operating lease commitments. The following table summarizes these commitments at December 31, 2004:

		Less
		Than One			More Than
	Total	Year	1-3 Years	3-5 Years	5 Years

	(In millions)
Long-term debt obligations(1)	$115.0	$—	$115.0	$—	$—
Interest obligations(2)	0.6	0.5	0.1	—	—
Operating leases	1.1	0.6	0.5	—	—
Abandonment liabilities	24.0	4.7	7.2	7.7	4.4
Derivative liability(3)	22.4	17.0	5.4	—	—
Other long-term liabilities	3.0	2.0	1.0	—	—

Total contractual cash commitments	$166.1	$24.8	$129.2	$7.7	$4.4

(1)	As of December 31, 2004, we had incurred debt obligations under our credit facility and the JEDI promissory note that are due as follows: $10 million in 2006; and $105 million in 2007. However, we used a portion of the net proceeds of the private equity placement to repay a portion of amounts outstanding under our credit facility and $6 million under the JEDI promissory note. As of November 30, 2005, we had incurred debt obligations under our credit facility of $75 million and under the JEDI promissory note of $4 million.

(2)	Interest obligations represent approximately 14 months of interest due on the JEDI promissory note at 10%. Future interest obligations under our credit facility are uncertain, due to the variable interest rate on fluctuating balances. Based on a 5.2% weighted average interest rate on amounts outstanding under our credit facility as of December 31, 2004, $5.5 million, $5.5 million and $0.9 million would be due under the credit facility in 2005, 2006 and 2007, respectively.

(3)	As of September 30, 2005, the fair value of the derivative liabilities was $105.1 million, including $76.9 million due in less than one year.
      MMS Appeal — Mariner operates numerous properties in the Gulf of Mexico. Two of such properties were leased from the MMS subject to the Outer Continental Shelf Deep Water Royalty Relief Act (the “RRA”). The RRA relieved the obligation to pay royalties on certain predetermined leases until a designated volume is produced. These two leases contained language that limited royalty relief if commodity prices exceeded predetermined levels. For the years 2000, 2001, 2003 and 2004, commodity prices exceeded the predetermined levels. Management believes the MMS did not have the authority to set pricing limits, and Mariner filed an administrative appeal with the MMS and has withheld royalties regarding this matter. The MMS filed a motion to dismiss our appeal with the Department of the Interior’s Board of Land Appeals. On April 6, 2005, the Board of Land Appeals granted the MMS’ motion and dismissed our appeal. On October 3, 2005, we filed suit in the U.S. District Court for the Southern District of Texas seeking judicial review of the dismissal of our appeal by the Board of Land Appeals. Mariner has recorded a liability for 100% of the exposure on this matter which on September 30, 2005 was $14.6 million. For additional information concerning the contested royalty payments and the MMS’s demands, see “Mariner — Legal Proceedings” below.
Off-Balance Sheet Arrangements
      Transportation Contract — In 1999, Mariner constructed a 29-mile flowline from a third party platform to the Mississippi Canyon 674 subsea well. After commissioning, MEGS LLC, an Enron affiliate, purchased the flowline from Mariner and its joint interest partner. In addition, Mariner entered into a firm transportation contract with MEGS LLC at a rate of $0.26 per MMBtu to transport Mariner’s share of approximately 130,000,000 MMbtus of natural gas from the commencement of production through March 2009. Mariner’s working interest in the well is 51%. For the year ended December 31, 2003, Mariner paid $1.9 million on this contract. The remaining volume commitment was 14,707,107 MMbtus or $3.8 million net to Mariner. Pursuant to the contract, Mariner was required to deliver minimum quantities through the flowline or be subject to minimum monthly payment requirements.
      On May 10, 2004, Mariner and the other 49% working interest owner in the Mississippi Canyon 674 well purchased the flowline from MEGS LLC for an adjusted purchase price of approximately $3.8 million, of which approximately $1.9 million was paid by Mariner, and terminated the transportation contract and associated liability. Accordingly, we currently have no off-balance sheet arrangements.
Recent Accounting Pronouncements
      On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment,” (FASB No. 123(R)) that addresses the accounting for share-based payment transactions (for example, stock options and awards of restricted stock) in which an employer receives employee-services in exchange for equity securities of Mariner or liabilities that are based on the fair value of Mariner’s equity securities. The new standard replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” (FASB No. 123) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires such transactions be accounted for using a fair-value-based method that recognizes compensation expense rather than the optional pro forma disclosure allowed under FASB No. 123. Mariner adopted the provisions of the new standard on January 1, 2005.
      As a result of the adoption of the above described SFAS No. 123(R), we recorded compensation expense for the fair value of restricted stock that was granted pursuant to our Equity Participation Plan (see “Management of Mariner — Equity Participation Plan”) and for subsequent grants of stock options or restricted stock made pursuant to the Mariner Energy, Inc. Stock Incentive Plan (see “Management of Mariner — Stock Incentive Plan”). We recorded compensation expense for the restricted stock grants equal to their fair value at the time of the grant, amortized pro rata over the restricted period. General and administrative expense for the nine months ended September 30, 2005 includes $17.2 million of compensation expense related to restricted stock granted in 2005 and $0.4 million of compensation expense related to stock options outstanding as of September 30, 2005.
      On September 2, 2004, the FASB issued FASB Staff Position No. FAS 142-2, “Application of FASB Statement No. 142, Goodwill and Other Intangible Assets, to Oil and Gas Producing Entities,” addressing whether the scope exception within SFAS No. 142, “Goodwill and Other Intangible Assets” includes the balance sheet classification and disclosures for drilling and mineral rights of oil and gas producing properties. The FASB staff concluded that the accounting framework for oil and gas entities is based on the level of established reserves, not whether an asset is tangible or intangible, and thus the scope exception extended to the balance sheet classification and disclosure provisions for such assets.
      On September 28, 2004, the SEC released Staff Accounting Bulletin (“SAB”) 106 regarding the application of SFAS 143, “Accounting for Asset Retirement Obligations (“AROs”),” by oil and gas producing companies following the full cost accounting method. Pursuant to SAB 106, oil and gas producing companies that have adopted SFAS 143 should exclude the future cash outflows associated with settling AROs (ARO liabilities) from the computation of the present value of estimated future net revenues for the purposes of the full cost ceiling calculation. In addition, estimated dismantlement and abandonment costs, net of estimated salvage values, that have been capitalized (ARO assets) should be included in the amortization base for computing depreciation, depletion and amortization expense. Disclosures are required to include discussion of how a company’s ceiling test and depreciation, depletion and amortization calculations are impacted by the adoption of SFAS 143. SAB 106 is effective prospectively as of the beginning of the first fiscal quarter beginning after October 4, 2004. Since our adoption of SFAS 143 on January 1, 2003, we have calculated the ceiling test and our depreciation, depletion and amortization expense in accordance with the interpretations set forth in SAB 106; therefore, the adoption SAB 106 had no effect on our financial statements.

      On December 16, 2004, the FASB issued Statement 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29, to clarify the accounting for nonmonetary exchanges of similar productive assets. SFAS 153 eliminates the exception from the fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement will be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not have any nonmonetary transactions for any period presented to which this statement would apply. We do not expect the adoption of SFAS 153 to have a material impact on our financial statements.
Quantitative and Qualitative Disclosures About Market Risk.
      For a discussion of our market risk, See “— Liquidity and Capital Resources — Commodity Prices and Related Hedging Activities.”

MARINER
      We are an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico and the Permian Basin in West Texas. As of December 31, 2004, we had 237.5 Bcfe of estimated proved reserves, of which approximately 64% were natural gas and 36% were oil and condensate. The estimated pre-tax PV10 value of our estimated proved reserves as of December 31, 2004 was approximately $668 million, and the standardized measure of discounted future net cash flows attributable to our estimated proved reserves was approximately $494.4 million. Please see “Mariner — Estimated Proved Reserves” for a definition of PV10 and a reconciliation of PV10 to the standardized measure of discounted future net cash flows. As of December 31, 2004, approximately 46% of our estimated proved reserves were classified as proved developed. For the year ended December 31, 2004, our total net production was 37.6 Bcfe. Our estimated proved reserve base is balanced, with 48% of the reserves located in the Permian Basin of West Texas, 37% in the Gulf of Mexico deepwater and 15% on the Gulf of Mexico shelf as of December 31, 2004.
      The distribution of our proved reserves reflects our efforts over the last three years to diversify our asset base, which in prior years had been focused primarily in the Gulf of Mexico deepwater. We have shifted some of our focus on deepwater activities to increased exploration and development on the Gulf of Mexico shelf and exploitation of our West Texas Permian Basin properties. By allocating our resources among these three areas, we expect to balance the risks associated with the exploration and development of our asset base. We intend to continue to pursue moderate-risk exploratory and development drilling projects in the Gulf of Mexico deepwater and on the Gulf of Mexico shelf, including select deep shelf prospects, and also target low-risk infill drilling projects in West Texas. It is our practice to generate most of our prospects internally, but from time to time we also acquire third-party generated prospects. We then drill to find oil and natural gas reserves, a process that we refer to as “growth through the drill bit.”
      The following discussion includes statements that may be deemed “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. See “Cautionary Statement Concerning Forward-Looking Statements” for more details. Also, the discussion uses terms that pertain to the oil and gas industry, and you should see “Glossary of Oil and Natural Gas Terms” for the definition of certain terms.

Significant Properties
      We own oil and gas properties, producing and non-producing, onshore in Texas and offshore in the Gulf of Mexico, primarily in federal waters. Our largest properties, based on the present value of estimated future net proved reserves as of December 31, 2004, are shown in the following table.

				Approximate		Date	Estimated
		Mariner		Water	Gross	Production	Proved		Standardized
		Working		Depth	Producing	Commenced/	Reserves	PV10 Value	Measure
	Operator	Interest		(Feet)	Wells(1)	Expected	(Bcfe)	(In $ Millions)(2)	(In $ Millions)

		%
West Texas Permian Basin:
Aldwell Unit	Mariner	66.5	(3)	Onshore	185	1949	112.7	$203.8
Gulf of Mexico Deepwater:
Mississippi Canyon 296/252 (Rigel)	Dominion	22.5		5,200	0	Second Quarter 2006	22.4	82.9
Viosca Knoll 917/961/962 (Swordfish)	Mariner(4)	15.0		4,700	2	Fourth Quarter 2005	13.4	59.3
Green Canyon 516 (Yosemite)	ENI	44.0		3,900	1	2002	15.1	66.6
Mississippi Canyon 718 (Pluto)(5)	Mariner	51.0		2,830	0	1999	9.0	31.7
Green Canyon 178 (Baccarat)	W&T	40.0		1,400	0	Third Quarter 2005	4.0	14.3
Green Canyon 472/473 (King Kong)	ENI	50.0		3,850	0	2002	1.2	2.0
Gulf of Mexico Shelf:
Mississippi Canyon 66 (Ochre)(6)	Mariner	75.0		1,150	0	2004	3.6	11.7
Other Properties					43		56.1	195.7

Total:					231		237.5	$668.0	$494.4

(1)	Wells producing or capable of producing as of December 31, 2004.

(2)	Please see “Mariner — Estimated Proved Reserves” for a definition of PV10 and a reconciliation of PV10 to the standardized measure of discounted future net cash flows.

(3)	We operate the field and own working interests in individual wells ranging from approximately 33% to 84%.

(4)	Mariner served as operator until December 2005, at which time pursuant to certain contractual arrangements, Noble Energy, Inc., a 60% partner in the project, began serving as operator.

(5)	This field was shut-in in April 2004 pending the drilling of a new well and installation of an extension to the existing infield flowline and umbilical. As a result, as of December 31, 2004, 9.0 Bcfe of our net proved reserves attributable to this project were classified as proved undeveloped reserves. We expect production from Pluto to recommence in the second quarter of 2006.

(6)	Field has been shut in since September 2004 due to destruction of host platform by Hurricane Ivan.

West Texas Permian Basin
      Aldwell Unit. We operate and own working interests in individual wells ranging from 33% to 84% (with an average working interest of approximately 66.5%), in the 18,500-acre Aldwell Unit. The field is located in the heart of the Spraberry geologic trend southeast of Midland, Texas, and has produced oil and gas since 1949. We began our recent redevelopment of the Aldwell Unit by drilling eight wells in the fourth quarter of 2002, 43 wells in 2003, and 54 wells in 2004. As of December 31, 2004, there were a total of 185 wells producing or capable of producing in the field. Our aggregate net capital expenditures for the 2004 drilling program in the field were approximately $20.3 million, and we added 27 Bcfe of proved reserves, while producing 4.0 Bcfe.
      During 2005, we have accelerated our development program in West Texas. Through September 30, 2005, we had drilled 65 new wells at our Aldwell and North Stiles Units. All of our drilling in the Aldwell and North Stiles Units has resulted in commercially successful wells that are expected to produce in quantities sufficient to exceed costs of drilling and completion. Our net production from onshore wells for the nine months ended September 30, 2005 averaged approximately 17 MMcfe per day.
      We have completed construction of our own oil and gas gathering system and compression facilities in the Aldwell Unit. We began flowing gas production through the new facilities on June 1, 2005. We have also entered into new contracts with third parties to provide processing of our natural gas and transportation of our oil produced in the unit. The new gas arrangement also provides us with the option to sell our gas to one of four firm or five interruptible sales pipelines versus a single outlet under the former arrangement. We expect these arrangements to improve the economics of production from the Aldwell Unit.
      In December 2004, we acquired an approximate 45% working interest in two Permian Basin fields containing over 4,000 acres. We believe the fields contain more than twenty 80-acre infill drilling locations and that either or both may also have 40-acre infill drilling opportunities. We have commenced drilling operations in one of the fields. In February 2005, we acquired five producing wells located in Howard County, Texas, approximately 50 miles north of our Aldwell Unit. The purchase price was $3.5 million, subject to post-closing adjustments.
      In August 2005, but effective in October 2005, we entered into an agreement covering approximately 33,000 acres in West Texas, pursuant to which, upon closing, we acquired an approximate 35% working interest in approximately 200 existing producing wells effective November 1, 2005, and committed to drill an additional 150 wells within a four year period, funding $36.5 million of our partner’s share of drilling costs for such 150-well drilling program. We will obtain an assignment of an approximate 35% working interest in the entire committed acreage upon completion of the 150-well program.

Gulf of Mexico Deepwater
      Mississippi Canyon 296 (Rigel). Mariner generated the Rigel prospect and acquired its interest in Mississippi Canyon block 296 at a federal offshore Gulf lease sale in March 1999. Pursuant to an agreement with third parties, in September 1999 we cross-assigned leasehold interests in Mississippi Canyon blocks 208, 252 and 296 with the result that our working interest in all three blocks is now 22.5%. The project is located approximately 130 miles southeast of New Orleans, Louisiana, in water depth of approximately 5,200 feet. A successful exploration well was drilled on the prospect in 1999. In September 2003, a successful appraisal well was drilled. This project is currently under development with a single subsea well and a planned 12-mile subsea tie back to an existing subsea manifold that is connected to an existing platform. We expect production to begin in the second quarter of 2006.
      Viosca Knoll 917/961/962 (Swordfish). Mariner generated the Swordfish prospect and entered into a farm-out agreement with BP in September 2001. We operated Swordfish until December 2005 and own a 15% working interest in this project, which is located in the deepwater Gulf of Mexico 105 miles southeast of New Orleans, Louisiana, in a water depth of approximately 4,700 feet. In November and December of 2001, we drilled two successful exploration wells on blocks 917 and 962. In August 2004, a successful appraisal well found additional reserves on block 961. All wells have been completed. Due to the impact of Hurricane Katrina on the host facility, initial production was delayed until the fourth quarter of 2005.
      Green Canyon 516 (Yosemite). Mariner generated the Yosemite prospect and acquired the prospect at a Gulf of Mexico federal lease sale in 1998. We have a 44% working interest in this project, located in approximately 3,900 feet of water, approximately 150 miles southeast of New Orleans. In 2001, we drilled an exploratory well on the prospect, and in February 2002, we commenced production via a joint King Kong/ Yosemite 16 mile subsea tieback to an existing platform.

      Mississippi Canyon 718 (Pluto). Mariner initially acquired an interest in this project in 1997, two years after gas was discovered on the project. We operate the property and own a 51% working interest in the project and the 29-mile flowline that connects to a third-party production platform. We developed the field with a single subsea well which is located in the Gulf of Mexico approximately 150 miles southeast of New Orleans, Louisiana, at a water depth of approximately 2,830 feet. The field was shut-in in April 2004 pending the drilling of a new well and completion of the installation of an extension to the existing infield flowline and umbilical. Installation of the subsea facilities is now complete. During start–up operations, a paraffin plug was discovered in the flow–line between the Pluto field and the host facility. Remediation efforts are in progress and nearing completion. Production is expected to recommence in the second quarter of 2006, following completion of repairs to the host facilities necessitated by damage inflicted by Hurricane Katrina.
      Green Canyon 178 (Baccarat). Mariner generated the Baccarat prospect and acquired a 100% working interest in Green Canyon block 178 at a Gulf of Mexico federal offshore lease sale in July 2003. The project is located in approximately 1,400 feet of water approximately 145 miles southwest of New Orleans, Louisiana. Subsequent to the acquisition, Mariner entered into a farmout agreement, retaining a 40% working interest in the project. A successful exploration well was drilled in May 2004. The project is under development as a subsea tieback to an existing host platform and was brought online in the third quarter of 2005. The host platform sustained damage during Hurricane Rita, resulting in production being shut-in. Production recommenced in January 2006.
      Green Canyon 472/473 (King Kong). In July 2000, Mariner acquired a 50% working interest in the King Kong Gulf of Mexico project. The project is located in approximately 3,850 feet of water, approximately 150 miles southeast of New Orleans. Mariner completed the project as a joint King Kong/ Yosemite 16 mile subsea tieback to an existing platform. Production began in February 2002.

Other Prospects and Activity
      In late 2004, we participated in a successful exploratory well in our North Black Widow prospect in Ewing Banks 921, which is located approximately 125 miles south of New Orleans in approximately 1,700 feet of water. We have a 35% working interest in this project. A development plan for the North Black Widow prospect has been approved and the operator of this project currently anticipates production from this project to begin in the second quarter of 2006. At June 30, 2005 approximately 4.5 Bcfe of estimated proved reserves have been assigned net to Mariner’s interest.
      In May 2005, we acquired an additional 18.75% working interest in the Bass Lite project for approximately $5.0 million, bringing our total working interest to 38.75%. The Bass Lite project is located in Atwater Valley blocks 380, 381, 382, 425 and 426, approximately 200 miles southeast of New Orleans in approximately 6,500 feet of water. We were elected operator of this project, subject to MMS approval, and negotiations continue with third party host facilities and partners to establish firm development plans. At June 30, 2005 approximately 30.7 Bcfe of estimated proved reserves have been assigned net to Mariner’s interest.
      In June 2005, we increased our working interest in the LaSalle project (East Breaks 558, 513, and 514) to 100% by acquiring the remaining working interest owned by a third party for $1.5 million. The blocks contain an undeveloped discovery, as well as exploration potential. As of December 31, 2004, we have booked no proved reserves to this project. We have recently executed a participation agreement with Kerr McGee to jointly develop the LaSalle project and Kerr McGee’s nearby NW Nansen exploitation project (East Breaks 602). Under the proposed participation agreement, Mariner owns a 33% working interest in the NW Nansen project and a 50% working interest in the LaSalle project. The LaSalle and NW Nansen projects are located approximately 150 miles south of Galveston, Texas in water depths of approximately 3,100 and 3,300 feet, respectively. The development of these projects may require the drilling of up to four wells in 2005 and 2006 and related completion and facility capital in 2006.
      At the King Kong/ Yosemite field (Green Canyon blocks 516, 472, and 473) we have planned, in conjunction with the operator, a two well drilling program to exploit potential new reserve additions. We anticipate drilling one development well and one exploration well — the first on block 473 and the second on block 472, both in the first quarter of 2006. We own a 50% working interest in blocks GC 472 and 473 and a 44% working interest in block 516.

Gulf of Mexico Shelf
      Mississippi Canyon 66 (Ochre). Mariner acquired its Ochre prospect at a Gulf of Mexico federal lease sale in March 2002. We operate and own a 75% working interest in this project, which is located in the Gulf of Mexico approximately 100 miles southeast of New Orleans, Louisiana, in a water depth of approximately 1,150 feet. In late 2002, we drilled a successful exploration well on the prospect and commenced production in the first quarter of 2004 via subsea tieback of approximately 7 miles to the Taylor Mississippi Canyon 20 platform. In September 2004, Hurricane Ivan destroyed the Taylor platform. We recently entered into a production handling agreement with the operator of a nearby replacement host facility, and production is expected to recommence in the first quarter of 2006, following completion of repairs to the host facility necessitated by damage inflicted by Hurricane Katrina and the installation of the flowline and umbilical.

Other Activity
      In connection with the March 2005 Central Gulf of Mexico federal lease sale, we were awarded West Cameron block 386 located in water depth of approximately 85 feet. In connection with the August 2005 Western Gulf of Mexico lease sale, we were awarded one shelf block (High Island A2) and four deepwater blocks (East Breaks 344, East Breaks 843, East Breaks 844 and East Breaks 709).
      In May 2005 we drilled the Capricorn discovery well, which encountered over 100 net feet of pay in four zones. The Capricorn project is located in High Island block A341 approximately 115 miles south southwest of Cameron, Louisiana in approximately 240 feet of water. We anticipate drilling an appraisal well and installing the necessary platform and facilities in the first quarter of 2006, with first production anticipated in 2006. We are the operator and own a 60% working interest in the project.
Estimated Proved Reserves
      The following tables set forth certain information with respect to our estimated proved reserves by geographic area as of December 31, 2004. Reserve volumes and values were determined under the method prescribed by the SEC which requires the application of period-end prices and costs held constant throughout the projected reserve life. The reserve information as of December 31, 2004 is based on estimates made in a reserve report prepared by Ryder Scott. A summary of Ryder Scott’s report on our proved reserves as of December 31, 2004 is attached to this proxy statement/prospectus-information statement as Annex F and is consistent with filings we make with federal agencies.

	Estimated Proved
	Reserve Quantities

		Natural		PV10 Value(3)
	Oil	Gas	Total				Standardized
Geographic Area	(MMbbls)	(Bcf)	(Bcfe)	Developed	Undeveloped	Total	Measure

							(Millions)
				(Millions)
West Texas Permian Basin	8.7	62.8	114.8	$141.1	$64.4	$205.5
Gulf of Mexico Deepwater(1)	4.5	59.8	86.7	91.1	219.6	310.7
Gulf of Mexico Shelf(2)	1.1	29.3	36.0	103.2	48.6	151.8

Total	14.3	151.9	237.5	$335.4	$332.6	$668.0	$494.4

Proved Developed Reserves	6.3	71.4	109.4

(1)	Deepwater refers to water depths greater than 1,300 feet (the approximate depth of deepwater designation for royalty purposes by the U.S. Minerals Management Service).

(2)	Shelf refers to water depths less than 1,300 feet and includes an insignificant amount of Gulf Coast onshore properties.

(3)	Please see “Mariner — Estimated Proved Reserves” for a definition of PV10 and a reconciliation of PV10 to the standardized measure of discounted future net cash flows.
      Uncertainties are inherent in estimating quantities of proved reserves, including many factors beyond the control of Mariner. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing, and production subsequent to the date of an estimate, as well as economic factors such as change in product prices, may require revision of such estimates. Accordingly, oil and gas quantities ultimately recovered will vary from reserve estimates.
      PV10 is our estimated present value of future net revenues from proved reserves before income taxes. PV10 may be considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. We believe PV10 to be an important measure for evaluating the relative significance of our natural gas and oil properties and that PV10 is widely used by professional analysts and investors in evaluating oil and gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. We believe that most other companies in the oil and gas industry calculate PV10 on the same basis. Management also uses PV10 in evaluating acquisition candidates. PV10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes. The table below provides a reconciliation of PV10 to the standardized measure of discounted future net cash flows.

	At December 31,

	2004	2003	2002

PV10	$667,975	$533,544	$514,995
Future income taxes, discounted at 10%	173,593	115,385	51,423

Standardized measure of discounted future net cash flows	$494,382	$418,159	$463,572

      Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Therefore, without reserve additions in excess of production through successful exploration and development activities or acquisitions, Mariner’s reserves and production will decline. See “Risk Factors” and Note 10 to the Mariner financial statements included elsewhere in this prospectus for a discussion of the risks inherent in oil and natural gas estimates and for certain additional information concerning the proved reserves.
      The weighted average prices of oil and natural gas at December 31, 2004 used in the proved reserve and future net revenues estimates above were calculated using NYMEX prices at December 31, 2004, of $43.45 per bbl of oil and $6.15 per MMBtu of gas, adjusted for our price differentials but excluding the effects of hedging.

Production
      The following table presents certain information with respect to net oil and natural gas production attributable to our properties, average sales price received and expenses per unit of production during the periods indicated.

		Year Ended December 31,
	Nine Months Ended
	September 30, 2005	2004	2003	2002

Production:
Natural Gas (Bcf)	14.5	23.8	23.8	29.6
Oil (MMbbls)	1.3	2.3	1.6	1.7
Total natural gas equivalent (Bcfe)	22.5	37.6	33.4	39.8
Average realized sales price per unit (excluding effects of hedging):
Natural gas ($/Mcf)	$7.23	$6.12	$5.43	$3.35
Oil ($/bbl)	50.17	38.52	26.85	21.60
Total natural gas equivalent ($/Mcfe)	7.63	6.23	5.15	3.41
Average realized sales price per unit (including effects of hedging):
Natural gas ($/Mcf)	$6.54	$5.80	$4.40	$4.03
Oil ($/bbl)	40.12	33.17	23.74	22.85
Total natural gas equivalent ($/Mcfe)	6.59	5.70	4.27	3.97
Expenses ($/Mcfe):
Lease operating	$0.90	$0.68	$0.74	$0.65
Transportation	0.08	0.08	0.19	0.26
General and administrative, net(1)	1.18	0.23	0.24	0.19
Depreciation, depletion and amortization (excluding impairments)	1.93	1.73	1.45	1.78

(1)	Net of overhead reimbursements received from other working interest owners and amounts capitalized under the full cost accounting method. General and administrative expenses for the nine months ended September 30, 2005 include compensation expense of $17.6 million for restricted stock and options granted in March 2005.
Productive Wells
      The following table sets forth the number of productive oil and gas wells in which we owned a working interest at December 31, 2003 and December 31, 2004.

	Total Productive Wells at

	December 31,		December 31,
	2004		2003

	Gross	Net	Gross	Net

Oil	197	127.9	141	101.3
Gas	34	9.5	37	10.1

Total	231	137.4	178	111.4

Acreage
      The following table sets forth certain information with respect to the developed and undeveloped acreage as of December 31, 2004.

	Developed Acres(1)		Undeveloped Acres(2)

	Gross	Net	Gross	Net

West Texas	22,413	14,448	—	—
Gulf of Mexico Deepwater(3)	79,200	30,275	224,640	124,588
Gulf of Mexico Shelf(4)	130,302	36,979	130,186	84,242
Other Onshore	3,232	732	856	243

Total	235,147	82,434	355,682	209,073

(1)	Developed acres are acres spaced or assigned to productive wells.

(2)	Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

(3)	Deepwater refers to water depths greater than 1,300 feet (the approximate depth of deepwater designated for royalty purposes by the U.S. Minerals Management Service).

(4)	Shelf refers to water depths less than 1,300 feet.
      The following table sets forth our offshore undeveloped acreage as of December 31, 2004 that is subject to expiration during the three years ended December 31, 2007. The amount of onshore undeveloped acreage subject to expiration is not material.

	Undeveloped Acreage
	Subject to Expiration in the Year Ended December 31,

	2005		2006		2007

	Gross	Net	Gross	Net	Gross	Net

Gulf of Mexico Deepwater	—	—	46,080	12,988	28,800	9,360
Gulf of Mexico Shelf	9,298	3,100	10,760	6,260	46,000	31,183

Total	9,298	3,100	56,840	19,248	74,800	40,543

Drilling Activity
      Certain information with regard to our drilling activity during the years ended December 31, 2002, 2003, and 2004 is set forth below.

	Year Ended December 31,

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net

Exploratory wells:
Producing	7	3.34	6	2.03	2	1.00
Dry	7	2.65	6	2.35	5	2.10
Total	14	5.99	12	4.38	7	3.10
Development wells:
Producing	56	34.84	45	30.07	11	6.65
Dry	1	0.68	—	—	—	—
Total	57	35.52	45	30.07	11	6.65
Total wells:
Producing	63	38.18	51	32.10	13	7.65
Dry	8	3.33	6	2.35	5	2.10
Total	71	41.51	57	34.45	18	9.75
      We were in the process of drilling 2 gross (1.16 net) wells as of December 31, 2004.

Property Dispositions
      When appropriate, we consider the sale of discoveries that are not yet producing or have recently begun producing when we believe we can obtain acceptable returns on our investment without holding the investment through depletion. Such sales enable us to maintain and redeploy the proceeds to activities that we believe have a higher potential financial return. No property dispositions of producing properties were made during the three years ended December 31, 2004. However, we sold an aggregate 50% working interest in our non-producing deepwater Falcon and Harrier projects in two separate sales for $48.8 million in 2002 and $121.6 million in 2003, respectively.
Marketing and Customers
      We market substantially all of the oil and natural gas production from the properties we operate as well as the properties operated by others where our interest is significant. The majority of our natural gas, oil and condensate production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices. The following table lists customers accounting for more than 10% of our total revenues for the year indicated.

	Percentage of
	Total Revenues
	for Year Ended
	December 31,

Customer	2004	2003	2002

Sempra	*	34%	—
Bridgeline Gas Distributing Company	27%	19%	42%
Trammo Petroleum Inc.	9%	14%	—
Conoco Phillips	*	*	14%
Duke Energy	*	6%	9%
Genesis Crude Oil LP	*	4%	4%
Chevron Texaco	18%	—	—
BP Energy	12%	—	—

*	Less than 1%
Title to Properties
      Substantially all of our properties currently are subject to liens securing either our credit facility and obligations under hedging arrangements with members of our bank group or the promissory note payable to JEDI. In addition, our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other typical burdens and encumbrances. We do not believe that any of these burdens or encumbrances materially interferes with the use of such properties in the operation of our business. Our properties may also be subject to obligations or duties under applicable laws, ordinances, rules, regulations and orders of governmental authorities.
      We believe that we have satisfactory title to or rights in all of our producing properties. As is customary in the oil and natural gas industry, minimal investigation of title is made at the time of acquisition of undeveloped properties. Title investigation is made usually only before commencement of drilling operations. We believe that title issues generally are not as likely to arise on offshore oil and gas properties as on onshore properties.
Competition
      We believe that our leasehold acreage, exploration, drilling and production capabilities, large 3-D seismic database and technical and operational experience generally enable us to compete effectively. However, our competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of our larger competitors possess and employ financial and personnel resources substantially greater than those available to us. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and discover reserves in the future is dependent upon our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position.
Royalty Relief
      The RRA, signed into law on November 28, 1995, provides that all tracts in the Gulf of Mexico west of 87 degrees, 30 minutes West longitude in water more than 200 meters deep offered for bid within five years of the RRA will be relieved from normal federal royalties as follows:

Water Depth	Royalty Relief

200-400 meters	no royalty payable on the first 105 Bcfe produced
400-800 meters	no royalty payable on the first 315 Bcfe produced
800 meters or deeper	no royalty payable on the first 525 Bcfe produced
      Leases offered for bid within five years of the RRA are referred to as “post-Act leases.” The RRA also allows mineral interest owners the opportunity to apply for discretionary royalty relief for new production on leases acquired before the RRA was enacted (“pre-Act leases”) and on leases acquired after November 28, 2000 (“post-2000 leases”). If the MMS determines that new production under a pre-Act lease or post-2000 lease would not be economical without royalty relief, then the MMS may relieve a portion of the royalty to make the project economical.
      In addition to granting discretionary royalty relief, the MMS has elected to include automatic royalty relief provisions in many post-2000 leases, even though the RRA no longer applies. For each post-2000 lease sale that has occurred to date, the MMS has specified the water depth categories and royalty suspension volumes applicable to production from leases issued in the sale.
      In 2004, the MMS adopted additional royalty relief incentives for production of natural gas from reservoirs located deep under shallow waters of the Gulf of Mexico. These incentives apply to gas produced in water depths of less than 200 meters and from deep gas accumulations located at depths of greater than 15,000 feet below the shelf. Drilling of qualified wells must have started on or after March 26, 2003, and production must begin prior to January 26, 2009.
      The impact of royalty relief can be significant. The normal royalty due for leases in water depths of 400 meters or less is 16.7% of production, and the normal royalty for leases in water depths greater than 400 meters is 12.5% of production. Royalty relief can substantially improve the economics of projects located in deepwater or in shallow water and involving deep gas.
      Many of our leases from the MMS contain language suspending royalty relief if commodity prices exceed predetermined threshold levels for a given calendar year. As a result, royalty relief for a lease in a particular calendar year may be contingent upon average commodity prices staying below the threshold price specified for that year. In 2000, 2001, 2003 and 2004 natural gas prices exceeded the applicable price thresholds for a number of our projects, and we have been required to pay royalties for natural gas produced in those years. However, we contested the MMS authority to include price thresholds in two of our post-Act leases, Black Widow and Garden Banks 367. We believe that post-Act leases are entitled to automatic royalty relief under the RRA regardless of commodity prices, and have pursued administrative and judicial remedies in this dispute with the MMS. For more information concerning the contested royalty payments and the MMS’s demands, see “— Legal Proceedings” below.

Regulation
      Our operations are subject to extensive and continually changing regulation affecting the oil and natural gas industry. Many departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability. We do not believe that we are affected in a significantly different manner by these regulations than are our competitors.

Transportation and Sale of Natural Gas
      Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (FERC). In the past, the federal government has regulated the prices at which natural gas could be sold. Deregulation of natural gas sales by producers began with the enactment of the Natural Gas Policy Act of 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining Natural Gas Act of 1938 and Natural Gas Policy Act of 1978 price and non-price controls affecting producer sales of natural gas effective January 1, 1993. Congress could, however, re-enact price controls in the future. The FERC regulates interstate natural gas pipeline transportation rates and service conditions, which affect the marketing of gas produced by us and the revenues received by us for sales of such natural gas. The FERC requires interstate pipelines to provide open-access transportation on a non-discriminatory basis for all natural gas shippers. The FERC frequently reviews and modifies its regulations regarding the transportation of natural gas with the stated goal of fostering competition within all phases of the natural gas industry. In addition, with respect to production onshore or in state waters, the intra-state transportation of natural gas would be subject to state regulatory jurisdiction as well.
      In August, 2005, Congress enacted the Energy Policy Act of 2005 (“EP Act 2005”). Among other matters, EP Act 2005 amends the Natural Gas Act (“NGA”) to make it unlawful for “any entity”, including otherwise non-jurisdictional producers such as Mariner and Forest, to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of natural gas or the purchase or sale of transportation services subject to regulation by the FERC, in contravention of rules prescribed by the FERC. On January 19, 2006, the FERC issued regulations implementing this provision. The regulations make it unlawful in connection with the purchase or sale of natural gas subject to the jurisdiction of the FERC, or the purchase or sale of transportation services subject to the jurisdiction of the FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or to engage in any act or practice that operates as a fraud or deceit upon any person. EP Act 2005 also gives the FERC authority to impose civil penalties for violations of the NGA up to $1,000,000 per day per violation. The new anti-manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction. It therefore reflects a significant expansion of the FERC’s enforcement authority. We do not anticipate we will be affected any differently than other producers of natural gas.
      Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. We cannot predict when or if any such proposals might become effective or their effect, if any, on our operations. The natural gas industry historically has been closely regulated; thus, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

Regulation of Production
      The production of oil and natural gas is subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations. Texas and Louisiana, the states in which we own and operate properties, have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, the spacing of wells, and the plugging and abandonment of wells and removal of related production equipment. Texas and Louisiana also restrict production to the market demand for oil and natural gas and several states have indicated interests in revising applicable regulations. These regulations can limit the amount of oil and natural gas we can produce from our wells, limit the number of wells, or limit the locations at which we can conduct drilling operations. Moreover, each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and gas liquids within its jurisdiction.
      Most of our offshore operations are conducted on federal leases that are administered by the MMS. Such leases require compliance with detailed MMS regulations and orders pursuant to the Outer Continental Shelf Lands Act that are subject to interpretation and change by the MMS. Among other things, we are required to obtain prior MMS approval for our exploration plans and development and production plans at each lease. MMS regulations also impose construction requirements for production facilities located on federal offshore leases, as well as detailed technical requirements for plugging and abandonment of wells, and removal of platforms and other production facilities on such leases. The MMS requires lessees to post surety bonds, or provide other acceptable financial assurances, to ensure all obligations are satisfied on federal offshore leases. The cost of these surety bonds or other financial assurances can be substantial, and there is no assurance that bonds or other financial assurances can be obtained in all cases. We are currently in compliance with all MMS financial assurance requirements. Under certain circumstances, the MMS is authorized to suspend or terminate operations on federal offshore leases. Any suspension or termination of operations on our offshore leases could have an adverse effect on our financial condition and results of operations.
      In 2000, the MMS issued a final rule that governs the calculation of royalties and the valuation of crude oil produced from federal leases. That rule amended the way that the MMS values crude oil produced from federal leases for determining royalties by eliminating posted prices as a measure of value and relying instead on arm’s-length sales prices and spot market prices as indicators of value. On May 5, 2004, the MMS issued a final rule that changed certain components of its valuation procedures for the calculation of royalties owed for crude oil sales. The changes include changing the valuation basis for transactions not at arm’s-length from spot to NYMEX prices adjusted for locality and quality differentials, and clarifying the treatment of transactions under a joint operating agreement. We believe that the changes will not have a material impact on our financial condition, liquidity or results of operations.

Environmental Regulations
      Our operations are subject to numerous stringent and complex laws and regulations at the federal, state and local levels governing the discharge of materials into the environment or otherwise relating to human health and environmental protection. These laws and regulations may, among other things:

•	require acquisition of a permit before drilling commences;

•	restrict the types, quantities and concentrations of various materials that can be released into the environment in connection with drilling and production activities; and

•	limit or prohibit construction or drilling activities in certain ecologically sensitive and other protected areas.
      Failure to comply with these laws and regulations or to obtain or comply with permits may result in the assessment of administrative, civil and criminal penalties, imposition of remedial requirements and the imposition of injunctions to force future compliance. Offshore drilling in some areas has been opposed by environmental groups and, in some areas, has been restricted. Our business and prospects could be adversely affected to the extent laws are enacted or other governmental action is taken that prohibits or restricts our exploration and production activities or imposes environmental protection requirements that result in increased costs to us or the oil and natural gas industry in general.
      Spills and Releases. The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund”, and analogous state laws, impose joint and several liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the “owner” and “operator” of the site where the release occurred, past owners and operators of the site, and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Responsible parties under CERCLA may be liable for the costs of cleaning up hazardous substances that have been released into the environment and for damages to natural resources. Additionally, it is not uncommon for neighboring landowners and other third parties to file tort claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment. In the course of our ordinary operations, we may generate waste that may fall within CERCLA’s definition of a “hazardous substance.”
      We currently own, lease or operate, and have in the past owned, leased or operated, numerous properties that for many years have been used for the exploration and production of oil and gas. Many of these properties have been operated by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under our control. It is possible that hydrocarbons or other wastes may have been disposed of or released on or under such properties, or on or under other locations where such wastes may have been taken for disposal. These properties and wastes disposed thereon may be subject to CERCLA and analogous state laws. Under such laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial plugging operations to prevent future contamination, or to pay the costs of such remedial measures. Although we believe we have utilized operating and disposal practices that are standard in the industry, during the course of operations hydrocarbons and other wastes have been released on some of the properties we own, lease or operate. We are not presently aware of any pending clean-up obligations that could have a material impact on our operations or financial condition.
      The Oil Pollution Act. The OPA and regulations thereunder impose strict, joint and several liability on “responsible parties” for damages, including natural resource damages, resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the U.S. A “responsible party” includes the owner or operator of an onshore facility and the lessee or permittee of the area in which an offshore facility is located. The OPA establishes a liability limit for onshore facilities of $350 million, while the liability limit for offshore facilities is equal to all removal costs plus up to $75 million in other damages. These liability limits may not apply if a spill is caused by a party’s gross negligence or willful misconduct, the spill resulted from violation of a federal safety, construction or operating regulation, or if a party fails to report a spill or to cooperate fully in a clean-up.
      The OPA also requires the lessee or permittee of an offshore area in which a covered offshore facility is located to provide financial assurance in the amount of $35 million to cover liabilities related to an oil spill. The amount of financial assurance required under the OPA may be increased up to $150 million depending on the risk represented by the quantity or quality of oil that is handled by a facility. The failure to comply with the OPA’s requirements may subject a responsible party to civil, criminal, or administrative enforcement actions. We are not aware of any action or event that would subject us to liability under the OPA, and we believe that compliance with the OPA’s financial assurance and other operating requirements will not have a material impact on our operations or financial condition.
      Water Discharges. The Federal Water Pollution Control Act of 1972, (the “Clean Water Act”), imposes restrictions and controls on the discharge of produced waters and other oil and gas pollutants into navigable waters. These controls have become more stringent over the years, and it is possible that additional restrictions may be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. Certain state regulations and the general permits issued under the Federal National Pollutant

Discharge Elimination System (“NPDES”) program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the oil and gas industry into certain coastal and offshore water. The Clean Water Act provides for civil, criminal and administrative penalties for unauthorized discharges of oil and other pollutants, and imposes liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. Comparable state statutes impose liabilities and authorize penalties in the case of an unauthorized discharge of petroleum or its derivatives, or other pollutants, into state waters.
      In furtherance of the Clean Water Act, the EPA promulgated the Spill Prevention, Control, and Countermeasure, or SPCC, regulations, which require facilities that possess certain threshold quantities of oil that could impact navigable waters or adjoining shorelines to prepare SPCC plans and meet specified construction and operating standards. The SPCC regulations were revised in 2002 and required the amendment of SPCC plans before February 18, 2006, if necessary, and requires compliance with the implementation of such amended plans by August 18, 2006. We may be required to prepare SPCC plans for some of our facilities where a spill or release of oil could reach or impact jurisdictional waters of the U.S.
      Air Emissions. The Federal Clean Air Act, and associated state laws and regulations, restrict the emission of air pollutants from many sources, including oil and natural gas operations. New facilities may be required to obtain permits before operations can commence, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Clean Air Act and associated state laws and regulations. We believe that compliance with the Clean Air Act and analogous state laws and regulations will not have a material impact on our operations or financial condition.
      Waste Handling. The Resource Conservation and Recovery Act (“RCRA”) and analogous state and local laws and regulations govern the management of wastes, including the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility. RCRA specifically excludes from the definition of hazardous waste drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil and natural gas. A similar exemption is contained in many of the state counterparts to RCRA. As a result, we are not required to comply with a substantial portion of RCRA’s requirements because our operations generate minimal quantities of hazardous wastes. However, these wastes may be regulated by EPA or state agencies as solid waste. In addition, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated under RCRA as hazardous waste. We do not believe the current costs of managing our wastes, as they are presently classified, to be significant. However, any repeal or modification of the oil and natural gas exploration and production exemption, or modifications of similar exemptions in analogous state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us, as well as our competitors, to incur increased operating expenses.
Employees
      As of February 1, 2006, we had 80 full-time employees. Our employees are not represented by any labor unions. We consider relations with our employees to be satisfactory. We have never experienced a work stoppage or strike.
Legal Proceedings
      Mariner operates numerous properties in the Gulf of Mexico. Two of these properties were leased from the MMS subject to the RRA. The RRA relieved the obligation to pay royalties on certain predetermined leases until a designated volume is produced. These two leases contained language that limited royalty relief if commodity prices exceeded predetermined levels. In 2000, 2001, 2003 and 2004 commodity prices exceeded the predetermined levels. Management believes the MMS did not have the authority to set pricing limits and we filed an administrative appeal contesting the MMS’ order and have withheld royalties regarding this matter. The MMS filed a motion to dismiss our appeal with the Board of Land Appeals of the Department of the Interior. On April 6, 2005, the Board of Land Appeals granted MMS’ motion and dismissed our appeal. On October 3, 2005, we filed suit in the U.S. District Court for the Southern District of Texas seeking judicial review of the dismissal of our appeal by the Board of Land Appeals. Mariner has recorded a liability for 100% of the potential exposure on this matter, which on September 30, 2005 was $14.6 million.
      In addition to the foregoing, by letter dated December 2, 2005, the MMS notified Mariner that 2004 commodity prices exceeded the predetermined levels and, accordingly, that royalties were due on natural gas and oil produced in calendar year 2004 from federal offshore leases with confirmed royalty suspension volumes as defined by the RRA. On December 29, 2005, Mariner filed a notice of intent to appeal this royalty demand from the MMS. Mariner has paid royalties on calendar year 2004 production from federal offshore leases in which it owns an interest except for 2004 production from Ewing Bank 966 and Garden Banks 367, being the two leases at issue in the lawsuit discussed above.
      In the ordinary course of business, we are a claimant and/or a defendant in various legal proceedings, including proceedings as to which we have insurance coverage, in which the exposure, individually and in the aggregate, is not considered material to us.
Insurance Matters
      In September 2004, we incurred damage from Hurricane Ivan that affected our Mississippi Canyon 66 (Ochre) and Mississippi Canyon 357 fields. Production from Mississippi Canyon 357 was shut-in until March 2005, when necessary repairs were completed and production recommenced. Production from Ochre is currently shut-in awaiting rerouting of umbilical and flow lines to another host platform. Prior to Hurricane Ivan, this field was producing at a net rate of approximately 6.5 MMcfe per day. Production from Ochre is expected to recommence by the end of the first quarter of 2006. In addition, a semi-submersible rig on location at Mariner’s Viosca Knoll 917 (Swordfish) field was blown off location by the hurricane and incurred damage. Until we are able to complete all the repair work and submit costs to the insurance underwriters for review, the full extent of our insurance recovery and the resulting net cost to Mariner is unknown. For the insurance period ending September 30, 2004, we carried an annual deductible of $1.25 million and a single occurrence deductible of $.375 million.
      In August 2005 and September 2005, Mariner incurred damage from Hurricanes Katrina and Rita that affected several of its offshore fields. Hurricane Katrina caused minor damage to our owned platforms and facilities. Production that was shut-in by the hurricane was recommenced within three weeks of the hurricane, with the exception of two minor non-operated fields. However, Hurricane Katrina inflicted damage to host facilities for our Pluto, Rigel and Ochre projects that has delayed start-up of these projects until 2006. Hurricane Rita caused minor damage to our owned platforms and some damage to certain host facilities of our development projects. Production shut-in as a result of Hurricane Rita fully recommenced within three weeks of the hurricane, with the exception of our Baccarat field.
      Until we are able to complete all the repair work and submit costs to our insurance underwriters for review, the full extent of our insurance recovery and the resulting net cost to us for Hurricanes Katrina and Rita will be unknown. For the insurance period ending September 30, 2005, we carried a $3.0 million annual deductible and a $.375 million single occurrence deductible.
Enron Related Matters
      In 1996, JEDI, an indirect wholly owned subsidiary of Enron Corp., acquired approximately 96% of Mariner Energy LLC, which at the time of acquisition indirectly owned 100% of Mariner Energy, Inc. After JEDI acquired us, we continued our prior business as an independent oil and natural gas exploration, development and production company. In 2001, Enron Corp. and certain of its subsidiaries (excluding JEDI) became debtors in Chapter 11 bankruptcy proceedings. Mariner Energy, Inc. was not one of the debtors in those proceedings. While the bankruptcy proceedings were ongoing, we continued to operate our business as an indirect subsidiary of JEDI. We remained an indirect subsidiary of JEDI until March of 2004 when our former indirect parent company, Mariner Energy LLC, merged with an affiliate of the private equity funds Carlyle/ Riverstone Global Energy and Power Fund II, L.P. and ACON Investments LLC. In the merger, all the shares of common stock in Mariner Energy LLC were converted into the right to receive cash and certain other consideration. As a result, since March 2004, JEDI no longer owns any direct or indirect interest in Mariner, and we are no longer affiliated with JEDI or Enron Corp. Also in connection with the merger, warrants to purchase common stock of Mariner Energy LLC that were held by another Enron Corp. affiliate were exercised and the holders received their pro rata portion of the merger consideration, and a term loan owed by Mariner Energy LLC to the same Enron Corp. affiliate was repaid in full.
      Prior to the merger, we filed two proofs of claim in the Enron Corp. bankruptcy proceedings. These claims, aggregating $10.7 million, were for unpaid amounts owed to us by Enron Corp. subsidiaries under the terms of various physical commodity contracts and hedging contracts entered into prior to the Enron Corp. bankruptcy filing. We assigned these claims to JEDI as part of the merger consideration payable to JEDI under the terms of the merger agreement. Thus, as of this date, we have no claims pending in the Enron Corp. bankruptcy proceedings.
      As part of the merger consideration payable to JEDI, we also issued a term promissory note to JEDI in the amount of $10 million. The note matures on March 2, 2006, and bears interest, paid in kind, at a rate of 10% per annum until March 2, 2005, and 12% per annum thereafter unless paid in cash in which event the rate remains at 10% per annum. The JEDI promissory note is secured by a lien on three of our properties located in the Outer Continental Shelf of the Gulf of Mexico. We can offset against the note the amount of certain claims for indemnification that can be asserted against JEDI under the terms of the merger agreement. We used a portion of proceeds from the common stock we sold in our March 2005 private equity placement to repay $6 million of the JEDI Note.
      Under the merger agreement, JEDI and the other former stockholders of our parent company were entitled to receive on or before February 28, 2005, additional contingent merger consideration based upon the results of a five-well drilling program. In September 2004, we prepaid, with a 10% prepayment discount, approximately $161,000 as the additional contingent merger consideration due with respect to the program.

SELECTED CONSOLIDATED STATEMENTS OF REVENUES AND
DIRECT OPERATING EXPENSES OF THE FOREST GULF OF MEXICO OPERATIONS
      The selected consolidated statements of revenues and direct operating expenses for the Forest Gulf of Mexico operations for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002 were derived from the historical records of Forest. For additional information concerning this financial data, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Forest Gulf of Mexico Operations.” Complete financial and operating information related to the Forest Gulf of Mexico operations, including balance sheet and cash flow information, are not presented below because the Forest Gulf of Mexico operations were not maintained as a separate business unit, and therefore the assets, liabilities or indirect operating costs applicable to the operations were not segregated.

	Nine Months Ended		Years Ended
	September 30,		December 31,

	2005	2004	2004	2003	2002

	(Dollars in thousands)
Oil and natural gas revenues(1)	$326,722	324,426	453,139	342,019	228,896
Direct Operating Expenses:
Lease operating expenses	57,431	63,022	80,079	45,716	52,076
Transportation	2,484	1,424	2,175	2,652	3,855
Production taxes	1,948	1,243	1,548	1,521	947

Total direct operating expenses	61,863	65,689	83,802	49,889	56,878

Revenues in excess of direct operating expenses	$264,859	258,737	369,337	292,130	172,018

Production:
Natural gas (MMcf)	41,442	46,036	61,684	58,785	50,566
Oil and condensate (MBbls)	1,845	2,004	2,624	2,143	1,974
Natural gas liquids (MBbls)	628	186	606	2	6
Total (MMcfe)	56,280	59,176	81,064	71,655	62,446
Average daily production (MMcfe/d)	206	216	221	196	171
Per Mcfe:
Average realized sales price(1)	$5.81	5.48	5.59	4.77	3.67
Lease operating expenses	$1.02	1.06	0.99	0.64	0.83
Transportation	$0.04	0.02	0.03	0.04	0.06
Production taxes	$0.03	0.02	0.02	0.02	0.02

(1)	Includes effects of hedging.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE FOREST GULF OF MEXICO OPERATIONS
Overview
      The accompanying historical statements of revenues and direct operating expenses are presented using accrual basis, full cost accounting and relate to Forest’s interests in certain producing oil and gas properties located offshore in the Gulf of Mexico. These historical statements may not be representative of future operations. The historical statements were prepared from the historical accounting records of Forest. The historical statements do not include Federal and state income taxes, interest expenses, depletion, depreciation and amortization, accretion, or general and administrative expenses. The historical statements include oil and natural gas revenues and direct lease operating and production expenses, including transportation and production taxes, for all the periods presented.
      Complete financial statements, including a balance sheet, are not presented. The Forest Gulf of Mexico operations were not maintained as a separate business unit within Forest, and assets, liabilities or indirect operating costs applicable to the Forest Gulf of Mexico operations were not segregated. Accordingly, it was not practicable to identify all assets, liabilities or indirect operating costs applicable to the Forest Gulf of Mexico operations.
Recent Developments
Hurricane Impact
      Forest’s Gulf of Mexico operations were adversely affected by one of the most active hurricane seasons in recorded history. As of December 31, 2005, Forest had approximately 70 MMcfe/d of net production shut-in relating to the Forest Gulf of Mexico operations. Forest estimates that as of January 25, 2006, approximately 51 MMcfe/d net remains shut in. The majority of the production that remains shut-in is due to repairs necessary to platforms as well as third-party processing facilities and infrastructure. The timetable for restoring full production is uncertain as it is dependent on repairs to transportation and processing facilities that are owned by others. Forest estimates that total production associated with the Forest Gulf of Mexico operations deferred for hurricanes Katrina and Rita during the fourth quarter of 2005 was approximately 9.3 Bcfe, while total production deferred in the third and fourth quarters of 2005 was approximately 13.3 Bcfe.
      Forest carries property and casualty insurance to insure against property damages such as those caused by hurricanes. The insurance has a $5 million deductible for each occurrence. Forest’s estimated uninsured liability for the repair of its facilities damaged by hurricanes in the third quarter of 2005 will be $10 million, the majority of which will be incurred in the fourth quarter of 2005 as the related repairs are made. Forest’s insurance does not insure against losses or deferrals of production caused by shut-in production.
Nine Months Ended September 30, 2005 Highlights
      Revenues in excess of direct operating expenses of $264.9 million for the nine months ended September 30, 2005 were 2% higher than revenues in excess of direct operating expenses of $258.7 million for the same period in 2004. The period-over-period revenues in excess of direct operating expenses were primarily driven by the following factors:

•	Sales volumes decreased 5% to 56.3 Bcfe in the nine months ended September 30, 2005 from 59.2 Bcfe in 2004.

•	Average realized prices increased 6% to $5.81 per Mcfe in 2005 from $5.48 per Mcfe in 2004.

•	Higher realized prices partially offset by decreased sales volumes resulted in oil and natural gas revenues increasing 1% to $326.7 million in the nine months ended September 30, 2005 from $324.4 million in the corresponding period in 2004.

•	Lease operating expense declined 4% from $1.06 per Mcfe for 2004 to $1.02 per Mcfe for 2005.

Production
      Production from the Forest Gulf of Mexico operations for the nine months ended September 30, 2005 averaged approximately 152 MMcf of natural gas per day and approximately 9,000 barrels of oil per day or total equivalents of approximately 206 MMcfe per day. Natural gas production comprised approximately 74% of the total production.
      Historically, a majority of the production from the Forest Gulf of Mexico operations has been comprised of natural gas, and the concentration of natural gas production is expected to continue. As a result, the revenues, profitability and cash flows of the Forest Gulf of Mexico operations will be more sensitive to natural gas prices than to oil and condensate prices.

Oil and Gas Property Costs
      In the nine months ended September 30, 2005, $104.7 million in capital expenditures were made with respect to the Forest Gulf of Mexico operations, with 55% and 45% related to development activities and exploration activities, respectively. The exploration activities consisted of drilling and completion of new wells in the Brazos, South Marsh Island, South Timbalier, Vermillion and West Cameron fields. The development activities consisted of development drilling and recompletions in the Eugene Island, South Timbalier and West Cameron fields.
      During 2004, $185.5 million in capital expenditures were made with respect to the Forest Gulf of Mexico properties, including $28.3 million in exploration activities, $70.0 million in development activities, and $87.2 million in acquisitions. The exploration activities primarily were related to drilling and completion of new wells in the High Island, Main Pass and Vermillion fields. The development activities primarily were related to recompletions, drilling and completion of development wells, as well as installation of production facilities in the West Cameron field and in the Eugene Island, High Island, Ship Shoal, South Marsh Island and West Cameron fields. The $87.2 million in acquisition costs related primarily to the offshore Gulf of Mexico properties acquired in connection with Forest’s acquisition of the Wiser Oil Company in June 2004 and the acquisition of BP’s interest in the Vermillion 14 field in the fourth quarter of 2004.

Oil and Gas Reserves
      Estimated net proved reserves related to the Forest Gulf of Mexico operations have been maintained between approximately 330 Bcfe to 370 Bcfe from 2002 through 2004 primarily through acquisition activities. During the same time period, a total of 215 Bcfe was produced. Approximately 140 Bcfe of estimated proved reserves were acquired from 2001 to 2004 and were augmented by additions from exploration and development activities of approximately 53 Bcfe during the same period. As of December 31, 2004, estimated net proved reserves related to the Forest Gulf of Mexico operations were approximately 340 Bcfe, with a PV10 of approximately $1.2 billion and a standardized measure of discounted future net cash flows attributable to estimated proved reserves of approximately $925.8 million. Please see “The Forest Gulf of Mexico Operations — Estimated Proved Reserves” for a definition of PV10 and a reconciliation of PV10 to the standardized measure of discounted future net cash flows. See “The Forest Gulf of Mexico Operations — Estimated Proved Reserves” for more information concerning the net reserve estimates for the Forest Gulf of Mexico operations.

Oil and Natural Gas Prices and Hedging Activities
      Prices for oil and natural gas can fluctuate widely, thereby affecting the amount of cash flow generated from the Forest Gulf of Mexico operations which is available to cover operating costs and capital expenditures, and the amount of oil and natural gas that can be economically produced. Recently, oil and natural gas prices have been at or near historical highs and very volatile as a result of various factors, including weather, industrial demand, war and political instability and uncertainty related to the ability of the energy industry to provide supply to meet future demand.
      The revenues, profitability and future growth of the Forest Gulf of Mexico operations depend substantially on prevailing prices for oil and gas and the ability to find, exploit and develop oil and gas reserves that are economically recoverable while controlling and reducing costs. A substantial or extended decline in oil and natural gas prices or poor drilling results could have a material adverse effect on the results of operations and quantities of oil and natural gas reserves that can economically be produced.
      Hedging arrangements have been utilized from time to time to reduce exposure to fluctuations in oil and natural gas prices. Historically, the hedging strategy has involved entering into commodity price swaps and costless collars with third parties. Price swaps establish a fixed price and an index-related price for the covered commodity. When the index-related price exceeds the fixed price, the third party is paid the difference, and when the fixed price exceeds the index-related prices, the third party pays the difference. Costless collars establish fixed cap (maximum) and floor (minimum) prices as well as an index-related price for the covered commodity. When the index-related price exceeds the fixed cap price, the third party is paid the difference, and when the index-related price is less than the fixed floor price, the third party pays the difference. While hedging arrangements provide a more predictable cash flow, they also limit the benefits of increased prices. As a result of increased oil and natural gas prices throughout 2004 and 2005, hedging losses totaling $57.1 million were incurred during the year ended December 31, 2004 and $83.8 million during the nine months ended September 30, 2005.
      The following table sets forth information regarding the commodity swap agreements that will be transferred to Forest Energy Resources in the spin-off. The fair value of the commodity swaps based on the futures prices quoted on September 30, 2005 was a liability of approximately $125.2 million.

	Natural Gas (NYMEX HH)

		Weighted Average
	Bbtu per	Hedged Price per
	Day	MMBtu

Fourth Quarter 2005	55.0	$4.88
First Quarter 2006	40.0	6.15
Second Quarter 2006	40.0	6.15
Third Quarter 2006	40.0	6.15
Fourth Quarter 2006	40.0	6.15
Results of Operations
      For certain information with respect to oil and natural gas production, average sales price received and expenses per unit of production related to the Forest Gulf of Mexico operations for the nine months ended September 30, 2005 and 2004 and the three years ended December 31, 2004, see “Selected Consolidated Statements of Revenues and Direct Operating Expenses of the Forest Gulf of Mexico Operations” beginning on page 146.

Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004
      Net production during the nine months ended September 30, 2005 decreased approximately 5% to 56.3 Bcfe from 59.2 Bcfe in the same period of 2004. The decrease in production volumes was primarily attributable to approximately 6 Bcfe of production shut-in during the third quarter of 2005 due to hurricanes in the Gulf of Mexico partially offset by offshore oil and gas properties purchased in connection with Forest’s acquisition of Wiser in June of 2004 and deep shelf discoveries in 2004.
      Oil and natural gas revenues increased 1% to $326.7 million for the nine months ended September 30, 2005 from $324.4 million in the corresponding period of 2004. The increase in oil and natural gas revenues was due to a 6% increase in average sales price received per Mcfe from $5.48 in 2004 to $5.81 in 2005 partially offset by the 5% decrease in production.
      Hedging activities in the first nine months of 2005 decreased the average realized natural gas price received by $1.13 per Mcf and revenues by $47.0 million, compared with a decrease of $0.45 per Mcf and revenues of $20.9 million for the same period in 2004. The hedging activities with respect to crude oil during the first nine months of 2005 decreased the average sales price received by $19.95 per barrel and revenues by

$36.8 million, compared with a decrease of $6.61 per barrel and revenues of $13.2 million for the same period in 2004.
      Lease operating expenses (“LOE”) decreased 9% from $63.0 million in the first nine months of 2004 to $57.4 million in the first nine months of 2005. On a per-Mcfe basis, LOE decreased 4% from $1.06 in 2004 to $1.02 in 2005. The reduced costs were primarily attributable to cost control efforts implemented in the third quarter of 2004, specifically focusing on helicopter, boat and crane charges, as well as catering and paramedic charges.
      Transportation expenses were $2.5 million or $0.04 per Mcfe for the nine months ended September 30, 2005, compared to $1.4 million or $0.02 per Mcfe in the first nine months of 2004. The increase in transportation expenses in total and on a per unit of production basis is attributable to a large discovery which had initial production in June 2004 and had higher-than-average transportation costs. In addition, beginning in 2005, equity gas production is being used and transported to processing plants for the replacement of plant thermal reduction in lieu of buying third party gas, as had been done through 2004.
      Production taxes were $1.9 million or $0.03 per Mcfe for the nine months ended September 30, 2005, compared to $1.2 million or $0.02 per Mcfe in the first quarter of 2004. The increase was primarily attributable to the increase in the average realized prices of oil and natural gas before hedging losses.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003
      Net production for 2004 increased approximately 13% to 81.1 Bcfe from 71.7 Bcfe in 2003, primarily due the acquisition of additional offshore oil and gas properties in late 2003 and during 2004, exploration of these properties and deep shelf discoveries.
      Oil and natural gas revenues increased 32% to $453.1 million for 2004 from $342.0 million in 2003. The increase in oil and natural gas revenues was due to a 17% increase in average sales price received per Mcfe, from $4.77 in 2003 to $5.59 in 2004, and a 13% increase in production.
      Hedging activities in 2004 decreased the average realized natural gas price received by $0.56 per Mcf and revenues by $34.6 million, compared with a decrease of $0.63 per Mcf and revenues of $36.8 million for 2003. The hedging activities with respect to crude oil during 2004 decreased the average sales price received by $8.55 per barrel and revenues by $22.4 million, compared with a decrease of $1.90 per barrel and revenues of $4.1 million for 2003.
      Lease operating expenses were $80.1 million in 2004 and $45.7 million in 2003. On a per-Mcfe basis, LOE increased 55% from $0.64 in 2003 to $0.99 in 2004. The increase was primarily attributable to properties purchased in late 2003 and during 2004. These properties had higher initial LOE due primarily to deferred maintenance of the properties at the time of acquisition.
      Transportation expenses were $2.2 million or $0.03 per Mcfe for 2004, compared to $2.7 million or $0.04 per Mcfe in 2003.
      Production taxes were comparable at $1.5 million or $0.02 per Mcfe for 2004 and $1.5 million or $0.02 per Mcfe in 2003, despite higher average realized oil and natural gas prices on a per Mcfe basis, due to a change in the mix of offshore production subject to production taxes.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Net production for 2003 increased approximately 15% to 71.7 Bcfe from 62.4 Bcfe for 2002, primarily due the acquisition of offshore oil and gas properties in late 2003.
      Oil and natural gas revenues increased 49% to $342.0 million for 2003 from $228.9 million in 2002. The increase in oil and natural gas revenues was due to a 30% increase in average sales price received per Mcfe from $3.67 in 2002 to $4.77 in 2003, and a 15% increase in production.
      Hedging activities in 2003 decreased the average realized natural gas price received by $0.63 per Mcf and revenues by $36.8 million, compared with an increase of $0.17 per Mcf and revenues of $8.4 million for the same period in 2002. The hedging activities with respect to crude oil during 2003 decreased the average sales price received by $1.90 per barrel and revenues by $4.1 million. There was no hedge activity with respect to crude oil during 2002.
      Lease operating expenses were $45.7 million in 2003 and $52.1 million in 2002. On a per-Mcfe basis, LOE decreased 23%, from $0.83 in 2002 to $0.64 in 2003. The reduced costs were primarily attributable to less workover costs and hurricane repairs in 2003 compared to 2002.
      Transportation expenses were $2.7 million or $0.04 per Mcfe for 2003, compared to $3.9 million or $0.06 per Mcfe in 2002. The change is primarily due to improvements in marketing arrangements and cost control.
      Production taxes were $1.5 million and $0.9 million for 2003 and 2002, respectively. Production taxes were $0.02 per Mcfe for each period.
Capital Expenditures
      Expenditures for property acquisitions, exploration, and development related to the Forest Gulf of Mexico operations were as follows:

	Nine Months Ended		Years Ended
	September 30,		December 31,

	2005	2004	2004	2003	2002

Property acquisitions	$25	85,546	87,165	168,485	3,263
Exploration	47,418	23,261	28,331	39,683	17,503
Development	57,248	57,145	70,027	74,690	70,833

Total Capital Expenditures	$104,691	165,952	185,523	282,858	91,599

THE FOREST GULF OF MEXICO OPERATIONS
      As of December 1, 2005, Forest has transferred and contributed the assets and certain liabilities associated with the Forest Gulf of Mexico operations to Forest Energy Resources. The following discussion describes the Forest Gulf of Mexico operations that Forest has contributed to Forest Energy Resources, and does not reflect Mariner’s business integration plans after the merger.
      As of December 31, 2004, the Forest Gulf of Mexico operations included estimated proved reserves of 339.7 Bcfe, of which approximately 79% were natural gas and 21% were oil and condensate. Approximately 76% of these estimated proved reserves were classified as proved developed as of December 31, 2004. For the year ended December 31, 2004, the Forest Gulf of Mexico operations had total net production of 81.1 Bcfe, or an average of 221 MMcfe per day. During 2004, capital expenditures for exploration and development and property acquisitions associated with the Forest Gulf of Mexico operations totaled $185.5 million.
      The following discussion includes statements that may be deemed “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. See “Cautionary Statement Concerning Forward-Looking Statements” for more details. Also, the discussion uses terms that pertain to the oil and gas industry, and you should see “Glossary of Oil and Natural Gas Terms” for the definition of certain terms.
Significant Properties
      The oil and gas properties, including producing and non-producing properties, that are included in the Forest Gulf of Mexico operations are located primarily in federal waters. Based on the present value of estimated future net proved reserves as of December 31, 2004, the largest offshore Gulf of Mexico properties include the following:

				Approximate
				Water	Gross	Date Production	Estimated	PV10 Value	Standardized
		Working		Depth	Producing	Commenced/	Proved Reserves	(In $	Measure
	Operator	Interest		(Feet)	Wells(a)	Expected	(Bcfe)(b)	Millions)(b)	(In $ Millions)

		%
Gulf of Mexico Shelf:
East Cameron 14	FOC	50.0		25	2	1969	17.2	$81.0
Eugene Island 273	FOC	77.7		175	7	1970	5.4	27.9
Eugene Island 292	FOC	45.0		195	4	1970	8.5	39.0
Eugene Island 53	FOC	50.0	(c)	40	5	1964	12.6	68.9
High Island 116	FOC	98.9	(d)	45	2	1986	10.2	44.9
High Island 195	Apache	23.5		50	6	1989	3.8	20.9
Main Pass 166	FOC	100.0		125	0	2006	5.1	18.0
Ship Shoal 26	FOC	100.0		10	1	1969	5.5	24.6
South Marsh Isl 149	Unocal	50.0		150	4	1979	5.5	31.7
South Marsh Isl 18	FOC	100.0		75	1	1993	9.8	32.7
South Pass 24–NCOC	FOC	100.0		10	37	1957	22.8	73.7
South Timbalier 72	FOC	100.0	(e)	65	4	1963	6.8	39.1
Vermilion 14	FOC	100.0		20	21	1959	35.4	129.4
Vermilion 380	FOC	100.0		320	3	1982	11.5	40.7
West Cameron 110	BP/Amoco	37.5		40	1	1958	7.7	36.8
West Cameron 112	FOC	55%		43	1	2004	3.7	22.8
West Cameron 205	FOC	100.0		50	3	1982	5.9	30.0
Other Properties					871		146.1	392.3
Gulf of Mexico Deepwater:
East Breaks 420	Samedan	50.0		2,560	1	2002	16.2	67.8

Total:					974		339.7	$1,222.2	$925.8

(a)	Wells producing or capable of producing as of December 31, 2004.

(b)	As of December 31, 2004. Please see “The Forest Gulf of Mexico Operations — Estimated Proved Reserves” for a definition of PV10 and a reconciliation of PV10 to the standardized measure of discounted future net cash flows.

(c)	Forest operates the field and owns working interests in individual wells ranging from approximately 50% to 100%.

(d)	Forest operates the field and owns working interests in individual wells ranging from approximately 98.9% to 100%.

(e)	Forest operates the field and owns working interests in individual wells ranging from approximately 37.5% to 100%.

Gulf of Mexico Shelf Properties
      East Cameron 14. Forest acquired a 50% working interest in this property through Forest’s acquisition of Forcenergy Inc in 2000. This property is located in approximately 25 feet of water, approximately 30 miles southeast of Cameron, Louisiana.
      Eugene Island 273. This is a legacy Forest property installed in 1970 in approximately 175 feet of water, approximately 142 miles southeast of Cameron, Louisiana. Forest owns a 77.7% working interest in this field. Redevelopment of this property occurred in 2004 with the installation of a new platform.
      Eugene Island 292. This is a legacy Forest property installed in 1967, with first production commencing in 1970. Forest owns a 45% working interest in this field. The property consists of a hub for the complex including six platforms. The property is located in approximately 195 feet of water, approximately 140 miles southeast of Cameron, Louisiana.
      Eugene Island 53. Forest acquired the shallow rights to this property in 1993 from Sandefer Offshore Operating. Subsequently, Forest acquired the deep rights from Pennzoil in 1995 and 1997. Forest owns between 50% and 100% working interests in various wells in the field. The property is located in approximately 40 feet of water, approximately 111 miles southeast of Cameron, Louisiana.
      High Island 116. Forest acquired this property in 1993 from Arco. Forest farmed out a prospect to Zilkha Energy in 1996, subsequently acquiring 44% of Zilkha’s working interest and participating in the drilling of the discovery well in deeper horizons as a 44% working interest owner. In 2000 Forest purchased the remaining working interests in this property and now owns a 100% working interest. The property is located in approximately 45 feet of water, approximately 49 miles southwest of Cameron, Louisiana.
      High Island 195. Forest acquired its 23.5% working interest in this property, operated by Apache, through its acquisition of Forcenergy Inc in 2000. The property is located in approximately 50 feet of water, approximately 66 miles southwest of Cameron, Louisiana.
      Main Pass 166. Forest acquired this property in an Outer Continental Shelf Lease Sale in 2004. The property was acquired to drill a well to exploit bypassed pay in the 2,800-foot and 3,600-foot sands. Forest owns a 100% working in this property, which is located approximately 96 miles southeast of New Orleans, Louisiana.
      Ship Shoal 26. Forest acquired this property through its acquisition of Forcenergy Inc in 2000. Forest owns a 100% working interest in the property. The property is located in approximately 10 feet of water, approximately 97 miles southwest of New Orleans, Louisiana.
      South Marsh Island 149. Forest acquired this property through its acquisition of Forcenergy Inc in 2000. Forest subsequently sold a 50% working interest in the property to Unocal in 2001. This property is located in approximately 150 feet of water, approximately 130 miles southeast of Cameron, Louisiana.
      South Marsh Island 18. Forest acquired this property through its acquisition of Forcenergy Inc in 2000. Forest subsequently sold a 50% working interest in the property to Unocal in 2001. As part of an acquisition of properties from Union Oil of California (Unocal) in 2003, Forest repurchased Unocal’s 50% working interest, and Forest currently holds a 100% working interest. The property is located in approximately 75 feet of water, approximately 101 miles southeast of Cameron, Louisiana.
      South Pass 24 NCOC. Forest acquired this property through its acquisition of Forcenergy Inc in 2000. Forest acquired the remaining working interest (approximately 25%) from Pogo in 2004. The property is located approximately 82 miles south of New Orleans, Louisiana in approximately 10 feet of water.
      South Timbalier 72. Forest acquired this property through its acquisition of Forcenergy Inc in 2000. Redevelopment occurred in 2003, 2004 and 2005. Forest operates the property and owns working interests in individual wells ranging from 75% to 100%. The property is located in approximately 65 feet of water, approximately 100 miles southwest of New Orleans, Louisiana.
      Vermillion 14. Forest acquired a 50% working interest in this property from Unocal in 2003. In 2004, Forest acquired BP’s 50% working interest and now owns a 100% working interest. The property is located in approximately 20 feet of water, approximately 63 miles southeast of New Orleans, Louisiana.
      Vermillion 380. Forest acquired this property through its acquisition of Forcenergy Inc in 2000. Forest subsequently sold a 50% working interest to Unocal in 2001. As part of the Unocal acquisition in 2003, Forest repurchased Unocal’s 50% working interest. Forest operates the property and owns working interests in the individual wells ranging from approximately 55% to 100%. The property is located in approximately 320 of water, approximately 135 miles southeast of Cameron, Louisiana.
      West Cameron 110. Forest acquired a 37.5% working interest in this property through its acquisition of Forcenergy Inc in 2000. BP operates the property. The property is located in approximately 320 feet of water, approximately 21 miles south of Cameron, Louisiana.
      West Cameron 112. Forest acquired this property through the acquisition of Forcenergy Inc in 2000. Forest initially held a 100% working interest in the property and sold a portion of its working interest in 2003 and, as a result, Forest owns a 55% working interest. The property is located in approximately 40 feet of water, approximately 45 miles southeast of Cameron, Louisiana.
      West Cameron 205. Forest acquired this property through its acquisition of Forcenergy Inc in 2000. Forest owns a 100% working interest in the property, which is located in approximately 50 feet of water, approximately 36 miles south of Cameron, Louisiana.

Gulf of Mexico Deepwater Property
      East Breaks 420. Forest leased three blocks located on this property in 1996, and an additional block in 1998. Forest subsequently sold a 50% working interest to Noble. The property is located in approximately 2,560 feet of water, approximately 174 miles southwest of Cameron, Louisiana.
Estimated Proved Reserves
      The following tables set forth certain information with respect to the estimated proved reserves attributable to the Forest Gulf of Mexico operations as of December 31, 2004. Reserve volumes and values were estimated using the method prescribed by the SEC which requires the application of period-end prices and costs held constant throughout the projected reserve life. The reserve information as of December 31, 2004 is based on reserve estimates prepared by the internal staff of engineers at Forest. A substantial portion of Forest’s reserves are audited by independent petroleum engineers engaged by Forest. These reserve audits are conducted in accordance with Forest’s reserve audit procedures that require the independent reserve engineers to prepare their own independent estimates of proved reserves for fields comprising at least 80% of Forest’s year-end PV10 value of the fields, and a minimum of 80% of the PV10 value of the reserves added during the year through discoveries, extensions, and acquisitions. Forest may also include fields that fall outside of the top 80% of the PV10 value that represent material volumes of proved reserves, have experienced material revisions to prior estimates of proved reserve volumes or value, or have experienced changes as a result of new operational activity. Forest’s procedures prohibit exclusions of any fields, or any part of a field, that comprises part of the top 80% of the PV10 value. The independent reserve engineers then compare their estimates to those prepared by Forest. The independent reserve audits prepared for Forest are not financial audits and are not performed in accordance with the established generally accepted financial audit procedures. Instead, a reserve audit is conducted based on rules and regulations, reserve definitions and costs, and price parameters specified by the SEC.
      For the year-end 2004, Forest engaged two independent petroleum engineering firms to perform reserve audit services for the properties included in the Forest Gulf of Mexico operations. Ryder Scott Company and DeGolyer and MacNaughton audited the estimates of reserves attributable to properties included in the Forest Gulf of Mexico operations. When compared on a field-by-field basis, some of Forest’s estimates of net proved reserves are greater and some are less than the estimates prepared by Forest’s independent petroleum engineers. However, there was no material difference, in the aggregate, between Forest’s internal estimates of total net proved reserves and the estimates prepared by the independent petroleum engineers.

	Estimated Proved
	Reserve Quantities

		Natural		PV10 Value(3)
	Oil	Gas	Total				Standardized
Geographic Area	(MMbbls)	(Bcf)	(Bcfe)	Developed	Undeveloped	Total	Measure

							(Millions)
				(Millions)
Gulf of Mexico Shelf(1)	11.7	253.6	323.5	$907.8	$246.6	$1,154.4
Gulf of Mexico Deepwater(2)	—	16.2	16.2	67.8	—	67.8

Total	11.7	269.8	339.7	$975.6	$246.6	$1,222.2	$925.8

Proved Developed Reserves	9.5	201.8	258.6

(1)	Shelf refers to water depths less than 1,300 feet.

(2)	Deepwater refers to water depths greater than 1,300 feet (the approximate depth of deepwater designated for royalty purposes by the U.S. Minerals Management Service).

(3)	Please see below for a definition of PV10 and a reconciliation of PV10 to the standardized measure of discounted future net cash flows.
      Uncertainties are inherent in estimating quantities of proved reserves, including many factors beyond the control of Forest. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing, and production subsequent to the date of an estimate, as well as economic factors such as change in product prices, may require revision of such estimates. Accordingly, oil and gas quantities ultimately recovered will vary from reserve estimates.
      PV10 is an estimated present value of future net revenues from proved reserves before income taxes. PV10 may be considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. Forest and Forest Energy Resources believe PV10 to be an important measure for evaluating the relative significance of the natural gas and oil properties included in the Forest Gulf of Mexico operations and that PV10 is widely used by professional analysts and investors in evaluating oil and gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. Forest and Forest Energy Resources believe that most other companies in the oil and gas industry calculate PV10 on the same basis. The management of Forest and Forest Energy Resources also use PV10 in evaluating acquisition candidates.

      PV10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes. The table below provides a reconciliation of PV10 to the standardized measure of discounted future net cash flows.

	At December 31,

	2004	2003	2002

	(Millions)
PV10	$1,222.2	$1,217.2	$828.1
Future income taxes, discounted at 10%	296.4	267.8	180.1

Standardized measure of discounted future net cash flows	$925.8	$949.4	$648.0

      Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Therefore, without reserve additions in excess of production through successful exploration and development activities or acquisitions, the reserves and production of the Forest Gulf of Mexico operations will decline. See “Risk Factors” for a discussion of the risks inherent in oil and natural gas estimates and for certain additional information concerning the proved reserves.
      The weighted average prices of oil and natural gas at December 31, 2004 used in the proved reserve and future net revenues estimates above were calculated using NYMEX prices at December 31, 2004, of $43.45 per bbl of oil and $6.15 per MMBtu of gas, adjusted for price differentials but excluding the effects of hedging.
Production
      The following table presents certain information with respect to net oil and natural gas production attributable to the properties included in the Forest Gulf of Mexico operations, average sales price received and expenses per unit of production during the periods indicated.

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2005	2004	2003	2002

	(Unaudited)
Production:
Natural gas (Bcf)	41.4	61.7	58.8	50.6
Oil (MMbbls)	1.8	2.6	2.1	2.0
Natural gas liquids (MMbbls)	.6	.6	—	—
Total natural gas equivalent (Bcfe)	56.3	81.1	71.7	62.4
Average realized sales price per unit:
Natural gas ($/Mcf):
Sales price received	$7.14	$6.30	$5.41	$3.39
Effects of hedging	(1.13)	(0.56)	(0.63)	0.17

Net sales price received	6.01	5.74	4.78	3.56

Oil ($/bbl):
Sales price received	$51.97	$40.06	$30.19	$24.85
Effects of hedging	(19.95)	(8.55)	(1.90)	—

Net sales price received	32.02	31.51	28.29	24.85

Natural gas liquids ($/bbl)
Sales price received	$29.54	$27.28	$19.00	$12.33
Average realized sales price per Mcfe (including effects of hedging) ($/Mcfe)	$5.81	$5.59	$4.77	$3.67

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2005	2004	2003	2002

	(Unaudited)
Expenses ($/Mcfe):
Lease operating	$1.02	$0.99	$0.64	$0.83
Transportation	0.04	0.03	0.04	0.06
Production taxes	0.03	0.02	0.02	0.02
Productive Wells
      The following table shows the number of productive oil and gas wells included in the Forest Gulf of Mexico operations in which Forest Energy Resources will own a working interest, as of December 31, 2004.

	Total
	Productive
	Wells at

	December 31,
	2004

	Gross	Net

Oil	338	163
Gas	636	366

Total	974	529
Acreage
      The following table shows the developed and undeveloped acreage included in the Forest Gulf of Mexico operations as of December 31, 2004.

	Developed Acres(1)		Undeveloped Acres(2)

Location	Gross	Net	Gross	Net

Gulf of Mexico Shelf(3)	906,448	402,094	341,976	215,675
Gulf of Mexico Deepwater(4)	11,520	5,760	46,080	40,320

Total	917,968	407,854	388,056	255,995

(1)	Developed acres are acres spaced or assigned to productive wells.

(2)	Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

(3)	Shelf refers to water depths less than 1,300 feet.

(4)	Deepwater refers to water depths greater than 1,300 feet (the approximate depth of deepwater designated for royalty purposes by the U.S. Minerals Management Service).
      At December 31, 2004, approximately 24%, 30%, and 4.4% of the net undeveloped acreage included in the Forest Gulf of Mexico operations was subject to leases that have terms that expired in 2005 and will expire in 2006 and 2007, respectively, if not extended by exploration or production activities. All of the properties that are subject to expiration terms that have not been extended by exploration or production activities are located in the Gulf of Mexico shelf.

Drilling Activity
      The following table summarizes the drilling activity performed on the oil and gas properties included in the Forest Gulf of Mexico operations during the years ended December 31, 2002, 2003, and 2004, excluding wells in which Forest Energy Resources will not have a working interest. As of December 31, 2004, there were no wells in progress involving the Forest Gulf of Mexico operations.

	Year Ended December 31,

	2004		2003		2002

	Gross	Net	Gross	Net	Gross	Net

Exploratory wells:
Producing	11.0	6.15	4.0	2.92	1.0	0.72
Dry holes	3.0	2.62	2.0	2.00	2.0	0.68

Total	14.0	8.77	6.0	4.92	3.0	1.40

Development wells:
Producing	6.0	4.37	6.0	4.20	13.0	7.30
Dry holes	—	—	1.0	0.50	1.0	0.17

Total	6.0	4.37	7.0	4.70	14.0	7.47

Total wells:
Producing	17.0	10.52	10.0	7.12	14.0	8.02
Dry holes	3.0	2.62	3.0	2.50	3.0	0.85

Total	20.0	13.14	13.0	9.62	17.0	8.87

Title to Properties
      A portion of the oil and natural gas properties included in the Forest Gulf of Mexico operations are subject to liens securing Forest’s credit facility. As a condition to the merger, these liens will be released. In addition, Forest Energy Resources’ title to these oil and gas properties will be subject to customary royalty, overriding royalty, carried, net profits, working and similar interests and liens incident to operating agreements and customary in the oil and gas industry. These properties may also be subject to liens for current taxes not yet due and other typical burdens and encumbrances. Forest does not believe that any of the burdens or encumbrances unrelated to Forest’s credit facility materially interfere with the use of such properties.
      With respect to the oil and gas properties included in the Forest Gulf of Mexico operations, Forest’s general practice has been to conduct a title examination on all material property acquisitions. Further, prior to commencing drilling operations, title examination and, if necessary, curative work is performed. Forest believes that title issues generally are not as likely to arise on offshore oil and gas properties as on onshore properties, and that the methods of title examination utilized in connection with the Forest Gulf of Mexico operations are reasonable and are designed to insure that production from these operations and properties, if obtained, will be salable for Forest Energy Resources’ account.
Employees
      As of February 1, 2006, approximately 120 employees currently work directly with the Forest Gulf of Mexico operations. These employees are not currently represented by any labor unions.
Offices
      The business activities of the Forest Gulf of Mexico operations are conducted out of offices located in Denver, Colorado and Lafayette and Metairie, Louisiana. Forest believes that these facilities are adequate for these operations as currently conducted.

Legal Proceedings
      Forest Energy Resources currently is not a party, claimant and/or a defendant in any pending legal proceedings.

Insurance Matters
      In August and September 2005, Forest incurred damage from Hurricanes Katrina and Rita that affected certain properties and facilities included in the Forest Gulf of Mexico operations. Hurricane Katrina did not cause significant damage to the assets of the Forest Gulf of Mexico operations, although it resulted in shut-in production that has not fully recommenced, primarily as a result of damage to third-party pipeline and plants in South Louisiana. Hurricane Rita damaged third-party pipeline and gas processing plants offshore and in Louisiana and damaged a number of Forest’s offshore platforms, thereby resulting in shut-in production for the Forest Gulf of Mexico operations. The shut-in production has not fully recommenced and Forest continues to assess the damage. Until it is able to complete all investigations and the repair work and submit the costs to Forest’s insurance underwriters for review, Forest will not be able to identify the net losses and costs of the two hurricanes, but Forest currently estimates damages of approximately $50 million net to the Forest Gulf of Mexico operations. Forest carries property and casualty insurance with a $5 million deductible for each occurrence, which would indicate that approximately $40 million of the approximately $50 million in estimated damages would be reimbursed through insurance. Forest does not have insurance for losses in revenue caused by shut-in production.
      For more information on the marketing and customers, competition, and environmental and other regulatory matters which would impact the Forest Gulf of Mexico operations following the merger, see “Mariner — Marketing and Customers,” “Mariner — Competition,” “Mariner — Regulation” and “Mariner — Environmental Regulations.”

FOREST OIL CORPORATION
      Forest is an independent oil and gas company engaged in the acquisition, exploration, development and production of natural gas and liquids in North America and selected international locations. Forest was incorporated in New York in 1924, as the successor to a company formed in 1916, and has been a publicly held company since 1969. Forest operates from offices located in Denver, Colorado; Lafayette and Metairie, Louisiana; Anchorage, Alaska; and Calgary, Alberta, Canada.
      Following the spin-off and merger of the Forest Gulf of Mexico operations, Forest will be a long-lived onshore resource company. Forest believes the onshore resource company resulting from the spin-off and merger will provide for enhanced strategic clarity and management focus. In order to achieve its objectives as an onshore focused resource company, Forest intends to continue to pursue a modified four-point strategy that calls for continued growth through operations, pursuit of acquisition opportunities, reduced costs, and preserving financial flexibility. Forest expects to continue to conduct its operations through five business units, including the Western Business Unit, the Alaska Business Unit, a new Southern Business Unit that will conduct operations onshore in Louisiana and South Texas, the Canadian Business Unit and the International Business Unit.

MANAGEMENT OF MARINER
Directors and Executive Officers
      The board of directors of Mariner following the merger will be composed initially of seven directors, five of whom will be the current directors of Mariner and two of whom will be mutually agreed by Mariner and Forest prior to the completion of the merger.
      The following table sets forth the names, ages (as of February 1, 2006) and titles of the individuals who would be the directors and executive officers of Mariner following the effective time of the merger, other than the two additional directors to be mutually agreed by Mariner and Forest prior to the completion of the merger. All directors are elected for terms in accordance with their class, as described in “— Board of Directors” below. All executive officers hold office until their successors are elected and qualified.

Name	Age	Position with Company

Scott D. Josey	48	Chairman of the Board, Chief Executive Officer and President
Dalton F. Polasek	54	Chief Operating Officer
Rick G. Lester	54	Vice President, Chief Financial Officer and Treasurer
Jesus G. Melendrez	47	Vice President — Corporate Development
Mike C. van den Bold	43	Vice President and Chief Exploration Officer
Teresa G. Bushman	56	Vice President, General Counsel and Secretary
Judd A. Hansen	50	Vice President — Shelf and Onshore
Cory L. Loegering	50	Vice President — Deepwater
Bernard Aronson	59	Director
Jonathan Ginns	41	Director
John F. Greene	65	Director
John L. Schwager	57	Director
      Scott D. Josey — Mr. Josey has served as Chairman of the Board since August 2001. Mr. Josey was appointed Chief Executive Officer in October 2002 and President in February 2005. From 2000 to 2002, Mr. Josey served as Vice President of Enron North America Corp. and co-managed its Energy Capital Resources group. From 1995 to 2000, Mr. Josey provided investment banking services to the oil and gas industry and portfolio management services. From 1993 to 1995, Mr. Josey was a Director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, Mr. Josey worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. Mr. Josey is a member of the Society of Petroleum Engineers and the Independent Producers Association of America.
      Dalton F. Polasek — Mr. Polasek was appointed Chief Operating Officer in February 2005. From April 2004 to February 2005, Mr. Polasek served as Executive Vice President — Operations and Exploration. From February 2001 to October 2001, Mr. Polasek was self-employed. From October 2001 to April 2004, Mr. Polasek served as Senior Vice President — Operations. Prior to joining Mariner, Mr. Polasek served as: Vice President of Gulf Coast Engineering for Basin Exploration, Inc. from 1996 until February 2001; Vice President of Engineering for SMR Energy from 1994 to 1996; director of Gulf Coast Acquisitions and Engineering for General Atlantic Resources, Inc. from 1991 to 1994; and manager of planning and business development for Mark Producing Company from 1983 to 1991. He began his career in 1975 as a reservoir engineer for Amoco Production Company. Mr. Polasek is a Registered Professional Engineer in Texas and a member of the Independent Producers Association of America, the American Association of Drilling Engineers and the American Petroleum Institute.

      Rick G. Lester — Mr. Lester joined Mariner as Vice President, Chief Financial Officer and Treasurer in October 2004. From January 2004 to October 2004, Mr. Lester was self-employed as a consultant. From 1998 to 2003, Mr. Lester was the Executive Vice President, CFO and Treasurer of Contour Energy Company (which filed for Chapter 11 bankruptcy protection in July 2002 and emerged from bankruptcy in December 2002). From 1991 to 1998, Mr. Lester held the positions of Vice President, CFO and Treasurer for Domain Energy Corporation and its Tenneco Ventures predecessor. Prior to 1991, he held various positions with Tenneco, Inc. and Tenneco Exploration and Production including Corporate Finance Manager, International Tax Manager and Business Division Accounting Manager. Mr. Lester has over 30 years of industry experience and is a Certified Public Accountant.
      Jesus G. Melendrez — Mr. Melendrez has served as Vice President — Corporate Development since July 2003. Mr. Melendrez also served as a director of Mariner from April 2000 to July 2003. From February 2000 until July 2003, Mr. Melendrez was a Vice President of Enron North America Corp. in the Energy Capital Resources group where he managed the group’s portfolio of oil and gas investments. He was a Senior Vice President of Trading and Structured Finance with TXU Energy Services from 1997 to 2000, and from 1992 to 1997, Mr. Melendrez was employed by Enron in various commercial positions in the areas of domestic oil and gas financing and international project development. From 1980 to 1992, Mr. Melendrez was employed by Exxon in various reservoir engineering and planning positions.
      Mike C. van den Bold — Mr. van den Bold was appointed Vice President and Chief Exploration Officer in April 2004. From October 2001 to April 2004, he served as Vice President — Exploration. Mr. van den Bold joined Mariner in July 2000 as Senior Development Geologist. From 1996 to 2000, Mr. van den Bold worked for British-Borneo Oil & Gas plc. He began his career at British Petroleum. Mr. van den Bold has over 17 years of industry experience. He is a Certified Petroleum Geologist, Texas Board Certified Geologist and member of the American Association of Petroleum Geologists.
      Teresa G. Bushman — Ms. Bushman joined Mariner as Vice President, General Counsel and Secretary in June 2003. From 1996 until joining Mariner in 2003, Ms. Bushman was employed by Enron North America Corp., most recently as Assistant General Counsel representing the Energy Capital Resources group, which provided debt and equity financing to the oil and gas industry. Prior to joining Enron, Ms. Bushman was a partner with Jackson Walker, LLP, in Houston.
      Judd A. Hansen — Mr. Hansen has served as Vice President — Shelf and Onshore since February 2002. From October 2001 to February 2002, Mr. Hansen was self-employed as a consultant. From 1997 until March 2001, Mr. Hansen was employed as Operations Manager of the Gulf Coast Division for Basin Exploration, Inc. From 1991 to 1997, he was employed in various engineering positions at Greenhill Petroleum Corporation, including Senior Production Engineer and Workover/ Completion Superintendent. Mr. Hansen started his career with Shell Oil Company in 1978 and has 27 years of experience in conducting operations in the oil and gas industry.
      Cory L. Loegering — Mr. Loegering has served as Vice President — Deepwater since August 2002. Mr. Loegering joined Mariner in July 1990 and since 1998 has held various positions including Vice President of Petroleum Engineering and Director of Deepwater development. Mr. Loegering was employed by Tenneco from 1982 to 1989, in various positions including as senior engineer in the economic, planning and analysis group in Tenneco’s corporate offices. Mr. Loegering began his career with Conoco in 1977 and held positions in the construction, production and reservoir departments responsible for Gulf of Mexico production and development. Mr. Loegering has 29 years of experience in the industry.
      Bernard Aronson — Mr. Aronson was elected as a director in March 2004. He is a founding partner of ACON Investments, a private equity fund. Prior to founding ACON Investments in 1996, Mr. Aronson was International Advisor to Goldman Sachs & Co. for Latin America from 1994 to 1996. From 1989 through 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. He is a member of the Council on Foreign Relations and the President’s Advisory Commission on Trade Promotions and Negotiations. Mr. Aronson currently serves on the boards of directors of Liz Claiborne, Inc., Royal Caribbean International Inc., Tropigas S.A. and Hyatt International Corp.

      Jonathan Ginns — Mr. Ginns was elected as a director in March 2004. He is a founding partner of ACON Investments. Prior to founding ACON Investments, a private equity fund, in 1996, Mr. Ginns served as a Senior Investment Officer for the Global Environment-Emerging Markets Fund, part of the GEF Funds group, from 1994 to 1995. Mr. Ginns currently serves on the boards of directors of The Optimal Group, Signal International, Tropigas S.A. and The Commonwealth Broadcasting Corporation.
      John F. Greene — Mr. Greene was elected as a director in August 2005. He served as Executive Vice President of Worldwide Exploration, Production and Natural Gas Marketing at Louisiana Land & Exploration Company before his retirement in 1995. Prior to joining Louisiana Land & Exploration Company, Mr. Greene was the President and Chief Executive Officer of Milestone Petroleum, Inc. (today, Burlington Resources, Inc.) from 1981 to 1985. Mr. Greene served on the board of directors of Colorado-Wyoming Reserves Company from 1998 through 2004 and as a director and member of the compensation committee of Basin Exploration, Inc. from 1996 through 2001. Mr. Greene began his career at Conoco and served in the United States Navy from 1963 until 1986. He is currently a partner and director of The Shoreline Company and Leaf River Resources.
      John L. Schwager — Mr. Schwager was elected as a director in August 2005. Prior to his retirement in 2004, Mr. Schwager served as Chief Executive Officer and President of Belden & Blake Corporation. Before joining Belden & Blake Corporation in 1999, Mr. Schwager was the founder and served as President of AnnaCarol Enterprises, Inc., a consulting firm that provided planning, advisory, evaluation and management services to the energy industry. From 1984 until 1997 he served in several management roles, including President and Chief Executive Officer at Alamco, Inc. From 1970 through 1984, Mr. Schwager held various engineering, operations, management and executive officer positions with Callon Petroleum Company and Shell Oil Company.
Board of Directors
      Under the terms of the merger agreement, the board of directors of Mariner after completion of the merger will be composed initially of seven individuals, five of whom will be the current directors of Mariner and two of whom will be mutually agreed upon by Mariner and Forest prior to the completion of the merger.
      Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our board of directors each year. The Class I director’s term will expire at this annual meeting of stockholders, Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2007 and Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2008. Currently, the Class I director is Mr. Aronson, the Class II directors are Messrs. Greene and Schwager, and the Class III directors are Messrs. Ginns and Josey. Pursuant to provisions in our certificate of incorporation regarding vacancies on the board of directors, Messrs. Greene and Schwager (in addition to Mr. Aronson, as the Class I director) must stand for reelection at this annual stockholders meeting. At each annual meeting of stockholders held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. The division of our board of directors into three classes with staggered terms may delay or prevent a change of our management or a change in control. See “Election of Directors of Mariner” and “Description of Mariner Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws — Amendments to our Certificate of Incorporation and Bylaws.”
      In addition, our bylaws provide that the authorized number of directors, which shall constitute the whole board of directors, may be changed by resolution duly adopted by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

Committees of the Board
      Our board of directors intends to establish three committees, the audit committee, the compensation committee and the nominating and corporate governance committee.
      Messrs. Aronson, Ginns and Schwager will be the initial members of our audit committee. Mr. Schwager is “independent” under the listing standards of New York Stock Exchange and SEC rules. In addition, the board of directors has determined that Mr. Ginns is an “audit committee financial expert,” as defined under the rules of the SEC. Within 90 days of the effectiveness of the registration statement, at least a majority of our audit committee will be independent, and within one year all audit committee members will be independent. The audit committee will recommend to the board of directors the independent public accountants to audit our financial statements and will oversee the annual audit. The committee will also approve any other services provided by public accounting firms. The audit committee will provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The committee will oversee our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the board of directors have established. In doing so, it will be the responsibility of the committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of Mariner.
      Messrs. Aronson and Greene will serve on the nominating and corporate governance committee of our board of directors. Mr. Greene is “independent” under the listing standards of the New York Stock Exchange and SEC rules. This committee will nominate candidates to serve on our board of directors and approves director compensation. The committee will also be responsible for monitoring a process to assess board effectiveness, developing and implementing our corporate governance guidelines and in taking a leadership role in shaping the corporate governance of Mariner. Within 90 days of the effectiveness of the registration statement, at least a majority of the committee will be independent, and within one year all committee members will be independent.
      Messrs. Ginns, Greene and Schwager will serve on the compensation committee of our board of directors. Messrs. Greene and Schwager are “independent” under the listing standards of the New York Stock Exchange and SEC rules. The compensation committee will review the compensation and benefits of our executive officers, establish and review general policies related to our compensation and benefits and administers our Equity Participation Plan and Stock Incentive Plan. Under the compensation committee charter, the compensation committee will determine the compensation of our CEO. Within 90 days of the effectiveness of the registration statement, at least a majority of the committee will be independent, and within one year all committee members will be independent.
Compensation Committee Interlocks and Insider Participation
      None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.
      During the fiscal year 2005, the board of directors determined executive compensation.
Director Compensation
      Officers and employees who also serve as directors will not receive additional compensation. To date, Messrs. Aronson and Ginns have not received compensation for their services as directors. Messrs. Greene and Schwager have received and will receive annual cash compensation of $40,000, and received a grant of 4,500 stock options upon their appointment to the board, which options will vest in 1/3 increments on the dates of each of the three successive annual meetings of Mariner’s stockholders following the date of grant. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.
Indemnification
      We maintain directors’ and officers’ liability insurance. Our certificate of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances, as described under “Description of Mariner Capital Stock — Liability and Indemnification of Officers and Directors.” We have also entered into indemnification agreements with our executive officers and directors providing our executive officers and directors with additional assurances in a manner consistent with Delaware law.
Executive Compensation
      The following table shows the annual compensation for our chief executive officer and the four other most highly compensated executive officers for the three fiscal years ended December 31, 2005.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

						Securities
					Restricted Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary($)	Bonuses(1)($)		Awards($)(2)	Options(#)	Payouts($)	Compensation($)(3)

Scott D. Josey	2005	$375,000	$		$—	—	$—	$16,210
Chairman of the Board,	2004	350,000		550,000	9,522,534	200,000	575,000	15,133
Chief Executive Officer	2003	300,290		850,000	—	—	—	514,895
and President
Dalton F. Polasek	2005	250,000			—	—	—	16,626
Chief Operating Officer	2004	215,000		300,000	4,316,886	102,000	248,400	15,236
	2003	176,698		325,000	—	—	—	280,677
Mike C. van den Bold	2005	200,000			—	—	—	15,819
Vice President and	2004	192,500		215,000	3,174,178	74,000	322,000	14,949
Chief Exploration Officer	2003	170,150		350,000	—	—	—	45,430
Rick G. Lester	2005	200,000			—	—	—	16,363
Vice President,	2004	43,352		120,000	428,512	40,000	—	3,502
Chief Financial Officer	2003	—		—	—	—	—	—
and Treasurer
Teresa G. Bushman	2005	200,000			—	—	—	17,197
Vice President, General	2004	190,000		215,000	1,920,380	40,000	59,800	14,834
Counsel and Secretary	2003	97,750		200,000	—	—	—	23,270

(1)	As of January 31, 2006, bonuses for 2005 have not yet been paid.

(2)	Dollar amounts are calculated by multiplying the number of shares of common stock awarded by $14, the trading price of our common stock on the business day immediately preceding the date the award was granted. Grantees are entitled to vote, and accrue dividends on, the restricted stock prior to vesting; provided, that any dividends that accrue on the restricted stock prior to vesting will only be paid to grantees to the extent the restricted stock vests. Except in specified circumstances, the restricted shares will be automatically forfeited in the event a grantee’s employment terminates prior to the vesting date of the awards. The restricted stock granted will vest, and restrictions will terminate, on the later of (i) the first anniversary of the grant date, which was March 11, 2005, and (ii) the occurrence of a “Public Sale Date”, as defined in our Equity Participation Plan; but in no event later than the second anniversary of the date of grant. Notwithstanding this vesting schedule, the unvested shares of restricted stock will become fully vested upon death or disability of the employee, or if employment is terminated by us for reasons other than for “cause,” or if the employee elects to terminate employment with “good reason,” or upon the occurrence of a “change of control,” as those terms are defined in the agreement with us governing the grant. In connection with the merger, each of Mariner’s executive officers has agreed, in exchange for a cash payment of $1,000, that his or her shares of restricted stock will not vest before the later of March 11, 2006 or ninety days after the effective date of the merger. For additional information regarding these special long-term grants, please see “ — Equity Participation Plan.”

At December 31, 2005, the value of all restricted stock held by each named executive (based on the $17.75 trading price of our common stock on December 31, 2005) was as follows:

Name	No. of Shares	Value

Scott D. Josey	680,181	$12,073,213
Dalton F. Polasek	308,349	5,473,195
Mike C. van den Bold	226,727	4,024,404
Rick G. Lester	30,608	543,292
Teresa G. Bushman	137,170	2,434,768

(3)	Amounts shown reflect insurance premiums paid by us with respect to term life insurance for the benefit of the named executive officers and retention payments paid during the year. The amounts for 2005 for Messrs. Josey, Polasek, van den Bold, and Lester and Ms. Bushman include $7,000 of employer matching contributions made pursuant to our 401(k) plan and $8,400 made pursuant to the profit sharing portion of our 401(k) plan. In addition, the 2005 amount for Mr. Josey includes $810 of insurance premiums under our group term life insurance. The 2005 amount for Mr. Polasek also includes $1,226 of insurance premiums under our group term life insurance. The 2005 amount for Mr. van den Bold also includes $419 of insurance premiums under our group term life insurance. The 2005 amount for Mr. Lester also includes $963 of insurance premiums under our group term life insurance. The 2005 amount for Ms. Bushman includes $1,797 of insurance premiums under our group term life insurance.
Employment Agreements and Other Arrangements
      We have entered into an employment agreement with each of the current executive officers named in the above compensation table. Each employment agreement has an initial term that runs through March 2, 2007. The employment agreements automatically renew each March 3 for an additional one-year period unless prior notice is given. Each employment agreement provides for a base salary, a discretionary bonus, and participation in our benefit plans and programs. Mr. Josey’s agreement also provides for life insurance equal to two times his base salary.
      Under the employment agreements, the officers are entitled to the following severance benefits in the event of a resignation for good reason, a termination without cause or, in the case of Mr. Josey’s agreement, our non-renewal of the agreement: (i) a payment equal to 18 months of salary continuation (two years for Mr. Josey and Mr. Polasek) at the highest rate in effect prior to termination, (ii) health care coverage for a period of eighteen months (two years for Mr. Josey and Mr. Polasek), (iii) an amount equal to the sum of all bonuses paid to the officer in the year prior to the year in which termination occurs, (iv) 100% vesting of all restricted shares under our Equity Participation Plan, and (v) 50% vesting of all other rights under any other equity plans, including our Stock Incentive Plan.
      The employment agreements also provide for certain change of control benefits. Upon termination for any reason other than cause at any time within nine months after a change of control that occurs while the executive is employed, or upon the occurrence of a change of control within nine months following resignation of employment for good reason or termination without cause, the agreements provide for the following benefits: (i) a lump sum payment equal to 2.0 (2.5 for Mr. Polasek and 2.99 for Mr. Josey) times the sum of the officer’s base salary and three year average annual bonus, and (ii) 100% vesting of all rights under any equity plans, including our Equity Participation Plan and our Stock Incentive Plan. The officers are entitled to a full tax gross-up payment if the aggregate payments and benefits to be provided constitute a “parachute payment” subject to a Federal excise tax.

      The executive officers of Mariner will receive cash payments of $1,000 each in exchange for the waiver of certain rights under their employment agreements, including the automatic vesting or acceleration of restricted stock and options upon the completion of the merger and the right to receive a lump sum cash payment if the officer voluntarily terminates employment without good reason within nine months following the completion of the merger.
      The agreements also include confidentiality and non-solicitation provisions.
Overriding Royalty Arrangements
      Mariner’s geologist and geophysicist employees are eligible to participate in Mariner’s Amended and Restated Gulf of Mexico Overriding Royalty Interest Plan. Pursuant to the terms of the plan, overriding royalty interests (“ORRIs”) may be awarded to participants in the plan for prospects in the Gulf of Mexico that are generated or identified and acquired during the term of the participant’s employment at Mariner. The maximum ORRI for all participants is 1.8% for shelf leases and 0.9% for deepwater leases, subject to proportionate reduction. The maximum ORRI per participant is 1/2 of one percent for shelf leases and 1/4 of one percent for deepwater leases, subject to proportionate reduction. Unless approved by Mariner’s overriding royalty interest committee, no ORRIs are awarded for developed or undeveloped reserve acquisitions. Certain of the Forest Gulf of Mexico leases not covering developed or undeveloped reserves may become burdened by ORRIs under the plan as determined by such committee in accordance with the terms of the plan. None of the members of the committee is eligible to participate in the plan.
      To avoid potential conflicts of interest, Mariner’s geologist and geophysicist employees that participate in the Overriding Royalty Interest Plan (the “ORRI Plan Participants”) do not make decisions with respect to the pursuit of the acquisition, exploration or development of prospects. When an ORRI Plan Participant develops a lead for a prospect, executive management makes the decision whether to pursue to the acquisition, exploration or development of the prospect. In addition, ORRI Plan Participants are required at the time they become eligible for participation in the plan and periodically thereafter to disclose oil and gas properties in which they or their immediate family members have any interest and to abstain from participation in the evaluation of any property in which they or their immediate family members have any interest.
      Currently nine employees are participants in the plan. None of Mariner’s officers or managers are eligible to participate in the plan. Since the inception of the plan in July 2002 through December 31, 2004, approximately $252,000 has been distributed to participants with respect to ORRIs granted to them under the plan.
      In 2002, two of our current executive officers, Dalton F. Polasek, Executive Vice President — Operations and Exploration and Judd A. Hansen, Vice President — Shelf and Onshore, received assignments of ORRIs in certain leases acquired by us under a consulting arrangement. A consulting company owned in part by Mr. Polasek was assigned a 2% ORRI from us in four federal offshore leases as partial consideration for having brought the related prospect to us. With our knowledge and consent, the consulting company subsequently assigned portions of the ORRIs to Mr. Hansen and a company owned by Mr. Polasek. At the time of the assignments, Messrs. Polasek and Hansen served Mariner as officers and consultants but were not employed by Mariner. No payments were made in respect of these ORRIs until 2004, when each received less than $60,000 with respect to his ORRI.
      We may have obligations under previously terminated employment and consulting agreements to assign additional ORRIs in some of our oil and natural gas prospects to current and former employees and consultants. Cory L. Loegering, Vice President of Deepwater, is the only current executive officer who may be entitled to receive ORRIs under any of these agreements.
      All ORRIs assigned to these parties are excluded from Mariner’s interests evaluated in our reserve report.
Equity Participation Plan
      We have adopted an Equity Participation Plan that provided for the one-time grant at the closing of our private equity placement on March 11, 2005 of 2,267,270 restricted shares of our common stock to certain of our employees. No further grants will be made under the Equity Participation Plan, although persons who receive such a grant will be eligible for future awards of restricted stock or stock options under our Stock Incentive Plan described below.
      We intended the grants of restricted stock under the Equity Participation Plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common stock. Therefore, Equity Participation Plan grantees did not pay any consideration for the common stock they received, and we received no remuneration for the stock.
      The table below includes information regarding the restricted stock awards granted in March of 2005 under the Equity Participation Plan to our chief executive officer, our four other most highly compensated executive officers as of the year 2005, and all officers as a group. Grantees are entitled to vote, and accrue dividends on, the restricted stock prior to vesting; provided, however that any dividends that accrue on the restricted stock prior to vesting will only be paid to grantees to the extent the restricted stock vests.
Equity Participation Plan
Restricted Stock Awards

Officer or Group	No. of Shares	Value at Grant(1)

Scott D. Josey	680,181	$9,522,534
Dalton F. Polasek	308,349	4,316,886
Mike C. van den Bold	226,727	3,174,178
Rick G. Lester	30,608	428,512
Teresa G. Bushman	137,170	1,920,380
Officers as a group (8 persons)	1,803,613	25,250,582

(1)	Based on a price of $14.00 per share.
      Except as described below, the restricted shares will be automatically forfeited in the event a grantee’s employment terminates prior to the vesting date of the awards. The restricted stock granted will vest, and restrictions will terminate, on the later of (i) the first anniversary of the grant date, which was March 11, 2005, and (ii) the occurrence of a “Public Sale Date”; but in no event later than the second anniversary of the date of grant. For purposes of grants under the Equity Participation Plan, “Public Sale Date” means the earlier to occur of:

•	the 90th day following the date on which our common stock is listed on the New York Stock Exchange or admitted to trading and quoted on the Nasdaq National Market or Nasdaq SmallCap Market; and

•	the first date on which both of the following conditions are met: (a) a registration statement covering the resale of the restricted stock has been declared effective by the SEC, and no stop order suspending the effectiveness of such registration statement is in effect and (b) the common stock is listed on the New York Stock Exchange or admitted to trading and quoted on the Nasdaq National Market or Nasdaq SmallCap Market;
provided, however, that if either of the above events occurs and the restricted shares are subject to restrictions on resale as a result of any lock-up agreement or arrangement in connection with a public offering, the Public Sale Date shall be the earlier of the first business day following the date of expiration of the lock-up period and a date 181 days from the date the lock-up period commences.
      Notwithstanding the above vesting schedule, the unvested shares of restricted stock will become fully vested upon death or disability of the employee, or if employment is terminated by us for reasons other than for “cause,” or if the employee elects to terminate employment with “good reason,” or upon the occurrence of a “change of control,” as those terms are defined in the agreement with us governing the grant. In connection with the merger, each of Mariner’s executive officers has agreed, in exchange for a cash payment of $1,000, that his or her shares of restricted stock will not vest before the later of March 11, 2006 or ninety days after the effective date of the merger.

      In accordance with GAAP, we expect to incur significant compensation expense as a result of the grants of restricted stock under the Equity Participation Plan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mariner — Critical Accounting Policies — Deferred Compensation Expense” for a discussion of these charges.
      Stock may be withheld by us upon vesting to satisfy our tax withholding obligations with respect to the vesting of the restricted stock. Participants in the Equity Participation Plan will have the right to elect to have us withhold and cancel shares of the restricted stock to satisfy withholding obligations. In such events, we would be required to pay any tax withholding obligation in cash.
      The Equity Participation Plan will be administered by our board of directors. The board of directors may delegate administration of the plan to a committee of the board of directors. The Equity Participation Plan will expire upon the vesting or forfeiture of all shares granted thereunder.

PROPOSAL TO AMEND AND RESTATE MARINER STOCK INCENTIVE PLAN
      Mariner proposes to amend and restate its Stock Incentive Plan to add 4.5 million shares of common stock to the plan, to extend the plan through October 12, 2015, and to limit the number of shares subject to stock options or shares of restricted stock issuable under the plan to any individual to 2.85 million, subject to the completion of the merger. The following summary of the principal features of the Stock Incentive Plan is qualified in its entirety by the specific language of the amended and restated Stock Incentive Plan, a copy of which is attached as Annex G to this proxy statement/prospectus-information statement. The Stock Incentive Plan was also filed electronically with the Securities and Exchange Commission with the registration statement of which this proxy statement/prospectus-information statement is a part, and is available at www.sec.gov.

General
      The Stock Incentive Plan became effective March 11, 2005. The objectives of the Stock Incentive Plan are to encourage employees and directors to acquire or increase their equity interest with Mariner and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of Mariner. The Stock Incentive Plan is also designed to enhance Mariner’s ability to attract and retain the services of individuals who are essential for the growth and profitability of Mariner.
      Awards to participants under the Stock Incentive Plan may be made in the form of incentive stock options, or ISOs, non-qualified stock options or restricted stock. The participants to whom awards are granted, the type or types of awards granted to a participant, the number of shares covered by each award, the purchase price, conditions and other terms of each award are determined by the Board of Directors or the committee appointed by the Board of Directors to administer the Stock Incentive Plan (the “Committee”).

Shares Subject to the Stock Incentive Plan
      At the inception of the Stock Incentive Plan, a maximum of two million shares of common stock of Mariner could be issued to participants. Pursuant to the proposed addition of shares to the Stock Incentive Plan, the maximum number of shares would, if the proposal is approved, be increased to 6.5 million shares. As of September 30, 2005, approximately 1.2 million shares remained available under the Stock Incentive Plan for future issuance to participants.

Administration and Eligibility
      The Committee has the authority to administer the Stock Incentive Plan and to take all actions that are specifically contemplated by the Stock Incentive Plan or are necessary or appropriate in connection with the administration of the Stock Incentive Plan. The Committee has the full power and authority to designate participants, determine the type or types of awards, the number of shares to be covered by awards, and the terms and conditions of any award. The Committee also determines whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares or other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended. The Committee has the authority to establish, amend, suspend or waive such rules and regulations, and appoint such agents as it shall deem appropriate, and make any other determination or take any other action the Committee deems necessary for the proper administration of the Stock Incentive Plan.
      Any employee of Mariner (or any parent entity or subsidiary) and any non-employee director of Mariner is eligible to be designated a participant by the Committee. As of December 31, 2005, two non-employee directors and 51 employees had been granted awards under the Stock Incentive Plan.

Awards
      Awards may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other award granted under the Stock Incentive Plan or any award granted under any other plan of Mariner or any parent entity or subsidiary. Awards granted in addition to or in tandem with other awards or awards granted under any other plan of Mariner or any parent entity or subsidiary may be granted either at the same time as or at a different time from the grant of such other awards. All or part of an award may be subject to conditions established by the Committee.
      The types of awards to participants that may be made under the Stock Incentive Plan are as follows:
      Options. Options are rights to purchase a specified number of shares of common stock at a specified price. The Committee will determine the participants to whom options are granted, the number of shares to be covered by each option, the purchase price and the conditions, which of the options is an ISO or a non-qualified stock option, and limitations applicable to the exercise of the option. To the extent that the aggregate fair market value, determined at the time the respective ISO is granted, of common stock with respect to which ISOs are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Mariner and its parent and subsidiary corporations exceeds $100,000, or such option fails to constitute an ISO for any reason, such purported ISOs will be treated as non-qualified stock options.
      ISOs may be granted only to an individual who is an employee of Mariner or any parent or subsidiary corporation at the time the option is granted. The Committee determines the exercise price at the time each option is granted, but the exercise price shall never be less than the fair market value per share on the effective date of such grant. The Committee determines the time or times at which each option may be exercised, the method or methods by which, and the form or forms in which, payment of the exercise price may be made or deemed to have been made.
      An ISO must be granted within 10 years from the date the Stock Incentive Plan was approved by the Board or the shareholders, whichever is earlier. No ISO shall be granted to an individual if, at the time the ISO is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of Mariner or of its parent or subsidiary corporation, unless

•	at the time the ISO is granted, the option price is at least 110% of the fair market value of the common stock subject to the option and

•	such ISO, by its terms, is not exercisable after the expiration of five years from the date of grant.
      Options are not transferable, other than by will or the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant or the participant’s guardian or legal representative.
      Restricted Stock. Restricted stock is stock that has limitations placed on it. Dividends paid on restricted stock may be paid directly to the participant, sequestered and held in a bookkeeping account, or reinvested in additional shares, which may be subject to the same restrictions as the underlying award or other restrictions, as determined by the Committee. Restricted stock is evidenced in such manner as deemed appropriate by the Committee, but any stock certificate that is issued in respect of restricted stock granted under the Stock Incentive Plan must be registered under the participant’s name and bear an appropriate legend referring to the terms, conditions and restrictions applicable to the restricted stock.
      Unless otherwise determined by the Committee or provided in an award agreement, upon termination of a participant’s employment for any reason during the applicable restricted period, which is the period established by the Committee with respect to an award during which the award either remains subject to forfeiture or is not transferable by the participant, all restricted stock is forfeited without payment and reacquired by Mariner. The Committee may waive in whole or in part any or all remaining restrictions on such participant’s restricted stock, but if such award was intended to qualify as performance-based compensation, then only upon an event permitted under Section 162(m) of the Internal Revenue Code. Restricted stock is subject to such limitations on transfer as are necessary to comply with Section 83 of the Internal Revenue Code.

Other Provisions
      Unless sooner terminated, no award may be granted under the Stock Incentive Plan after October 12, 2015. The Board or the Committee may amend, alter, suspend, discontinue or terminate the Stock Incentive Plan without the consent of any stockholder, participant, other holder or beneficiary of an award or any other person. However, no amendment may materially adversely affect the rights of a participant under an award without the consent of such participant.
      In the event of any distribution, recapitalization, reorganization, merger, spin-off, split-off, split-up, consolidation, combination, repurchase, or exchange of shares or other securities of Mariner or any other relevant corporate transaction or event or any unusual or nonrecurring transactions or events affecting Mariner, the Committee may, in its sole discretion and on such terms and conditions as it deems appropriate:

•	provide for either the termination of any such award in exchange for cash in the amount that would have been attained upon the exercise of such award or the replacement of such award with other rights or property selected by the Committee;

•	provide that such award be assumed by the successor or survivor corporation or its parent or be substituted for by similar options, rights or awards; or

•	make adjustments in the number and type of shares or other property subject to outstanding awards.

Stock Incentive Plan Benefits
      Because the granting of awards under the Stock Incentive Plan is at the discretion of the Committee, it is not now possible to determine which persons may be granted awards. Also, it is not now possible to estimate the number of shares of common stock that may be awarded under the Stock Incentive Plan.

U.S. Federal Tax Consequences
      The following is a general discussion of the current Federal income tax consequences of awards under the Stock Incentive Plan to participants who are classified as U.S. residents for Federal income tax purposes. Different or additional rules may apply to participants who are subject to income tax in a foreign jurisdiction and/or are subject to state or local income tax in the United States. Each participant should rely on his or her own tax advisors regarding federal income tax treatment under the Stock Incentive Plan.

Restricted Stock
      The grant of restricted stock does not result in taxable income to the participant. At each vesting event, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares of common stock that become vested over the purchase price (if any) paid for such common stock. However, if a participant makes a timely election under Section 83(b) of the Internal Revenue Code, the participant will recognize taxable ordinary income in the taxable year of the grant equal to the excess of the fair market value of the shares of common stock underlying the restricted stock award at the time of the grant over the purchase price (if any) paid for such common stock. Furthermore, the participant will not recognize ordinary income on such restricted stock when it subsequently vests.
      In all cases, the participant’s ordinary income is subject to applicable withholding taxes. Mariner will be allowed an income tax deduction in the taxable year the participant recognizes ordinary income, in an amount equal to such ordinary income.

Stock Options
      The grant of a non-qualified stock option will not result in taxable income to the participant and Mariner will not be entitled to an income tax deduction. Upon the exercise of a non-qualified stock option, a participant will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option price and the fair market value of the common stock purchased under option on the date of exercise. Mariner will be entitled to an income tax deduction equal to the amount included in the participant’s ordinary income.
      Upon the grant or exercise of an ISO, a participant will not recognize taxable income and Mariner will not be entitled to an income tax deduction. However, the exercise of an ISO will result in an amount being included in the participant’s alternative minimum taxable income for the year in which the exercise occurs equal to the excess of the fair market value of the common stock purchased under the ISO at the time of exercise over the option price.
      The optionee will recognize taxable income in the year in which the shares of common stock underlying the ISO are sold or disposed of. Dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or disposition is made more than two years from the option grant date and more than one year from the exercise date. If the participant sells or disposes of the shares of common stock in a qualifying disposition, any gain recognized by the participant on such sale or disposition will be a long-term capital gain.
      If either of the two holding periods described above are not satisfied, then a disqualifying disposition will occur. If the optionee makes a disqualifying disposition of the shares of common stock that have been acquired through the exercise of the option, then the optionee will have ordinary taxable income for the taxable year in which the sale or disposition occurs equal to the lesser of:

•	the excess of the fair market value of such shares on the option exercise date over the exercise price paid for the shares, or

•	the amount realized on the sale or disposition over the exercise price paid for the shares.
      If the optionee makes a qualifying disposition, Mariner will not be entitled to an income tax deduction. However, if the optionee makes a disqualifying disposition, Mariner will be entitled to an income tax deduction equal to the amount included in ordinary income to the participant.
      The table below includes information regarding stock options under the Stock Incentive Plan granted in our last fiscal year to our chief executive officer and our four other most highly compensated executive officers.
Option Grants in Last Fiscal Year

					Potential Realizable
					Value of Assumed
					Annual Rates of Stock
					Price Appreciation for
		% of Total Options			Option Term (a)
	No. of Securities	Granted to Employees	Exercise	Expiration
Name	Underlying Options	in Fiscal Year	Price	Date	5%($)	10%($)

Scott D. Josey	200,000	24.7%	$14.00	3/11/2015	$1,760,905	$4,462,479
Dalton F. Polasek	102,000	12.6	14.00	3/11/2015	898,062	2,275,864
Mike C. van den Bold	74,000	9.1	14.00	3/11/2015	651,535	1,651,117
Rick G. Lester	40,000	4.9	14.00	3/11/2015	352,181	892,496
Teresa G. Bushman	40,000	4.9	14.00	3/11/2015	352,181	892,496

(a)	In accordance with SEC rules, these columns show gain that could accrue for the listed options, assuming that the market price per share of our common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, the realized value from these options will be zero.

ELECTION OF DIRECTORS OF MARINER
      The board of directors of Mariner following the merger will be composed initially of seven directors, five of whom will be the current directors of Mariner and two of whom will be mutually agreed by Mariner and Forest prior to the completion of the merger.
      Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our board of directors each year. The Class I director’s term will expire at this annual meeting of stockholders, Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2007 and Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2008. Currently, the Class I director is Mr. Aronson, the Class II directors are Messrs. Greene and Schwager, and the Class III directors are Messrs. Ginns and Josey. Pursuant to provisions in our certificate of incorporation regarding vacancies on the board of directors, Messrs. Greene and Schwager (in addition to Mr. Aronson, as the Class I director) will stand for reelection at this stockholders meeting. At each annual meeting of stockholders held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. The division of our board of directors into three classes with staggered terms may delay or prevent a change of our management or a change in control. See “Description of Mariner Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws — Amendments to our Certificate of Incorporation and Bylaws.”
      In addition, our bylaws provide that the authorized number of directors, which shall constitute the whole board of directors, may be changed by resolution duly adopted by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.
      Set forth below is information concerning the persons nominated for election as directors.
      Our board of directors recommends a vote FOR the election of these nominees.

Class I Nominee for Election as Director to Serve Until the Annual Meeting in 2009:
      Bernard Aronson — Mr. Aronson was elected as a director in March 2004. He is a founding partner of ACON Investments, a private equity fund. Prior to founding ACON Investments in 1996, Mr. Aronson was International Advisor to Goldman Sachs & Co. for Latin America from 1994 to 1996. From 1989 through 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. He is a member of the Council on Foreign Relations and the President’s Advisory Commission on Trade Promotions and Negotiations. Mr. Aronson currently serves on the boards of directors of Liz Claiborne, Inc., Royal Caribbean International Inc., Tropigas S.A. and Hyatt International Corp. Mr. Aronson, who serves on the board of managers of our former sole stockholder, MEI Acquisitions Holdings, LLC, was elected to the board of directors in connection with the merger in March 2004 pursuant to which MEI Acquisitions Holdings, LLC became our sole stockholder. Mr. Aronson, who served on the Board of Mangers of our former sole stockholder, MEI Acquisitions Holdings, LLC, was elected to the board of directors in connection with the merger in March 2004 pursuant to which MEI Acquisitions Holdings, LLC became our sole stockholder. As of February 1, 2006, MEI Acquisitions Holdings, LLC is the record holder of approximately 5.3% of the outstanding common stock and Mr. Aronson is a managing member of ACON Investments. ACON Investments is the beneficial owner of an additional 4.3% of the outstanding common stock. See “Mariner Security Ownership of Certain Beneficial Owners and Management”.

Class II Nominees for Election as Director to Serve Until the Annual Meeting in 2007:
      John F. Greene — Mr. Greene was elected as a director in August 2005. He served as Executive Vice President of Worldwide Exploration, Production and Natural Gas Marketing at Louisiana Land & Exploration Company before his retirement in 1995. Prior to joining Louisiana Land & Exploration Company, Mr. Greene was the President and Chief Executive Officer of Milestone Petroleum, Inc. (today, Burlington Resources, Inc.) from 1981 to 1985. Mr. Greene served on the board of directors of Colorado-Wyoming Reserves Company from 1998 through 2004 and as a director and member of the compensation committee of Basin Exploration, Inc. from 1996 through 2001. Mr. Greene began his career at Conoco and served in the United States Navy from 1963 until 1986. He is currently a partner and director of The Shoreline Company and Leaf River Resources.
      John L. Schwager — Mr. Schwager was elected as a director in August 2005. Prior to his retirement in 2004, Mr. Schwager served as Chief Executive Officer and President of Belden & Blake Corporation. Before joining Belden & Blake Corporation in 1999, Mr. Schwager was the founder and served as President of AnnaCarol Enterprises, Inc., a consulting firm that provided planning, advisory, evaluation and management services to the energy industry. From 1984 until 1997 he served in several management roles, including President and Chief Executive Officer at Alamco, Inc. From 1970 through 1984, Mr. Schwager held various engineering, operations, management and executive officer positions with Callon Petroleum Company and Shell Oil Company.

Directors Remaining in Office
      Information regarding the members of our board of directors who do not stand for reelection this year can be found in “Management of Mariner — Directors and Executive Officers.”

Advance Notice Requirements for Stockholder Proposals and Director Nominations
      Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was first mailed to Mariner’s stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs. With respect to other business to be brought before a meeting of stockholders, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Communications with Mariner’s Board of Directors
      Any stockholder or interested party who wishes to communicate with our board of directors or any specific directors, including non-management directors, may write to:
Board of Directors
Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Facsimile: (713) 954-5555
Telephone: (713) 954-5500

      Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•	attempt to handle the inquiry directly, for example where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our board of directors or an individual director; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic (in accordance with the explicit instructions of our non-management directors).
      At each meeting of the board of directors, our Chairman of the Board will present a summary of all communications received since the last meeting of the board of directors that were not forwarded and will make those communications available to any director on request.

Transactions with Directors, Officers and Affiliates
      With respect to transactions between us and Messrs. Josey, Polasek, Lester, Melendrez, van den Bold, Hansen and Loegering, and Ms. Bushman, please see “Management of Mariner.”
      Messrs. Aronson and Ginns, both of whom served on the board of managers of our former sole stockholder, MEI Acquisitions Holdings, LLC, were elected to the board in connection with the merger in March 2004 with our former sole stockholder, MEI Acquisitions Holdings, LLC. As of February 1, 2006, MEI Acquisitions Holdings, LLC is the record holder of approximately 5.3% of the outstanding common stock and ACON Investments is the beneficial owner of an additional 4.3% of the outstanding common stock. Until February 2006, Messrs. Aronson and Ginns were managers of ACON E&P. Messrs. Aronson and Ginns are managing members of ACON Investments LLC. With respect to transactions between us and MEI Acquisitions Holdings, LLC and ACON E&P, please see “Certain Transactions with Affiliates and Management of Mariner.”

Submission of Future Stockholder Proposals
      In order for a stockholder proposal to have been properly submitted for presentation at this annual meeting, we must have received such proposal a reasonable time before we began to print and mail our proxy materials. We received no such notice, and therefore no stockholder proposals will be presented at this annual meeting.
      If you wish to present a proposal for inclusion in our proxy material for consideration at our annual meeting to be held in 2007, you must submit the proposal in writing to our Secretary at the address shown on the first page of this proxy statement, and we must receive your proposal not later than October 13, 2006 (the 120th day prior to February 10, 2007, the anniversary of the date on which this year’s proxy was mailed to you). That proposal, if it is to be included in our proxy materials, must comply with Rule 14a-8 under the Exchange Act. If a stockholder intends to present a proposal for consideration or make a nomination for director at the 2007 annual meeting outside the processes of Rule 14a-8, the stockholder must meet the requirements of Mariner’s by-laws which require, in general, that notice be delivered to Mariner no earlier than January 1, 2007 nor later than January 31, 2007; provided, however, that if the date of the 2007 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of our 2006 annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to the 2007 annual meeting and not later than the close of business on the later of (i) the 60th day prior to the 2007 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the 2007 annual meeting is first made. You may obtain a copy of the relevant by-law provision by following the instructions under “Where You can Find More Information; Incorporation by Reference.”

MARINER SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information as of February 1, 2006 with respect to the beneficial ownership of Mariner’s common stock by (i) 5% stockholders, (ii) current directors, (iii) five most highly compensated executive officers during 2005 and (iv) executive officers and directors as a group.
      Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

		Percent
Name of Beneficial Owner	Amount(1)	of Class

5% Stockholder:
FMR Corp.(2)	4,999,200	14.0%
SAB Capital Advisors, L.L.C.(3)	2,217,700	6.2%
ACON E&P, LLC(4)	1,895,630	5.3%
Officers and Directors(5):
Scott D. Josey	680,181	1.9%
Dalton F. Polasek	308,349	*
Mike C. van den Bold	226,727	*
Rick G. Lester	30,608	*
Teresa G. Bushman	137,170	*
Bernard Aronson(6)	3,405,207	9.6%
Jonathan Ginns(7)	3,405,207	9.6%
John F. Greene	—	—
John L. Schwager	—	—
Executive officers and directors as a group (12 persons)	3,699,244	10.4%

*	Less than 1%.

(1)	Includes grants of restricted stock to executive officers under our Equity Participation Plan. These shares may be voted, but not disposed of, prior to vesting.

(2)	Of the amount shown, 1,847,200 shares are held by Fidelity Contrafund, 1,828,700 shares are held by Fidelity Puritan Fund: Fidelity Low-Priced Stock Fund, 527,600 shares are held by Variable Insurance Products Fund II: Contra-Fund Portfolio, 516,300 shares are held by Fidelity Puritan Trust: Fidelity Balanced Fund, 200,000 shares are held by Fidelity Securities Fund: Fidelity Small Cap Value Fund, 75,000 shares are held by Fidelity Securities Fund: Fidelity Small Cap Growth Fund, and 4,400 shares are held by Fidelity Management Trust Company on behalf of accounts managed by it. Fidelity may be deemed a beneficial owner of these shares by virtue of its affiliation with these holders of record.

(3)	The address of SAB Capital Advisors, L.L.C. is 712 Fifth Avenue, 42nd Floor, New York, New York 10019. Of the amount shown, 1,060,083 shares are held by SAB Capital Partners, L.P. and 1,157,617 shares are held by SAB Overseas Master Fund, L.P.

(4)	The address of ACON E&P, LLC is c/o ACON Investments LLC, 1133 Connecticut Avenue, N.W., Suite 700, Washington, D.C. 20036. The shares beneficially owned by ACON E&P, LLC are held of record by MEI Acquisitions Holdings, LLC.

(5)	The address of each officer and director is c/o Mariner Energy, Inc., One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042.

(6)	Mr. Aronson may be deemed to be a beneficial owner of 1,895,630 shares and 1,509,577 shares that are beneficially owned by ACON E&P, LLC and ACON Investments LLC, respectively. MEI Investment Holdings, LLC is the record holder of the shares beneficially owned by ACON Investments LLC. Mr. Aronson is a manager of ACON E&P, LLC and a managing member of ACON Investments LLC, the managing member of MEI Investment Holdings, LLC. Mr. Aronson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Aronson’s address is c/o ACON Investments, LLC, 1133 Connecticut Avenue, N.W., Suite 700, Washington, D.C. 20036.

(7)	Mr. Ginns may be deemed to be a beneficial owner of 1,895,630 shares and 1,509,577 shares that are beneficially owned by ACON E&P, LLC and ACON Investments LLC, respectively. MEI Investment Holdings, LLC is the record holder of the shares beneficially owned by ACON Investments LLC. Mr. Ginns is a managing member of Burns Park Investments LLC, a manager of ACON E&P, LLC. Mr. Ginns is a managing member of ACON Investments LLC, the managing member of MEI Investment Holdings, LLC. Mr. Ginns disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Ginn’s address is c/o ACON Investments, LLC, 1133 Connecticut Avenue, N.W., Suite 700, Washington, D.C. 20036.
CERTAIN TRANSACTIONS WITH AFFILIATES AND MANAGEMENT OF MARINER
      In connection with Mariner’s merger in March 2004, Mariner Energy LLC, our former indirect parent, entered into management agreements with each of Carlyle/ Riverstone Energy Partners II, L.P. (“C/R Energy Partners”) and ACON E&P III, LLC (“ACON E&P”), pursuant to which C/R Energy Partners and ACON E&P received aggregate fees in the amount of $2.5 million. C/R Energy Partners was, and ACON E&P is, an affiliate of MEI Acquisitions Holdings, LLC, our former sole stockholder. No additional fees are payable under these agreements.
      Under a C/R Monitoring Agreement with C/R Energy Partners and under an ACON Monitoring Agreement with ACON E&P, each dated as of March 2, 2004, we were obligated to pay monitoring fees in the aggregate amount of 1% of our annual consolidated EBITDA to C/R Energy Partners and ACON E&P payable on a calendar quarter basis. Under the terms of the monitoring agreements, the affiliates provided financial advisory services in connection with the ongoing operations of Mariner subsequent to the merger. We accrued $1.4 million in monitoring fees under these agreements for 2004. The parties terminated these agreements on February 7, 2005 in return for lump sum cash payments by Mariner totalling $2.3 million. We intend to engage in transactions with our affiliates in the future only when the terms of any such transactions are no less favorable than transactions that could be obtained from third parties.
      We used $166 million of the net proceeds from our sale of 12,750,000 share of common stock in our 2005 private placement to purchase and retire an equal number of shares of our common stock shares then held by MEI Acquisitions Holdings, LLC, our former sole stockholder.
      The estimated $1.9 million in expenses related to the recent private placement included approximately $0.8 million of expenses incurred by our former sole stockholder, MEI Acquisitions Holdings, LLC, and its members in connection with the offering.
      We currently have obligations concerning ORRI arrangements with two of our officers who received assignments of ORRIs in certain leases acquired by us under a consulting agreement and with another officer who may be entitled to assignments of ORRIs under a previously terminated employment agreement, as described in “Management of Mariner—Overriding Royalty Arrangements.”

DESCRIPTION OF MARINER CAPITAL STOCK
      The authorized capital stock of Mariner consists of 70 million shares of common stock, par value of $.0001 each, and 20 million shares of preferred stock, par value of $.0001 each. If the proposed amendment to Mariner’s certificate of incorporation is approved by the Mariner stockholders, the authorized capital stock of Mariner would consist of 180 million shares of common stock and 20 million shares of preferred stock.
      The following summary of the capital stock and certificate of incorporation and bylaws of Mariner does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.
Common Stock
      There are a total of 35,615,400 shares of our common stock outstanding, including 2,267,270 shares of restricted stock issued to employees pursuant to our Equity Participation Plan. In addition, our board of directors has reserved 2,000,000 shares for issuance upon the exercise of stock options granted or that may be granted under our Stock Incentive Plan, approximately 809,000 of which have been granted to certain of our employees and directors. Pursuant to the proposed addition of shares to the Stock Incentive Plan, the maximum number of shares would, if the proposal is approved, be increased to 6.5 million shares. Holders of our common or restricted stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise provided in our certificate of incorporation and bylaws or required by law, all matters to be voted on by our stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock. Our certificate of incorporation requires approval of 80% of the shares entitled to vote for the removal of a director or to adopt, repeal or amend certain provisions in our certificate of incorporation and bylaws. See “— Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws”.
      Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Liability and Indemnification of Officers and Directors
      Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and bylaws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.
Preferred Stock
      Our certificate of incorporation authorizes the issuance of up to 20 million shares of preferred stock and no preferred shares are outstanding. The preferred stock may carry such relative rights, preferences and designations as may be determined by our board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by the board of directors in its sole discretion (without further approval or authorization by the stockholders), in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the board of directors. The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders.
      Approval by the stockholders of the authorization of the preferred stock gave the board of directors the ability, without stockholder approval, to issue these shares with rights and preferences determined by the board of directors in the future. As a result, Mariner may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.
Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

General
      Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the Delaware General Corporation Law, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the Delaware General Corporation Law and of our certificate of incorporation and bylaws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Classified Board
      Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Filling Board of Directors Vacancies; Removal
      Our certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation provides, in accordance with Delaware General Corporation Law, that the stockholders may remove directors only by a super-majority vote and for cause. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

No Stockholder Action by Written Consent
      Our certificate of incorporation precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board of directors.

Call of Special Meetings
      Our bylaws provide that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board and not the stockholders.

Advanced Notice Requirements for Stockholder Proposals and Director Nominations
      Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was first mailed to Mariner’s stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs. With respect to other business to be brought before a meeting of stockholders, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting
      The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation expressly precludes cumulative voting.

Authorized but Unissued Shares
      Our certificate of incorporation provides that the authorized but unissued shares of preferred stock are available for future issuance without stockholder approval and does not preclude the future issuance without stockholder approval of the authorized but unissued shares of our common stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Mariner by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Opportunity Statute
      As permitted by Section 122(17) of the Delaware General Corporation Law, our certificate of incorporation provides that Mariner renounces any interest or expectancy in any business opportunity or transaction in which any of our original institutional investors or their affiliates participate or seek to participate. Nothing contained in our certificate of incorporation, however, is intended to change any obligation or duty that a director may have with respect to confidential information of Mariner or prohibit Mariner from pursuing any corporate opportunity.

Amendments to our Certificate of Incorporation and Bylaws
      Pursuant to the Delaware General Corporation Law and our certificate of incorporation, certain anti-takeover provisions of our certificate of incorporation may not be repealed or amended, in whole or in part, without the approval of at least 80% of the outstanding stock entitled to vote.

      Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our certificate of incorporation also provides that our bylaws can be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.

Delaware Anti-Takeover Statute
      We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances, from engaging in a “business combination” with (1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of 10% or more of our assets.
Transfer Agent and Registrar
      Our transfer agent and registrar for our common stock is The Continental Stock Transfer & Trust Company.

COMPARISON OF STOCKHOLDER RIGHTS
      Mariner is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, which we refer to as Delaware law. Forest is a New York corporation subject to the provisions of the New York Business Corporation Law, which we refer to as New York law. Forest shareholders, whose rights are currently governed by Forest’s restated certificate of incorporation, as amended, Forest’s by-laws, as amended, and New York law, will, if the merger is completed, also become stockholders of Mariner and their rights will be governed by Mariner’s amended and restated certificate of incorporation, Mariner’s amended and restated by-laws and Delaware law. Please see “The Spin-Off and Merger — Certificate of Incorporation and By-laws” for a discussion of the proposed amendment to Mariner’s certificate of incorporation that will be effected in conjunction with the completion of the merger.
      The following table summarizes the material differences that may affect the rights of stockholders of Mariner and shareholders of Forest but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist.

MARINER	FOREST
Voting

One vote for each share of common stock held of record on all matters submitted to a vote of the stockholders. No cumulative voting is permitted. If a quorum is present, the affirmative vote of a majority of those present constitutes action of the stockholders, except when a greater or lesser vote is required by law, the certificate of incorporation or by-laws. However, the affirmative vote of a plurality of those stockholders present, when a quorum is present, is used to elect directors.	One vote for each share of common stock held of record on all matters submitted to a vote of the shareholders. No cumulative voting is permitted. If a quorum is present the affirmative vote of the holders of a majority of those present constitutes action of the shareholders, except when a greater or lesser vote is required by law, the certificate of incorporation or the by-laws.
Stockholder Action by Written Consent

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders.	Any action required or permitted to be taken by the shareholders may be taken without a meeting on unanimous written consent.
Quorum

The holders of a majority of the stock issued and outstanding and entitled to vote, either present in person or represented by proxy, will constitute a quorum at all meetings of stockholders.	The holders of a majority of the stock issued and outstanding and entitled to vote, either present in person or represented by proxy, will constitute a quorum at all meetings of shareholders.
Notice of Stockholder Meetings

Written notice of the place, date and hour of all meetings must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting. In the case of a special meeting, notice of the purpose or purposes for which the special meeting has been called must also be provided. Notice may be delivered personally or by mail.	Written notice of the place, date and hour of all meetings must be given to each shareholder entitled to vote thereat personally, by electronic transmission or by mail, not less than 10 nor more than 60 days before the meeting. In the case of a special meeting, notice must include the purposes for which the meeting has been called and the identity of the person or the persons calling the meeting.

MARINER	FOREST
Special Stockholder Meetings

Special meetings of stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board.	Special meetings of shareholders may be called by the board of directors, the chairman of the board, the chief executive officer, or, in special circumstances prescribed by New York law, by at least ten percent of the shareholders entitled to vote in the election of a director (meeting may only be called for the election of directors).
Amendments to Charter

The approval of at least 80% of the outstanding stock entitled to vote in the election of directors is required to amend or repeal, among other things, articles relating to the classification, election and removal of directors, the amendment of the by-laws, the inability of stockholders to act by written consent, provisions governing how to fill vacancies in directorships, restrictions on business combinations with interested stockholders, the liability of directors, indemnification provisions, provisions related to corporate opportunities, the issuance of rights and the 80% supermajority voting requirement.	The vote of at least two-thirds of all outstanding shares entitled to vote on the following issues is required (i) to adopt, amend or repeal any provision of the by-laws or the certificate of incorporation relating to the number, classification and terms of office of directors, the removal of directors without cause and the power of the board of directors to adopt, amend or repeal the by-laws or the vote of the board of directors required for any such adoption, amendment or repeal and (ii) any amendment or repeal of the two-thirds supermajority voting requirement.
Amendments to By-laws

The by-laws may be adopted, amended or repealed by the board of directors or by the affirmative vote of holders of at least 80% of the voting power of the outstanding shares of common stock.	The board of directors may amend, repeal or adopt by-laws at any regular or special meeting of the board of directors. Please see “Amendments to Charter” above for information related to the shareholders’ rights to amend, repeal or adopt by-laws.
Rights Agreement

Mariner does not have a stockholder rights plan.	Each shareholder has a preferred share purchase right which can be exercised only if a person or group acquires 20% or more of Forest’s common stock or announces a tender offer that would result in ownership by a person or group of 20% or more of the common stock.

MARINER	FOREST
Board of Directors
Number

Five members currently; must always be at least three directors; number of directors may be changed from time to time by a resolution of the board of directors.
Under the terms of the merger agreement, the board of directors of Mariner after the completion of the merger will be composed initially of seven directors, five of whom will be current directors of Mariner and two of whom will be mutually agreed upon by Mariner and Forest prior to the completion of the merger.	Eight currently; must always be at least six directors but no more than 15; number of directors may be changed from time to time by a resolution of the board of directors.
Election and Classification

The board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. One-third of the directors are elected each year to hold office until the third succeeding annual meeting of stockholders and until their respective successors are duly elected and qualified.	The board of directors is divided into three classes of directors as established by action of the shareholders or of the board of directors. At each annual meeting of shareholders, directors to replace those whose terms expire at such annual meeting are elected to hold office until the third succeeding annual meeting.
Removal

A director may only be removed for cause by at least 80% of stockholders entitled to vote at an election of directors.	Directors may be removed for cause by a majority vote of all directors then in office. A director may be removed without cause by the affirmative vote of the holders of two-thirds of all the outstanding shares entitled to vote at a meeting of shareholders called for the purpose of removing such director.
Vacancies

Vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office.	Vacancies occurring in the board of directors are filled in the following manner: (i) if the vacancy is caused by the removal of the director without cause, it will be filled by an election at a special meeting of shareholders or at any annual meeting, (ii) if the vacancy is caused in any other way, or if new directorships are created, all of the directors then in office, although less than a quorum, may, by majority vote, fill each vacant or newly created directorship; or (iii) if the entire board resigns or become unable to act, any shareholder may call a special meeting and directors may be elected in the same manner prescribed for the election of directors at annual meetings.

EXPERTS
      The consolidated financial statements of Mariner Energy, Inc. as of December 31, 2004 (Post-2004 Merger), December 31, 2003 (Pre-2004 Merger) and for the period from January 1, 2004 through March 2, 2004 (Pre-2004 Merger), for the period from March 3, 2004 through December 31, 2004 (Post-2004 Merger), and for each of the two years in the period ended December 31, 2003 included in this proxy statement/prospectus-information statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption in 2003 of SFAS No. 143, “Accounting for Asset Retirement Obligations” and the merger in 2004 of the Mariner’s parent) included in this proxy statement/prospectus-information statement, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2004 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this proxy statement/ prospectus-information statement, and upon the authority of such firm as experts in accounting and auditing.
      The information included in this proxy statement/prospectus-information statement regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Mariner as of December 31, 2002, 2003 and 2004 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. Their report is included in this offering as Annex F. These estimates are included in this proxy statement/prospectus-information statement in reliance upon the authority of the firm as experts in these matters.
LEGAL MATTERS
      The validity of the shares of Mariner common stock offered pursuant to this proxy statement/ prospectus-information statement will be passed upon by Baker Botts L.L.P. It is a condition to the merger that Mariner and Forest receive opinions from Baker Botts L.L.P. and Weil, Gotshal & Manges LLP, respectively, concerning the federal income tax consequences of the merger.

GLOSSARY OF OIL AND NATURAL GAS TERMS
      The following is a description of the meanings of some of the oil and gas industry terms used in this proxy statement/prospectus-information statement. The definitions of proved developed reserves, proved reserves and proved undeveloped reserves have been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definitions of those terms can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.
      3-D seismic. (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two dimensional seismic data.
      Appraisal well. A well drilled several spacing locations away from a producing well to determine the boundaries or extent of a productive formation and to establish the existence of additional reserves.
      bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.
      Bcf. Billion cubic feet of natural gas.
      Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
      Block. A block depicted on the Outer Continental Shelf Leasing and Official Protraction Diagrams issued by the U.S. Minerals Management Service or a similar depiction on official protraction or similar diagrams issued by a state bordering on the Gulf of Mexico.
      Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
      Completion. The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.
      Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.
      Deep shelf well. A well drilled on the outer continental shelf to subsurface depths greater than 15,000 feet.
      Deepwater. Depths greater than 1,300 feet (the approximate depth of deepwater designation for royalty purposes by the U.S. Minerals Management Service).
      Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.
      Development well. A well drilled within the proved boundaries of an oil or natural gas reservoir with the intention of completing the stratigraphic horizon known to be productive.
      Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.
      Dry hole costs. Costs incurred in drilling a well, assuming a well is not successful, including plugging and abandonment costs.
      Exploitation. Ordinarily considered to be a form of development within a known reservoir.
      Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.
      Farm-in or farm-out. An agreement under which the owner of a working interest in an oil or gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”
      Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.
      Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.
      Infill well. A well drilled between known producing wells to better exploit the reservoir.
      Lease operating expenses. The expenses of lifting oil or gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but not including lease acquisition or drilling or completion expenses.
      Mbbls. Thousand barrels of crude oil or other liquid hydrocarbons.
      Mcf. Thousand cubic feet of natural gas.
      Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
      MMBls. Million barrels of crude oil or other liquid hydrocarbons.
      MMBtu. Million British Thermal Units.
      MMcf. Million cubic feet of natural gas.
      MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
      Net acres or net wells. The sum of the fractional working interests owned in gross acres or wells, as the case may be.
      Net revenue interest. An interest in all oil and natural gas produced and saved from, or attributable to, a particular property, net of all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and any other burdens to which the person’s interest is subject.
      Payout. Generally refers to the recovery by the incurring party to an agreement of its costs of drilling, completing, equipping and operating a well before another party’s participation in the benefits of the well commences or is increased to a new level.
      PV10 or present value of estimated future net revenues. An estimate of the present value of the estimated future net revenues from proved oil and gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the Securities and Exchange Commission’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.
      Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.
      Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.
      Proved developed non-producing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

      Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production to market.
      Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. This definition of proved developed reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.
      Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. This definition of proved reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.
      Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. This definition of proved undeveloped reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the website at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.
      Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.
      Shelf. Areas in the Gulf of Mexico with depths less than 1,300 feet. Our shelf area and operations also includes a small amount of properties and operations in the onshore and bay areas of the Gulf Coast.
      Subsea tieback. A method of completing a productive well by connecting its wellhead equipment located on the sea floor by means of control umbilical and flow lines to an existing production platform located in the vicinity.
      Subsea trees. Wellhead equipment installed on the ocean floor.
      Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas regardless of whether or not such acreage contains proved reserves.
      Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
      Forest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities.
      The SEC also maintains a public Internet web site that contains reports, proxy and registration statements and other information about issuers, like Forest, who file electronically with the SEC. The address of that site is http://www.sec.gov.
      You may also obtain information about Mariner and Forest at http://www.mariner-energy.com and http://www.forestoil.com, respectively. The information contained on these websites does not form a part of this proxy statement/ prospectus-information statement.
      You can also inspect reports, proxy and registration statements and other information about Forest at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005.

      Certain documents, including the merger agreement discussed herein, are incorporated by reference to this proxy statement/prospectus-information statement. These documents are available, without charge, excluding all exhibits unless the exhibit has been specifically incorporated by reference in this proxy statement/prospectus-information statement. You can obtain copies of the documents relating to Mariner by contacting Mariner at:

Mariner Energy, Inc.
Attention: Investor Relations
One BriarLake Plaza, Suite 2000 2000 West Sam Houston Parkway South Houston, Texas 77042 Facsimile: (713) 954-5555 Telephone: (713) 954-5500

or by contacting Forest at:

Forest Oil Corporation Attention: Investor Relations 707 17th Street, Suite 3600 Denver, Colorado 80202 Facsimile: (303) 812-1510 Telephone: (303) 812-1400
      Mariner has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the shares of Mariner common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus-information statement is a part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus-information statement does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 (and any amendments to those documents) by following the instructions above.
      You should rely only on the information contained in this proxy statement/prospectus-information statement to vote on the adoption of the merger agreement. Neither Mariner, Forest Energy Resources nor Forest has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus-information statement. This proxy statement/prospectus-information statement is dated as of the date set forth on the cover page. You should not assume that the information contained in this proxy statement/prospectus-information statement is accurate as of any date other that this date and neither the mailing of this proxy statement/prospectus-information statement to stockholders nor the delivery of shares of Mariner common stock pursuant to the merger shall create any implications to the contrary.

INDEX TO FINANCIAL STATEMENTS

MARINER ENERGY, INC.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets at September 30, 2005 (unaudited), December 31, 2004 and 2003	F-3

 Statements of Operations for the nine months ended September 30, 2005 (unaudited); the period from March 3, 2004 through September 30, 2004 (unaudited); the period from March 3, 2004 through December 31, 2004; the period from January 1, 2004 through March 2, 2004; and the years ended December 31, 2003 and 2002
F-4

 Statements of Stockholder’s Equity and Comprehensive Income for the nine months ended September 30, 2005 (unaudited); the period from January 1, 2004 through March 2, 2004; the period from March 3, 2004 through December 31, 2004; and the years ended December 31, 2003 and 2002
F-5

 Statements of Cash Flows for the nine months ended September 30, 2005 (unaudited); the period from March 3, 2004 through September 30, 2004 (unaudited); the period from March 3, 2004 through December 31, 2004; the period from January 1, 2004 through March 2, 2004; and the years ended December 31, 2003 and 2002
F-7
Notes to the Financial Statements	F-8
FOREST GULF OF MEXICO OPERATIONS
Report of Independent Registered Public Accounting Firm	F-35
Statements of Revenues and Direct Operating Expenses for the nine months ended September 30, 2005 and September 30, 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-36
Notes to Statements of Revenues and Direct Operating Expenses of Forest Gulf of Mexico Operations	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholder
Mariner Energy, Inc.
Houston, Texas
      We have audited the accompanying balance sheets of Mariner Energy, Inc. (the “Company”) as of December 31, 2004 (Post-merger) and December 31, 2003 (Pre-merger) and the related statements of operations, stockholder’s equity and comprehensive income and cash flows for the period from January 1, 2004 through March 2, 2004 (Pre-merger), for the period from March 3, 2004 through December 31, 2004 (Post merger), and for each of the two years in the period ended December 31, 2003 (Pre-merger). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such financial statements present fairly, in all material respects, the financial position of Mariner Energy, Inc. as of December 31, 2004 (Post-merger) and December 31, 2003 (Pre-merger), and the results of its operations and cash flows for the period from January 1, 2004 through March 2, 2004 (Pre-merger), for the period from March 3, 2004 through December 31, 2004 (Post-merger), and for each of the two years in the period ended December 31, 2003 (Pre-merger) in conformity with accounting principles generally accepted in the United States of America.
      The Company changed its method of accounting for asset retirement obligations in 2003. This change is discussed in Note 1 to the financial statements.
      As described in Note 1 to the consolidated financial statements, on March 2, 2004, Mariner Energy LLC, the Company’s parent company, merged with an affiliate of the private equity funds Carlyle/ Riverstone Global Energy and Power Fund II, L.P. and ACON Investments LLC.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 11, 2005

MARINER ENERGY, INC.
BALANCE SHEETS

	Post-Merger		Pre-Merger

	September 30,	December 31,	December 31,
	2005	2004	2003

	(Unaudited)
		(In thousands except
		share data)
Current Assets:
Cash and cash equivalents	$4,564	$2,541	$60,174
Restricted cash	—	—	621
Receivables	50,259	52,734	33,272
Deferred tax asset	30,480	—	—
Prepaid expenses and other	18,732	10,471	9,014

Total current assets	104,035	65,746	103,081
Property and Equipment:
Oil and gas properties, full cost method:
Proved	446,868	319,553	599,762
Unproved, not subject to amortization	31,126	36,245	36,619

Total	477,994	355,798	636,381
Other property and equipment	10,074	960	5,651
Accumulated depreciation, depletion and amortization	(94,810)	(52,985)	(434,160)

Total property and equipment, net	393,258	303,773	207,872
Deferred Tax Asset	—	3,029	—
Other Assets, Net of Amortization	4,916	3,471	1,151

TOTAL ASSETS	$502,209	$376,019	$312,104

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$14,573	$2,526	$28,640
Accrued liabilities	88,993	81,831	35,486
Accrued interest	141	79	—
Derivative liability	76,902	16,976	2,464

Total current liabilities	180,609	101,412	66,590
Long-Term Liabilities:
Abandonment liability	26,314	19,268	15,027
Taxes payable to parent company	—	—	5,664
Deferred income tax	6,468	—	4,769
Derivative liability	28,221	5,432	1,897
Bank debt	75,000	105,000	—
Note payable	4,000	10,000	—
Other long-term liabilities	3,000	1,000	—

Total long-term liabilities	143,003	140,700	27,357
Stockholder’s Equity:
Common stock, $.0001 par value; 70,000,000 shares authorized, issued and outstanding, 35,615,400, 29,748,130 and 29,748,130 shares at September 30, 2005, December 31, 2004 and December 31, 2003, respectively	4	1	1
Additional paid-in-capital	171,667	91,917	227,318
Unearned compensation	(14,548)	—	—
Accumulated other comprehensive (loss)	(67,708)	(11,630)	(4,360)
Accumulated retained earnings (deficit)	89,182	53,619	(4,802)

Total stockholder’s equity	178,597	133,907	218,157

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$502,209	$376,019	$312,104

The accompanying notes are an integral part of these financial statements

MARINER ENERGY, INC.
STATEMENTS OF OPERATIONS

	Post-Merger			Pre-Merger

		Period from	Period from	Period from
	Nine Months	March 3, 2004	March 3, 2004	January 1, 2004
	Ended	through	through	through	Year Ended December 31,
	September 30,	September 30,	December 31,	March 2,
	2005	2004	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
	(In thousands except per share data)
Revenues:
Oil sales	$53,579	$44,576	$63,498	$12,709	$37,992	$38,792
Gas sales	94,913	77,950	110,925	27,055	104,551	119,436
Other revenues	2,753	—	—	—	—	—

Total revenues	151,245	122,526	174,423	39,764	142,543	158,228

Costs and Expenses:
Lease operating expense	20,170	15,073	21,363	4,121	24,719	26,076
Transportation expense	1,697	3,744	1,959	1,070	6,252	10,480
General and administrative expense	26,726	6,174	7,641	1,131	8,098	7,716
Depreciation, depletion and amortization	43,457	37,464	54,281	10,630	48,339	70,821
Derivative settlements	—	—	—	—	3,222	—
Impairment of Enron-related receivables	—	—	—	—	—	3,234
Impairment of production equipment held for use	498	957	957	—	—	—

Total costs and expenses	92,548	63,412	86,201	16,952	90,630	118,327

OPERATING INCOME	58,697	59,114	88,222	22,812	51,913	39,901
Interest:
Income	696	168	225	91	756	390
Expense, net of amounts capitalized	(5,416)	(4,381)	(6,045)	(5)	(6,981)	(10,298)

Income before taxes	53,977	54,901	82,402	22,898	45,688	29,993
Provision for income taxes	(18,414)	(19,221)	(28,783)	(8,072)	(9,387)	—

Income before cumulative effect of change in accounting method, net of tax effects	35,563	35,680	53,619	14,826	36,301	29,993
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	1,943	—

NET INCOME	$35,563	35,680	$53,619	$14,826	$38,244	$29,993

Earnings per share:
Net income per share — basic
Income before cumulative effect of change in accounting method, net of tax effects	$1.10	$1.20	$1.80	$.50	$1.22	$1.01
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	.07	—

Income per share — basic	$1.10	$1.20	$1.80	$.50	$1.29	$1.01

Net income per share — diluted
Income before cumulative effect of change in accounting method, net of tax effects	$1.07	$1.20	$1.80	$.50	$1.22	$1.01
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	.07	—

Income per share — diluted	$1.07	$1.20	$1.80	$.50	$1.29	$1.01

Weighted average shares outstanding — basic	32,438,240	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130
Weighted average shares outstanding — diluted	33,312,831	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130
The accompanying notes are an integral part of these financial statements

MARINER ENERGY, INC.
STATEMENTS OF STOCKHOLDER’S EQUITY AND COMPREHENSIVE INCOME

					Accumulated	Accumulated
	Common Stock		Additional		Other	Retained	Total
			Paid-In	Unearned	Comprehensive	Earnings	Stockholder’s
	Shares	Amount	Capital	Compensation	Income (Loss)	(Deficit)	Equity

	(In thousands)
Balance at December 31, 2001	29,748	$1	$227,318	—	$25,803	$(73,039)	$180,083

Net income	—	—	—	—	—	29,993	29,993
Change in fair value of derivative hedging instruments	—	—	—	—	(17,105)	—	(17,105)
Hedge settlements reclassified to income	—	—	—	—	(22,875)	—	(22,875)

Total comprehensive income (loss)	—	—	—	—	—	—	(9,987)

Balance at December 31, 2002	29,748	$1	$227,318	—	$(14,177)	$(43,046)	$170,096

Net income	—	—	—	—	—	38,244	38,244
Change in fair value of derivative hedging instruments	—	—	—	—	39,280	—	39,280
Hedge settlements reclassified to income	—	—	—	—	(29,463)	—	(29,463)
				—
Total comprehensive income	—	—	—	—	—	—	48,061

Balance at December 31, 2003	29,748	$1	$227,318	—	$(4,360)	$(4,802)	$218,157

Pre-Merger Net Income	—	—	—	—	—	14,826	14,826
Change in fair value of derivative hedging instruments	—	—	—	—	(7,312)	—	(7,312)
Hedge settlements reclassified to income	—	—	—	—	(745)	—	(745)

Total comprehensive income	—	—	—	—	—	—	6,769

Pre-Merger Balance at March 2, 2004	29,748	$1	$227,318	—	$(12,417)	$10,024	$224,926

Post-Merger
Dividend	—	—	—	—	—	(166,432)	(166,432)
Merger adjustments	—	—	(135,401)	—	12,417	156,408	33,424

Balance at March 3, 2004	29,748	$1	$91,917	—	$—	$—	$91,918

Net income	—	—	—	—	—	53,619	53,619
Change in fair value of derivative hedging instruments — net of income taxes	—	—	—	—	(32,171)	—	(32,171)
Hedge settlements reclassified to income — net of income taxes	—	—	—	—	20,541	—	20,541

Total comprehensive income	—	—	—	—	—	—	41,989

Balance at December 31, 2004	29,748	$1	$91,917	—	$(11,630)	$53,619	$133,907

					Accumulated	Accumulated
	Common Stock		Additional		Other	Retained	Total
			Paid-In	Unearned	Comprehensive	Earnings	Stockholder’s
	Shares	Amount	Capital	Compensation	Income (Loss)	(Deficit)	Equity

	(In thousands)
Common shares issued — private equity offering (unaudited)	3,600	2	44,532	—	—	—	44,534
Common shares issued — restricted stock (unaudited)	2,267	1	31,741	(31,742)	—	—	—
Amortization of unearned compensation — net of income taxes (unaudited)	—	—	—	17,194	—	—	17,194
Stock compensation expense — stock options — net of income taxes (unaudited)	—	—	420	—	—	—	420
Contributed capital — Mariner Energy, LLC and Mariner Holdings, Inc. (unaudited)	—	—	3,057	—	—	—	3,057
Comprehensive income:
Net income (unaudited)	—	—	—	—	—	35,563	35,563
Other comprehensive income (loss):
Change in fair value of derivative hedging instruments — net of income taxes (unaudited)	—	—	—	—	(79,479)	—	(79,479)
Hedge settlements reclassified to income — net of income taxes (unaudited)	—	—	—	—	23,401	—	23,401

Total comprehensive income (loss) (unaudited)	—	—	—	—	—	—	(20,515)

Balance at September 30, 2005 (unaudited)	35,615	$4	$171,667	$(14,548)	$(67,708)	$89,182	$178,597

The accompanying notes are an integral part of these financial statements

MARINER ENERGY, INC.
STATEMENTS OF CASH FLOWS

	Post-Merger			Pre-Merger

		Period from	Period from	Period from
	Nine Months	March 3, 2004	March 3, 2004	January 1, 2004	Year Ended
	Ended	through	through	through	December 31,
	September 30,	September 30,	December 31,	March 2,
	2005	2004	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
	(In thousands)
Operating Activities:
Net income	$35,563	$35,680	$53,619	$14,826	$38,244	$29,993
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income tax	15,862	17,601	27,162	8,072	—	—
Depreciation, depletion and amortization	44,321	37,964	55,067	10,630	48,414	70,588
Stock compensation expense	17,614	—	—	—	—	—
Hedge activities	—	—	—	—	(2,030)	(23,200)
Impairment of Enron-related receivables	—	—	—	—	—	3,234
Impairment of production equipment held for use	498	957	957	—	—	—
Loss on sale of fixed assets	—	—	—	—	—	69
Cumulative effect of changes in accounting method	—	—	—	—	(2,988)	—
Changes in operating assets and liabilities:
Receivables	2,476	7,707	(10,615)	(8,847)	(3,599)	4,449
Prepaid expenses and other	418	2,100	(965)	551	(2,257)	3,249
Other assets	(629)	(636)	321	(963)	1,485	344
Restricted cash	—	(7,800)	620	1	14,574	(15,195)
Accounts payable and accrued liabilities	19,251	3,261	9,697	(3,974)	1,208	(13,256)
Taxes payable to parent company and deferred income tax	—	—	—	—	10,432	—

Net cash provided by operating activities	135,374	96,834	135,863	20,296	103,483	60,275

Investing Activities:
Additions to oil and gas properties	(132,988)	(85,699)	(133,425)	(15,264)	(83,228)	(105,360)
Proceeds from property conveyances	18	—	—	—	121,625	52,329
Additions to other property and equipment	(9,114)	(169)	(172)	(78)	(50)	(738)

Net cash (used in) provided by investing activities	(142,084)	(85,868)	(133,597)	(15,342)	38,347	(53,769)

Financing Activities:
Initial borrowings from revolving credit facility, net of fees	—	131,579	131,579	—	—	—
Repayment of subordinated notes	—	—	—	—	(100,000)	—
Repayment of term note	(6,000)	—	—	—	—	—
Credit facility borrowings (repayments), net	(30,000)	(40,000)	(30,000)	—	—	—
Proceeds from private equity offering	44,534	—	—	—	—	—
Deferred offering costs	(2,680)	—	—	—	—	—
Capital contribution from affiliates	2,879	—	—	—	—	—
Dividend to Mariner Energy LLC	—	(166,431)	(166,432)	—	—	—

Net cash (used in) provided by financing activities	8,733	(74,852)	(64,853)	—	(100,000)	—

Increase (Decrease) in Cash and Cash Equivalents	2,023	(63,886)	(62,587)	4,954	41,830	6,506
Cash and Cash Equivalents at Beginning of Period	2,541	65,128	65,128	60,174	18,344	11,838

Cash and Cash Equivalents at End of Period	$4,564	$1,242	$2,541	$65,128	$60,174	$18,344

The accompanying notes are an integral part of these financial statements

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002

1.	Summary of Significant Accounting Policies
      Operations — Mariner Energy, Inc. (the “Company”) is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico, both shelf and deepwater, and the Permian Basin in West Texas.
      Unaudited Interim Financial Statements — The accompanying unaudited consolidated financial statements as of September 30, 2005 and for the nine months ended September 30, 2005 and the period from March 3, 2004 through September 30, 2004 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all material adjustments (consisting only of normal and recurring adjustments) necessary to present a fair statement of our financial position and results of operations for the interim periods included herein have been made, and the disclosures contained herein are adequate to make the information presented not misleading. Quarterly results are not necessarily indicative of expected annual results because of the impact of commodity price fluctuations and other factors.
      Organization — On March 2, 2004, Mariner Energy LLC, the parent company of Mariner Energy, Inc. (the “Company”), merged with a subsidiary of MEI Acquisitions Holdings, LLC, an affiliate of the private equity funds Carlyle/ Riverstone Global Energy and Power Fund II, L.P. and ACON Investments LLC (the “Merger”) (See Note 2). Prior to the Merger, Joint Energy Development Investments Limited Partnership (“JEDI”), which is an indirect wholly-owned subsidiary of Enron Corp. (“Enron”), owned approximately 96% of the common stock of Mariner Energy LLC (see Note 3). In the Merger, all the shares of common stock in Mariner Energy LLC were converted into the right to receive cash and certain other consideration. As a result, JEDI no longer owns any interest in Mariner Energy LLC, and the Company is no longer affiliated with JEDI or Enron.
      Simultaneously with the Merger, the Company obtained a revolving line of credit with initial advances of $135 million from a group of banks. The loan proceeds and an additional $31.2 million of Company funds distributed to Mariner Energy LLC were used to pay a portion of the gross Merger consideration (which included repayment of $197.6 million of Mariner Energy LLC debt outstanding at the time of the Merger) and estimated transaction costs and expenses associated with the Merger and bank financing. The Company also issued a $10 million note and assigned a fully reserved receivable valued at $1.9 million to Joint Energy Development Investments Limited Partnership (“JEDI”), an Enron Corp. affiliate and the majority owner of Mariner Energy LLC prior to the Merger, as part of JEDI’s Merger consideration. In addition, pursuant to the Merger agreement, JEDI agreed to indemnify the Company from certain liabilities and the Company agreed to pay additional Merger consideration contingent upon the outcome of a certain five well drilling program that was completed in the second quarter of 2004. In September 2004, the Company paid approximately $161,000 as additional Merger consideration related to the five well drilling program, and the Company believes it has fully discharged its obligations thereunder.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      The sources and uses of funds related to the Merger were as follows:

Mariner Energy, Inc. bank loan proceeds	$135.0
Note payable issued by Mariner Energy, Inc. to former parent	10.0
Equity from new owners	100.0
Distributions from Mariner Energy, Inc.	31.2
Assignment by Mariner Energy, Inc. of receivables	1.9

Total	$278.1

Repayment of former parent debt obligation	$197.6
Merger consideration to stockholders and warrant holders	73.5
Acquisition costs and other expenses	7.0

Total	$278.1

      As a result of the change in control, accounting principles generally accepted in the United States requires the Merger and the resulting acquisition of Mariner Energy LLC by MEI Acquisitions Holdings, LLC to be accounted for as a purchase transaction in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”. Staff Accounting bulletin No. 54 (“SAB 54”) requires the application of “push down accounting” in situations where the ownership of an entity has changed, meaning that the post-transaction financial statements of the Company reflect the new basis of accounting. Accordingly, the financial statements as of December 31, 2004 reflect the Company’s fair value basis resulting from the acquisition that has been pushed down to the Company. The aggregate purchase price has been allocated to the underlying assets and liabilities based upon the respective estimated fair values at March 2, 2004 (date of Merger). The allocation of the purchase price has been finalized. Carryover basis accounting applies for tax purposes. All financial information presented prior to March 2, 2004 represents the basis of accounting used by the pre-Merger entity. The period January 1, 2004 through March 2, 2004 is referred to as 2004 Pre-Merger and the period March 3, 2004 through December 31, 2004 is referred to as 2004 Post-Merger.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the March 2, 2004 acquisition:
ALLOCATION OF PURCHASE PRICE TO MARINER ENERGY, INC.

March 2, 2004

(In millions)
Oil and natural gas properties — proved	$203.5
Oil and natural gas properties — unproved	25.2
Other property and equipment and other assets	0.7
Current assets	83.2
Deferred tax asset(1)	9.1
Other assets	4.6
Accounts payable and accrued expenses	(62.2)
Long-Term Liability	(14.7)
Fair value of oil and natural gas derivatives	(12.4)
Debt	(145.0)

Total Allocation	$92.0

(1)	Represents deferred income taxes recorded at the date of the Merger due to differences between the book basis and the tax basis of assets. For book purposes, we had a step-up in basis related to purchase accounting while our existing tax basis carried over.
      The following reflects the unaudited pro forma results of operations as though the Merger had been consummated at January 1, 2004.

Twelve Months
Ending
December 31,
2004

(In millions)
Revenues and other income	$214.2
Income before taxes and change in accounting method	103.0
Net income	67.0
      On February 10, 2005, in anticipation of the Company’s private placement of 31,452,500 shares of common stock (the “Private Equity Offering”), Mariner Holdings, Inc. (the direct parent of Mariner Energy, Inc.) and Mariner Energy LLC (the direct parent of Mariner Holdings, Inc.) were merged into Mariner Energy, Inc. and ceased to exist. The mergers of Mariner Holdings, Inc. and Mariner Energy LLC into the Company had no operational or financial impact on the Company; however, intercompany receivables of $0.2 million and $2.9 million in cash held by the affiliates were transferred to the Company in February 2005 and accounted for as additional paid-in capital.
      Net Income Per Share — Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. No dilution for any potentially dilutive securities is included. Fully diluted earnings per share assumes the conversion of all potentially dilutive securities and is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding plus all potentially dilutive securities.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002

	Post-Merger			Pre-Merger

		Period from	Period from	Period from
	Nine Months	March 3, 2004	March 3, 2004	January 1, 2004	Years Ended
	Ended	through	through	through	December 31,
	September 30,	September 30,	December 31,	March 2,
	2005	2004	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
Numerator:
Income before cumulative effect of change in accounting method, net of tax effects	$35,563	$35,680	$53,619	$14,826	$36,301	$29,993
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	1,943	—

Net income	$35,563	$35,680	$53,619	$14,826	$38,244	$29,993

Denominator:
Weighted average shares outstanding	32,438	29,748	29,748	29,748	29,748	29,748
Add dilutive securities: Restricted shares	875	—	—	—	—	—

Total weighted average shares outstanding and dilutive securities	33,313	29,748	29,748	29,748	29,748	29,748

Earnings per share — basic:
Income before cumulative effect of change in accounting method, net of tax effects	$1.10	$1.20	$1.80	$.50	$1.22	$1.01
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	.07	—

Net income per share — basic	$1.10	$1.20	$1.80	$.50	$1.29	$1.01

Earnings per share — diluted:
Income before cumulative effect of change in accounting method, net of tax effects	$1.07	$1.20	$1.80	$.50	$1.22	$1.01
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	.07	—

Net income per share — diluted	$1.07	$1.20	$1.80	$.50	$1.29	$1.01

      Effective March 3, 2005, we effected a stock split increasing our authorized shares from 2,000,000 to 70,000,000 and our outstanding shares from 1,380 to 29,748,130. We also changed the stated par value of our stock from $1 to $.0001 per share. The accompanying financial and earnings per share information has been restated utilizing the post-split shares. Effective with our merger on March 2, 2004, all company stock option plans and associated outstanding stock options were canceled.
      For the periods presented prior to 2005, Mariner Energy, Inc. had no outstanding stock options so the basic and diluted earnings per share were the same. In March 2005, 2,267,270 restricted stock awards were granted under the Equity Participation Plan and 787,360 stock options were granted under the Stock Incentive Plan. During the second and third quarters of 2005, an additional 21,640 stock options were granted under the Stock Incentive Plan for a total of 809,000 stock options outstanding as of September 30, 2005. Outstanding restricted stock and unexercised stock options diluted earnings by $0.03 per share for the nine months ended September 30, 2005.
      Cash and Cash Equivalents — All short-term, highly liquid investments that have an original maturity date of three months or less are considered cash equivalents.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      Receivables — Substantially all of the Company’s receivables arise from sales of oil or natural gas, or from reimbursable expenses billed to the other participants in oil and gas wells for which the Company serves as operator.
      Oil and Gas Properties — Oil and gas properties are accounted for using the full-cost method of accounting. All direct costs and certain indirect costs associated with the acquisition, exploration and development of oil and gas properties are capitalized. Amortization of oil and gas properties is provided using the unit-of-production method based on estimated proved oil and gas reserves. No gains or losses are recognized upon the sale or disposition of oil and gas properties unless the sale or disposition represents a significant quantity of oil and gas reserves, which would have a significant impact on the depreciation, depletion and amortization rate. The net carrying value of proved oil and gas properties is limited to an estimate of the future net revenues (discounted at 10%) from proved oil and gas reserves based on period-end prices and costs plus the lower of cost or estimated fair value of unproved properties.
      Under full cost accounting rules, total capitalized costs are limited to a ceiling equal to the present value of future net revenues, discounted at 10% per annum, plus the lower of cost or fair value of unproved properties less income tax effects (the “ceiling limitation”). We perform a quarterly ceiling test to evaluate whether the net book value of our full cost pool exceeds the ceiling limitation. If capitalized costs (net of accumulated depreciation, depletion and amortization) less related deferred taxes are greater than the discounted future net revenues or ceiling limitation, a write-down or impairment of the full cost pool is required. A write-down of the carrying value of the full cost pool is a non-cash charge that reduces earnings and impacts stockholders’ equity in the period of occurrence and typically results in lower depreciation, depletion and amortization expense in future periods. Once incurred, a write-down is not reversible at a later date.
      The ceiling test is calculated using natural gas and oil prices in effect as of the balance sheet date and adjusted for “basis” or location differential, held constant over the life of the reserves. We use derivative financial instruments that qualify for cash flow hedge accounting under SFAS 133 to hedge against the volatility of natural gas prices, and in accordance with SEC guidelines, we include estimated future cash flows from our hedging program in our ceiling test calculation. In addition, subsequent to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” the future cash outflows associated with settling asset retirement obligations are not included in the computation of the discounted present value of future net revenues for the purposes of the ceiling test calculation.
      Unproved Properties — The costs associated with unevaluated properties and properties under development are not initially included in the full cost amortization base and relate to unproved leasehold acreage, seismic data, wells and production facilities in progress and wells pending determination together with interest costs capitalized for these projects. Unevaluated leasehold costs are transferred to the amortization base once determination has been made or upon expiration of a lease. Geological and geophysical costs, including 3-D seismic data costs, are included in the full cost amortization base as incurred when such costs cannot be associated with specific unevaluated properties for which we own a direct interest. Seismic data costs are associated with specific unevaluated properties if the seismic data is acquired for the purpose of evaluating acreage or trends covered by a leasehold interest owned by us. We make this determination based on an analysis of leasehold and seismic maps and discussions with our Chief Exploration Officer. Geological and geophysical costs included in unproved properties are transferred to the full cost amortization base along with the associated leasehold costs on a specific project basis. Costs associated with wells in progress and wells pending determination are transferred to the amortization base once a determination is made whether or not

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
proved reserves can be assigned to the property. Costs of dry holes are transferred to the amortization base immediately upon determination that the well is unsuccessful. All items included in our unevaluated property balance are assessed on a quarterly basis for possible impairment or reduction in value. We estimate these costs will be evaluated within a three-year period.
      Other Property and Equipment — Depreciation of other property and equipment is provided on a straight-line basis over their estimated useful lives, which range from three to twenty-two years.
      Prepaid Expenses and Other — Prepaid expenses and other includes $3.6 million of oil and gas lease and well equipment held in inventory at December 31, 2004. In 2004 and the nine months ended September 30, 2005, we reduced the carrying cost of our inventory by $957,000 and $498,000, respectively, to account for a reduction in the estimated value, primarily related to subsea trees held in inventory.
      Other Assets — Other assets as of September 30, 2005 were primarily comprised of $1.7 million of amortizable bank fees and $3.0 million of prepaid seismic costs. Other assets as of December 31, 2004 were primarily comprised of $2.5 million of amortizable bank fees and various deposits held by third parties. Other assets as of December 31, 2003 were primarily comprised of a $977,000 receivable from Mariner Energy LLC and various deposits held by third parties. Accumulated amortization as of September 30, 2005, December 31, 2004 and 2003 was $1.8 million, $0.9 million and $6.6 million, respectively.
      Production Costs — All costs relating to production activities, including workover costs incurred to maintain production, are charged to expense as incurred.
      General and Administrative Costs and Expenses — Under the full cost method of accounting, a portion of our general and administrative expenses that are attributable to our acquisition, exploration and development activities are capitalized as part of our full cost pool. These capitalized costs include salaries, employee benefits, costs of consulting services and other costs directly identified with acquisition exploration and development activities. We capitalized general and administrative costs related to our acquisition, exploration and development activities, during 2004, 2003 and 2002, of $6.9 million, $6.6 million and $9.5 million, respectively.
      We receive reimbursement for administrative and overhead expenses incurred on behalf of other working interest owners on properties we operate. These reimbursements totaling $4.4 million, $1.8 million and $2.8 million for the years ended December 31, 2004, 2003 and 2002, respectively, were allocated as reductions to general and administrative expenses incurred. Generally, we do not receive any reimbursements or fees in excess of the costs incurred; however, if we did, we would credit the excess to the full cost pool to be recognized through lower cost amortization as production occurs.
      Income Taxes — The Company’s taxable income is included in a consolidated United States income tax return with Mariner Energy LLC. The intercompany tax allocation policy provides that each member of the consolidated group compute a provision for income taxes on a separate return basis. The Company records its income taxes using an asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be recovered.
      Capitalized Interest Costs — The Company capitalizes interest based on the cost of major development projects which are excluded from current depreciation, depletion, and amortization calculations. Capitalized

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
interest costs were approximately $-0- and $434,000 for 2004 Pre-merger and 2004 Post-merger, respectively, and $727,000, and $1,022,000 for the years ended December 31, 2003 and 2002, respectively.
      Accrual for Future Abandonment Costs — Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 was adopted on January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.
      The adoption of SFAS 143 resulted in a January 1, 2003 cumulative effect adjustment to record (i) an $11.3 million increase in the carrying values of proved properties, and (ii) a $4.5 million increase in current abandonment liabilities. The net impact of these items was to record a pre-tax gain of $3.0 million as a cumulative effect adjustment of a change in accounting principle in the Company’s statements of operations upon adoption on January 1, 2003.
      The following roll forward is provided as a reconciliation of the beginning and ending aggregate carrying amounts of the asset retirement obligation.

(In millions)
Abandonment liability as of January 1, 2003 (Pre-Merger)	$15.7
Liabilities incurred	1.8
Claims settled	(3.9)
Accretion expense	1.4

Abandonment liability as of December 31, 2003 (Pre-Merger)	$15.0

Liabilities Incurred	—
Claims Settled	(1.5)
Accretion Expense	0.2

Abandonment Liability as of March 2, 2004 (Pre-merger)	$13.7

Abandonment Liability as of March 3, 2004 (Post-merger)	$13.7
Liabilities Incurred	11.5
Claims Settled	(2.7)
Accretion Expense	1.5

Abandonment Liability as of December 31, 2004 (Post-merger)(1)	$24.0

Liabilities Incurred (unaudited)	9.4
Claims Settled (unaudited)	(1.9)
Accretion Expense (unaudited)	1.6

Abandonment Liability as of September 30, 2005 (Post-merger) (unaudited)(2)	$33.1

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002

(1)	Includes $4.7 million classified as a current accrued liability at December 31, 2004.

(2)	Includes $6.8 million classified as a current accrued liability at September 30, 2005.
      Hedging Program — The Company utilizes derivative instruments in the form of natural gas and crude oil price swap agreements and costless collar arrangements in order to manage price risk associated with future crude oil and natural gas production and fixed-price crude oil and natural gas purchase and sale commitments. Such agreements are accounted for as hedges using the deferral method of accounting. Gains and losses resulting from these transactions, recorded at market value, are deferred and recorded in Accumulated Other Comprehensive Income (“AOCI”) as appropriate, until recognized as operating income in the Company’s Statement of Operations as the physical production hedged by the contracts is delivered.
      The net cash flows related to any recognized gains or losses associated with these hedges are reported as oil and gas revenues and presented in cash flows from operations. If the hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contracts is delivered.
      The conditions to be met for a derivative instrument to qualify as a cash flow hedge are the following: (i) the item to be hedged exposes the Company to price risk; (ii) the derivative reduces the risk exposure and is designated as a hedge at the time the derivative contract is entered into; and (iii) at the inception of the hedge and throughout the hedge period there is a high correlation of changes in the market value of the derivative instrument and the fair value of the underlying item being hedged.
      When the designated item associated with a derivative instrument matures, is sold, extinguished or terminated, derivative gains or losses are recognized as part of the gain or loss on sale or settlement of the underlying item. When a derivative instrument is associated with an anticipated transaction that is no longer expected to occur or if correlation no longer exists, the gain or loss on the derivative is recognized in income to the extent the future results have not been offset by the effects of price or interest rate changes on the hedged item since the inception of the hedge.
      Revenue Recognition — We use the entitlements method of accounting for the recognition of natural gas and oil revenues. Under this method of accounting, income is recorded based on our net revenue interest in production or nominated deliveries. We incur production gas volume imbalances in the ordinary course of business. Net deliveries in excess of entitled amounts are recorded as liabilities, while net under deliveries are reflected as assets. Imbalances are reduced either by subsequent recoupment of over-and-under deliveries or by cash settlement, as required by applicable contracts. Production imbalances are marked-to-market at the end of each month at the lowest of (i) the price in effect at the time of production; (ii) the current market price; or (iii) the contract price, if a contract is in hand.
      Oil and gas volumes sold are not significantly different from the Company’s share of production.
      Financial Instruments — The Company’s financial instruments consist of cash and cash equivalents, receivables, payables and outstanding debt. The carrying amount of the Company’s other instruments noted above approximate fair value due to the short-term nature of these investments. The carrying amount of our long-term debt approximates fair value as the interest rates are generally indexed to current market rates.
      Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires manage-

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
ment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.
      Major Customers — During the twelve months ended December 31, 2004, sales of oil and gas to three purchasers, including an Enron affiliate, accounted for 27%, 18% and 12% of total revenues. During the year ended December 31, 2003, sales of oil and gas to three purchasers, including an Enron affiliate, accounted for 34%, 19% and 14% of total revenues. During the year ended December 31, 2002, sales of oil and gas to three purchasers, including an Enron affiliate, accounted for 42%, 14% and 9% of total revenues. Management believes that the loss of any of these purchasers would not have a material impact on the Company’s financial condition or results of operations.
      Stock Options — The Company (as allowed by SFAS No. 123 “Accounting for Stock Based Compensation” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure”) has historically applied APB Opinion No. 25 “Accounting for Stock Issued to Employees” for its grants made pursuant to its employee stock option plans. The Company applies APB Opinion 25 and related interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized for the Stock Option Plan. Had compensation cost for the Stock Option Plan been determined based on the fair value at the grant date for awards under the Stock Option Plan consistent with the method of SFAS No. 123, the Company’s net income for the years ended December 31, 2004, 2003 and 2002 would not have changed. Effective January 1, 2005, we adopted the fair value expense recognition provisions of SFAS 123(R). Using the modified retrospective application, the Company would be required to give effect to the fair-value based method of accounting for awards granted, modified, or settled in cash in fiscal years beginning after December 15, 1994 on a basis consistent with the pro forma disclosures required for those periods by Statement 123, as amended by FASB Statement No. 14 “Accounting for Stock Based Compensation — Transition and Disclosure”. Since the Company had no employee stock options plans in effect at January 1, 2005, adoption of this method is expected to have no impact on historical information presented by the Company.
      As a result of the adoption of the above described SFAS No. 123(R), we recorded compensation expense for the fair value of restricted stock that was granted pursuant to our Equity Participation Plan (see “Management of Mariner — Equity Participation Plan”) and for subsequent grants of stock options or restricted stock made pursuant to the Mariner Energy, Inc. Stock Incentive Plan (see “Management of Mariner — Stock Incentive Plan”). We recorded compensation expense for the restricted stock grants equal to their fair value at the time of the grant, amortized pro rata over the restricted period. General and administrative expense for the nine months ended September 30, 2005 includes $17.2 million of compensation expense related to restricted stock granted in 2005 and $0.4 million of compensation expense related to stock options outstanding as of September 30, 2005. For the comparable period in 2004, we recorded no stock compensation expense related to either restricted stock or stock options.
      Recent Accounting Pronouncements — In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS No. 150. SFAS No. 150 establishes standards on how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that the Company classify as liabilities the fair value of all mandatorily redeemable financial instruments that had previously been recorded as equity or elsewhere in the consolidated financial statements.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective for all existing financial instruments beginning in the third quarter of 2003. SFAS No. 150 did not impact the Company.
      On September 2, 2004, the FASB issued FASB Staff Position No. FAS 142-2, “Application of FASB Statement No. 142, Goodwill and Other Intangible Assets, to Oil and Gas Producing Entities,” (“FSP FAS 142-2”) addressing whether the scope exception within Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) includes the balance sheet classification and disclosures for drilling and mineral rights of oil and gas producing properties. The FASB staff concluded that the accounting framework for oil and gas entities is based on the level of established reserves, not whether an asset is tangible or intangible, and thus the scope exception extended to the balance sheet classification and disclosure provisions for such assets.
      On September 28, 2004, the SEC released Staff Accounting Bulletin (“SAB”) 106 regarding the application of SFAS 143, “Accounting for Asset Retirement Obligations (“AROs”),” by oil and gas producing companies following the full cost accounting method. Pursuant to SAB 106, oil and gas producing companies that have adopted SFAS 143 should exclude the future cash outflows associated with settling AROs (ARO liabilities) from the computation of the present value of estimated future net revenues for the purposes of the full cost ceiling calculation. In addition, estimated dismantlement and abandonment costs, net of estimated salvage values, that have been capitalized (ARO assets) should be included in the amortization base for computing depreciation, depletion and amortization expense. Disclosures are required to include discussion of how a company’s ceiling test and depreciation, depletion and amortization calculations are impacted by the adoption of SFAS 143. SAB 106 is effective prospectively as of the beginning of the first fiscal quarter beginning after October 4, 2004. Since our adoption of SFAS 143 on January 1, 2003, we have calculated the ceiling test and our depreciation, depletion and amortization expense in accordance with the interpretations set forth in SAB 106; therefore, the adoption SAB 106 had no effect on our financial statements.
      On December 16, 2004, the FASB issued Statement 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29, to clarify the accounting for nonmonetary exchanges of similar productive assets. SFAS 153 eliminates the exception from the fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement will be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not have any nonmonetary transactions for any period presented to which this statement would apply. We do not expect the adoption of SFAS 153 to have a material impact on our financial statements.

2.	Related Party Transactions
      Organization and Ownership of the Company — Until February 10, 2005, the Company was a wholly-owned subsidiary of Mariner Holdings, Inc., which was a wholly-owned subsidiary of Mariner Energy LLC. From April 1, 1996, until October 1998, Mariner Holdings, Inc. was a majority-owned subsidiary of JEDI, an affiliate of Enron. In October 1998, JEDI and other stockholders of Mariner Holdings, Inc. exchanged all of their common shares of Mariner Holdings, Inc. for an equivalent ownership percentage in Mariner Energy LLC. From October 1998 until the Merger, Mariner Energy LLC was a majority-owned subsidiary of JEDI.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      During the period of JEDI’s ownership of the Company, Mariner Energy LLC and the Company entered into various financing and operating transactions, such as oil and gas sale transactions, commodity price hedge transactions, and financial transactions with affiliates of Enron. Below is a summary of key transactions between the Company or Mariner Energy LLC and Enron-affiliated entities.
      On February 10, 2005, in anticipation of the Private Equity Offering, Mariner Holdings, Inc. (the direct parent of Mariner Energy, Inc.) and Mariner Energy LLC (the direct parent of Mariner Holdings, Inc.) were merged into Mariner Energy, Inc. and ceased to exist. The mergers of Mariner Holdings, Inc. and Mariner Energy LLC into the Company had no operational or financial impact on the Company.

Mariner Energy LLC
      Enron Affiliate Term Loan — In March 2000, Mariner Energy LLC established an unsecured term loan with Enron North America Corp. (“ENA”), an affiliate of Enron, to repay amounts outstanding under various affiliate credit facilities at Mariner Energy LLC and the Company and provide additional working capital. The loan bore interest at 15%, which interest accrued and was added to the loan principal. In conjunction with the loan, warrants were issued to ENA providing the right to purchase up to 900,000 common shares of Mariner Energy LLC for $0.01 per share. The loan and warrants were subsequently assigned by ENA to another Enron affiliate. In connection with the Merger, the loan balance, which was approximately $192.8 million as of December 31, 2003, was repaid in full, and the warrants were exercised and the holders received their pro rata portion of the Merger consideration.

Mariner Energy, Inc.
      Oil and Gas Production Sales to Enron Affiliates — During the three years ending December 31, 2004, 2003 and 2002, sales of oil and gas production to Enron affiliates were $62.6 million, $32.6 million and $56.4 million, respectively. These sales were generally made on one to three month contracts. At the time Enron filed its petition for bankruptcy protection in December 2001, the Company immediately ceased selling its physical production to Enron Upstream Company, LLC, an Enron affiliate; however, it continued to sell its production to Bridgeline Gas Marketing, LLC, another Enron affiliate. No default in payment by Bridgeline has occurred. As of December 31, 2001, after Enron filed for bankruptcy protection, the Company had an outstanding receivable of $3.0 million from ENA Upstream related to sales of production. This amount was not paid as scheduled. In 2001, we fully allowed for its uncollectability and reduced the outstanding receivable to $-0-. The Company submitted a proof of claim to the bankruptcy court presiding over the Enron bankruptcy for amounts owed to it by ENA Upstream. As part of the Merger consideration, the Company assigned this and another receivable to JEDI at an agreed value of approximately $1.9 million.
      Price Risk Management Activities — The Company engages in price risk management activities from time to time. These activities are intended to manage its exposure to fluctuations in commodity prices for natural gas and crude oil. The Company primarily utilizes price swaps as a means to manage such risk. Prior to the Enron bankruptcy, all of the Company’s hedging contracts were with ENA. As a result of ENA’s bankruptcy, the November 2001 through April 30, 2002 settlements for oil and gas were not paid when due. On May 14, 2002, the Company elected under its ISDA Master Agreement with ENA to terminate all open hedge contracts. The effect of this termination was to fix the nominal value on all remaining contracts on May 14, 2002. Subsequent to this termination, the value of all oil and natural gas unpaid hedge contracts was $7.7 million. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
“Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138, the Company de-designated its contracts effective December 2, 2001 and recognized all market value changes subsequent to such de-designation in its earnings. The value recorded up to the time of de-designation and included in Accumulated Other Comprehensive Income (“AOCI”), was reclassified out of AOCI and into earnings as the original corresponding production, as hedged by the contracts was produced. As of December 31, 2003, approximately $25.8 million was reclassified to earnings.
      The following table sets forth the results of hedging transactions during the periods indicated that were made with ENA (all amounts shown are non-cash items):

	Year Ending
	December 31,

	2004	2003

Natural gas quantity hedged (MMbtu)	—	3,650,000
Increase (decrease) in natural gas sales (thousands)	—	$2,603
Crude oil quantity hedged (MBbls)	—	—
Increase (decrease) in crude oil sales (thousands)	—	—
      Supplemental ENA Affiliate Data — provided below is supplemental balance sheet and income statement information for affiliate entities reflecting net balances, net of any allowances:

	December 31,	December 31,
	2004	2003

	(Amount in millions)
Balance Sheet Data
Related Party Receivable:
Derivative Asset	$—	$—
Settled Hedge Receivable	—	—
Oil and Gas Receivable	—	—
Accrued Liabilities:
Transportation Contract	—	0.1
Service Agreement	—	0.4
Stockholder’s Equity:
Common Stock	$—	$.001
Additional Paid in Capital	—	227.3
Accumulated other Comprehensive Income	$—	$227.3

	Year Ended
	December 31,

	2004	2003

Income Statement Data
Oil and Gas Sales	$—	$32.6
General and Administrative Expenses	—	0.4
Transportation Expenses	—	1.9
Unrealized gain and other non-cash derivative instrument adjustments	—	—

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002

Post-Merger Related Party Transactions
      In connection with the Merger, Mariner Energy LLC entered into management agreements with two affiliates of MEI Acquisitions Holdings, LLC, the Company’s post-Merger parent company. These agreements provided for the payment by Mariner Energy LLC of an aggregate of $2.5 million to the affiliates in connection with the provision of management services. Such payments have been made. Mariner Energy LLC also entered into monitoring agreements with two affiliates of MEI Acquisitions Holdings, LLC, providing for the payment by Mariner Energy LLC of an aggregate of one percent of its annual EBITDA to the affiliates in connection with certain monitoring activities. Under the terms of the monitoring agreements, the affiliates provided financial advisory services in connection with the ongoing operations of Mariner subsequent to the Merger.
      Effective February 7, 2005, these contracts were terminated in consideration of lump sum cash payments by Mariner totalling $2.3 million. The Company recorded the termination payments as general and administrative expenses for the nine months ended September 30, 2005.

3.	Property Conveyances
      In April 2002, the Company sold 50% of its working interest in its Falcon discovery and surrounding blocks, located in East Breaks Block 579 in the western Gulf of Mexico, for $48.8 million. After the sale, the Company had a 25% working interest in the discovery and surrounding blocks. No gain or loss was recognized as a result of this sale, as the sale did not significantly affect the Company’s depletion rate.
      In March 2003, the Company sold its remaining 25% working interest in its Falcon and Harrier discoveries and surrounding blocks, located in East Breaks area in the western Gulf of Mexico, for $121.6 million. The Company retained a 4 1/4 percent overriding royalty interest on seven non-producing blocks. The proceeds from the sale were used for debt reduction, capital expenditures, and other corporate purposes. At March 31, 2003, the Falcon and Harrier projects had approximately 44 Bcfe assigned as proven oil and gas reserves to the Company’s interest. No gain or loss was recognized as a result of this sale, as the sale did not significantly affect the Company’s depletion rate.

4.	Long-Term Debt
      10 1/2% Senior Subordinated Notes — On August 14, 1996, the Company sold $100 million principal amount of 10 1/2% Senior Subordinated Notes Due 2006 (the “Notes”). The Notes bore interest at 10 1/2% payable semiannually in arrears on February 1 and August 1 of each year and were unsecured obligations of the Company. On August 1, 2003, the Company repaid the Notes at par value.
      Bank Credit Facility — On March 2, 2004, simultaneously with the closing of the Merger, the Company obtained a revolving line of credit with initial advances of $135 million from a group of seven banks (since reduced to six banks) led by Union Bank of California, N.A. and BNP Paribas. Proceeds of these advances were used to pay a portion of the Merger consideration (which included repayment of the debt of Mariner Energy LLC) and transaction costs and expenses associated with the Merger. The bank credit facility provides up to $150 million of revolving borrowing capacity, subject to a borrowing base, and a $25 million term loan. The initial advance was made in two tranches: a $110 million Tranche A and a $25 million Tranche B.
      The Tranche A revolving note matures on March 2, 2007. The borrowing capacity under the Tranche A note is subject to a borrowing base initially set at $110 million. The borrowing base initially is subject to

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
redetermination by the lenders quarterly. After the Tranche B note is repaid, provided that at least $10 million of unused availability exists under Tranche A, the borrowing base will be redetermined semi-annually. The borrowing base is based upon the evaluation by the lenders of the Company’s oil and gas reserves and other factors. Any increase in the borrowing base requires the consent of all lenders. On August 5, 2005, the lenders agreed to increase the borrowing base to $170 million. On January 20, 2006, the lenders agreed to increase the borrowing base to $185 million.
      Borrowings under the Tranche A note bear interest, at the option of the Company, at a rate of (i) LIBOR plus 2.00% to 2.75% depending upon utilization, or (ii) the greater of (a) the Federal Funds Rate plus 0.50% or (b) the Reference Rate (prime rate), plus 0.00% to 0.50% depending upon utilization.
      Borrowings under the Tranche B note bear interest at a rate equal to the greater of (a) the Federal Funds Rate plus 0.50% or (b) the Reference Rate, plus 3.00%. In July 2004 (prior to its December 2, 2004 maturity date) the outstanding Tranche B note was converted to a Tranche A note, and all subsequent advances under the credit facility are Tranche A advances. Once repaid, the Tranche B advances may not be reborrowed.
      Substantially all of the Company’s assets, other than the assets securing the term Promissory Note issued to JEDI, are pledged to secure the bank credit facility. In addition, the Company’s parent entities, Mariner Energy LLC and Mariner Holdings, Inc., have guaranteed the Company’s obligations under the bank credit facility. The Company must pay a commitment fee of 0.25% to 0.50% per year on the unused availability under the bank credit facility, depending upon utilization.
      The bank credit facility contains various restrictive covenants and other usual and customary terms and conditions of a revolving bank credit facility, including limitations on the payment of cash dividends and other restricted payments, limitations on the incurrence of additional debt, prohibitions on the sale of assets, and requirements for hedging a portion of the Company’s oil and natural gas production. Financial covenants require the Company to, among other things:
maintain a ratio, as of the last day of each fiscal quarter, of (a) current assets (excluding cash posted as collateral to secure hedging obligations) plus unused availability under the credit facility to (b) current liabilities (excluding the current portion of debt and the current portion of hedge liabilities) of not less than (i) 0.75 to 1.00 until June 30, 2004 and (ii) 1.00 to 1.00 thereafter;
maintain a ratio, as of the last day of each fiscal quarter, of (a) EBITDA (earnings before interest, taxes, depreciation, amortization and depletion) to (b) the sum of interest expense and maintenance capital expenditures for the period and 20% (on an annualized basis) of outstanding Tranche A advances, of not less than 1.20 to 1.00; and
maintain a ratio, as of the last day of each fiscal quarter, of (a) total debt to (b) EBITDA of not greater than 1.75 to 1.00 prior to the issuance by the Company of bonds as described in the credit agreement and 3.00 to 1.00 thereafter.
      The bank credit facility also contains customary events of default, including the occurrence of a change of control or default in the payment or performance of any other indebtedness equal to or exceeding $2.0 million.
      As of December 31, 2004, $105.0 million was outstanding under the bank credit facility, and the weighted average interest rate was 5.20%. The borrowing base under the bank credit facility is $135 million at December 31, 2004.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      As of September 30, 2005, $75.0 million was outstanding under the bank credit facility, and the weighted average interest rate was 5.84%. Net proceeds of approximately $39.0 million generated by the private placement in March 2005 were used to repay existing bank debt.

JEDI Term Promissory Note
      As part of the Merger consideration payable to JEDI, the Company issued a term Promissory Note to JEDI in the amount of $10 million. The note matures on March 2, 2006, and bears interest, payable in kind at our option, at a rate of 10% per annum until March 2, 2005, and 12% per annum thereafter unless paid in cash in which event the rate remains 10% per annum. We chose to pay interest in cash rather than in kind. The JEDI note is secured by a lien on three of the Company’s non-proven, non-producing properties located in the Outer Continental Shelf of the Gulf of Mexico. The Company can offset against the note the amount of certain claims for indemnification that can be asserted against JEDI under the terms of the Merger agreement. The JEDI term Promissory Note contains customary events of default, including the occurrence of an event of default under the Company’s bank credit facility.
      In March 2005, the Company repaid $6.0 million of the note utilizing proceeds from the private placement in March 2005.

Cash Interest Expense
      Cash paid for interest was -0- million and $5.4 million for 2004 Pre-Merger and 2004 Post-Merger, respectively, and $4.0 million and $6.2 million for the years ending December 31, 2003 and 2002, respectively.

5.	Stockholder’s Equity
      Stock Option Plan — During June 1996, Mariner Holdings, Inc. established the Mariner Holdings, Inc. 1996 Stock Option Plan (as amended, the “Stock Option Plan”) providing for the granting of stock options to key employees and consultants. In connection with the Merger, all outstanding options were cancelled in accordance with the Stock Option Plan. No payments were due to the holders of the options.
      The exercise price of options granted under the Stock Option Plan could not be less than the fair market value of the shares at the date of grant. The maximum number of common shares of Mariner Holdings, Inc. that could be issued under the Stock Option Plan was 142,800. In May 1998, the Stock Option Plan was amended to increase the number of eligible shares to be issued to 202,800. In September 1998, concurrent with the exchange of each common share of Mariner Holdings for twelve common shares of Mariner Energy LLC, the Stock Option Plan was amended to make Mariner Energy LLC the Stock Option Plan sponsor. The maximum number of shares of common shares that could have been issued under the Stock Option Plan was correspondingly increased to 2,433,600.
      During the three years ended December 31, 2004, 2003 and 2002, no options were granted under the Stock Option Plan. No options were exercised, but 212,882 options were canceled during the three-year period ended December 30, 2003. At December 31, 2003, options to purchase 437,940 shares were outstanding and exercisable. The exercise price for the outstanding options was $14.58 per share. The options would have expired in various months between 2008 through 2010. In connection with the Merger, all outstanding options were cancelled in accordance with the Stock Option Plan and no payments were due to the holders of the options.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      For the three years ended December 31, 2004, 2003, and 2002, Mainer Energy, Inc. had no outstanding stock options. During the nine months ended September 30, 2005, we granted 2,267,270 shares of restricted stock and options to purchase 809,000 shares of stock. We also issued 3.6 million shares of common stock in March 2005 in connection with our private placement offering. We recorded compensation expense of $17.2 million in the nine months ended September 30, 2005 related to the restricted stock, and in the nine months ended September 30, 2005, we recorded $0.4 million of compensation expense related to stock options outstanding as of September 30, 2005. For the comparable period in 2004, we recorded no stock compensation expense related to either restricted stock or stock options.

6.	Employee Benefit And Royalty Plans
      Employee Capital Accumulation Plan — The Company provides all full-time employees (who are at least 18 years of age) participation in the Employee Capital Accumulation Plan (the “Plan”) which is comprised of a contributory 401(k) savings plan and a discretionary profit sharing plan. Under the 401(k) feature, the Company, at its sole discretion, may contribute an employer-matching contribution equal to a percentage not to exceed 50% of each eligible participant’s matched salary reduction contribution as defined by the Plan. Under the discretionary profit sharing contribution feature of the Plan, the Company’s contribution, if any, must be determined annually and must be 4% of the lesser of the Company’s operating income or total employee compensation and shall be allocated to each eligible participant pro rata to his or her compensation. During the years ended 2004, 2003 and 2002, the Company contributed $193,521, $159,241 and $190,792, respectively, to the Plan related to the discretionary feature. Currently there are no plans to terminate the Plan.
      Overriding Royalty Interests — Pursuant to agreements, certain employees and consultants of the Company are entitled to receive, as incentive compensation, overriding royalty interests (“Overriding Royalty Interests”) in certain oil and gas prospects acquired by the Company. Such Overriding Royalty Interests entitle the holder to receive a specified percentage of the gross proceeds from the future sale of oil and gas (less production taxes), if any, applicable to the prospects. Cash payments made by the Company to current employees and consultants with respect to Overriding Royalty Interests were $.2 million and $2.5 million for 2004 Pre-Merger and 2004 Post-Merger, respectively, and for the two years ended December 31, 2003 and 2002 were $2.0 and $1.2 million, respectively.

7.	Commitments And Contingencies
      Minimum Future Lease Payments — The Company leases certain office facilities and other equipment under long-term operating lease arrangements. Minimum rental obligations under the Company’s operating leases in effect at December 31, 2004 are as follows (in thousands):

2005	$561
2006	446
2007	148
2008	—
2009	—
      Rental expense, before capitalization, was approximately $78,000 and $486,000 for 2004 Pre-Merger and 2004 Post-Merger, respectively, and $569,000 and $1,723,000 for the years ended December 31, 2003 and 2002, respectively.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      Hedging Program — The energy markets have historically been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. In an effort to reduce the effects of the volatility of the price of oil and natural gas on the Company’s operations, management has elected to hedge oil and natural gas prices from time to time through the use of commodity price swap agreements and costless collars. While the use of these hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.
      As of September 30, 2005, the Company had the following fixed price swaps outstanding:

			September 30,
			2005
		Fixed	Fair Value
Fixed Price Swaps	Quantity	Price	Gain/(Loss)

			(In millions)
Crude Oil (Bbls)
October 1 — December 31, 2005	138,000	$25.22	$(5.7)
January 1 — December 31, 2006	140,160	29.56	(5.2)
Natural Gas (MMbtus)
October 1 — December 31, 2005	1,352,400,	5.00	(12.3)
January 1 — December 31, 2006	1,827,547	5.53	(13.6)

Total			$(36.8)

      As of September 30, 2005, the Company had the following costless collars outstanding:

				September 30,
				2005
				Fair Value
Costless Collars	Quantity	Floor	Cap	Gain/(Loss)

				(In millions)
Crude Oil (Bbls)
October 1 — December 31, 2005	57,960	$35.60	$44.77	$(1.2)
January 1 — December 31, 2006	251,850	32.65	41.52	(6.2)
January 1 — December 31, 2007	202,575	31.27	39.83	(4.8)
Natural Gas (MMbtus)
October 1 — December 31, 2005	2,189,600	6.01	8.02	(12.3)
January 1 — December 31, 2006	7,347,450	5.78	7.85	(29.1)
January 1 — December 31, 2007	5,310,750	5.49	7.22	(14.7)

Total				$(68.3)

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      The Company has not entered into any hedge transactions subsequent to September 30, 2005.
      As of December 31, 2004, the Company had the following fixed price swaps outstanding:

			December 31, 2004
		Fixed	Fair Value
Fixed Price Swaps	Quantity	Price	Gain/(Loss)

			(In millions)
Crude Oil (Bbls)
January 1 — December 31, 2005	606,000	$26.15	$(10.0)
January 1 — December 31, 2006	140,160	29.56	(1.5)
Natural Gas (MMbtus)
January 1 — December 31, 2005	8,670,159	5.41	(7.0)
January 1 — December 31, 2006	1,827,547	5.53	(1.9)

Total			$(20.4)

      As of December 31, 2004, the Company had the following costless collars outstanding:

				December 31, 2004
				Fair Value
Costless Collars	Quantity	Floor	Cap	Gain/(Loss)

				(In millions)
Crude Oil (Bbls)
January 1 — December 31, 2005	229,950	$35.60	$44.77	$(0.4)
January 1 — December 31, 2006	251,850	32.65	41.52	(0.7)
January 1 — December 31, 2007	202,575	31.27	39.83	(0.6)
Natural Gas (MMbtus)
January 1 — December 31, 2005	2,847,000	5.73	7.80	0.4
January 1 — December 31, 2006	3,514,950	5.37	7.35	(0.3)
January 1 — December 31, 2007	1,806,750	5.08	6.26	(0.4)

Total				$(2.0)

      The Company has reviewed the financial strength of its counterparties and believes the credit risk associated with these swaps and costless collars to be minimal.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      The following table sets forth the results of hedging transactions during the periods indicated:

	Post-Merger	Pre-Merger

	Period from	Period from
	March 3, 2004	January 1
	through	through	December 31,
	December 31,	March 2,
	2004	2004	2003	2002

Natural Gas
Quantity hedged (MMbtu)	16,723,063	2,100,000	25,520,000	—
Increase (Decrease) in Natural Gas Sales (in thousands)	$(12,223)	$1,431	$(27,097)	—
Crude Oil
Quantity hedged (MBbls)	1,375	179	730	353
Increase (Decrease) in Crude Oil Sales (in thousands)	$(16,221)	$(686)	$(4,969)	$(762)
      The Company’s hedge transactions resulted in a $.7 million gain for 2004 Pre-Merger and a $28.4 million loss for 2004 Post-Merger. $7.9 million of the Post-Merger loss relates to the hedge liability recorded at the merger date. In addition, in 2003 the Company recorded $3.2 million of expense related to the settlement of derivatives that were not accounted for as hedges.
      Other Commitments — In the ordinary course of business, the Company enters into long-term commitments to purchase seismic data. The minimum annual payments under these contracts are $2.0 and $1.0 million in 2005 and 2006, respectively.
      Deepwater Rig — In February 2000, the Company and Noble Drilling Corporation entered into an agreement whereby the Company committed to using a Noble deepwater rig for a minimum of 660 days over a five-year period. The Company assigned to Noble working interests in seven of the Company’s deepwater exploration prospects and agreed to pay Noble’s share of certain costs of drilling the initial test well on the prospects. As of December 31, 2003, the Company had no further obligation under the agreement for the use of the rig and had drilled five of the seven prospects. Subsequent to year end 2003, the Company and Noble Drilling Corporation agreed to exchange Noble’s interest in one of the two remaining undrilled prospects for an interest in another prospect drilled in the first quarter of 2004 and exchange Noble’s carried working interest in the other remaining undrilled prospect for a larger un-carried working interest in the prospect, and the Company agreed to use one of two Noble drilling rigs for an aggregate of 75 days. Mariner has no further obligations under this agreement.
      MMS Appeal — Mariner operates numerous properties in the Gulf of Mexico. Two of such properties were leased from the Mineral Management Service subject to the 1996 Royalty Relief Act. This Act relieved the obligation to pay royalties on certain leases until a designated volume is produced. These leases contained language that limited royalty relief if commodity prices exceeded predetermined levels. For the years 2000, 2001, 2003 and 2004, commodity prices exceeded the predetermined levels. The Company believes the MMS did not have the authority to set pricing limits in these leases and has filed an administrative appeal with the MMS regarding this matter and withheld payment of royalties on the leases. The Company has recorded a liability for 100% of the exposure on this matter which on September 30, 2005 was $14.6 million. In April 2005, the MMS denied the administrative appeal. On October 3, 2005, we filed suit in the U.S. District Court

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
for the Southern District of Texas seeking judicial review of the dismissal of our appeal by the Board of Land Appeals.
      Flowline Commitment — The Company entered into a firm transportation contract with MEGS LLC at a rate of $0.26 per Mmbtu to transport the Company’s share of 133 Bcf of natural gas through the MEGS flowline from the Company’s Mississippi Canyon 718 well from the commencement of production through March 2009. The Company’s working interest in the well at December 31, 2003 was 51%. The remaining volume commitment is 14,707,107 mmbtu or $3.8 million net to the Company. Pursuant to the contract, the Company must deliver minimum quantities through the flowline or be subject to minimum monthly payment requirements. Subsequent to year end 2003, the Company and the other 49% working interest owner in the well entered into an agreement to acquire the flowline for approximately $1.9 million net to the Company. The acquisition also extinguished a $2.3 million minimum throughput liability.
      Insurance Matters — In September 2004, the Company incurred damage from Hurricane Ivan that affected its Mississippi Canyon 66 (Ochre) and Mississippi Canyon 357 fields. Production from Mississippi Canyon 357 was shut-in until March 2005, when necessary repairs were completed and production recommenced. Production from Ochre is currently shut-in awaiting rerouting of umbilical and flow lines to another host platform. Prior to Hurricane Ivan, this field was producing at a net rate of approximately 6.5 MMcfe per day. Production from Ochre is expected to recommence in the first quarter of 2006. In addition, a semi-submersible rig on location at the Company’s Viosca Knoll 917 (Swordfish) field was blown off location by the hurricane and incurred damage. Until we are able to complete all the repair work and submit costs to the insurance underwriters for review, the full extent of our insurance recovery and the resulting net cost to the Company is unknown. We expect the net cost to the Company to be at least equal to the amount of our annual deductible of $1.25 million plus the single occurrence deductible of $.375 million.
      In August 2005 and September 2005, Mariner incurred damage from Hurricanes Katrina and Rita that affected several of its offshore fields. Hurricane Katrina caused minor damage to our owned platforms and facilities. Production that was shut-in by the hurricane was recommenced within three weeks of the hurricane, with the exception of two minor non-operated fields. However, Hurricane Katrina inflicted damage to host facilities for our Pluto, Rigel and Ochre projects that is expected to delay start-up of these projects until 2006. Hurricane Rita caused minor damage to our owned platforms and some damage to certain host facilities of our development projects. Production shut-in as a result of Hurricane Rita fully recommenced within three weeks of the hurricane, with the exception of one minor field. We cannot estimate a range of loss arising from the hurricanes until we are able to more completely assess the impacts on our properties and the properties of our operational partners. Until we are able to complete all the repair work and submit costs to our insurance underwriters for review, the full extent of our insurance recovery and the resulting net cost to us for Hurricanes Katrina and Rita will be unknown. For the insurance period ending September 30, 2005, we carried a $3.0 million annual deductible and a $.375 million single occurrence deductible.
      Litigation — The Company, in the ordinary course of business, is a claimant and/or a defendant in various legal proceedings, including proceedings as to which the Company has insurance coverage. The Company does not consider its exposure in these proceedings, individually and in the aggregate, to be material.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002

8.	Income Taxes
      The components of the federal income tax provision are:

	Post-Merger	Pre-Merger

	Period from	Period from
	March 3, 2004	January 1	Year Ending
	through	through	December 31,
	December 31,	March 2,
	2004	2004	2003	2002

	$	$	$	$

Current	—	—	—	—
Deferred	28,783	8,072	10,432	—

Total	28,783	8,072	10,432	—

      The following table sets forth a reconciliation of the statutory federal income tax with the income tax provision (in thousands):

	Post-Merger		Pre-Merger

	Period from		Period from
	March 3, 2004		January 1		Year Ending December 31,
	through		through
	December 31,		March 2,
	2004		2004		2003		2002

	$	%	$	%	$	%	$	%

Income before income taxes including change in accounting in 2003	82,402	—	22,898	—	48,676	—	29,993	—
Income tax expense (benefit) computed at statutory rates	28,841	35	8,014	35	17,037	35	10,498	35
Change in valuation allowance	—	—	—	—	(7,090)	(14)	(11,507)	(38)
Other	(58)	—	58	—	485	—	1,009	3

Tax Expense	28,783	35	8,072	35	10,432	21	—	—

      Federal income taxes of $1.6 million were paid by the Company for the 2004 Post-Merger period for alternative minimum tax liability, and no federal income taxes were paid by the Company in the years ended December 31, 2003 and 2002. An income tax benefit of $1,045,000 was included as a reduction in “Change in Accounting Principle” for the adoption of SFAS No. 143 in 2003. The increase in federal income tax expense for 2003 is a direct result of the Company utilizing 100% of its stand alone entity net operating losses.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax assets and liabilities are as follows (in thousands):

	Year Ending
	December 31,

	2004	2003

Deferred Tax Assets:
Net operating loss carry forwards	$15,639	$—
Alternative minimum Tax Credit	1,606	—
Differences between book and tax basis of receivables	—	676
Other comprehensive income-derivative instruments	6,262	—
Valuation allowance	(5,909)	—

Total net deferred tax assets	17,598	676
Deferred Tax Liabilities:
Differences between book and tax basis of properties	(14,569)	(5,445)

Total net deferred asset (liability)	$3,029	$(4,769)

9.	Oil and Gas Producing Activities and Capitalized Costs (Unaudited)
      The results of operations from the Company’s oil and gas producing activities were as follows (in thousands):

	Year Ending December 31,

	2004	2003	2002

Oil and gas sales	$214,187	$142,543	$158,228
Lease operating costs	(25,484)	(24,719)	(26,076)
Transportation	(3,029)	(6,252)	(10,480)
Depreciation, depletion and amortization	(64,911)	(48,339)	(70,821)

Results of operations	$120,763	$63,233	$50,851

      The following table summarizes the Company’s capitalized costs of oil and gas properties.

	As of December 31,

	2004	2003	2002

Unevaluated properties, not subject to amortization	$36,245	$36,619	$44,630
Properties subject to amortization	319,553	599,762	620,949

Capitalized costs	355,798	636,381	665,579
Accumulated depreciation, depletion and amortization	(52,680)	(429,323)	(379,543)

Net capitalized costs	$303,118	$207,058	$286,036

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
      Costs incurred in property acquisition, exploration and development activities were as follows (in thousands, except per equivalent mcf amounts):

	Year Ending December 31,

	2004	2003	2002

Property acquisition costs
Unproved properties	$4,844	$4,746	$14,813
Exploration costs	43,022	26,823	25,545
Development costs	100,823	51,659	65,002

Total costs incurred	148,689	$83,228	$105,360

Depreciation, depletion and amortization rate per equivalent Mcf before impairment	$1.73	$1.45	$1.78
      The Company capitalizes internal costs associated with exploration activities in progress. These capitalized costs were approximately $7,334,000, $7,360,000 and $10,508,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
      The following table summarizes costs related to unevaluated properties which have been excluded from amounts subject to amortization at December 31, 2004. Two relatively significant projects were included in unproved properties with balances of $8.0 million and $5.3 million at December 31, 2004. These projects are expected to be evaluated within the next twelve months. The Company regularly evaluates these costs to determine whether impairment has occurred. The majority of these costs are expected to be evaluated and included in the amortization base within three years.

	Period Incurred

	Year Ended December 31,				Total at
					December 31,
	2004	2003	2002	Prior	2004

Unproved leasehold acquisition and geological and geophysical costs	$4,354	$76	$10,251	$7,324	$22,005
Unevaluated exploration and development costs	8,955	(51)	(209)	5,150	13,845
Capitalized interest	267	118	10	—	395

Total	$13,576	$143	$10,052	$12,474	$36,245

      All of the excluded costs at December 31, 2004 relate to activities in the Gulf of Mexico.

10.	Supplemental Oil and Gas Reserve and Standardized Measure Information (Unaudited)
      Estimated proved net recoverable reserves as shown below include only those quantities that are expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves expected to be recovered through existing wells. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion. Also included in the Company’s proved undeveloped reserves as of December 31, 2004 were reserves expected to be recovered from wells for which

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
certain drilling and completion operations had occurred as of that date, but for which significant future capital expenditures were required to bring the wells into commercial production.
      Reserve estimates are inherently imprecise and may change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as in the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves set forth herein will be developed within the periods anticipated. It is likely that variances from the estimates will be material. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the discounted future net cash flows should not be construed as representative of the fair market value of the proved reserves owned by the Company since discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to such date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Actual results will differ, and are likely to differ materially, from the results estimated.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
ESTIMATED QUANTITIES OF PROVED RESERVES

			Natural Gas
	Oil	Natural Gas	Equivalent
	(Mbbl)	(MMcf)	(MMcfe)

	(In thousands)
December 31, 2001	10,101	176,461	237,069

Revisions of previous estimates	541	5,523	8,769
Extensions, discoveries and other additions	2,108	18,791	31,439
Sale of reserves in place	(35)	(35,088)	(35,298)
Production	(1,697)	(29,632)	(39,814)

December 31, 2002	11,018	136,055	202,165

Revisions of previous estimates	900	(3,076)	2,324
Extensions, discoveries and other additions	2,795	62,609	79,379
Sale of reserves in place	(34)	(44,233)	(44,437)
Production	(1,600)	(23,771)	(33,371)

December 31, 2003	13,079	127,584	206,060

Revisions of previous estimates	1,249	19,797	27,291
Extensions, discoveries and other additions	2,225	28,334	41,684
Sale of reserves in place	—	—	—
Production	(2,298)	(23,782)	(37,570)

December 31, 2004	14,255	151,933	237,465

ESTIMATED QUANTITIES OF PROVED DEVELOPED RESERVES

			Natural Gas
	Oil	Natural Gas	Equivalent
	(Mbbl)	(MMcf)	(MMcfe)

	(In thousands)
December 31, 2002	3,609	64,586	86,240
December 31, 2003	5,951	60,881	96,587
December 31, 2004	6,339	71,361	109,395
      The following is a summary of a Standardized Measure of discounted net future cash flows related to the Company’s proved oil and gas reserves. The information presented is based on a valuation of proved reserves using discounted cash flows based on year-end prices, costs and economic conditions and a 10% discount rate. The additions to proved reserves from new discoveries and extensions could vary significantly from year to year. Additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant. Accordingly, the information presented below should not be viewed as an estimate of the fair value of the Company’s oil and gas properties, nor should it be considered indicative of any trends.

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002
STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

	Year Ending December 31,

	2004	2003	2002

	(In thousands)
Future cash inflows	$1,601,240	$1,182,509	$992,700
Future production costs	(308,190)	(196,695)	(154,661)
Future development costs	(193,689)	(138,694)	(110,474)
Future income taxes	(285,701)	(183,199)	(72,648)

Future net cash flows	813,660	663,921	654,917

Discount of future net cash flows at 10% per annum	(319,278)	(245,762)	(191,345)

Standardized measure of discounted future net cash flows	$494,382	$418,159	$463,572

      During recent years, there have been significant fluctuations in the prices paid for crude oil in the world markets and in the United States, including the posted prices paid by purchasers of the Company’s crude oil. The NYMEX prices of oil and gas at December 31, 2004, 2003 and 2002, used in the above table, were $43.45, $32.52 and $31.20 per Bbl, respectively, and $6.15, $5.96 and $4.74 per Mmbtu, respectively, and do not include the effect of hedging contracts in place at period end.
      The following are the principal sources of change in the Standardized Measure of discounted future net cash flows (in thousands):

	Year Ending December 31,

	2004	2003	2002

Sales and transfers of oil and gas produced, net of production costs	$(185,673)	$(111,572)	$(125,610)
Net changes in prices and production costs	27,767	27,403	331,085
Extensions and discoveries, net of future development and production costs	102,905	180,237	50,085
Development costs during period and net change in development costs	44,417	31,709	28,474
Revision of previous quantity estimates	89,814	6,276	7,480
Sales of reserves in place	—	(138,016)	(25,887)
Net change in income taxes	(27,634)	(63,962)	(51,423)
Accretion of discount before income taxes	41,816	51,500	29,488
Changes in production rates (timing) and other	(17,189)	(28,988)	(12,148)

Net change	$76,223	$(45,413)	$231,544

MARINER ENERGY, INC.
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
For the Nine Month Period Ended September 30, 2005 (Unaudited),
for the Period from March 3, 2004 through September 30, 2004 (Unaudited), for the Period from March 3, 2004 through December 31, 2004 (Post-Merger), for the Period from January 1, 2004 through March 2, 2004 (Pre-Merger), and For the Years Ended December 31, 2003 and 2002

11.	Unaudited Quarterly Financial Information
      The following table presents Mariner’s unaudited quarterly financial information for 2004 and 2003:

	Post-Merger				Pre-Merger

				Period from	Period from
	2004 Quarter Ended			March 3, 2004	January 1, 2004	2003 Quarter Ended
				through	through
	December 31	September 30	June 30	March 31, 2004	March 2, 2004	December 31	September 30	June 30	March 31

	(In thousands, except per share data)
Total revenues	$51,897	$50,202	$51,086	$21,238	$39,764	$33,231	$29,002	$35,099	$45,211
Operating income	$29,108	$24,403	$25,045	$9,666	$22,812	$14,474	$4,428	$9,681	$23,330
Income before income taxes	$27,501	$22,804	$23,071	$9,026	$22,898	$14,453	$2,758	$7,583	$20,894
Provision for income taxes	9,562	8,498	7,630	3,093	8,072	10,432	(1,045)	—	—

Income before cumulative effect of change in accounting method, net of tax effects	17,939	14,306	15,441	5,933	14,826	4,021	3,803	7,583	20,894
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	—	—	(1,045)	—	2,988

Net Income	$17,939	$14,306	$15,441	$5,933	$14,826	$4,021	$2,758	$7,583	$23,882

Earnings per share:
Net income per share — basic
Income before cumulative effect of change in accounting method, net of tax effects	$0.60	$0.48	$0.52	$0.20	$0.50	$0.14	$0.13	$0.25	$0.70
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	—	—	(0.04)	—	0.10

Income per share — basic	$0.60	$0.48	$0.52	$0.20	$0.50	$0.14	$0.09	$0.25	$0.80

Net income per share — diluted
Income before cumulative effect of change in accounting method, net of tax effects	$0.60	$0.48	$0.52	$0.20	$0.50	$0.14	$0.13	$0.25	$0.70
Cumulative effect of change in accounting method, net of tax effects	—	—	—	—	—	—	(0.04)	—	0.10

Income per share — diluted	$0.60	$0.48	$0.52	$0.20	$0.50	$0.14	$0.09	$0.25	$0.80

Weighted average shares outstanding — basic	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130
Weighted average shares outstanding — diluted	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130	29,748,130

Report of Independent Registered Public Accounting Firm
The Board of Directors
Forest Oil Corporation:
      We have audited the statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations (as defined in note 1) for each of the years in the three-year period ended December 31, 2004 (Historical Statements). These Historical Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Statements are free of material misstatement. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Statements. We believe that our audits provide a reasonable basis for our opinion.
      The accompanying statements were prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of Mariner Energy, Inc. The presentation is not intended to be a complete presentation of the revenues and expenses of the Forest Gulf of Mexico operations.
      In our opinion, the Historical Statements referred to above present fairly, in all material respects, the revenues and direct operating expenses described in note 1 of the Forest Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Denver, Colorado
October 12, 2005

FOREST GULF OF MEXICO OPERATIONS
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Nine Months Ended
	September 30,		Years Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(In thousands)
Oil and natural gas revenues	$326,722	$324,426	$453,139	$342,019	$228,896

Direct Operating Expenses:
Lease operating expenses	57,431	63,022	80,079	45,716	52,076
Transportation	2,484	1,424	2,175	2,652	3,855
Production taxes	1,948	1,243	1,548	1,521	947

Total direct operating expenses	61,863	65,689	83,802	49,889	56,878

Revenues in excess of direct operating expenses	$264,859	$258,737	$369,337	$292,130	$172,018

See accompanying notes to statements of revenues and direct operating expenses.

FOREST GULF OF MEXICO OPERATIONS
NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
For the Years Ended December 31, 2004, 2003 and 2002
and for the Nine Months Ended September 30, 2005 and 2004
(Information as of and for the nine months ended September 30, 2005 and 2004 is unaudited)

1.	BASIS OF PRESENTATION
      The accompanying historical statements of revenues and direct operating expenses (the “historical statements”) are presented using accrual basis, and represent the revenues and direct operating expenses attributable to Forest Oil Corporation’s (“Forest Oil”) interests in certain producing oil and gas properties located offshore in the Gulf of Mexico (the “Forest Gulf of Mexico operations”). The historical statements were prepared from the historical accounting records of Forest Oil. The historical statements include only oil and natural gas revenues and direct lease operating and production expenses, including transportation and production taxes. The historical statements do not include Federal and state income taxes, interest expenses, depletion, depreciation and amortization, accretion, or general and administrative expenses. Oil and gas revenues include gains or losses on derivative instruments designated as hedges of oil and gas production from these properties.
      Complete financial statements, including a balance sheet, are not presented as the oil and gas properties were not operated as a separate business unit within Forest Oil. Accordingly, it is not practicable to identify all assets and liabilities, or the indirect operating costs applicable to these oil and gas properties. As such, the historical statements of oil and gas revenues and direct operating expenses have been presented in lieu of the financial statements prescribed by Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2.	DERIVATIVE INSTRUMENTS
      In order to reduce the impact of fluctuations in oil and gas prices, or to protect the economics of property acquisitions, from time to time Forest Oil entered into derivative instruments designed to hedge future production from its oil and gas properties, including future production from the properties constituting the Forest Gulf of Mexico operations. Forest Oil entered into derivative instruments, including commodity swaps, collars, and other financial instruments with counterparties who, in general, are participants in Forest Oil’s credit facilities. These arrangements, which are based on prices available in the financial markets at the time the contracts are entered into, are settled in cash and do not require physical deliveries.
      Net losses related to hedging activities of $57.1 million and $40.9 million were recognized for the years ended December 31, 2004 and 2003, respectively, and net gains of $8.4 million were recognized for the year ended December 31, 2002. Net losses related to hedging activities of $83.8 million and $34.1 million were recognized for the nine months ended September 30, 2005 and 2004, respectively. Gains and losses recognized on hedging activities are included in oil and natural gas revenues in the statements of revenues and direct operating expenses.

3.	SUPPLEMENTAL INFORMATION REGARDING PROVED OIL AND GAS RESERVES (UNAUDITED)
      Supplemental oil and natural gas reserve information related to the Forest Gulf of Mexico operations is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (“FAS 69”). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.

Estimated Proved Reserves
      Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years

FOREST GULF OF MEXICO OPERATIONS
NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES — (Continued)
For the Years Ended December 31, 2004, 2003 and 2002
and for the Nine Months Ended September 30, 2005 and 2004
(Information as of and for the nine months ended September 30, 2005 and 2004 is unaudited)
from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made.
      Prices include consideration of changes in existing prices provided only by contractual arrangement, but not on escalations based on future conditions. Purchases of reserves in place represent volumes recorded on the closing dates of the acquisitions for financial accounting purposes.
      Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.
      An analysis of the estimated changes in quantities of proved natural gas reserves attributed to the Forest Gulf of Mexico operations for the years ended December 31, 2004, 2003 and 2002 is shown below:

	Liquids	Gas	Total
	(MBbls)	(MMcf)	(MMcfe)

Balance at January 1, 2002	12,767	296,497	373,099
Revisions of previous estimates	(280)	12,671	10,991
Extensions and discoveries	481	5,557	8,443
Production	(1,980)	(50,566)	(62,446)
Purchases of reserves in place	—	2,009	2,009

Balance at December 31, 2002	10,988	266,168	332,096
Revisions of previous estimates	(2,492)	(14,565)	(29,517)
Extensions and discoveries	357	23,714	25,856
Production	(2,145)	(58,785)	(71,655)
Purchases of reserves in place	4,649	78,815	106,709

Balance at December 31, 2003	11,357	295,347	363,489
Revisions of previous estimates	1,693	(2,860)	7,298
Extensions and discoveries	630	14,449	18,229
Production	(3,230)	(61,684)	(81,064)
Purchases of reserves in place	1,200	24,556	31,756

Balance at December 31, 2004	11,650	269,808	339,708

Proved developed reserves at:
December 31, 2002	7,644	208,904	254,768
December 31, 2003	7,920	205,334	252,854
December 31, 2004	9,471	201,759	258,585

FOREST GULF OF MEXICO OPERATIONS
NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES — (Continued)
For the Years Ended December 31, 2004, 2003 and 2002
and for the Nine Months Ended September 30, 2005 and 2004
(Information as of and for the nine months ended September 30, 2005 and 2004 is unaudited)

Standardized Measure of Discounted Future Net Cash Flows
      Future oil and gas sales and production and development costs have been estimated using prices and costs in effect at the end of the years indicated. The weighted average prices used for the December 31, 2004, 2003 and 2002 calculations were $43.45, $32.55 and $31.23 per barrel of oil and $6.15, $5.97 and $4.60 per Mcf of gas, respectively. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. Future income tax expenses are estimated using the statutory federal rate of 35%. No deductions were made for general overhead, depletion, depreciation, and amortization, or any indirect costs. All cash flow amounts are discounted at 10%.
      Changes in the demand for oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the company’s proved reserves.
      The estimated standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2004, 2003 and 2002 is shown below.

	December 31,

	2004	2003	2002

	(In thousands)
Future cash inflows	$2,155,217	2,105,447	1,539,033
Future production costs	(272,020)	(272,335)	(237,876)
Future development costs	(357,592)	(372,139)	(213,020)
Future income taxes	(412,477)	(360,707)	(257,647)

Future net cash flows	1,113,128	1,100,266	830,490
10% annual discount	(187,291)	(150,845)	(182,450)

Standardized measure of discounted future net cash flows relating to proved reserves	$925,837	949,421	648,040

FOREST GULF OF MEXICO OPERATIONS
NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES — (Continued)
For the Years Ended December 31, 2004, 2003 and 2002
and for the Nine Months Ended September 30, 2005 and 2004
(Information as of and for the nine months ended September 30, 2005 and 2004 is unaudited)
      An analysis of the sources of changes in the standardized measure of discounted future net cash flows relating to proved reserves on the pricing basis described above for the years ended December 31, 2004, 2003 and 2002 is shown below.

	December 31,

	2004	2003	2002

	(In thousands)
Balance, beginning of period	$949,421	648,040	434,955
Increase (decrease) in discounted future net cash flows:
Sales of oil and gas, net of production costs	(426,405)	(333,029)	(163,604)
Net changes in prices and future production costs	11,628	345,947	373,243
Net changes in future development costs	9,615	(82,874)	(43,636)
Extensions, discoveries and improved recovery	88,999	98,561	24,292
Previously estimated development costs incurred during the period	70,027	74,690	70,833
Revisions of previous quantity estimates	28,701	(104,674)	31,446
Purchases of reserves in place	100,681	307,686	3,741
Accretion of discount	121,720	82,808	48,343
Net change in income taxes	(28,550)	(87,734)	(131,573)

Balance, end of period	$925,837	949,421	648,040

Annex A
AGREEMENT AND PLAN OF MERGER
DATED AS OF SEPTEMBER 9, 2005
AMONG
FOREST OIL CORPORATION,
SML WELLHEAD CORPORATION,
MARINER ENERGY, INC.
AND
MEI SUB, INC.

ARTICLE I

DEFINITIONS

ARTICLE II

THE MERGER

SECTION 2.1	Distribution and Merger	Annex A-8
SECTION 2.2	Effect on Capital Stock	Annex A-9
SECTION 2.3	Cancellation of Stock	Annex A-9
SECTION 2.4	Stockholders Meeting	Annex A-9
SECTION 2.5	Closing	Annex A-9
SECTION 2.6	Effective Time	Annex A-10
SECTION 2.7	Closing of Transfer Books	Annex A-10
SECTION 2.8	Exchange of Certificates	Annex A-10
SECTION 2.9	Certain Stock Options	Annex A-11

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FOREST

SECTION 3.1	Organization; Qualification	Annex A-12
SECTION 3.2	Corporate Authority; No Violation	Annex A-12
SECTION 3.3	Information Supplied	Annex A-13
SECTION 3.4	Brokers or Finders	Annex A-13
SECTION 3.5	Forest Rights Plan	Annex A-13

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FOREST AND SPINCO

SECTION 4.1	Organization, Qualification	Annex A-14
SECTION 4.2	Capital Stock and Other Matters	Annex A-14
SECTION 4.3	Corporate Authority; No Violation	Annex A-15
SECTION 4.4	Spinco Financial Statements; Liabilities	Annex A-15
SECTION 4.5	Absence of Certain Changes or Events	Annex A-16
SECTION 4.6	Investigations; Litigation	Annex A-16
SECTION 4.7	Licenses; Compliance with Laws	Annex A-16
SECTION 4.8	Proxy Statement/ Prospectus; Registration Statements	Annex A-16
SECTION 4.9	Information Supplied	Annex A-17
SECTION 4.10	Environmental Matters	Annex A-17
SECTION 4.11	Tax Matters	Annex A-18
SECTION 4.12	Benefit Plans	Annex A-19
SECTION 4.13	Labor Matters	Annex A-20
SECTION 4.14	Intellectual Property Matters	Annex A-20
SECTION 4.15	Material Contracts	Annex A-21
SECTION 4.16	Brokers or Finders	Annex A-21
SECTION 4.17	Certain Board Findings	Annex A-21
SECTION 4.18	Vote Required	Annex A-21

Annex A-i

SECTION 4.19	Stockholder Approval	Annex A-21
SECTION 4.20	Certain Payments	Annex A-22
SECTION 4.21	Assets	Annex A-22
SECTION 4.22	Loans	Annex A-22
SECTION 4.23	Oil and Gas Reserves	Annex A-22
SECTION 4.24	Derivative Transactions	Annex A-23
SECTION 4.25	No Other Representations and Warranties	Annex A-23

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.1	Organization, Qualification	Annex A-24
SECTION 5.2	Capital Stock and Other Matters	Annex A-24
SECTION 5.3	Corporate Authority; No Violation	Annex A-25
SECTION 5.4	Company Financial Statements; Liabilities	Annex A-25
SECTION 5.5	Absence of Certain Changes or Events	Annex A-26
SECTION 5.6	Investigations; Litigation	Annex A-26
SECTION 5.7	Licenses; Compliance with Laws	Annex A-26
SECTION 5.8	Proxy Statement/ Prospectus; Registration Statements	Annex A-26
SECTION 5.9	Information Supplied	Annex A-27
SECTION 5.10	Environmental Matters	Annex A-27
SECTION 5.11	Tax Matters	Annex A-28
SECTION 5.12	Benefit Plans	Annex A-29
SECTION 5.13	Labor Matters	Annex A-30
SECTION 5.14	Intellectual Property Matters	Annex A-30
SECTION 5.15	Material Contracts	Annex A-30
SECTION 5.16	Opinion of Company Financial Advisor	Annex A-31
SECTION 5.17	Brokers or Finders	Annex A-31
SECTION 5.18	Takeover Statutes	Annex A-31
SECTION 5.19	Certain Board Findings	Annex A-31
SECTION 5.20	Vote Required	Annex A-31
SECTION 5.21	Certain Payments	Annex A-31
SECTION 5.22	Assets	Annex A-31
SECTION 5.23	Loans	Annex A-32
SECTION 5.24	Oil and Gas Reserves	Annex A-32
SECTION 5.25	Derivative Transactions	Annex A-32
SECTION 5.26	No Other Representations and Warranties	Annex A-32

ARTICLE VI

COVENANTS AND AGREEMENTS

SECTION 6.1	Conduct of Business by the Company Pending the Merger	Annex A-33
SECTION 6.2	Conduct of Business by Spinco and Forest Pending the Merger	Annex A-36
SECTION 6.3	Proxy Statement/ Prospectus	Annex A-40
SECTION 6.4	Cooperation	Annex A-41
SECTION 6.5	Letter of Spinco’s Accountants	Annex A-41
SECTION 6.6	Letter of the Company’s Accountants	Annex A-41

Annex A-ii

SECTION 6.7	Forest/ Spinco Employee Stock Options, Incentive and Benefit Plans	Annex A-42
SECTION 6.8	Employee Benefit Plans	Annex A-42
SECTION 6.9	Investigation	Annex A-45
SECTION 6.10	Reasonable Efforts; Further Assurances	Annex A-45
SECTION 6.11	No Solicitation by the Company	Annex A-45
SECTION 6.12	Director and Officer Indemnification; Insurance	Annex A-48
SECTION 6.13	Rule 145 Affiliates	Annex A-49
SECTION 6.14	Public Announcements	Annex A-49
SECTION 6.15	Defense of Litigation	Annex A-49
SECTION 6.16	Notification	Annex A-49
SECTION 6.17	Obligations of Merger Sub	Annex A-50
SECTION 6.18	Accounting Matters	Annex A-50
SECTION 6.19	Reorganization Treatment	Annex A-50
SECTION 6.20	Performance Bond	Annex A-50
SECTION 6.21	Estimated Basis	Annex A-50

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1	Conditions to the Obligations of Spinco, Forest, the Company and Merger Sub to Effect the Merger	Annex A-50
SECTION 7.2	Additional Conditions to the Obligations of Forest and Spinco	Annex A-51
SECTION 7.3	Additional Conditions to the Obligations of the Company and Merger Sub	Annex A-52

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVERS

SECTION 8.1	Termination	Annex A-52
SECTION 8.2	Effect of Termination	Annex A-54
SECTION 8.3	Termination Fee; Expenses	Annex A-54
SECTION 8.4	Amendment	Annex A-55
SECTION 8.5	Waivers	Annex A-55

ARTICLE IX

MISCELLANEOUS

SECTION 9.1	Survival of Representations, Warranties and Agreements; Indemnification	Annex A-55
SECTION 9.2	Expenses	Annex A-56
SECTION 9.3	Notices	Annex A-56
SECTION 9.4	Certain Construction Rules	Annex A-57
SECTION 9.5	Severability	Annex A-57
SECTION 9.6	Assignment; Binding Effect	Annex A-57
SECTION 9.7	No Third Party Beneficiaries	Annex A-57
SECTION 9.8	Limited Liability	Annex A-58
SECTION 9.9	Entire Agreement	Annex A-58
SECTION 9.10	Governing Law	Annex A-58
SECTION 9.11	Counterparts	Annex A-58
SECTION 9.12	Specific Performance	Annex A-58

Annex A-iii

SECTION 9.13	Waiver of Jury Trial	Annex A-58
SECTION 9.14	Confidentiality	Annex A-59
Schedules

Exhibit A — Distribution Agreement
Exhibit B — Initial Officers of the Company
Exhibit C — Certificate of Incorporation of the Company
Exhibit D — Bylaws of the Company
Exhibit E — Relocation and Severance Benefits
Exhibit F — Rule 145 Affiliate Agreement
Exhibit G — Form of Forest Officers’ Certificate
Exhibit H — Form of Company Officers’ Certificate

Annex A-iv

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER, dated as of September 9, 2005, is among Forest Oil Corporation, a New York corporation (“Forest”), SML Wellhead Corporation, a Delaware corporation and a wholly owned subsidiary of Forest (“Spinco”), Mariner Energy, Inc., a Delaware corporation (the “Company”), and MEI Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”).
      WHEREAS, prior to the Distribution Date (as such term and other capitalized terms are defined in Article I hereof), and subject to the terms and conditions set forth in the Distribution Agreement of even date herewith by and between Forest and Spinco, in the form attached hereto as Exhibit A (the “Distribution Agreement”), Forest intends to transfer or cause to be transferred to Spinco all of the Spinco Assets, and Spinco intends to assume all of the Spinco Liabilities, as contemplated by the Distribution Agreement (such transfer and assumption collectively, the “Contribution”);
      WHEREAS, subject to the conditions set forth in the Distribution Agreement, on the Distribution Date, Forest intends to distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis to the holders as of the Record Date (as defined in the Distribution Agreement) of the outstanding Forest Common Stock (the “Distribution”);
      WHEREAS, at the Effective Time, the parties intend to effect a merger of Merger Sub with and into Spinco, with Spinco being the surviving corporation of the Merger;
      WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved this Agreement and the Merger, and (ii) has recommended the adoption of this Agreement by the stockholders of the Company, and the Company, as the sole stockholder of Merger Sub, has adopted this Agreement;
      WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Merger;
      WHEREAS, the Board of Directors of Forest (i) has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Distribution and the Merger, and (ii) has determined that the Merger is fair to, and in the best interests of, Forest and its shareholders;
      WHEREAS, the Board of Directors of Spinco (i) has determined that the Merger is fair to, and in the best interests of, Spinco and its stockholder and has approved this Agreement, and Forest, as the sole stockholder of Spinco, has adopted this Agreement, and (ii) has approved the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution and the Distribution; and
      WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 368(a) and 355 of the Code, respectively, and that the Merger qualify as a reorganization under Section 368(a) of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code;
      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
      “2004 Spinco IDC” shall have the meaning specified in Section 6.21.
      “Acquisition Proposal” shall have the meaning specified in Section 6.11(g).
      “Acquisition Group” shall have the meaning specified in Section 6.11(g).

Annex A-1

      “Action” shall mean any litigation, claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
      “Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.
      “Agreement” shall mean this Agreement and Plan of Merger.
      “Approved for Listing” shall mean, with respect to shares of Spinco Common Stock, that such shares have been approved for listing on the NYSE or Nasdaq, subject to official notice of issuance.
      “Certificate of Merger” shall have the meaning specified in Section 2.6.
      “Certificates” shall have the meaning specified in Section 2.3.
      “Change of Recommendation” shall have the meaning specified in Section 6.11(d).
      “Closing” shall have the meaning specified in Section 2.5.
      “Code” shall mean the Internal Revenue Code of 1986, as amended.
      “Company” shall have the meaning specified in the preamble hereof.
      “Company Benefit Plans” shall have the meaning set forth in Section 5.12(a).
      “Company Common Stock” shall mean the common stock, par value $.0001 per share, of the Company.
      “Company Consent” shall mean the consent of the Company.
      “Company Disclosure Schedule” shall mean the schedule prepared and delivered by the Company to Forest and Spinco as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of the Company made in this Agreement.
      “Company Employee” shall have the meaning set forth in Section 5.12(a).
      “Company Financial Statements” shall have the meaning specified in Section 5.4(b).
      “Company Preferred Stock” shall mean the Preferred Stock, par value $.0001 per share, of the Company.
      “Company Reserve Report” shall have the meaning specified in Section 5.24.
      “Company Savings Plan” shall have the meaning specified in Section 6.8(d).
      “Company Stock Plans” shall mean the Mariner Energy, Inc. Stock Incentive Plan, effective as of March 11, 2005, and the Mariner Energy, Inc. Equity Participation Plan, effective March 11, 2005.
      “Company Stockholders Meeting” shall have the meaning specified in Section 2.4(a).
      “Company Subsidiaries” shall mean all direct and indirect Subsidiaries of the Company.
      “Company Voting Debt” shall have the meaning specified in Section 5.2.
      “Company Welfare Plans” shall have the meaning specified in Section 6.8(c).
      “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of May 23, 2005, between Forest and the Company.
      “Continuing Company Employees” shall have the meaning set forth in Section 6.8(a).

Annex A-2

      “Continuing Spinco Employees” shall have the meaning set forth in Section 6.8(a).
      “Contract” shall mean any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other binding agreement, obligation or commitment.
      “Contribution” shall have the meaning set forth in the Recitals hereto.
      “Controlling Person” shall have the meaning specified in Section 9.1(b).
      “Derivative Transaction” shall mean a derivative transaction within the coverage of Statement of Financial Accounting Standards No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of such transactions) or combination of any of such transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements or agreements related to such transactions.
      “DGCL” shall mean the General Corporation Law of the State of Delaware.
      “Disclosure Schedules” shall mean, collectively, the Forest Disclosure Schedule, the Spinco Disclosure Schedule and the Company Disclosure Schedule.
      “Distribution” shall have the meaning set forth in the Recitals hereto.
      “Distribution Agreement” shall have the meaning set forth in the Recitals hereto.
      “Distribution Date” shall mean the date and time that the Distribution shall become effective.
      “Effective Time” shall have the meaning specified in Section 2.6.
      “Employee Benefits Agreement” shall mean the Employee Benefits Agreement of even date herewith between Forest and Spinco, in the form attached to the Distribution Agreement.
      “Environmental Laws” shall mean any and all federal, state or local statute, rule, regulation or ordinance, and any judicial or administrative interpretation thereof, including any guidance document, cleanup standard, Order or determination issued, promulgated, approved or entered thereunder by any Governmental Authority, relating to pollution or the protection, cleanup or restoration of the environment, protection of species or ecosystems, or to human health, safety or natural resources, including those established by or promulgated under the Federal Clean Air Act, the Federal Oil Pollution Act, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Toxic Substances Control Act, the Federal Coastal Zone Management Act, the Federal Outer Continental Shelf Lands Act, the Federal Endangered Species Act, the Federal Marine Mammal Protection Act, the Federal National Environmental Policy Act, and similar state laws.
      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
      “ERISA Affiliate” shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a “single employer” within the meaning of section 4001(b) of ERISA. For all purposes under this Agreement, Forest shall be deemed to be an ERISA Affiliate of Spinco, regardless of whether the Distribution has occurred.
      “Estimated Basis” shall have the meaning specified in Section 6.21.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
      “Exchange Agent” shall have the meaning specified in Section 2.8(a).

Annex A-3

      “Exchange Fund” shall have the meaning specified in Section 2.8(a).
      “Forest” shall have the meaning specified in the preamble hereof.
      “Forest Common Stock” shall mean the common stock, par value $.10 per share, of Forest.
      “Forest Disclosure Schedule” shall mean the schedule prepared and delivered by Forest to the Company as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of Forest made in this Agreement.
      “Forest Group” shall mean Forest and the Forest Subsidiaries.
      “Forest Incentive Plans” shall mean the Forcenergy Inc. 1999 Stock Plan and the Forest 2001 Stock Incentive Plan.
      “Forest Rights” shall mean the common stock purchase rights issued pursuant to the First Amended and Restated Rights Agreement, dated as of October 17, 2003, by and between Forest and Mellon Investor Services LLC.
      “Forest Savings Plan” shall have the meaning specified in Section 6.8(d).
      “Forest Stock Option” shall mean an option to acquire Forest Common Stock granted pursuant to a Forest Incentive Plan that is held by a Continuing Spinco Employee as of the Effective Time.
      “Forest Subsidiaries” shall mean all direct and indirect Subsidiaries of Forest immediately after the Distribution Date.
      “GAAP” shall mean United States generally accepted accounting principles.
      “Governmental Authority” shall mean any federal, state or local court, administrative agency, board, bureau or commission or other governmental department, authority or instrumentality or any subdivision, agency, commission or authority thereof.
      “Group” shall mean the Forest Group or the Spinco Group, as the case may be.
      “Hazardous Material” shall mean any substance, material or waste regulated under Environmental Laws, and includes petroleum and any derivative thereof.
      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
      “HSR Agencies” shall mean the Federal Trade Commission and the Antitrust Division of the Department of Justice.
      “Indemnified Party” shall have the meaning set forth in Section 6.12(a).
      “Information” shall mean all records, books, contracts, instruments, computer data and other data and information.
      “IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives and attorneys.
      “Knowledge” of any Person or person shall mean the knowledge after due inquiry of the executive officers of such Person (including, with respect to Forest’s or Spinco’s knowledge, the head of the Spinco Business unit).
      “Licenses” shall mean any license, authorization, permit, certificate, variance, exemption, Order, franchise or approval from any Governmental Authority.
      “Liens” has the meaning set forth in Section 4.21.
      “Losses” shall have the meaning set forth in Section 9.1(b).

Annex A-4

      “Material Adverse Effect,” with respect to any Person, shall mean any circumstance, change or effect that is or is reasonably likely to be materially adverse to (i) the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole (which may include damage attributable, both directly and indirectly, to Hurricane Katrina), except for such effects on or changes in general economic or capital market conditions and effects and changes that generally affect the U.S. domestic oil and gas exploration and production business, or (ii) the ability of such Person to perform its obligations hereunder or under the other Transaction Agreements, in each case other than any such circumstance, change or effect that relates to or results primarily from (x) the announcement, pendency or consummation of the transactions contemplated by this Agreement or the other Transaction Agreements or (y) acts of war, insurrection, sabotage or terrorism; provided, however, that damages attributable to Hurricane Katrina disclosed in the September 9, 2005 written damage report of the Company and in the September 9, 2005 written damage report of Forest, respectively, shall not be taken into account in determining whether a Material Adverse Effect exists or has occurred.
      “Merger” shall have the meaning specified in Section 2.1(b).
      “Merger Consideration” shall mean the number of shares of Company Common Stock issuable at the Effective Time in exchange for one share of Spinco Common Stock in accordance with the provisions of Section 2.2(a).
      “Merger Sub” shall have the meaning specified in the preamble hereto.
      “Nasdaq” shall mean The Nasdaq Stock Market.
      “NYBCL” shall mean the Business Corporation Law of the State of New York.
      “NYSE” shall mean the New York Stock Exchange, Inc.
      “Offshore Gulf of Mexico” shall mean (i) the Outer Continental Shelf, as defined at 43 U.S.C. 1331(a), located in the Gulf of Mexico, and (ii) lands submerged in offshore waters within the jurisdiction of Alabama, Florida, Louisiana, Mississippi or Texas.
      “Option Exchange Ratio” shall have the meaning specified in Section 2.9(b).
      “Order” shall mean any decree, judgment, injunction, writ, rule or other order of any Governmental Authority.
      “Out-of-Pocket Expenses” shall have the meaning specified in Section 8.3(a).
      “PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.
      “Permitted Liens” of any Person shall mean any (a) purchase money Liens and Liens in connection with capital leases, in each case upon or in any equipment acquired or held by such Person in the ordinary course of business; provided that, the indebtedness secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of such Person or its Subsidiaries, (iii) is not increased in amount and (iv) is not described in the Forest Disclosure Schedule, Spinco Disclosure Schedule or Company Disclosure Schedule; (b) Liens for Taxes, assessments, or other governmental charges or levies not yet due or that (provided that foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings; (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings; (d) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of such Person to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings; (e) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure indebtedness for borrowed money; (f) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old

Annex A-5

age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of such Person; (g) operating agreements, unitization and pooling agreements and orders, production handling agreements, processing agreements, transportation agreements, sales agreements, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral exploration and production business and that are entered into in the ordinary course of business, to the extent that such Liens do not materially impair the use of the property covered by such Lien for the purposes for which such property is held by such Person; (h) consents to assignments, rights reserved to or vested in any Governmental Authority or lessor, and rights of set-off and banker’s liens in each case that do not secure indebtedness; and (i) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customary in the oil and gas industry, none of which interfere with the ordinary conduct of the business of such Person or any Subsidiary of such Person or materially detract from the value or use of the property to which they apply.
      “Person” or “person” shall mean a natural person, corporation, company, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.
      “Privileged Information” shall have the meaning specified in the Distribution Agreement.
      “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be distributed to the stockholders of the Company in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/prospectus or definitive proxy statement/prospectus filed with the SEC in accordance with the terms and provisions hereof. The Proxy Statement/Prospectus shall constitute a part of the Registration Statement on Form S-4.
      “Registration Statements” shall mean the Registration Statement on Form S-4 to be filed by the Company with the SEC to effect the registration under the Securities Act of the issuance of the shares of Company Common Stock into which shares of Spinco Common Stock will be converted pursuant to the Merger, the Registration Statement on Form S-1 to be filed by the Company with the SEC to effect the registration under the Securities Act of the resale of the shares of Company Common Stock by certain selling stockholders and the registration statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco with the SEC to effect the registration under the Exchange Act of Spinco Common Stock in connection with the Distribution.
      “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.
      “Requisite Approval” shall have the meaning specified in Section 5.20.
      “Retention Benefit” shall have the meaning specified in Section 6.8(g).
      “Retention Period” shall have the meaning specified in Section 6.8(e).
      “Rule 145 Affiliate” shall have the meaning specified in Section 6.13.
      “Rule 145 Affiliate Agreement” shall have the meaning specified in Section 6.13.
      “SEC” shall mean the U.S. Securities and Exchange Commission.
      “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
      “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the Exchange Act.
      “Spinco” shall have the meaning specified in the preamble hereof.
      “Spinco 2004 Financial Statements” shall have the meaning set forth in Section 4.4.
      “Spinco Assets” shall have the meaning specified in the Distribution Agreement.
      “Spinco Benefit Plans” shall have the meaning specified in Section 4.12(a).

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      “Spinco Business” shall have the meaning specified in the Distribution Agreement.
      “Spinco Common Stock” shall mean the Common Stock, par value $.10 per share, of Spinco.
      “Spinco Disclosure Schedule” shall mean the schedule prepared and delivered by Spinco to the Company as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of Forest and Spinco made in this Agreement.
      “Spinco Employee” shall have the meaning specified in Section 4.12(a).
      “Spinco Financial Statements” shall have the meaning specified in Section 4.4.
      “Spinco Group” shall mean Spinco and the Spinco Subsidiaries.
      “Spinco Liabilities” shall have the meaning specified in the Distribution Agreement.
      “Spinco Preferred Stock” shall mean the Preferred Stock of Spinco.
      “Spinco Reserve Report” shall have the meaning specified in Section 4.23.
      “Spinco Subsidiaries” shall mean all direct and indirect Subsidiaries of Spinco immediately after the Distribution Date and prior to the Effective Time.
      “Spinco Voting Debt” shall have the meaning specified in Section 4.2.
      “Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.
      “Superior Offer” shall have the meaning specified in Section 6.11(g).
      “Surviving Corporation” shall have the meaning set forth in Section 2.1(b).
      “Taxes” shall mean all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.
      “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
      “Tax Sharing Agreement” shall mean the Tax Sharing Agreement of even date herewith between Forest, Spinco and the Company.
      “Taxing Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
      “Termination Date” shall mean the date, if any, on which this Agreement is terminated pursuant to Section 8.1.
      “Termination Fee” shall have the meaning specified in Section 8.3(b).
      “Termination for Cause” shall have the meaning assigned to such term in Forest’s Severance Plan as in effect on the date of this Agreement.

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      “Third Party Provisions” shall have the meaning specified in Section 9.7.
      “Transaction Agreements” shall mean this Agreement, the Distribution Agreement, the Employee Benefits Agreement, the Transition Services Agreement and the Tax Sharing Agreement.
      “Transition Services Agreement” shall mean the Transition Services Agreement of even date herewith between Forest and its affiliates and Spinco and its affiliates in the form attached to the Distribution Agreement.
      “Unvested Forest Stock Option” shall mean the portion of a Forest Stock Option representing the shares of Forest Common Stock for which such option is not exercisable as of the Effective Time.
ARTICLE II
THE MERGER
      Section 2.1     Distribution and Merger.
      (a) Subject to the terms and conditions of the Distribution Agreement, prior to or on the Distribution Date, the parties thereto shall effect the various transactions contemplated by the Distribution Agreement.
      (b) At the Effective Time: (i) Merger Sub shall be merged with and into Spinco (the “Merger”), the separate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”); (ii) the Amended and Restated Certificate of Incorporation of Spinco as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with applicable law and such Certificate of Incorporation; and (iii) the Amended and Restated Bylaws of Spinco as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
      (c) The Board of Directors of the Company from and after the Effective Time shall be increased to seven (7) directors, five of whom shall be the directors of the Company immediately prior to the Effective Time, and two of whom shall be mutually agreed by Forest and the Company prior to the Effective Time. The initial officers of the Company from and after the Effective Time shall be as set forth in Exhibit B hereto. Such directors and officers of the Company shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company’s Certificate of Incorporation and Bylaws. The Board of Directors of the Company shall also appoint committees as appropriate, including an audit committee, a compensation committee and a nominating committee. The Certificate of Incorporation and Bylaws of the Company at the Effective Time shall be substantially in the forms attached hereto as Exhibit C and Exhibit D, respectively. The corporate and operational headquarters of the Company will be located in Houston, Texas.
      (d) The directors of Merger Sub shall, from and after the Effective Time, be the directors of the Surviving Corporation. The officers of Merger Sub shall, from and after the Effective Time, be the officers of the Surviving Corporation. Such directors and officers of the Surviving Corporation shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.
      (e) The Merger shall have the effects set forth in this Article II and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Spinco and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Spinco and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

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      Section 2.2     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Spinco or any holder of any Spinco Common Stock:

(a) Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(b)) shall be automatically converted into the right to receive one fully paid and nonassessable share of Company Common Stock; provided, however, that in the event that, subsequent to the date hereof but prior to the Effective Time, the outstanding shares of Spinco Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted to provide the holders of the Spinco Common Stock the same economic effect contemplated by this Agreement prior to such event.

(b) Each share of Spinco Common Stock held by Spinco as treasury stock and each share of Spinco Common Stock owned by the Company or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation.
      Section 2.3     Cancellation of Stock. Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with Section 2.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Spinco Common Stock (collectively, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificate, a certificate representing the shares of Company Common Stock to which such holder is entitled pursuant to Section 2.2 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(c).
      Section 2.4     Stockholders Meeting.
      (a) As promptly as practicable following the date hereof and the effectiveness of the Registration Statements, the Company, subject to Section 6.11, shall call a special meeting of its stockholders (the “Company Stockholders Meeting”) to be held as promptly as practicable for the purpose of voting upon (i) the adoption of this Agreement and (ii) any related matters. Subject to Section 6.11, this Agreement shall be submitted for adoption to the stockholders of the Company at such special meeting. Without limiting the generality of the foregoing, the Company shall cause the Company Stockholders Meeting to be held and such vote taken within 60 days following the effectiveness of Spinco’s Registration Statement on Form S-4. The Company shall deliver to the Company’s stockholders the Proxy Statement/Prospectus in definitive form in connection with the Company Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and the Company’s Second Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws and shall conduct the Company Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, charter and bylaws.
      (b) Subject to Section 6.11 and its fiduciary duty under applicable law, the Board of Directors of the Company shall recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, and such recommendations shall be set forth in the Proxy Statement/Prospectus. The Company shall comply with its obligations under Section 2.4(a) whether or not its Board of Directors withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.
      Section 2.5     Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker Botts L.L.P., in Houston, Texas

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at 10:00 a.m., Central time, as promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time), or at such other time and place as Spinco and the Company shall agree in writing.
      Section 2.6     Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time.”
      Section 2.7     Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of capital stock of Spinco that were outstanding immediately prior to the Effective Time.
      Section 2.8     Exchange of Certificates.
      (a) Exchange Agent. Prior to the Effective Time, the Company shall deposit with such bank or trust company as shall be agreed upon by Spinco and the Company (the “Exchange Agent”), for the benefit of holders of shares of Spinco Common Stock and for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Company Common Stock issuable pursuant to Section 2.2 in exchange for outstanding shares of Spinco Common Stock as of the Effective Time (such certificates for shares of Company Common Stock, together with any dividends or distributions with respect thereto to which the holders thereof may be entitled pursuant to Section 2.8(c), being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Company Common Stock contemplated to be issued pursuant to Section 2.2 from the shares of stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
      (b) Exchange Procedures. As promptly as practicable after the Effective Time, the Company shall cause the Exchange Agent to mail or deliver to each holder of record of a Certificate or Certificates whose shares were converted pursuant to Section 2.2 into the right to receive shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Spinco and the Company may reasonably specify) and (ii) instructions for the use of such letter of transmittal in effecting the surrender of the Certificates in exchange for certificates representing the shares of Company Common Stock that such holder has the right to receive pursuant to this Article II. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Spinco and the Company, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to this Article II (and any dividends or distributions pursuant to Section 2.8(c)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Spinco Common Stock that is not registered in the transfer records of Spinco, a certificate representing the proper number of shares of Company Common Stock (and any dividends or distributions pursuant to Section 2.8(c)) may be issued to a transferee only on the condition that the Certificate formerly representing such shares of Spinco Common Stock is presented to the Exchange Agent, properly endorsed, and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or that no such taxes are applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Company Common Stock (and any dividends or distributions pursuant to Section 2.8(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Company Common

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Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.
      If any Certificate shall have been lost, stolen, mislaid or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mislaid or destroyed, the Company shall cause to be delivered in exchange for such lost, stolen, mislaid or destroyed Certificate the consideration deliverable in respect thereof as determined in accordance with this Article II. When authorizing the delivery of such consideration in exchange therefor, the Company may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen, mislaid or destroyed Certificate to give the Company a bond, in form and substance reasonably satisfactory to the Company, and in such sum as the Company may reasonably direct, as indemnity against any claim that may be made against the Company or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen, mislaid or destroyed.
      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock which such holder is entitled to receive pursuant to the terms hereof, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Company Common Stock issued in exchange therefor, without interest (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Certificate and a payment date subsequent to the surrender of such Certificate payable with respect to such whole shares of Company Common Stock. Spinco shall deposit in the Exchange Fund all such dividends and distributions.
      (d) No Further Ownership Rights in Spinco Common Stock. All shares of Company Common Stock issued upon the surrender for exchange of Certificates formerly representing shares of Spinco Common Stock (including any cash paid pursuant to Section 2.8(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Spinco Common Stock. If, after the Effective Time, Certificates are presented to the Company or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
      (e) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the holders of Spinco Common Stock on the eighteen-month anniversary of the Effective Time shall be delivered to the Company, upon demand, and any stockholders of Spinco who have not theretofore complied with this Article II shall thereafter look only to the Company for payment of their claim for Company Common Stock and any dividends or distributions with respect to Company Common Stock to which they are entitled pursuant to Section 2.8(c).
      (f) No Liability. Neither the Company nor the Surviving Corporation shall be liable to any holder of a Certificate or any holder of shares of Company Common Stock for shares of Company Common Stock (or dividends or distributions with respect thereto or with respect to Spinco Common Stock) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
      Section 2.9     Certain Stock Options.
      (a) Not later than immediately before the Effective Time, Forest and the Company shall take such actions as may be required to provide that, effective as of the Effective Time, each Unvested Forest Stock Option shall be converted into an option to acquire (from the Company), on the same terms and conditions as were applicable under such Unvested Forest Stock Option immediately before the Effective Time, the number of shares of Company Common Stock determined by multiplying the number of shares of Forest Common Stock subject to such Unvested Forest Stock Option immediately before the Effective Time by the Option Exchange Ratio (rounded to the nearest whole number of shares), at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Forest Common Stock otherwise purchasable pursuant to

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such Unvested Forest Stock Option divided by the Option Exchange Ratio; provided, however, that with respect to any Unvested Forest Stock Option, such conversion shall be effected such that (i) the aggregate intrinsic value of the award immediately after the conversion is not greater than the aggregate intrinsic value (as determined pursuant to GAAP) of the Unvested Forest Stock Option immediately before the conversion, (ii) the ratio of the exercise price per share to the market value per share is not reduced as a result of the conversion and (iii) the substitution requirements of Q&A 4(d)(ii) of Internal Revenue Service Notice 2005-1 are otherwise met.
      (b) For purposes of Section 2.9(a) above, “Option Exchange Ratio” shall mean the quotient (rounded to the third decimal place) determined by dividing (i) the average of the daily closing prices per share of Forest Common Stock on the NYSE Composite Transactions Reporting System (regular way), as reported in The Wall Street Journal, for the last five trading days immediately preceding the Effective Time by (ii) the average of the daily closing prices per share of Company Common Stock on the NYSE Composite Transactions Reporting System (regular way) or on Nasdaq (regular way), as applicable and as reported in The Wall Street Journal, for the first five trading days following the Effective Time. The Option Exchange Ratio shall be subject to appropriate adjustment in the event of any stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of Forest Common Stock or Company Common Stock. The Company shall take all actions necessary to reserve for issuance, from and after the Effective Time, a sufficient number of shares of Company Common Stock for delivery pursuant to the options described in Section 2.9(a). On or as soon as practicable after the Effective Time, the Company (x) shall cause to be filed with the SEC a registration statement on an appropriate form under the Securities Act with respect to shares of Company Common Stock subject to the options described in Section 2.9(a) and shall use reasonable efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or “blue sky” laws, for so long as such options remain outstanding and (y) shall cause the shares of Company Common Stock subject to the options described in Section 2.9(a) to be listed on the NYSE or quoted on Nasdaq.
      (c) The provisions of this Section 2.9 shall not apply to any Forest Stock Option (or portion thereof) that is subject to Section 3.1 of the Employee Benefits Agreement.
      (d) By adopting or approving this Agreement, (i) the Board of Directors of the Company shall be deemed to have approved and authorized each and every amendment to any of the Company Stock Plans as the officers of the Company may deem necessary or appropriate to give effect to the preceding provisions of this Section 2.9, and (ii) the Board of Directors of Forest shall be deemed to have approved and authorized each and every amendment to any of the Forest Incentive Plans and the Forest Stock Options as the officers of Forest may deem necessary or appropriate to give effect to the preceding provisions of this Section 2.9.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FOREST
      Except as set forth in the Forest Disclosure Schedule (with specific reference to the particular Section of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any information set forth in one section of the Forest Disclosure Schedule shall be deemed to apply to each other Section thereof to which it is relevant), Forest represents and warrants to the Company as follows:
      Section 3.1     Organization; Qualification. Forest is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.
      Section 3.2     Corporate Authority; No Violation. Forest has the corporate power and authority to enter into this Agreement and each other Transaction Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Forest of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Forest and no other corporate proceedings on the part of Forest are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Forest and, assuming the due authorization, execution

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and delivery by the Company, constitutes a legal, valid and binding agreement of Forest, enforceable against Forest in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Each other Transaction Agreement has been duly executed and delivered by Forest and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding agreement of Forest, enforceable against Forest in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Except for matters expressly contemplated by this Agreement and for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on Forest, the Spinco Business or Spinco, neither the execution and delivery by Forest of this Agreement and each other Transaction Agreement, nor the consummation by Forest of the transactions contemplated hereby or thereby and the performance by Forest of this Agreement and each other Transaction Agreement will (a) violate or conflict with any provisions of Forest’s Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which Forest or any of its Subsidiaries is a party or by which Forest or any of its Subsidiaries is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which Forest or any of its Subsidiaries (including Spinco and its Subsidiaries) is a party or by which Forest or its Subsidiaries is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to Forest or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, business or assets of any of the foregoing. Section 3.2 of the Forest Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by Forest for the consummation of the transactions contemplated by the Transaction Agreements.
      Section 3.3     Information Supplied. All documents that Forest is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby and by each other Transaction Agreement will comply in all material respects with the provisions of applicable law.
      Section 3.4     Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Forest or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution, in each case, by Spinco or any of its Subsidiaries, in connection with any of the transactions contemplated by this Agreement or the other Transaction Agreements.
      Section 3.5     Forest Rights Plan. Forest has taken all action necessary, if any, to render the Forest Rights inapplicable to this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby.
      Section 3.6     No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and in Article IV and except for any representations and warranties specifically set forth in the other Transaction Agreements, the Company acknowledges that neither Forest nor any other Person makes any express or implied representation or warranty with respect to Forest and its Subsidiaries, the Spinco Assets, the Spinco Business or otherwise or with respect to any other information provided to the Company, whether on behalf of Forest or such other Persons. Neither Forest nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person to the extent resulting from the distribution to the Company or the Company’s use of, any information related to Forest and any other information, document, financial information or projections or material made available to the

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Company in certain “data rooms,” management presentations or in any other form in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FOREST AND SPINCO
      Except as set forth in the Spinco Disclosure Schedule (with specific reference to the particular Section of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any information set forth in one section of the Spinco Disclosure Schedule shall be deemed to apply to each other Section thereof to which it is relevant), Forest and Spinco, jointly and severally, represent and warrant to the Company as follows:
      Section 4.1     Organization, Qualification. Spinco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Spinco has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Spinco Business as presently conducted and as proposed to be conducted and at the Distribution Date and the Effective Time will be duly qualified and licensed to do business and in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of the Spinco Business, as presently conducted and as proposed to be conducted, requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. The copies of the Spinco Certificate of Incorporation and Bylaws in existence on the date hereof are included as part of Section 4.1 of the Spinco Disclosure Schedule and are complete and correct and in full force and effect on the date hereof. Spinco is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. All of the Subsidiaries of Spinco and their respective jurisdictions of incorporation or organization (together with a designation of those Subsidiaries constituting Significant Subsidiaries of Spinco) are identified in Section 4.1 of the Spinco Disclosure Schedule. Spinco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      Section 4.2     Capital Stock and Other Matters. The authorized capital stock of Spinco consists of 100,000 shares of Spinco Common Stock and no shares of Spinco Preferred Stock. As of the date hereof, 100 shares of Spinco Common stock were issued and outstanding. At the Distribution Date and immediately prior to the Closing, (i) there will be issued and outstanding 50,637,010 shares of Spinco Common Stock, subject to adjustment as set forth on Section 4.2 of the Spinco Disclosure Schedule and as provided in Section 2.4 of the Distribution Agreement; (ii) no shares of Spinco Common Stock will be held by Spinco in its treasury; (iii) no shares of Spinco Preferred Stock will be issued and outstanding; and (iv) no bonds, debentures, notes or other indebtedness of Spinco or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote (“Spinco Voting Debt”) will be issued or outstanding. None of such shares of Spinco Common Stock are, nor at the Distribution Date will they be, subject to preemptive rights. All of the issued and outstanding shares of Spinco Common Stock are, and all of the issued and outstanding shares of Spinco Common Stock at the Distribution Date will be, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, there are no outstanding, (i) shares of capital stock of Spinco, Spinco Voting Debt or other voting securities of Spinco, (ii) securities of Spinco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Spinco, Spinco Voting Debt or other voting securities of Spinco or Spinco Common Stock or (iii) options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than certain Transaction Agreements) to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries will be bound obligating Spinco or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Spinco or any Spinco Voting Debt or other voting securities of Spinco or any of its Subsidiaries or obligating Spinco or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. There are no stockholder agreements, voting trusts or other Contracts (other than

Annex A-14

the Distribution Agreement) to which Spinco is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Spinco. Spinco has no direct or indirect Subsidiaries.
      Section 4.3     Corporate Authority; No Violation. Spinco has the corporate power and authority to enter into this Agreement and each other Transaction Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Spinco of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Spinco, and no other corporate proceedings are necessary to consummate the Merger and the other transactions contemplated by the Transaction Agreements. This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the Company and Merger Sub, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Each other Transaction Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Except for matters expressly contemplated by this Agreement and for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on Forest, the Spinco Business or Spinco, neither the execution and delivery by Spinco of this Agreement and each other Transaction Agreement, nor the consummation by Spinco of the transactions contemplated hereby or thereby and the performance by Spinco of this Agreement and each other Transaction Agreement will (a) violate or conflict with any provision of Spinco’s Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries or any of the Spinco Assets is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock or capital stock of any Spinco Subsidiaries or on any of the Spinco Assets pursuant to any Contract to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries or any of the Spinco Assets is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to Spinco or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing. Section 4.3 of the Spinco Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by Spinco for the consummation of the transactions contemplated by the Transaction Agreements.
      Section 4.4     Spinco Financial Statements; Liabilities. Forest and Spinco have previously made available to the Company complete and correct copies of unaudited financial statements for the Spinco Business, comprised solely of statements of revenues and direct operating expenses, for the years ended December 31, 2004 (the “Spinco 2004 Financial Statements”), December 31, 2003 and December 31, 2002, and unaudited interim financial statements for the Spinco Business, comprised solely of statements of revenues and expenses, for the three-month periods ended March 31, 2005 and June 30, 2005 (together with the Spinco 2004 Financial Statements, the “Spinco Financial Statements”), and Forest and Spinco will make available to the Company any and all other financial statements for the Spinco Business required to be included by Regulation S-X of the Exchange Act in the Registration Statements and the Proxy Statement/Prospectus. The Spinco Financial Statements fairly present in all material respects, on the basis set forth therein, the revenues and direct operating expenses for the respective periods, and any other financial statements prepared in accordance with this Section 4.4 will fairly present in all material respects, as applicable, on the basis set forth therein, the financial position of the Spinco Business as of the respective dates thereof, and the results of operations and changes in financial position or other information included

Annex A-15

therein for the respective periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, where appropriate, to normal year-end audit adjustments. The Spinco Financial Statements and such other financial statements have been or will be prepared in accordance with past practice and GAAP, and on a consistent basis, except as otherwise noted therein. Spinco and the Spinco Business do not have any liability or obligation (whether accrued, absolute, contingent or otherwise), other than (i) liabilities incurred in the ordinary course of business since June 30, 2005, (ii) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco and (iii) liabilities and obligations under the Transaction Agreements.
      Section 4.5     Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or the other Transaction Agreements, since June 30, 2005, the Spinco Business has been conducted only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been, occurred or arisen any change, or any event (including any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco, whether or not arising in the ordinary course of business.
      Section 4.6     Investigations; Litigation.
      (a) To Forest’s or Spinco’s Knowledge, no investigation or review by any Governmental Authority with respect to Forest, Spinco or any of their respective Subsidiaries or the Spinco Business is pending or threatened, nor has any Governmental Authority indicated to Forest or Spinco or any of their respective Subsidiaries an intention to conduct the same.
      (b) There is no Action pending or, to Forest’s or Spinco’s Knowledge, threatened against or affecting Forest, Spinco or any of their respective Subsidiaries, properties or assets or the Spinco Business at law or in equity, or before any Governmental Authority or arbitrator, that (i) if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco or (ii) seeks to delay or prevent the consummation of the Merger or any other transaction contemplated by this Agreement or any other Transaction Agreement. There is no Order of any Governmental Authority or arbitrator outstanding against Forest, Spinco or any of their respective Subsidiaries or with respect to their respective properties or assets or the Spinco Business that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco.
      Section 4.7     Licenses; Compliance with Laws. As of the date hereof Forest or a Subsidiary of Forest holds, and as of the Distribution Date and the Effective Time Spinco and its Subsidiaries will hold, all Licenses that are required for the conduct of the Spinco Business, as presently conducted, except such Licenses for which the failure to so hold, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. As of the date hereof Forest or a Subsidiary of Forest is, and as of the Distribution Date and the Effective Time Spinco and its Subsidiaries will be, in compliance with the terms of all such Licenses so held, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. No suspension or cancellation of any of the Licenses relating to the Spinco Business is pending or, to Forest’s or Spinco’s Knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of such Licenses would not have a Material Adverse Effect on the Spinco Business or Spinco. Except with respect to Environmental Laws, ERISA and laws relating to Taxes, Forest, Spinco and their respective Subsidiaries are in compliance with all, and have received no notice of any violation (as yet unremedied) of any laws, ordinances or regulations of any Governmental Authority applicable to the Spinco Business, except for such instances of noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco.
      Section 4.8     Proxy Statement/Prospectus; Registration Statements. None of the information regarding Forest or its Subsidiaries or Spinco or its Subsidiaries or the transactions contemplated by this Agreement or any other Transaction Agreement provided by Forest or Spinco specifically for inclusion in the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy

Annex A-16

Statement/Prospectus and any amendment or supplement thereto and at the time of the Company Stockholders Meeting, or, in the case of each Registration Statement, at the time it becomes effective, at the time of the Company Stockholders Meeting, at the Distribution Date and at the Effective Time contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statements will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation is made by Forest or Spinco with respect to information provided by the Company specifically for inclusion in the Registration Statements. All factual information (excluding estimates and projections) previously furnished by Forest to the Company with regard to the Spinco Assets and the Spinco Business was (taken as a whole) true and correct in all material respects on the date on which such information was furnished and did not contain any untrue statement of a material fact or omit to state a material fact relevant to the consummation of the transactions contemplated by this Agreement or necessary to make the statements contained therein not misleading.
      Section 4.9     Information Supplied. All documents that Spinco or Forest is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable law.
      Section 4.10     Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco:

(i) As of the date hereof Forest or a Subsidiary of Forest has obtained, and as of the Distribution Date and the Effective Time each of Spinco and its Subsidiaries shall have obtained, all Licenses, permits and other authorizations under Environmental Laws (“Environmental Permits”) required for the conduct and operation of the Spinco Business. Each of Spinco, its Subsidiaries and the Spinco Business is in compliance and at all times has been in compliance with the terms and conditions contained in its Environmental Permits, and each of them and the Spinco Business is, and for the past one year has been, in compliance with all applicable Environmental Laws;

(ii) Neither Spinco nor any of its Subsidiaries is subject to any environmental indemnification obligation regarding businesses currently operated by Forest, Spinco or the Spinco Business or any of their respective Subsidiaries or regarding properties currently owned or leased by Forest, Spinco or the Spinco Business or any of their respective Subsidiaries;

(iii) To Forest’s and Spinco’s Knowledge there is no condition on, at, under or related to any property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) currently owned, leased or used by Forest, Spinco or any of their respective Subsidiaries or created by Spinco’s or any Spinco Subsidiary’s operations or the Spinco Business that would create liability for Spinco or any of its Subsidiaries under applicable Environmental Laws and, to Forest’s and Spinco’s Knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used either by Forest, Spinco or any of their respective Subsidiaries, or in connection with the Spinco Business;

(iv) There are no past or present actions, activities, circumstances, conditions, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) that form or are reasonably likely to form the basis of a claim against Forest, Spinco or any of their respective Subsidiaries under Environmental Laws, including any claims based on the alleged exposure of any Person or property to any Hazardous Material;

(v) Spinco has made available to the Company all material site assessments, compliance audits, and other similar studies prepared since January 1, 2002 in the possession or custody of Forest, Spinco or any of their respective Subsidiaries relating to (A) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Spinco, the Spinco Business, any of its Subsidiaries or any predecessor in interest thereto and (B) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Spinco, the

Annex A-17

Spinco Business, any of its Subsidiaries or, to Forest’s and Spinco’s Knowledge, any other Person, on, under, about or from any of the properties currently owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, Spinco or any of its Subsidiaries, or their respective businesses and operations;

(vi) Since January 1, 2002, neither Spinco nor Forest in connection with the Spinco Business nor any Spinco Subsidiary has received any communication that has not been resolved, whether from a Governmental Authority, citizen’s group, employee or otherwise, alleging that it is liable under, or not in compliance with, any Environmental Law; and

(vii) To Spinco’s and Forest’s Knowledge, there is no requirement anticipated or formally proposed for notice, comment, adoption or implementation under any Environmental Law or any Environmental Permit issued pursuant thereto that is reasonably expected to result in liability or material increases in either capital or operating costs for Spinco or any of its Subsidiaries.

      (b) Insofar as the representations set forth in subsections (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(vii) relate to Spinco Assets operated by a Person other than Spinco or any of its respective Subsidiaries, such representations are given only to the Knowledge of Forest and Spinco.
      Section 4.11     Tax Matters.
      (a) (i) All material Tax Returns relating to Forest, the Subsidiaries of Forest, Spinco, the Spinco Subsidiaries and the Spinco Business required to be filed have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes shown as due and payable on such Tax Returns, relating to Forest, any Subsidiary of Forest, Spinco, any of the Spinco Subsidiaries or the Spinco Business required to be paid, have been duly and timely paid, (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Authority (insofar as it relates to the activities or income of Forest, the Subsidiaries of Forest, Spinco, the Spinco Subsidiaries or the Spinco Business), (v) all material Taxes relating to Forest, any of the Subsidiaries of Forest, Spinco, any of the Spinco Subsidiaries or the Spinco Business for any taxable period (or a portion thereof) beginning on or prior to the date of the Closing (which are not yet due and payable) have been properly reserved for in the Spinco 2004 Financial Statements (or, with respect to Forest and its Subsidiaries, on Forest’s audited financial statements as of and for the year ended December 31, 2004) whether or not shown as being due on any Tax Returns and (vi) all material Taxes required to be withheld by or with respect to Forest, the Subsidiaries of Forest, Spinco, the Spinco Subsidiaries and the Spinco Business have been withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.
      (b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Forest or the Spinco Business and no power of attorney with respect to any such Taxes, in each case that is currently outstanding and in effect, has been filed or entered into with any Governmental Authority.
      (c) No (i) audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of Spinco, any Spinco Subsidiary or with respect to the Spinco Business as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on Spinco or the Spinco Business, and (ii) Governmental Authority has asserted in writing any deficiency or claim for Taxes (including any adjustment to Taxes) with respect to income or any other material Tax relating to the Spinco Business or for which Spinco or any Spinco Subsidiary may be liable which has not been fully paid or finally settled.
      (d) Neither Spinco nor any Spinco Subsidiary (i) is a party to or bound by or has any obligation or liability under any written Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law, (iv) is required to include

Annex A-18

in income any amount in respect of an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method, or (v) has filed any consents under Section 341(f) of the Code.
      (e) No asset of Spinco or any Spinco Subsidiary and no asset of the Spinco Business is subject to any Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved for in the books and records of Spinco).
      (f) To Forest’s and Spinco’s Knowledge, neither Forest nor Spinco, nor any of their respective Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither Forest nor Spinco is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.
      (g) None of the assets of Forest, any Subsidiary of Forest, Spinco, any Spinco Subsidiary or the Spinco Business are tax-exempt use property within the meaning of Section 168(h) of the Code.
      (h) Neither Forest, any Subsidiary of Forest, Spinco nor any Spinco Subsidiary has consummated, has participated in or is currently participating in any transaction which was or is a listed transaction as defined in Treasury Regulation Section 1.6011-4(b)(2).
      Section 4.12     Benefit Plans.
      (a) Section 4.12(a) of the Spinco Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance), vacation, retention and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Forest (to the extent affecting Spinco or the Spinco Business), Spinco or any of their respective Subsidiaries, or to which Forest (to the extent affecting Spinco or the Spinco Business), Spinco or any of their respective Subsidiaries is a party, for the benefit of any Person who is currently, has been or, on or prior to the Effective Time, is expected to become an employee of Spinco or any of its Subsidiaries (a “Spinco Employee”) (the “Spinco Benefit Plans”). Except as provided in Section 2.9 or in the Employee Benefits Agreement, neither Spinco, any of its Subsidiaries nor any ERISA Affiliate of any of them has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Spinco Benefit Plan that would affect any Spinco Employee. Spinco has heretofore delivered or made available to the Company true and complete copies of each Spinco Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the most recent reporting period and the most recent determination letter received from the IRS (if any) with respect to each such plan intended to qualify under Section 401(a) of the Code.
      (b) No liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them that has not been satisfied in full, and no condition exists that presents a material risk to Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Except for the plan established under the Forest Oil Corporation Pension Trust Agreement, no Spinco Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
      (c) No Spinco Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, and none of Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.
      (d) Each Spinco Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code. All contributions required to be made with respect to any Spinco Benefit Plan have been timely made. There are no pending or, to Spinco’s and Forest’s Knowledge, threatened claims by, on behalf of or against any of the Spinco Benefit Plans or any assets thereof,

Annex A-19

other than routine benefit claim matters, that, if adversely determined could, individually or in the aggregate, result in a material liability for Spinco or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the Company or will be promptly furnished to the Company when made) with respect to any of the Spinco Benefit Plans before the IRS, the United States Department of Labor or the PBGC.
      (e) Each Spinco Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Spinco Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Spinco Benefit Plan or any such trust.
      (f) Except for a Spinco Benefit Plan that provides retiree medical benefits, no Spinco Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Spinco or any Subsidiary of Spinco for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). With respect to any Spinco Benefit Plan maintained at the Effective Time, Spinco will have the right at and after the Effective Time to terminate or terminate participation in such Spinco Benefit Plan or to amend such Spinco Benefit Plan to reduce future benefits without incurring or otherwise being responsible for any material liability with respect thereto.
      (g) In connection with the consummation of the transactions contemplated by this Agreement, no payment of money or other property, acceleration of benefits or provision of other rights has been or will be made hereunder, under any agreement contemplated herein, or under any Spinco Benefit Plan or any Contract listed in Section 4.15 of the Spinco Disclosure Schedule that could reasonably be expected to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
      Section 4.13     Labor Matters. None of Forest, Spinco or any of their respective Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization that would affect the Spinco Business and no collective bargaining agreement is being negotiated by Forest, Spinco or any of their respective Subsidiaries that would affect the Spinco Business. With respect to Spinco Employees, none of Forest, Spinco or any of their respective Subsidiaries is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving Forest, Spinco or any of their respective Subsidiaries or the Spinco Business pending or, to Spinco’s or Forest’s Knowledge, threatened, that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. There are no labor controversies pending or, to Spinco’s or Forest’s Knowledge, threatened against Forest, Spinco or any of their respective Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. There have been no claims initiated by any labor organization to represent any Spinco Employees not currently represented by a labor organization.
      Section 4.14     Intellectual Property Matters. As of the date hereof Forest or a Subsidiary of Forest owns or possesses, and as of the Distribution Date and the Effective Time Spinco and its Subsidiaries will own or possess, adequate licenses or other valid rights to use all seismic data, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and service marks, know-how and other proprietary rights and information used or held for use in connection with the Spinco Business as currently conducted, except where the failure to own or possess such items, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. To Forest’s or Spinco’s Knowledge, there is no assertion or claim challenging the validity of any of the foregoing that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. The conduct of the Spinco Business as currently conducted does not and will not conflict in any way

Annex A-20

with any seismic data license, patent, patent right, license, trademark, trademark right, trade name, trade name right, copyright, service mark, trade secret, know-how or other proprietary rights or information of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco.
      Section 4.15     Material Contracts.
      (a) Section 4.15 of the Spinco Disclosure Schedule sets forth all Contracts, other than benefit plans maintained by Forest, Spinco Benefit Plans and oil and gas leases and assignments entered into in the ordinary course of business, to which Forest or any of its Subsidiaries is a party relating to the Spinco Business or to which Spinco or any Spinco Subsidiary is a party (i) relating to indebtedness for borrowed money, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that obligates Forest or Spinco or any of their respective Subsidiaries to make any payments or issue or pay anything of value to any director, officer, employee or consultant, (iv) that limit or purport to limit the ability of Forest or Spinco or any of their respective Subsidiaries to compete in the U.S. domestic oil and gas exploration, production and marketing business with any Person in any geographic area or during any period of time, (v) that includes any material indemnification, contribution or guarantee obligations (other than such obligations entered into in the ordinary course of business in offshore oil and gas operations), (vi) that relate to capital expenditures involving total payments of more than $1 million, (vii) requiring annual or remaining payments in excess of $1 million after the date hereof, (viii) that is a seismic license agreement or rig or drilling contract, (ix) that is a fixed price commodity sales agreement with a remaining term of more than 60 days, (x) that is a material Contract relating to any of the properties specified in Section 4.15 of the Spinco Disclosure Schedule or (xi) that obligates Forest or Spinco or any of their Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Neither Forest nor Spinco, nor any of their respective Subsidiaries, has received notice that any party to any such Contract is in default, and each such Contract (x) is freely assignable to Spinco without penalty or other adverse consequences and (y) upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall continue in full force and effect without penalty or other adverse consequence (other than the termination or expiration thereof in accordance with its terms, for reasons other than the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements).
      (b) Neither Forest, Spinco nor any of their respective Subsidiaries is in default in any respect under any Contract to which it is a party or by which it or any of its properties or assets is bound, which default, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
      Section 4.16     Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Forest, Spinco or any of their respective Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement.
      Section 4.17     Certain Board Findings. The Board of Directors of each of Forest and Spinco, by unanimous written consent or at a meeting duly called and held, has approved this Agreement and each other Transaction Agreement.
      Section 4.18     Vote Required. The only vote of stockholders of Forest or Spinco required under any of the NYBCL, DGCL, NYSE rules, Forest’s Certificate of Incorporation or Bylaws or Spinco’s Certificate of Incorporation or Bylaws to approve the transactions contemplated by this Agreement and each other Transaction Agreement is the affirmative vote of the sole holder of the outstanding shares of Spinco Common Stock prior to the Distribution Date. Such affirmative vote has been obtained on or prior to the date hereof.
      Section 4.19     Stockholder Approval. As of the date hereof, the sole stockholder of Spinco is Forest. On the date of this Agreement Forest shall deliver to Spinco a written consent of Spinco’s sole stockholder in

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compliance with Section 228 of the DGCL with respect to all aspects of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of Spinco’s stockholders under the DGCL, NYSE rules, Spinco’s Certificate of Incorporation or Spinco’s Bylaws. The approval of Forest’s shareholders is not required to effect the transactions contemplated by the Distribution Agreement, this Agreement or any other Transaction Agreement. Upon delivery of such written consent, the approval of Spinco’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended in accordance with Section 251(d) of the DGCL after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL, NYSE rules, Spinco’s Certificate of Incorporation or Spinco’s Bylaws or by the IRS.
      Section 4.20     Certain Payments. Except as contemplated by the Transaction Agreements, no Spinco Benefit Plan or employment arrangement, no similar plan or arrangement sponsored or maintained by Forest in which any Spinco Employee is a participant and no contractual arrangement between Spinco and any third party exists that could result in the payment to any current, former or future director, officer, stockholder or employee of Spinco or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by Spinco or a Spinco Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution), whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
      Section 4.21     Assets. As of the date hereof, Forest, a Subsidiary of Forest, Spinco or a Spinco Subsidiary has, and as of the Effective Time, Spinco or a Spinco Subsidiary will have, good and marketable title to all oil and gas properties forming the basis for the reserves reflected in the Spinco Reserve Report as attributable to interests owned by Spinco or any Spinco Subsidiary and, as of the date hereof, Forest, a Subsidiary of Forest, Spinco or a Spinco Subsidiary has, and as of the Effective Time, Spinco or a Spinco Subsidiary will have, good and valid title to or valid leasehold interests or other contractual rights in, all other Spinco Assets, with respect to both the oil and gas properties and all other Spinco Assets, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, restrictions, options, rights of first refusal and other encumbrances of every kind (“Liens”) except for Permitted Liens and Liens associated with obligations reflected in the Spinco Reserve Report. The oil and gas leases and other agreements that provide Forest and its Subsidiaries, and that as of the Effective Time will provide Spinco and its Subsidiaries, with operating rights in the oil and gas properties reflected in the Spinco Reserve Report are legal, valid and binding and in full force and effect, the rentals, royalties and other payments due thereunder have been properly paid and, to Forest’s and Spinco’s Knowledge, there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco. Each of Spinco and Forest and their respective Subsidiaries (as the case may be) has maintained all the Spinco Assets owned on the date hereof in working order and operating condition, subject only to ordinary wear and tear. The Spinco Assets constitute all the assets, properties and rights related to or required for the conduct of the Spinco Business as currently conducted, except for the services to be provided pursuant to the Transition Services Agreement. The Spinco Assets include all properties reflected in the Spinco Reserve Report.
      Section 4.22     Loans. There are no outstanding loans made to any Person by Forest, Spinco or any of their respective Subsidiaries that are or will be Spinco Assets.
      Section 4.23     Oil and Gas Reserves. Forest has furnished to the Company reserve reports prepared by Forest containing estimates of the oil and gas reserves, as of December 31, 2004 and June 30, 2005 (collectively, the “Spinco Reserve Report”), that will be owned by Spinco and the Spinco Subsidiaries upon completion of the Contribution. The factual, non-interpretive data on which the Spinco Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein was accurate in all material respects,

Annex A-22

and to the Knowledge of Forest no errors in such information existed at the time such information was provided. The Spinco Reserve Report conforms to the guidelines with respect thereto of the SEC. Except for changes (including changes in hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Spinco Reserve Report that would reasonably be expected to have a Material Adverse Effect on the Spinco Business or Spinco. Since January 1, 2003 all wells included in the Spinco Assets have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases and applicable laws, except where any such failure or violation would not have a Material Adverse Effect on Spinco, the Spinco Assets or the Spinco Business. To the Knowledge of Forest and Spinco, there are no wells included in the Spinco Assets that Forest, Spinco or any of their respective Subsidiaries are (i) currently obligated by applicable law or Contract to plug and abandon, or (ii) obligated by applicable law or Contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities. No Person has any call on, option to purchase or similar rights with respect to the production of hydrocarbons attributable to the Spinco Assets, except any such call, option or similar right at market prices. Except for gas imbalances between Forest, Spinco or any of their respective Subsidiaries and any third party working interest owners, marketers or pipelines relative to the Spinco Assets that have accrued since June 30, 2005, neither Forest, Spinco nor any of their respective Subsidiaries is obligated by any gas prepayment arrangement or by any “take-or-pay” requirement, advance payment or other similar arrangement to deliver any gas at a future time without then or thereafter receiving payment therefor. With respect to any oil and gas interests comprising Spinco Assets that are not operated by Forest, Spinco or any of their respective Subsidiaries, Forest and Spinco make the representations and warranties set forth in this Section 4.23 only to Forest’s and Spinco’s Knowledge.
      Section 4.24     Derivative Transactions. Neither Forest nor Spinco nor any of their respective Subsidiaries has entered into any Derivative Transaction pursuant to which Spinco, any Spinco Subsidiary or the Spinco Business has or will have a continuing financial liability or obligation. All Derivative Transactions entered into by Forest, Spinco or any of their respective Subsidiaries that are currently open and pursuant to which Spinco, any Spinco Subsidiary or the Spinco Business has or will have a continuing financial liability or obligation were entered into in material compliance with applicable rules, regulations and policies of all regulatory authorities.
      Section 4.25     No Other Representations and Warranties. Except for the representations and warranties contained in Article III and in this Article IV and except for any representations and warranties specifically set forth in the other Transaction Agreements, the Company acknowledges that neither Forest nor Spinco nor any other Person makes any express or implied representation or warranty with respect to Spinco or its Subsidiaries, the Spinco Business or otherwise or with respect to any other information provided to the Company, whether on behalf of Forest, Spinco or such other Persons, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the use of the Spinco Assets and the assets of the Spinco Business and the operation of the Spinco Business after the Closing in any manner or (iii) the success or profitability of the ownership, use or operation of the Spinco Business after the Closing. Neither Forest, Spinco nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person to the extent resulting from the distribution to the Company, or the Company’s use of, any information related to the Spinco Business and any other information, document or material made available to the Company in certain “data rooms,” management presentations or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the Company Disclosure Schedule (with specific reference to the particular Section of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each

Annex A-23

other Section thereof to which it is relevant), the Company represents and warrants to Forest and Spinco as follows:
      Section 5.1     Organization, Qualification. Each of the Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The copies of the Company’s Second Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws in existence on the date hereof included as part of Section 5.1 of the Company Disclosure Schedule are complete and correct and in full force and effect on the date hereof. The Company is not in violation of any of the provisions of its Second Amended and Restated Certificate of Incorporation or Fourth Amended and Restated Bylaws. All of the Company Subsidiaries and their respective jurisdictions of incorporation or organization (together with a designation of those Subsidiaries constituting Significant Subsidiaries of the Company) are identified in Section 5.1 of the Company Disclosure Schedule. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      Section 5.2     Capital Stock and Other Matters. The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. At the close of business on September 9, 2005, (i) 35,615,400 shares of Company Common Stock were issued and outstanding, including 2,267,270 shares of restricted stock issued to employees pursuant to the Company’s Equity Participation Plan, and 2,000,000 shares of Company Common Stock were reserved for issuance as restricted stock or upon the exercise of stock options granted or that may be granted under the Company’s Stock Incentive Plan, and none of such shares have been issued as restricted stock and 807,960 of such shares are subject to stock options that have been granted to employees and directors; (ii) no shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; (iii) no shares of Company Preferred Stock were issued and outstanding; and (iv) no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of the Company may vote (“Company Voting Debt”) were issued or outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section 5.2, there are no outstanding (i) shares of Company Common Stock, Company Voting Debt or other voting securities of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Company Voting Debt or other voting securities of the Company or (iii) except as specified in Section 2.9, options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than certain Transaction Agreements) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of the Company or any of its Subsidiaries or any Company Voting Debt or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. There are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of the Company. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share, all of which are owned by the Company. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the voting rights of the Company or such Company Subsidiary, charges and other encumbrances of any nature whatsoever.

Annex A-24

      Section 5.3     Corporate Authority; No Violation. The Company has the corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Approval, to carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, subject to obtaining the Requisite Approval, and no other corporate proceedings are necessary to consummate the Merger. Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by Forest and Spinco, constitutes a legal, valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Forest and Spinco, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Merger Sub is not a party to any Contract except this Agreement, and has no obligations or liabilities except under this Agreement and costs incidental to its incorporation in the State of Delaware. Except for matters expressly contemplated by this Agreement and except for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the execution and delivery by the Company and Merger Sub of this Agreement, nor the consummation by the Company and Merger Sub of the transactions contemplated hereby and the performance by the Company and Merger Sub of this Agreement will (a) violate or conflict with any provision of the Company’s Second Amended and Restated Certificate of Incorporation or Fourth Amended and Restated Bylaws or any provision of Merger Sub’s Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Company Common Stock or on any of the assets of the Company or its Subsidiaries pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the assets of the Company or its Subsidiaries is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing. Section 5.3 of the Company Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by the Company for the consummation of the transactions contemplated by this Agreement.
      Section 5.4     Company Financial Statements; Liabilities. The Company has previously made available to Forest complete and correct copies of audited consolidated financial statements for the Company as of and for the years ended December 31, 2004, 2003 and 2002, and unaudited consolidated interim financial statements for the Company as of and for the three-month periods ended March 31, 2005 and June 30, 2005 (including any related notes and schedules thereto, the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in financial position or other information included therein for the respective periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, where appropriate, to normal year-end audit adjustments, in each case in accordance with past practice and GAAP, consistently applied, during the

Annex A-25

periods involved (except as otherwise stated therein). Except as set forth in the Company Financial Statements, the Company and its Subsidiaries do not have any liability or obligation (whether accrued, absolute, contingent or otherwise) of a nature or character required to be reflected in the consolidated balance sheet of the Company or in the footnotes thereto, in each case prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since June 30, 2005, (ii) liabilities that individually or in the aggregate, would not have a Material Adverse Effect on the Company and (iii) liabilities and obligations under the Transaction Agreements.
      Section 5.5     Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement, since June 30, 2005, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice, and, since such date, there has not been, occurred or arisen any change, or any event (including any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, would have a Material Adverse Effect on the Company, whether or not arising in the ordinary course of business.
      Section 5.6     Investigations; Litigation.
      (a) To the Company’s Knowledge, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to the Company or any of its Subsidiaries an intention to conduct the same.
      (b) There is no Action pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries at law or in equity, or before any Governmental Authority or arbitrator, that, (i) if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company or (ii) seeks to delay or prevent the consummation of the Merger or any other transaction contemplated by this Agreement. There is no Order of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary or with respect to any of their properties or assets that, individually or in the aggregate, would have a Material Adverse Effect on the Company.
      Section 5.7     Licenses; Compliance with Laws. The Company and its Subsidiaries hold all Licenses that are required for the conduct of the businesses of the Company and its Subsidiaries, taken as a whole, as presently conducted, except such Licenses for which the failure to so hold, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of all such Licenses so held, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No suspension or cancellation of any of the Company’s Licenses is pending or, to the Company’s Knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company’s Licenses would not have a Material Adverse Effect on the Company. Except with respect to Environmental Laws, ERISA and laws relating to Taxes, the Company and its Subsidiaries are in compliance with all, and have received no notice of any violation (as yet unremedied) of any, laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations, except for such instances of noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.
      Section 5.8     Proxy Statement/Prospectus; Registration Statements. None of the information regarding the Company or its Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Company Stockholders Meeting, or, in the case of each Registration Statement, at the time it becomes effective, at the time of the Company Stockholders Meeting, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statements (other than the Registration Statement on Form 10) will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation is made by the Company with respect to information provided by Forest and Spinco specifically for inclusion in the

Annex A-26

Registration Statements. All factual information (excluding estimates and projections) previously furnished by the Company to Forest relating to the Company or its business was (taken as a whole, including disclosures set forth in the Company’s Registration Statement on Form S-1 filed with the SEC, as amended) true and correct in all material respects on the date on which such information was furnished and did not contain any untrue statement of a material fact or omit to state a material fact relevant to the consummation of the transactions contemplated by this Agreement or necessary to make the statements contained therein not misleading.
      Section 5.9     Information Supplied. All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable law.
      Section 5.10     Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

(i) Each of the Company and its Subsidiaries has obtained all Environmental Permits required for the conduct and operation of its business and is in compliance and at all times has been in compliance with the terms and conditions contained in its Environmental Permits, and is, and for the past one year has been, in compliance with all applicable Environmental Laws;

(ii) Neither the Company nor any of its Subsidiaries is subject to any environmental indemnification obligation regarding businesses currently operated by the Company or any of its Subsidiaries or regarding properties currently owned or leased by the Company or any of its Subsidiaries;

(iii) To the Company’s Knowledge there is no condition on, at, under or related to any property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) currently owned, leased or used by the Company or any of its Subsidiaries or created by the Company’s or any of the Company Subsidiary’s operations that would create liability for the Company or any of its Subsidiaries under applicable Environmental Laws and, to the Company’s Knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used by the Company or any of its Subsidiaries;

(iv) There are no past or present actions, activities, circumstances, conditions, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) that form or are reasonably likely to form the basis of a claim against the Company or any of its Subsidiaries under Environmental Laws, including any claims based on the alleged exposure of any Person or property to any Hazardous Material;

(v) The Company has made available to Spinco and Forest all material site assessments, compliance audits, and other similar studies prepared since January 1, 2002 in the Company’s possession or custody relating to (A) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by the Company, any of its Subsidiaries or any predecessor in interest thereto and (B) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person, on, under, about or from any of the properties currently owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, the Company or any of its Subsidiaries, or their respective businesses and operations;

(vi) Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any communication that has not been resolved, whether from a Governmental Authority, citizen’s group, employee or otherwise, alleging that it is liable under, or not in compliance with, any Environmental Law; and

(vii) To the Company’s Knowledge, there is no requirement anticipated or formally proposed for notice, comment, adoption or implementation under any Environmental Law or Environmental Permit

Annex A-27

issued pursuant thereto that is reasonably expected to result in liability or material increases in either capital or operating costs for the Company or any of its Subsidiaries.

      (b) Insofar as the representations set forth in subsections (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(vii) relate to assets of the Company operated by a Person other than the Company or any of its Subsidiaries, such representations are given only to the Knowledge of the Company.
      Section 5.11     Tax Matters.
      (a) (i) All material Tax Returns relating to the Company and the Company Subsidiaries required to be filed have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes shown as due and payable on such Tax Returns, relating to the Company or any Company Subsidiary required to be paid, have been duly and timely paid, (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Authority, (v) all material Taxes relating to the Company and the Company Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the date of the Closing (which are not yet due and payable) have been properly reserved for in the books and records of the Company whether or not shown as being due on any Tax Return, and (vi) the Company and the Company Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.
      (b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any Company Subsidiary and no power of attorney with respect to any such Taxes, in each case that is currently outstanding and in effect, has been filed or entered into with any Governmental Authority.
      (c) (i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on the Company, and (ii) no Governmental Authority has asserted in writing any deficiency or claim for Taxes (including any adjustment to Taxes) with respect to which the Company or any Company Subsidiary may be liable with respect to income or any other material Tax which has not been fully paid or finally settled.
      (d) Neither the Company nor any Company Subsidiary (i) is a party to or bound by or has any obligation or liability under any written Tax separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law, (iv) is required to include in income any amount in respect of an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method, or (v) has filed any consents under Section 341(f) of the Code.
      (e) None of the assets of the Company or any of its Subsidiaries are subject to any Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved for in the books and records of the Company).
      (f) To the Company’s Knowledge, neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.
      (g) None of the assets of the Company or any of the Company Subsidiaries are tax-exempt use property within the meaning of Section 168(h) of the Code.

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      (h) Neither the Company nor any Company Subsidiary has consummated, has participated in or is currently participating in any transaction which was or is a listed transaction as defined in Treasury Regulation Section 1.6011-4(b)(2).
      Section 5.12     Benefit Plans.
      (a) Section 5.12(a) of the Company Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance), vacation, retention and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party for the benefit of any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of its Subsidiaries (a “Company Employee”) (the “Company Benefit Plans”). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate of any of them has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any Company Employee. The Company has heretofore delivered or made available to Forest and Spinco true and complete copies of each Company Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the most recent reporting period and the most recent determination letter received from the IRS (if any) with respect to each such plan intended to qualify under Section 401(a) of the Code.
      (b) No liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate of any of them that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of any of them of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). No Company Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
      (c) No Company Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA and none of the Company, any of its Subsidiaries or any ERISA Affiliate of any of them has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.
      (d) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code. All contributions required to be made with respect to any Company Benefit Plan have been timely made. There are no pending or, to the Company’s Knowledge, threatened claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined could, individually or in the aggregate, result in a material liability for the Company or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Forest and Spinco or will be promptly furnished to Forest and Spinco when made) with respect to any of the Company Benefit Plans before the IRS, the United States Department of Labor or the PBGC.
      (e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Company Benefit Plan or any such trust.
      (f) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated

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by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). The Company has the right, and will have the right after the Effective Time to terminate any Company Benefit Plan or to amend any such Company Benefit Plan to reduce future benefits (including any Company Benefit Plan that provides post-retirement medical and life insurance benefits) without incurring or otherwise being responsible for any material liability with respect thereto.
      (g) In connection with the consummation of the transactions contemplated by this Agreement, no payment of money or other property, acceleration of benefits or provision of other rights has been or will be made hereunder, under any agreement contemplated herein, or under any Company Benefit Plan or any Contract listed in Section 5.15 of the Company Disclosure Schedule that could reasonably be expected to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
      Section 5.13     Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, that, individually or in the aggregate, would have a Material Adverse Effect on the Company. There are no labor controversies pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company. There have been no claims initiated by any labor organization to represent any Company Employees not currently represented by a labor organization.
      Section 5.14     Intellectual Property Matters. The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all seismic data, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted, except where the failure to own or possess such items, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Company’s Knowledge, there is no assertion or claim challenging the validity of any of the foregoing that, individually or in the aggregate, would have a Material Adverse Effect on the Company. The conduct of the business of the Company and its Subsidiaries as currently conducted does not and will not conflict in any way with any seismic data license, patent, patent right, license, trademark, trademark right, trade name, trade name right, copyright, service mark, trade secret, know-how or other proprietary rights or information of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company.
      Section 5.15     Material Contracts.
      (a) Section 5.15 of the Company Disclosure Schedule sets forth all Contracts, other than Company Benefit Plans and oil and gas leases and assignments entered into in the ordinary course of business, to which the Company or any of its Subsidiaries is a party (i) relating to indebtedness for borrowed money, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that obligates the Company or any of its Subsidiaries to make any payments or issue or pay anything of value to any director, officer, key employee or consultant, (iv) that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in the U.S. domestic oil and gas exploration, production and marketing business with any Person in any geographic area or during any period of time, (v) that includes any material indemnification, contribution or guarantee obligations (other than such obligations entered into in the ordinary course of business in offshore oil and gas operations), (vi) that relate to capital expenditures involving total payments of more than $1 million, (vii) requiring annual or remaining payments in excess of $1 million after the date hereof, (viii) that is a seismic license agreement or rig or drilling contract material to the Company,

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(ix) that is a fixed price commodity sales agreement with a remaining term of more than 60 days, (x) that is a material Contract relating to any of the properties specified in Section 5.15 of the Company Disclosure Schedule or (xi) that obligate the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Neither the Company nor any of its Subsidiaries has received notice that any party to any such Contract is in default, and each such Contract, upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, shall continue in full force and effect without penalty or other adverse consequence (other than the termination or expiration thereof in accordance with its terms, for reasons other than the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements).
      (b) Neither the Company nor any of its Subsidiaries is in default in any respect under any Contract to which it is a party or by which it or any of its properties or assets is bound, which default, individually or in the aggregate, would have a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
      Section 5.16     Opinion of Company Financial Advisor. The Company has received the written opinion of Lehman Brothers Inc., to the effect that, as of the date of such opinion, the Exchange Ratio (as defined in such opinion) is fair, from a financial point of view, to the Company. The Company has previously delivered a complete copy of such opinion to Forest.
      Section 5.17     Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by the Company, or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement.
      Section 5.18     Takeover Statutes. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” set forth in Section 203 of the DGCL to the extent such restrictions would otherwise be applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
      Section 5.19     Certain Board Findings. The Board of Directors of the Company, at a meeting duly called and held, (i) has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (ii) has resolved, subject to Section 6.11, to recommend the adoption of this Agreement by the stockholders of the Company.
      Section 5.20     Vote Required. The only vote of the stockholders of the Company required under any of the DGCL or the Company’s Second Amended and Restated Certificate of Incorporation for adoption of this Agreement and the approval of the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (sometimes referred to herein as the “Requisite Approval”).
      Section 5.21     Certain Payments. No Company Benefit Plan or employment arrangement, and no contractual arrangements between the Company or any of its Subsidiaries and any third party, exists that could result in the payment to any current, former or future director, officer, stockholder or employee of the Company or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by the Company or a Company Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
      Section 5.22     Assets. The Company has good and marketable title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned

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by the Company or any Company Subsidiary and has good and valid title to, or valid leasehold interests or other contractual rights in, all other Company assets, with respect to both the oil and gas properties and all other Company assets, free and clear of all Liens except for Permitted Liens and Liens associated with obligations reflected in the Company Reserve Report. The oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the oil and gas properties reflected in the Company Reserve Report are legal, valid and binding and in full force and effect, the rentals, royalties and other payments due thereunder have been properly paid and, to the Company’s Knowledge, there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries (as the case may be) have maintained all of their respective assets owned on the date hereof in working order and operating condition, subject only to ordinary wear and tear.
      Section 5.23     Loans. Section 5.23 of the Company Disclosure Schedule sets forth each currently outstanding loan exceeding $1 million in principal amount made by the Company or any of its Subsidiaries to any Person.
      Section 5.24     Oil and Gas Reserves. The Company has furnished to Forest reserve reports prepared by the Company containing estimates of the oil and gas reserves, as of December 31, 2004 and June 30, 2005 (collectively, the “Company Reserve Report”), that are owned by the Company or any of its Subsidiaries. The factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein was accurate in all material respects, and to the Knowledge of the Company no errors in such information existed at the time such information was provided. The Company Reserve Report conforms to the guidelines with respect thereto of the SEC. Except for changes (including changes in hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2003 all of the Company’s and its Subsidiaries’ wells have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases and applicable laws, except where any such failure or violation would not have a Material Adverse Effect on the Company. To the Company’s Knowledge, there are no wells of the Company or any of its Subsidiaries that the Company or any of its Subsidiaries are (i) currently obligated by applicable law or Contract to plug and abandon, or (ii) obligated by applicable law or Contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities. No Person has any call on, option to purchase or similar rights with respect to the production of hydrocarbons attributable to any of the Company’s or its Subsidiaries’ assets, except any such call, option or similar right at market prices. Except for gas imbalances between the Company or any of its Subsidiaries and any third party working interest owners, marketers or pipelines relative to its assets that have accrued since June 30, 2005, neither the Company nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any “take-or-pay” requirement, advance payment or other similar arrangement to deliver any gas at a future time without then or thereafter receiving payment therefor. With respect to any oil and gas interests of the Company and its Subsidiaries that are not operated by the Company or any of its Subsidiaries, the Company makes the representations and warranties set forth in this Section 5.24 only to its Knowledge.
      Section 5.25     Derivative Transactions. Neither the Company nor any of its Subsidiaries has entered into any Derivative Transaction pursuant to which it has a continuing financial liability or obligation. All Derivative Transactions entered into by the Company or any of its Subsidiaries that are currently open were entered into in material compliance with applicable rules, regulations and policies of all regulatory authorities.
      Section 5.26     No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, Forest and Spinco acknowledge that neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries or otherwise or with respect to any other information provided to Forest or Spinco, whether on behalf of the Company or such other Persons. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Forest or Spinco or any other Person to the extent

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resulting from the distribution to Forest or Spinco, or Forest or Spinco’s use of, any information related to the Company and any other information, document or material made available to Forest or Spinco in certain “data rooms,” management presentations or in any other form in connection with the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS AND AGREEMENTS
      Section 6.1     Conduct of Business by the Company Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or described in Section 6.1 of the Company Disclosure Schedule or to the extent that Forest shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), the Company agrees as to itself and its Subsidiaries as follows:

(a) Ordinary Course. Each of the Company and its Subsidiaries shall conduct its operations in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its material rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with material customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any new material line of business. Prior to the Effective Time and except as specifically contemplated by this Agreement or as mutually approved in writing by Spinco and the Company, the Company shall cause Merger Sub not to conduct any business operations, enter into any Contract (other than this Agreement), acquire any assets or incur any liabilities.

(b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock or partnership interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by law to be held by Persons other than the Company or its wholly owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock).

(c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of stock options that are outstanding on the date hereof pursuant to the Company Stock Plans; (ii) the issuance of stock options with three year vesting and restricted stock to existing employees and directors and newly-hired employees and directors of the Company or its Subsidiaries, not to exceed 300,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans on the date hereof; and (iii) issuances by a wholly owned Subsidiary of its capital stock to the Company.

(d) Governing Documents. The Company shall not amend or propose to amend its Second Amended and Restated Certificate of Incorporation or Fourth Amended and Restated Bylaws, nor shall

Annex A-33

it permit any of its Subsidiaries to amend or propose to amend its charter or bylaws in any manner that would hinder the consummation of the transactions contemplated by this Agreement.

(e) Acquisitions. Other than (i) purchases from vendors or suppliers in the ordinary course of business consistent with past practice, (ii) exercises of preferential rights, (iii) any single or series of acquisitions whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $25.0 million in the aggregate or (iv) with respect to the transaction described in Section 4.2 of the Spinco Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, the Company shall not, nor shall it permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would hinder in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

(f) Dispositions. Subject to Section 6.11, and other than product sales and other dispositions in connection with normal equipment maintenance or salvage in the ordinary course of business consistent with past practice and Permitted Liens, the Company shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of related or unrelated transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise directly or indirectly dispose of, any of its assets that in the aggregate have a fair market value in excess of $10 million; provided, that the Company shall not consummate or agree to consummate any such transaction with respect to any securities of any of its Subsidiaries.

(g) Indebtedness; Leases. The Company shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease (whether such lease is an operating or capital lease, but excluding compressor leases) or otherwise incur any material obligation or liability (absolute or contingent) other than indebtedness to the Company or a wholly owned Subsidiary of the Company, or under the Credit Agreement dated as of March 2, 2004, among the Company and the lenders party thereto, as amended from time to time, or any replacement thereof; provided, however, that the aggregate outstanding indebtedness under such credit agreement shall not exceed $170 million (exclusive of indebtedness incurred to fund (A) costs related to the transactions contemplated by this Agreement and (B) payments made to Company executives pursuant to non-compete, employment and severance agreements and similar agreements and arrangements).

(h) Capital Expenditures. Except as required by law, the Company shall continue its 2005 budgeted capital expenditure program for exploration and development as described in the capital expenditure budget dated as of September 8, 2005 provided to Forest prior to the date hereof, and shall perform, to the extent reasonably practicable, all scheduled capital expenditures set forth in such capital expenditure program at an aggregate cost not exceeding 120% of the aggregate costs set forth therein (it being understood that particular projects set forth on such budget may be substituted with other projects, so long as the aggregate maximum set forth above is not exceeded). In the event that the Effective Time does not occur in 2005, the parties shall reasonably consult regarding the Company’s capital expenditure budget for 2006.

(i) Employee Arrangements. The Company and its Subsidiaries shall not:

(i) grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

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(ii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof;

(iii) except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination Contract with any director or officer; or

(iv) except (x) in the ordinary course of business consistent with past practice or (y) as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

(j) Compliance with Laws; Licenses. Except as would not individually or in the aggregate have a Material Adverse Effect on the Company, the Company shall not, nor shall it permit any of its Subsidiaries to: (i) fail to comply with any laws, ordinances or regulations applicable to it or to the conduct of its business or (ii) permit to expire or terminate without renewal any License that is necessary to the operation of the business of such party, any facilities associated therewith or any other business.

(k) No Liquidation or Dissolution. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

(l) Accounting Methods. The Company shall not make any material change in its methods of accounting in effect at December 31, 2004, except (i) as required by the Financial Accounting Standards Board or changes in GAAP as agreed to by the Company’s independent auditors, (ii) in response to comments made by the SEC with respect to any Registration Statement or (iii) as otherwise agreed to in this Agreement. The Company and Merger Sub shall not change their respective fiscal years.

(m) Affiliate Transactions. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective Affiliates (including any Company Employees), other than with wholly owned Subsidiaries of the Company, on terms materially less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis.

(n) Contracts. The Company shall not, nor shall it permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate or renew any material Contract to which it or any of its Subsidiaries is a party or waive, release or assign any material rights or claims, in each case if such action would have a Material Adverse Effect on the Company or impair in any material respect the Company’s ability to perform its obligations under this Agreement and the other Transaction Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, waive any preferential rights. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any Contract not in the ordinary course of business involving total consideration of $2 million or more with a term longer than one year which is not terminable by the Company or any such Subsidiary of the Company without penalty upon no more than 30 days’ prior notice.

(o) Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses; provided, however, that the Company may self-insure with respect to operators’ extra expense insurance, physical damage to well site real and personal property insurance and business interruption insurance.

(p) Tax Matters. The Company shall not (i) make or rescind any material express or deemed election relating to Taxes unless such action will not materially and adversely affect the Company or any

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of its Affiliates, or the Surviving Corporation on a going-forward basis after the Effective Date, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not result in a Material Adverse Effect on the Company, (iii) amend any material Tax Returns, except where such amendment would not adversely affect the Company or any of its Affiliates, or the Surviving Corporation on a going-forward basis after the Effective Date or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ended December 31, 2004, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on the Company; provided, however, that the Company may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without Forest’s prior written consent if the amount of Tax liabilities relating to such action does not exceed $500,000.

(q) Discharge of Liabilities. Unless otherwise provided in this Agreement or required by applicable law, the Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company as of and for the twelve months ended December 31, 2004, or incurred in the ordinary course of business.

(r) Tax Treatment. Neither the Company nor Merger Sub shall take or cause or permit to be taken any action (i) that would disqualify the Distribution from constituting a tax-free distribution under Section 355 of the Code or the Contribution from constituting a tax-free reorganization under Section 368(a) of the Code or (ii) that would disqualify the Merger from constituting a tax-free reorganization under Section 368(a) of the Code.

(s) Advice of Changes. Subject to the provisions of the Confidentiality Agreement, the Company shall promptly advise Forest and Spinco orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a Material Adverse Effect on the Company.

(t) No Action. Subject to the terms and conditions of this Agreement, the Company shall not, nor will it permit any of its Subsidiaries to, intentionally take or agree or commit to take any action that would result in any of the conditions set forth in Article VII not being satisfied at the Effective Time.

(u) Hedging Activities. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into (i) any Derivative Transaction or (ii) any fixed price commodity sales agreement with a term of more than 60 days.

(v) Lender Consent. The Company shall use reasonable commercial efforts to obtain the lender consent referenced in Section 5.3 of the Company Disclosure Schedule and to enter into the new credit facility referenced in Section 7.3(b).

(w) Agreements. The Company shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

      Section 6.2     Conduct of Business by Spinco and Forest Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or described in Section 6.2

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of the Spinco Disclosure Schedule or to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), Forest and Spinco severally agree as follows:

(a) Ordinary Course. Forest (in regard to the Spinco Business only) and each of Spinco and its Subsidiaries shall conduct its operations in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its material rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with material customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. Spinco shall not, nor shall it permit any of its Subsidiaries to, enter into any new material line of business.

(b) Dividends; Changes in Stock. Except as expressly permitted in the Tax Sharing Agreement, Spinco shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Spinco or its wholly owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Spinco; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as contemplated by the Distribution Agreement or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock). Forest shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries propose to, declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), to the extent such dividend or distribution would impact Spinco or the Spinco Business, or would prevent Forest from consummating the Contribution or the Distribution. None of Forest, Spinco or any of their respective Subsidiaries shall form or propose to form a new Subsidiary of Spinco.

(c) Issuance of Securities. Spinco shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of Spinco’s capital stock or capital stock of any Spinco Subsidiary of any class, any Spinco Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Spinco Voting Debt or convertible securities, other than (i) pursuant to this Agreement and pursuant to the other Transaction Agreements; and (ii) issuances by a wholly owned Subsidiary of Spinco of its capital stock to Spinco. Without limiting the foregoing, Forest shall not issue, deliver or sell, or authorize or propose to issue, deliver or sell, any additional options or other equity-based awards that could be converted into any option to acquire Spinco Common Stock, pursuant to the Employee Benefits Agreement or otherwise.

(d) Governing Documents. Spinco shall not amend or propose to amend Spinco’s Certificate of Incorporation or Bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend its charter or bylaws except as explicitly provided herein or in the Distribution Agreement, in each case with a Company Consent.

(e) Acquisitions. Other than (i) purchases from vendors or suppliers in the ordinary course of business consistent with past practice, (ii) exercises of preferential rights, or (iii) any single or series of acquisitions, whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $25 million in the aggregate, Forest (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or

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division thereof; provided, however, that in any event, Forest shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, make any such acquisition, agreement or purchase if it would hinder in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

(f) Dispositions. Other than product sales and other dispositions in connection with normal equipment maintenance or salvage in the ordinary course of business consistent with past practice and Permitted Liens, Forest (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, in a single transaction or a series of related or unrelated transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise directly or indirectly dispose of, any of its assets that in the aggregate have a fair market value in excess of $10 million, except as otherwise provided in this Agreement and the other Transaction Agreements; provided, that Forest shall not consummate or agree to consummate any such transaction with respect to any securities of Spinco or any of its Subsidiaries.

(g) Indebtedness; Leases. Forest (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Spinco or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease (whether such lease is an operating or capital lease, but excluding compressor leases) or otherwise incur any material obligation or liability (absolute or contingent) other than indebtedness of Spinco to be incurred by Spinco and obligations or liabilities to be assumed by Spinco in connection with the consummation of the transactions contemplated by the Distribution Agreement.

(h) Capital Expenditures. Except as required by law, Forest and Spinco shall continue the capital expenditure program for exploration and development with respect to the Spinco Assets as described in the capital expenditure budget dated as of September 8, 2005 provided to the Company prior to the date hereof, and shall perform, to the extent reasonably practicable, such capital expenditures at an aggregate cost not exceeding 120% of the aggregate costs set forth therein (it being understood that particular projects set forth in such budget may be substituted with other projects, so long as the aggregate maximum set forth above is not exceeded). In the event that the Effective Time does not occur in 2005, the parties shall reasonably consult regarding the Spinco Business’ capital expenditure budget for 2006.

(i) Employee Arrangements. Forest (in regard to the Spinco Employees only) shall not, and Spinco shall not, nor shall Forest (in regard to the Spinco Employees only) or Spinco permit any of their respective Subsidiaries to:

(i) grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

(ii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof;

(iii) hire any new director, officer or, except in the ordinary course of business consistent with past practice, employee, or enter into any new, or materially amend any existing, employment or severance or termination Contract with any director, officer or employee; or

(iv) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof solely with respect to Spinco Employees if such amendment would have the effect of enhancing any benefits thereunder.

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(j) Compliance with Laws; Licenses. Except as would not individually or in the aggregate have a Material Adverse Effect on Spinco or the Spinco Assets, Forest (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, (i) fail to comply with any laws, ordinances or regulations applicable to it or to the conduct of its business or (ii) permit to expire or terminate without renewal any License that is necessary to the operation of the business of Spinco or its Subsidiaries, any facilities associated therewith, the Spinco Business, or any other business.

(k) No Liquidation or Dissolution. Neither Forest nor Spinco shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinco or any of its Subsidiaries.

(l) Accounting Methods. Neither Forest (in regard to the Spinco Business only) nor Spinco shall make any material change in Forest’s methods of accounting in effect at December 31, 2004, except (i) as required by the Financial Accounting Standards Board or changes in GAAP as agreed to by Forest’s or Spinco’s independent auditors, (ii) in response to comments made by the SEC with respect to any Registration Statement or (iii) as otherwise agreed to in this Agreement. Spinco shall not change its fiscal year.

(m) Affiliate Transactions. Forest (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall Forest (in regard to the Spinco Business only) or Spinco permit any of their respective Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective Affiliates (including any Spinco Employees), other than with wholly owned Subsidiaries of Spinco, on terms materially less favorable to Spinco or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis.

(n) Contracts. Neither Forest nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate or renew any material Contract to which Spinco or any of its Subsidiaries is a party or which otherwise is or will be, a Spinco Asset, or waive, release or assign any material rights or claims which is or will be a Spinco Asset, in each case if such action would have a Material Adverse Effect on Spinco or the Spinco Business, or impair in any material respect Forest’s or Spinco’s ability to perform their respective obligations under this Agreement and the other Transaction Agreements. Forest, Spinco or their respective Subsidiaries shall reasonably consult with the Company before entering into any new Contract material to Spinco or the Spinco Business. Neither Forest nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, waive any preferential rights that constitute Spinco Assets. Neither Forest nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, enter into any Contract to which Spinco or any of its Subsidiaries will be a party or which otherwise will be a Spinco Asset, which Contract is not in the ordinary course of business, involves total consideration of $2 million or more, has a term longer than one year and which is not terminable by Spinco or any such Subsidiary of Spinco without penalty upon no more than 30 days’ prior notice.

(o) Insurance. Forest and Spinco shall, and shall cause their respective Subsidiaries to, maintain with financially responsible insurance companies insurance for the Spinco Business and the Spinco Assets in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

(p) Tax Matters. Forest and Spinco shall not (i) make or rescind any material express or deemed election relating to Taxes of Spinco or the Spinco Business unless such action will not materially and adversely affect Spinco or the Surviving Corporation on a going-forward basis after the Effective Date, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where Forest or Spinco has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes of Spinco or the Spinco Business, except where such settlement or compromise will not result in a Material Adverse Effect on Spinco or the Spinco Business, (iii) amend any material Tax Returns of Spinco or relating to the Spinco Business or (iv) change in any material

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respect any method of reporting income or deductions of Spinco or the Spinco Business for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ended December 31, 2004, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on Spinco or the Spinco Business, provided, however, that Spinco may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without the Company’s prior written consent if the amount of Tax liabilities relating to such action does not exceed $500,000.

(q) Discharge of Liabilities. Unless otherwise provided in this Agreement or required by applicable law, Forest (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall Forest (in regard to the Spinco Business only) or Spinco permit any of their respective Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (which includes the payment of final and unappealable judgments).

(r) Tax Treatment. Neither Forest nor Spinco shall take or cause or permit to be taken any action (i) that would disqualify the Distribution from constituting a tax-free distribution under Section 355 of the Code or the Contribution from constituting a tax-free reorganization under Section 368(a) of the Code or (ii) that would disqualify the Merger from constituting a tax-free reorganization under Section 368(a) of the Code.

(s) Advice of Changes. Subject to the provisions of the Confidentiality Agreement, Forest and Spinco shall promptly advise the Company orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a Material Adverse Effect on the Spinco Business or Spinco.

(t) No Action. Neither Forest nor Spinco shall, nor will they permit any of their respective Subsidiaries to, intentionally take or agree or commit to take any action that would result in any of the conditions set forth in Article VII not being satisfied at the Effective Time.

(u) Hedging Activities. Forest (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, enter into (i) any Derivative Transaction or (ii) any fixed price commodity sales agreement with a term of more than 60 days.

(v) Agreements. Neither Forest nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

      Section 6.3     Proxy Statement/Prospectus.
      (a) As promptly as practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and the Registration Statement on Form S-4 (the Proxy Statement/Prospectus will be included as a prospectus in the Registration Statement on Form S-4) with respect to the transactions contemplated by this Agreement. As promptly as practicable following the date hereof, the Company shall prepare and file with the SEC an amendment to its Registration Statement on Form S-1 to reflect the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statements declared effective by the SEC under the Securities Act and the Exchange Act, as the case may be, as promptly as practicable after such filings. The status or timing of the adjustment condition described in Section 4.2 of the Spinco Disclosure Schedule shall not serve as a basis for delaying the Company’s efforts to seek effectiveness of the Registration Statements and mail to its stockholders the Proxy Statement/Prospectus.
      (b) As promptly as practicable after the Registration Statements shall have become effective, the Company shall mail the Proxy Statement/Prospectus to its stockholders.
      (c) No amendment or supplement to the Proxy Statement/Prospectus or any Registration Statement will be made by the Company without the approval of Forest and Spinco (such approval not to be

Annex A-40

unreasonably withheld or delayed). The Company will advise Forest and Spinco, promptly after it receives notice thereof, of the time when any Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or any Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.
      (d) If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus or the Registration Statements containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statements, Forest, Spinco and the Company shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC and mail to the Company’s stockholders each such amendment or supplement.
      Section 6.4     Cooperation. Forest, Spinco and the Company shall together, or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them, take action as follows:

(a) The Company shall take all such action as may reasonably be required under state securities or “blue sky” laws in connection with the issuance of shares of Company Common Stock pursuant to the Merger;

(b) Forest, Spinco and the Company shall cooperate with one another to the extent reasonably necessary or commercially appropriate in promptly making any filings with, and seeking any consents or approvals from, Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement;

(c) As promptly as practicable, the Company shall make application to the NYSE or Nasdaq for the listing or quotation of the shares of Company Common Stock to be issued pursuant to the transactions contemplated by this Agreement and the Distribution Agreement and use all commercially reasonable efforts to cause such shares to be Approved for Listing;

(d) Forest, Spinco and the Company shall, as promptly as practicable, make any required filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice; and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party’s outside counsel) so as to reduce the length of any review periods; and

(e) Forest, Spinco and the Company shall promptly provide outside counsel for the other parties for their confidential review copies of all filings proposed to be made by such party with any Governmental Authority in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby.
      Section 6.5     Letter of Spinco’s Accountants. In connection with the information regarding Spinco or its Subsidiaries or the transactions contemplated by this Agreement provided by Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, Spinco shall use all commercially reasonable efforts to cause to be delivered to the Company a letter of KPMG, LLP, dated the date on which the Registration Statement on Form S-4 shall become effective and as of the Effective Time and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.
      Section 6.6     Letter of the Company’s Accountants. In connection with the information regarding the Company or its Subsidiaries or the transactions contemplated by this Agreement provided by the Company

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specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, the Company shall use all commercially reasonable efforts to cause to be delivered to Spinco a letter of Deloitte & Touche LLP, dated the date on which the Registration Statements shall become effective and as of the Effective Time and addressed to Forest and Spinco, in form and substance reasonably satisfactory to Forest and Spinco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.
      Section 6.7     Forest/Spinco Employee Stock Options, Incentive and Benefit Plans. Spinco and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) and any acquisitions of Spinco Common Stock, as the case may be, resulting from the transactions contemplated by this Agreement by each officer or director of the Company or Spinco who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
      Section 6.8     Employee Benefit Plans.
      (a) Subject to the remaining provisions of this Section 6.8, Spinco and the Company shall take all acts necessary to cause Spinco Employees who remain employed by Spinco, the Company or their Subsidiaries from and after the Effective Time (“Continuing Spinco Employees”) to participate in the Company Benefit Plans maintained by the Company as of the Effective Time on a basis no less favorable than that applicable to similarly situated Company Employees who remain employed by the Company or its Affiliates as of the Effective Time (the “Continuing Company Employees”). Notwithstanding the foregoing, if the Effective Time occurs in 2006, then Spinco and the Company shall cause each Continuing Spinco Employee to receive vacation benefits for the period beginning on the Effective Time and ending on December 31, 2006, that are equal to (i) such employee’s accrued and unused vacation under Forest’s vacation policy as of the Effective Time plus (ii) if the Company’s vacation policy is more generous than Forest’s vacation policy with respect to such Continuing Spinco Employee based on his years of service recognized by Forest as of the Effective Time for purposes of such policy, any additional vacation entitlement earned by such employee under the terms of the Company’s vacation policy. In the event the employment of a Spinco Employee is terminated by Forest with the Company’s consent prior to the Effective Time (other than pursuant to a Termination for Cause), (i) such employee shall not receive a Retention Benefit, (ii) Forest shall provide such employee with the severance benefits described on Exhibit E, Part B (provided such employee executes a release of claims in favor of Forest, Spinco, the Company and their respective Affiliates (which release shall be in a form agreed to by Forest, Spinco and the Company)), and (iii) as soon as practicable after the Effective Time, the Company shall reimburse Forest for such severance benefits actually paid by Forest to such employee; provided that the Company shall not be responsible for any reimbursement of severance amounts paid to any such Spinco Employee who is subsequently re-hired by Forest or any Forest Subsidiary during the six-month period following the Effective Time (in which case Forest shall refund any reimbursement so made by the Company).
      (b) Neither Spinco nor the Company shall establish or maintain effective as of the Effective Time (i) any plan providing supplemental executive retirement benefits that is not an individual account plan, (ii) any plan providing retiree medical benefits or (iii) any defined benefit pension plan.
      (c) Spinco and the Company shall cause each Continuing Spinco Employee to be given full credit for all service with Forest, Spinco and their Affiliates before the Effective Time for all purposes under each Company Benefit Plan (except to the extent necessary to avoid the duplication of benefits). Such service credit for each such purpose shall be in an amount equal to the service credit recognized under the corresponding Spinco Benefit Plan as of the Effective Time for such purpose. For purposes of determining the terms and conditions of a Continuing Spinco Employee’s participation in any Company Benefit Plan that is an employee welfare benefit plan (the “Company Welfare Plans”), the Company shall, and shall cause its Affiliates to, (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect

Annex A-42

to the Continuing Spinco Employee or his or her dependents under the Company Welfare Plans, other than to the extent limitations or waiting periods that are already in effect with respect to the Continuing Spinco Employee or his or her dependents have not been satisfied as of the Effective Time under the corresponding welfare benefit plans maintained for the Continuing Spinco Employee immediately before the Effective Time, and (ii) provide each Continuing Spinco Employee with credit for any co-payments and deductibles paid in the year of the Closing before the Effective Time in satisfying any deductible or out-of-pocket requirements under the Company Welfare Plans (on a pro-rata basis in the event of a difference in plan years).
      (d) As soon as practicable following the Effective Time, Forest shall cause to be transferred from the trustee of Forest’s Retirement Savings Plan (the “Forest Savings Plan”) to the trustee of the Company’s Employee Capital Accumulation Plan (the “Company Savings Plan”) an amount in cash equal to the aggregate account balances of the Continuing Spinco Employees under the Forest Savings Plan determined as of the transfer date; provided, however, that to the extent any Continuing Spinco Employee owes any amount to the Forest Savings Plan pursuant to the terms of a loan from such plan to such Continuing Spinco Employee, an in-kind transfer of such loan shall be made in addition to the transfer of cash for the remaining account balance. All account investments (other than any such loan amounts), including investments in shares of Forest Common Stock and/or Company Common Stock, shall be converted to cash prior to the account transfer to the Company Savings Plan. From and after the date of such transfer, Spinco and the Company shall cause the Company Savings Plan to assume the obligations of the Forest Savings Plan with respect to benefits accrued by the Continuing Spinco Employees under the Forest Savings Plan, and the Forest Savings Plan shall cease to be responsible therefor. Spinco, the Company and Forest shall cooperate in making all appropriate arrangements and filings, if any, in connection with the transfer described above. Further, Spinco, the Company and Forest shall cooperate and take such actions as are necessary to permit the continuation of loan repayments by Continuing Spinco Employees to the Forest Savings Plan by payroll deductions during the period beginning on the Effective Time and ending on the date of the transfer described in this paragraph. Forest represents, covenants and agrees with respect to the Forest Savings Plan, and the Company represents, covenants and agrees with respect to the Company Savings Plan, that, as of the date of the transfer described in this paragraph, such plan will satisfy the requirements of Code Sections 401(a), (k), and (m) and will have received, or a pending application has been timely filed for, a favorable determination letter from the IRS regarding such qualified status and covering amendments required to have been adopted prior to the expiration of the GUST remedial amendment period.
      (e) If, during the period beginning on the Effective Time and ending on the later of June 30, 2006 or the date which is six months after the Effective Time (the “Retention Period”), the Company or a Subsidiary of the Company desires to relocate the principal place of employment of a Continuing Spinco Employee (other than a scheduled rotational employee) by 50 miles or more from the location of his principal place of employment immediately prior to the Effective Time, then Spinco and the Company shall cause any such employee who accepts such relocation to receive the relocation benefits described on Exhibit E, Part A. If, during the Retention Period, (i) a Continuing Spinco Employee voluntarily terminates his employment with the Company and its Subsidiaries within 30 days after the date of a reduction in his base salary or base wages from that in effect immediately prior to the Effective Time, (ii) a Continuing Spinco Employee voluntarily terminates his employment with the Company and its Subsidiaries after the date upon which he is notified that the principal place of his employment is changing to a location that is 50 miles or more from the location of his principal place of employment immediately prior to the Effective Time (provided, however, that if the Company or a Subsidiary of the Company permits the employee to continue to work at his original location, then such termination of employment may not occur prior to a date determined by the Company, which date shall be no later than the last day of the Retention Period), or (iii) the employment of a Continuing Spinco Employee is involuntarily terminated by the Company or a Subsidiary of the Company other than pursuant to a Termination for Cause, then, in any such case, Spinco and the Company shall cause such employee to receive the severance benefits described on Exhibit E, Part B, provided (A) such employee executes a release of claims in favor of Forest, Spinco, the Company and their respective Affiliates (which release shall be in a form agreed to by Forest, Spinco and the Company), (B) such employee is not subsequently re-hired by Forest or any Forest Subsidiary during the Retention Period (in which case Forest shall refund any severance so paid by the Company), and (C) the amount of such severance benefit paid to such employee shall be

Annex A-43

reduced by the portion, if any, of such employee’s Retention Benefit that was paid to such employee in accordance with Section 6.8(g). Exhibit E, Part B sets forth the maximum aggregate severance amount payable by the Company to the Continuing Spinco Employees pursuant to this Section 6.8. Notwithstanding any other provision of this Agreement, except as specifically provided in the preceding provisions of this Section 6.8(e), neither Spinco nor the Company shall be responsible for the payment of, or reimbursement of Forest for, severance paid to any Spinco Employee who voluntarily resigns employment from Spinco or the Company if such Spinco Employee was not required to relocate in order to maintain such employment. No Continuing Spinco Employee shall be eligible for severance pursuant to the Company’s severance plan at any time while the provisions of this Section 6.8(e) apply to such Continuing Spinco Employee.
      (f) The Company shall implement in all material respects (without any enhancement) the agreements with its officers described in Section 6.8(f) of the Company Disclosure Schedule. The Company shall obtain the written agreement of the officers described in Section 6.8(f) of the Company Disclosure Schedule on or before the Effective Time.
      (g) In lieu of the payment of any annual bonuses for 2005 to the Continuing Spinco Employees under the annual incentive and bonus plans maintained by Forest, the Company and Spinco shall provide the Continuing Spinco Employees with the retention benefits described in this Section 6.8(g). Each Continuing Spinco Employee’s aggregate potential retention benefit (“Retention Benefit”) shall be in an amount equal to 250% of such employee’s target annual bonus for 2005 under the annual incentive or bonus plan maintained by Forest and applicable to such employee (with such target annual bonus determined as of the Effective Time based upon such Continuing Spinco Employee’s annual base salary in effect as of such time). Retention Benefits shall be paid by Spinco (prior to the Effective Time) or the Company (after the Effective Time) in four installments, the first of which will equal 25% of the employee’s target annual bonus for 2005, and the remaining three of which will each equal 75% of the employee’s target annual bonus for 2005; provided, however, that (i) any payment of an installment of a Retention Benefit prior to the Effective Time shall be made to each individual who is a Spinco Employee on the date of the payment of such installment and such payment shall be based on such Spinco Employee’s annual base salary in effect on such payment date and (ii) if such Spinco Employee’s annual base salary changes between the date of any such payment and the Effective Time, the first installment of a Retention Benefit paid to such employee on or after the Effective Time shall be adjusted so that, immediately after the payment of such installment, the employee will have received the correct amount of his or her Retention Benefit through the date of payment of such installment determined based on his or her annual base salary in effect as of the Effective Time. The first such installment shall be paid on October 14, 2005, the second such installment shall be paid on February 15, 2006, the third such installment shall be paid on May 1, 2006, and the fourth such installment shall be paid on June 30, 2006. Retention Benefits shall be subject to applicable withholding of taxes. Notwithstanding the foregoing, except as hereinafter provided, in order for a Continuing Spinco Employee to be eligible to receive an installment payment of his or her Retention Benefit, such Continuing Spinco Employee must remain in the employ of the Company, Spinco or any of their Subsidiaries with at least a satisfactory performance rating until the date of the payment of such installment. If the employment of a Continuing Spinco Employee is involuntarily terminated after the Effective Time by the Company or a Subsidiary of the Company (other than pursuant to a Termination for Cause), then, in addition to any severance benefit to which such employee may be entitled pursuant to Section 6.8(e), the Company shall pay or cause to be paid to such employee, within 10 days after the date of such termination of employment, an amount equal to the next unpaid installment, if any, of such employee’s Retention Benefit that would have been paid to such employee if his or her employment had not terminated; provided, that in no event shall any such involuntarily terminated Continuing Spinco Employee receive less (in the aggregate) than 100% of such employee’s target annual bonus for 2005 pursuant to this Section 6.8(g), unless the employment of such Continuing Spinco Employee was terminated pursuant to a Termination for Cause. If a Continuing Spinco Employee voluntarily terminates his or her employment after the Effective Time or if the employment of a Continuing Spinco Employee is involuntarily terminated after the Effective Time by the Company or a Subsidiary of the Company pursuant to a Termination for Cause, then no further installments of such employee’s Retention Benefit shall be paid to such employee. Notwithstanding any other provision of this Agreement, neither Spinco nor the Company shall be responsible

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for the payment of, or reimbursement of Forest for, Retention Benefits in excess of the aggregate amount set forth on Exhibit E, Part C.
      (h) The Company hereby acknowledges that it consents to, and shall cause any action required on its behalf to implement, the transactions and agreements contemplated by the Employee Benefits Agreement.
      Section 6.9     Investigation. Upon reasonable notice, each of Forest, Spinco, the Company and Merger Sub shall afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries’ plants, properties, Contracts, commitments, books, records and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all commercially reasonable efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder and hereunder. No investigation made at any time by or on behalf of any of the Company, Merger Sub, Forest or Spinco shall affect the representations and warranties of the parties hereto.
      Section 6.10     Reasonable Efforts; Further Assurances.
      (a) Subject to the terms and conditions of this Agreement, each of Forest, Spinco, the Company and Merger Sub shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including providing information and using all commercially reasonable efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby and thereby as promptly as practicable, and to take all other actions necessary to consummate the transactions contemplated hereby and thereby in a manner consistent with applicable law. Without limiting the generality of the foregoing, Forest, Spinco, the Company and Merger Sub agree to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances required to consummate the Merger (including through any required compliance with the HSR Act and any applicable foreign government reporting requirements) and to respond to any government requests for information. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.
      (b) Subject to Section 6.10(a), in case at any time any further action is reasonably necessary to carry out the purposes of this Agreement, Forest, Spinco and the Company shall take all such commercially reasonable necessary action.
      Section 6.11     No Solicitation by the Company.
      (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any person or entity any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any person or entity with respect to any Acquisition Proposal with respect to itself, except as to the existence of these provisions,

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(iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 6.11 and Section 8.1(g)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself (except as permitted pursuant to Section 6.11 and Section 8.1(g)). The Company and its Subsidiaries shall, and the Company shall use all reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section.
      (b) (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Forest and Spinco with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person, entity or Acquisition Group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, the Company shall provide Forest and Spinco as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Forest and Spinco informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Forest and Spinco (A) a copy of all written materials subsequently provided by the person making the Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry and (B) a copy of all material written materials subsequently provided to the person making the Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry to the extent not previously provided to Forest and Spinco.

(ii) The Company shall provide Forest and Spinco with forty eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.
      (c) Notwithstanding anything to the contrary contained in Section 6.11 and under circumstances in which the Company has complied with all of its obligations under Section 6.11(a) and (b), in the event that, prior to the approval of the Merger and this Agreement by the stockholders of the Company as provided herein, the Company receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Offer, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Forest and Spinco written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.11) and (B) contemporaneously with furnishing any material nonpublic information to such third party, it furnishes such material nonpublic information to Forest and Spinco (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Forest and Spinco written notice of its intention to enter into negotiations with such third party.
      (d) In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of

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the following conditions in clauses (i) through (iv) are met: (i) a Superior Offer with respect to it has been made and has not been withdrawn; (ii) approval of the Merger and this Agreement by the stockholders of the Company as provided herein has not occurred; (iii) it shall have (A) provided to Forest and Spinco written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer (including the most current version of any definitive agreement proposed to be entered into in connection therewith) and the identity of the person, entity or Acquisition Group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Forest and Spinco a copy of all material written materials delivered to the person, entity or Acquisition Group making the Superior Offer in connection with such Superior Offer that were not previously provided to Forest and Spinco, and (C) made available to Forest and Spinco all materials and information made available to the person, entity or Acquisition Group making the Superior Offer in connection with such Superior Offer; and (iv) it shall not have breached in any material respect any of the provisions set forth in Section 6.11.
      (e) Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 2.4, the obligation of the Company to call, give notice of, convene and hold its stockholders’ meeting as contemplated in Section 2.4 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it unless this Agreement is terminated. Notwithstanding anything to the contrary contained in this Agreement, prior to the termination of this Agreement, the Company shall not (i) submit to the vote of its stockholders any Acquisition Proposal other than the Merger, or (ii) enter into any agreement, agreement in principle or letter of intent (other than the confidentiality agreement referenced in Section 6.11) with respect to or accept any Acquisition Proposal other than the Merger (or resolve to or publicly propose to do any of the foregoing).
      (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d 9 and 14e 2(a) promulgated under the Exchange Act to the extent required by applicable law; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement; and provided further that the Board of Directors or the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after receiving the advice of its outside legal counsel and its financial adviser) that such Acquisition Proposal is a Superior Offer. Without limiting the foregoing sentence, the Company shall not make a Change of Recommendation to recommend that its stockholders accept a tender or exchange offer unless specifically permitted pursuant to the terms of Section 6.11.
      (g) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acquisition Proposal” shall mean any inquiry, offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person, entity or “Acquisition Group” (as “Group” is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or Acquisition Group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company or any of its Subsidiaries; and (ii) “Superior Offer” shall mean an unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or substantially all of the total outstanding voting securities of the Company on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person, entity or Acquisition Group making the offer, to be more favorable, from a financial

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point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.
      Section 6.12     Director and Officer Indemnification; Insurance.
      (a) From and after the Effective Time, Spinco shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of the Company and each Subsidiary of the Company and each person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement with approval of the indemnifying party (which approval shall not be unreasonably delayed or withheld) in connection with any Action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such Action: (i) Spinco shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Spinco, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law and, if required, upon receipt of any undertaking required by applicable law, and (ii) Spinco will cooperate in the defense of any such Action; provided, however, Spinco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Spinco shall not be obligated pursuant to this Section 6.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in a single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group (which counsel shall be reasonably acceptable to Spinco). In the event of any Action, any Indemnified Party wishing to claim indemnification will promptly notify Spinco thereof (provided, that failure to so notify Spinco will not affect the obligations of Spinco except to the extent that Spinco shall have been materially prejudiced as a result of such failure). Notwithstanding the foregoing, nothing contained in this Section 6.12 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer or director of Spinco under Delaware law, assuming for such purposes that Spinco’s Certificate of Incorporation and Bylaws provide for the maximum indemnification permitted by law.
      (b) Without limiting the rights that any indemnified person may have under applicable law, the parties agree that all rights of indemnification existing as of the date hereof as provided in the respective charter and bylaws of the Company and Spinco shall survive the Merger and shall continue in full force and effect in accordance with their terms.
      (c) For a period of six years following the Effective Time, Spinco shall cause to be maintained directors’ and officers’ liability insurance policies covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company’s existing directors’ and officers’ liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such insurance with respect to claims arising from facts or events that occurred up to and including the Effective Time to the extent available; provided, however, that Spinco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons; provided further, that Spinco shall not be required to pay an annual premium for such insurance in excess of 500% of the last annual premium paid by the Company prior to the date hereof and, if such insurance is not available within such limit, Spinco shall be required to obtain only such insurance as is available within such limit.
      (d) This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on Spinco and the Company and their respective successors and assigns. In the event Spinco or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns

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of Spinco or the Company, as the case may be, honor the indemnification obligations set forth in this Section 6.12.
      Section 6.13     Rule 145 Affiliates. Spinco shall, at least 10 days prior to the Effective Time, cause to be delivered to the Company a list, reviewed by its counsel, identifying all persons who, in its reasonable judgment, are at such time, or will be at the Effective Time, “affiliates” of Spinco for purposes of Rule 145 promulgated by the SEC under the Securities Act (each, a “Rule 145 Affiliate”). Spinco shall furnish such information and documents as the Company may reasonably request for the purpose of reviewing such list. Spinco shall use all commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this Section 6.13 to execute a written agreement (each, a “Rule 145 Affiliate Agreement”), substantially in the form of Exhibit F to this Agreement, at or prior to the Effective Time.
      Section 6.14     Public Announcements. Except with respect to a Change in Recommendation, Forest and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and neither of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use all commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.
      Section 6.15     Defense of Litigation. Each of Forest, Spinco, the Company and Merger Sub shall use all commercially reasonable efforts to defend against all Actions in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement or seek damages with respect to such transactions. None of Forest, Spinco, the Company or Merger Sub shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Each of Forest, Spinco and the Company shall use all commercially reasonable efforts to cause each of its Affiliates, directors and officers to use all commercially reasonable efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.15 to the same extent as if such Person was a party.
      Section 6.16     Notification.
      (a) From time to time prior to the Effective Time, each of Forest, Spinco and the Company shall supplement or amend its respective Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to complete or correct (i) any information in such Disclosure Schedule that is or has been rendered untrue, inaccurate, incomplete or misleading, (ii) any representation or warranty of such party in this Agreement that contains a qualification as to materiality or Material Adverse Effect that has been rendered untrue or inaccurate, in any respect, thereby or (iii) any representation or warranty of such party in this Agreement that is not so qualified and that has been rendered untrue or inaccurate, in any material respect, thereby. Delivery of such supplements shall be for informational purposes only and shall not expand or limit the rights or affect the obligations of any party hereunder. Such supplements shall not constitute a part of the Forest Disclosure Schedule, the Spinco Disclosure Schedule or the Company Disclosure Schedule, as the case may be, for purposes of this Agreement.
      (b) Each of Forest, Spinco, the Company and Merger Sub shall give prompt notice to the other of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or is reasonably likely to cause (i) any covenant or agreement of such party contained in this Agreement not to be performed or complied with, in any material respect or (ii) any condition contained in Article VII to become incapable of being fulfilled at or prior to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 6.16(b) shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

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      (c) Each of the parties hereto shall keep the others informed on a timely basis as to the status of the transactions contemplated by the Transaction Agreements and the obtaining of all necessary and appropriate exemptions, rulings, consents, authorizations and waivers related thereto.
      Section 6.17     Obligations of Merger Sub. The Company shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
      Section 6.18     Accounting Matters. The parties will use their commercially reasonable efforts to ensure that, following the Effective Time, the Company will establish a fiscal year ending on December 31.
      Section 6.19     Reorganization Treatment
      (a) Forest (with respect to Spinco) and the Company (on its behalf and on behalf of Merger Sub) shall execute and deliver to each of Weil, Gotshal & Manges LLP, special tax counsel to Forest and Spinco, and Baker Botts L.L.P., counsel to the Company, certificates substantially in the forms attached hereto as Exhibits G and H at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 7.2(c) or Section 7.3(c), as the case may be. Prior to the Effective Time, neither Forest, Spinco, the Company or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.
      (b) Forest, Spinco, the Company and Merger Sub intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the parties will take the position for all Tax purposes that the Merger so qualifies unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code. Forest, Spinco, the Company and Merger Sub shall each use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take actions, cause actions to be taken or fail to take actions that are reasonably likely to prevent such result.
      Section 6.20     Performance Bond. The Company shall obtain and maintain the performance bond as described on Section 6.20 of the Company Disclosure Schedule.
      Section 6.21     Estimated Basis. Forest has provided the Company with an estimate of the tax basis of the Spinco Assets as of June 30, 2005 (the “Estimated Basis.”) The Estimated Basis included capitalized intangible drilling costs incurred with respect to the Spinco Business in Forest’s tax year ended December 31, 2004 (the “2004 Spinco IDC”). In respect of this Section 6.21, and for the sake of clarity, Forest agrees that it will capitalize the 2004 Spinco IDC in its Tax Return filing for the year ended December 31, 2004 pursuant to Section 59(e) of the Code and in a manner consistent with the computation of the estimated basis. Forest intends to deduct all 2005 IDC with respect to all of its U.S. assets, including the Spinco Assets in 2005.
ARTICLE VII
CONDITIONS TO THE MERGER
      Section 7.1     Conditions to the Obligations of Spinco, Forest, the Company and Merger Sub to Effect the Merger. The respective obligations of Spinco, Forest, the Company and Merger Sub to consummate the Merger shall be subject to the fulfillment (or waiver by Forest and the Company) at or prior to the Effective Time of the following conditions:

(a) Prior to the Effective Time, the Distribution shall have been consummated in accordance with the Distribution Agreement and the conditions to the consummation of the Distribution set forth in Section 9.1 of the Distribution Agreement shall have been satisfied or shall have been waived with a Company Consent;

(b) All material consents, approvals and authorizations of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained and be in effect at the Effective Time;

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(c) Any applicable waiting period (including any extended waiting period arising as a result of a request for additional information by either HSR Agency) under the HSR Act shall have expired or been terminated;

(d) The Registration Statements shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Company Common Stock to be issued in connection with the Merger shall have been obtained and shall be in effect; and such shares of Company Common Stock and such other shares required to be reserved for issuance in connection with the Merger shall have been Approved for Listing;

(e) The Requisite Approval shall have been obtained;

(f) No court of competent jurisdiction or other Governmental Authority shall have issued an Order that is still in effect restraining, enjoining or prohibiting the Distribution or the Merger;

(g) No Action by any Governmental Authority with respect to the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on Spinco or the Company with respect thereto;

(h) The Company Common Stock shall have been approved for listing on the NYSE or Nasdaq, subject only to official notice of issuance; and

(i) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced, by any Governmental Authority with respect to the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the consummation of the Merger or (ii) impose material restrictions or requirements thereon or on Spinco or the Company with respect thereto.
      Section 7.2     Additional Conditions to the Obligations of Forest and Spinco. The obligation of Forest and Spinco to consummate the Merger shall be subject to the fulfillment (or waiver by Forest) at or prior to the Effective Time of the following additional conditions:

(a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement (which for purposes of this Section 7.2(a) shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Spinco or the Company or (ii) to the extent specifically contemplated or permitted by this Agreement;

(b) The Company shall have delivered to Forest a certificate, dated as of the Effective Time, of a senior officer of the Company certifying the satisfaction by the Company of the conditions set forth in subsection (a) of this Section 7.2;

(c) Forest and Spinco shall have received an opinion of Weil, Gotshal & Manges LLP to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon representations contained in certificates of officers of Forest (with respect to Spinco) and the Company (on its behalf and on behalf of Merger Sub) substantially in the forms attached hereto in Exhibits G and H;

(d) Forest shall have received the bondholder consents referenced in Section 3.2 of the Forest Disclosure Schedule; and

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(e) Forest shall have received the consents of its lenders under its credit facility referenced in Section 3.2 of the Forest Disclosure Schedule.
      Section 7.3     Additional Conditions to the Obligations of the Company and Merger Sub. The obligation of the Company and Merger Sub to consummate the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following additional conditions:

(a) Spinco and Forest shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Spinco and Forest contained in this Agreement (which for purposes of this Section 7.3(a) shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business, Spinco or the Company or (ii) to the extent specifically contemplated or permitted by this Agreement;

(b) The Company shall have received the consent of the lenders under its credit facility referenced in Section 5.3 of the Company Disclosure Schedule, and Spinco and/or the Company shall have entered into a new or amended credit facility with available borrowing capacity sufficient to operate the Spinco Business and the Company’s business after the Closing consistent with past practice;

(c) Spinco shall have delivered to the Company a certificate, dated as of the Effective Time, of a senior officer of Forest certifying the satisfaction of the conditions set forth in subsection (a) of this Section 7.3;

(d) The Company shall have received an opinion from Baker Botts L.L.P. to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, Baker Botts L.L.P. may require and rely upon representations contained in certificates of officers of Forest (with respect to Spinco) and the Company (on its behalf and on behalf of Merger Sub) substantially in the forms attached hereto in Exhibits H and I; and

(e) The Company shall be reasonably satisfied that the Contribution and Distribution have taken place in accordance with the terms set forth in the Distribution Agreement.
      Section 7.4     Frustration of Conditions. None of Forest, Spinco or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVERS
      Section 8.1     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time (notwithstanding the Requisite Approval) as follows:

(a) by the mutual written consent of each party hereto, which consent shall be effected by action of the Board of Directors of each such party;

(b) by any party hereto if the Effective Time shall not have occurred on or before March 31, 2006 provided that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a cause of, or contributed to, the failure of the Merger to have become effective on or before such date;

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(c) by any party hereto if (i) any court of competent jurisdiction or any other Governmental Authority shall have issued an Order restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and nonappealable, provided that, if the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(i) is a party to the applicable proceeding, such party shall have used all commercially reasonable efforts to remove such Order; or (ii) the Requisite Approval is not obtained; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall not be available to the Company where the failure to obtain the Requisite Approval shall have been caused by the action or failure to act by the Company and such action or failure to act constitutes a breach by the Company of Section 6.11 in any respect or a material breach by the Company of any of the other covenants or agreements contained in this Agreement;

(d) by the Company if (i) either Forest or Spinco shall have failed to perform in any material respect any of its respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, or (ii) the respective representations and warranties of Forest or Spinco contained in this Agreement are or shall become untrue (without giving effect to any materiality qualification or standard contained in any such representations and warranties) in any respect at any time prior to the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business, Spinco or the Company; provided that the right of the Company to terminate this Agreement pursuant to this subsection (d) shall not be available unless such failure or untruth is incapable of cure or Forest and Spinco shall have been unable to cure such failure or such untruth for 30 calendar days after the Company shall have given Forest and Spinco notice of such failure or such untruth;

(e) by Forest if (i) the Company shall have failed to perform in any material respect any of its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, or (ii) the representations and warranties of the Company contained in this Agreement are or shall become untrue (without giving effect to any materiality qualification or standard contained in any such representations and warranties) in any respect at any time prior to the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, the Spinco Business or Spinco; provided that the right of Forest to terminate this Agreement pursuant to this subsection (e) shall not be available unless such failure or untruth is incapable of cure or the Company shall have been unable to cure such failure or such untruth for 30 calendar days after Forest shall have given the Company notice of such failure or such untruth;

(f) by Forest in the event that (i) the Board of Directors of the Company shall have failed to reaffirm publicly its approval, as soon as reasonably practicable, and in no event later than three business days, after Forest’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement, or shall have resolved not to reaffirm the Merger, (ii) the Board of Directors of the Company shall have failed to include in the Proxy Statement/Prospectus its recommendation, without modification or qualification, that the Company stockholders approve and adopt this Agreement and approve the Merger, (iii) the Board of Directors of the Company shall have withheld, withdrawn, amended or modified, or proposed publicly to withdraw, amend or modify, in a manner adverse to Forest and Spinco, the recommendation of such Board of Directors to the Company stockholders that they approve and adopt this Agreement and approve the Merger, (iv) the Board of Directors of the Company shall have a Change of Recommendation or (v) the Board of Directors of the Company, within ten business days after commencement of any tender or exchange offer for any shares of Company Common Stock, shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders; or

(g) by the Company if the Board of Directors of the Company has made a Change of Recommendation in order to approve and permit the Company to accept a Superior Offer; provided, however, that (i) the Company is not then in breach of Section 6.11 or material breach of any other covenant or other

Annex A-53

agreement contained in this Agreement and has not breached any of its representations and warranties contained in this Agreement in any material respect, (ii) Forest does not make, within three (3) business days after receipt of the Company’s written notice pursuant to Section 6.11(d), an offer that the Board of Directors of the Company shall have concluded in good faith (following consultation with its financial advisor and outside legal counsel) is at least as favorable, from a financial point of view, to the Company stockholders as such Superior Offer, (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 6.11 and this clause (g), to enter into a binding written agreement concerning a transaction that constitutes a Superior Offer and the Company notifies Forest and Spinco in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iv) the Company shall have tendered to Forest payment in full of the amount specified in Section 8.3 concurrently with delivery of notice of termination pursuant to this Section 8.1(g).

      Section 8.2     Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except to the extent set forth in the last sentence of Section 9.1(a) and in Section 9.2), without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 8.3; provided, that nothing in this Agreement shall relieve any party of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including attorneys’ fees and the right to pursue any remedy at law or in equity.
      Section 8.3     Termination Fee; Expenses
      (a) Expenses Payable upon Breach. If this Agreement is terminated pursuant to one (but not both) of Section 8.1(d) or Section 8.1(e), then the breaching party shall promptly (but not later than five (5) business days after receipt of notice of the amount due from the other party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by such terminating party (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the transactions contemplated by this Agreement and the Transaction Documents) not to exceed $5 million in the aggregate (“Out-of-Pocket Expenses”).
      (b) Termination Fee Payable in Certain Circumstances.

(i) If (x) this Agreement is terminated by Forest or the Company pursuant to Section 8.1(c)(ii) (as it relates to failure to obtain the Requisite Approval), (y) Forest or the Company terminates this Agreement pursuant to Section 8.1(b), or (z) Forest terminates this Agreement pursuant to Section 8.1(e)(i); and
as to any of clauses (x), (y) or (z) above, prior to the termination of this Agreement, there has been publicly announced an Acquisition Proposal (other than the Merger) and within twelve months of such termination the Company shall either (1) consummate an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement) or (2) enter into an agreement with respect to an Acquisition Proposal or recommend approval of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement), which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs within such twelve-month period); or

(ii) If Forest shall terminate this Agreement pursuant to Section 8.1(f); or

(iii) If the Company shall terminate this Agreement pursuant to Section 8.1(g);
then the Company shall pay to Forest an amount equal to $25 million (the “Termination Fee”), plus Out of Pocket Expenses. The Company hereby waives its right to set off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same day funds at or prior to the date of consummation of such Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same day funds no later than one business day after the date of termination of this Agreement. If

Annex A-54

the Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section 8.3, the Termination Fee shall be paid in same day funds concurrently with the delivery of the notice of termination of this Agreement pursuant to Section 8.1(g).
      (c) The parties hereto acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any fee payable by it pursuant to this Section 8.3, then the Company shall pay to Forest all of Forest’s costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the rate of 5% from the date such payment was due under this Agreement until the date of payment.
      Section 8.4     Amendment. This Agreement may be amended by Forest, Spinco, the Company and Merger Sub at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Forest, Spinco, the Company and Merger Sub.
      Section 8.5     Waivers. At any time prior to the Effective Time, Forest, Spinco and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Forest, Spinco or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Forest, Spinco or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE IX
MISCELLANEOUS
      Section 9.1     Survival of Representations, Warranties and Agreements; Indemnification
      (a) The covenants and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time in accordance with their respective terms. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement (except for the certificates substantially in the forms attached hereto in Exhibits G and H) shall survive the Effective Time. Subject to Section 9.14, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.
      (b) Following the Effective Time, Forest will indemnify, defend and hold harmless Spinco, the Company and each Person, if any, who controls, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (any such person being hereinafter referred to as a “Controlling Person”), Spinco or the Company from and against, and pay or reimburse each of the foregoing for, all losses, claims, damages, liabilities, actions, costs and expenses, joint or several, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Forest shall not be responsible for information provided by the Company as to itself and its Subsidiaries specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

Annex A-55

      (c) Following the Effective Time, Spinco will indemnify, defend and hold harmless Forest and each Controlling Person of Forest from and against, and pay or reimburse each of the foregoing for, all Losses arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by the Company as to itself and its Subsidiaries specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.
      Section 9.2     Expenses. Except as otherwise provided in the Distribution Agreement or in Section 8.3, whether or not the Merger or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred by Forest or Spinco in connection with this Agreement and the transactions contemplated hereby shall be paid by Spinco (provided that Spinco shall not be obligated to pay more than $7 million, exclusive of the expenses described in the exception below), and all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, except that the Company and Spinco each shall pay one-half of all expenses relating to printing, filing and mailing the Registration Statements and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statements and the Proxy Statement/Prospectus.
      Section 9.3     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):
       If to Spinco (prior to the Effective Time) or Forest, to:

SML Wellhead Corporation or Forest Oil Corporation
707 17th Street, Suite 3600
Denver, Colorado 80202
Attn: General Counsel
Facsimile: (303) 812-1510
       with a copy to (which shall not constitute effective notice) to:

Vinson & Elkins LLP
666 Fifth Avenue
New York, New York 10103
Attn: Alan P. Baden
Facsimile: (212) 849-5337
       If to Spinco (following the Effective Time), to:

SML Wellhead Corporation
c/o Mariner Energy, Inc.
2101 CityWest Boulevard
Building 4, Suite 900
Houston, Texas 77042
Attn: General Counsel
Facsimile: (713) 954-3820

Annex A-56

       with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.
One Shell Plaza
Houston, Texas 77002
Attn: Kelly B. Rose
Facsimile: (713) 229-7996
       If to the Company, to:

Mariner Energy, Inc.
2101 CityWest Boulevard
Building 4, Suite 900
Houston, Texas 77042
Attn: General Counsel
Facsimile: (713) 954-3820
       with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.
One Shell Plaza
Houston, Texas 77002
Attn: Kelly B. Rose
Facsimile: (713) 229-7996
      Section 9.4     Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Any matter disclosed in any particular Section or Subsection of the Spinco Disclosure Schedule, the Forest Disclosure Schedule or the Company Disclosure Schedule shall be deemed to have been disclosed in any other Section or Subsection of Articles III, IV, V or VI of this Agreement, as applicable, with respect to which such matter is relevant so long as the applicability of such matter to such Section or Subsection is reasonably apparent. For avoidance of doubt, “consistent with past practice” when used with respect to Spinco, any of its Subsidiaries, any Spinco Asset or the Spinco Business shall mean the past practice of Forest.
      Section 9.5     Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco, Forest, the Company and Merger Sub that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.
      Section 9.6     Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco, Forest, the Company or Merger Sub (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by Spinco, Forest, the Company and Merger Sub and their respective successors and permitted assigns.
      Section 9.7     No Third Party Beneficiaries. Except as provided in Sections 2.2, 2.8, 2.9 and 6.12 (collectively, the “Third Party Provisions”), nothing in this Agreement, express or implied, is intended to or

Annex A-57

shall confer upon any Person (other than Forest, Spinco and the Company and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof after the Effective Time. Subject to Section 6.12, Spinco shall reimburse all expenses, including reasonable attorneys’ fees, that are incurred by any Person who prevails in any litigation or other proceeding required to enforce the obligations of the Surviving Corporation and Spinco under the Third Party Provisions.
      Section 9.8     Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco, Forest, the Company or Merger Sub, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco, Forest, the Company and Merger Sub, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.
      Section 9.9     Entire Agreement. This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. All exhibits attached to this Agreement and the Disclosure Schedules are expressly made a part of, and incorporated by reference into, this Agreement. Each section of the Company Disclosure Schedule, the Forest Disclosure Schedule and the Spinco Disclosure Schedule qualifies the corresponding numbered representation and warranty or covenant to the extent specified therein, and any other representation, warranty or covenant to which such matter is relevant so long as the applicability of such matter to any such representation, warranty or covenant is reasonably apparent.
      Section 9.10     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY’S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.
      Section 9.11     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco, Forest, the Company and Merger Sub, notwithstanding that not all parties are signatories to the original or the same counterpart.
      Section 9.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
      Section 9.13     Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any Action or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

Annex A-58

      Section 9.14     Confidentiality. Subject to Section 7.2 and Section 7.5 of the Distribution Agreement, for a period of eighteen months following the Effective Time, each of Forest and the Company shall hold, and shall cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party and its Affiliates obtained by it prior to the Effective Date or furnished to it by such other party and its Affiliates pursuant to this Agreement or the other Transaction Agreements (including, with respect to Forest and its Affiliates and Representatives, Information of Forest, its Affiliates and Representatives to the extent related to Spinco, the Spinco Assets or the Spinco Business) and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 9.14, and shall not use such Information except as required pursuant to the terms of the Transaction Agreements, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Forest Group or the Company and its Affiliates may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of law, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party or its Affiliates, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Forest and the Company shall be deemed to have satisfied its obligations under this Section 9.14 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

Annex A-59

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOREST OIL CORPORATION

By:	/s/ H. Craig Clark

Name: H. Craig Clark
Title: President and CEO

SML WELLHEAD CORPORATION

By:	/s/ Cyrus Marter

Name: Cyrus Marter
Title: Vice President and Secretary

MARINER ENERGY, INC.

By:	/s/ Scott D. Josey

Name: Scott D. Josey
Title: Chief Executive Officer and President

MEI SUB, INC.

By:	/s/ Scott D. Josey

Name: Scott D. Josey
Title: Chief Executive Officer and President

Annex A-60

Annex B
Lehman Brothers
September 9, 2005
Board of Directors
Mariner Energy, Inc.
2101 City West Boulevard
Building Four, Suite 900
Houston, Texas 77042
Members of the Board:
      We understand that Mariner Energy, Inc. (“Mariner”), Forest Oil Corporation (“Forest”), MEI Sub, Inc., a wholly owned subsidiary of Mariner (“Merger Sub”), and SML Wellhead Corporation (“Spinco”), a wholly owned subsidiary of Forest formed by Forest to hold Forest’s Gulf of Mexico exploration and production business (the “Gulf of Mexico Business”) intend to enter into an Agreement and Plan of Merger, dated as of September 9, 2005 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Spinco (the “Merger”). We further understand that Mariner has entered into a Participation Agreement pursuant to which, upon closing of the transaction contemplated therein (the “West Texas Closing”), Mariner will acquire interests in certain properties in West Texas from a third party for $36.5 million in cash. We further understand that immediately prior to the Merger, pursuant to the Distribution Agreement, dated as of September 9, 2005, between Forest and Spinco (the “Distribution Agreement”) (i) Forest will contribute the Gulf of Mexico Business to Spinco, (ii) Spinco will be capitalized with (a) $200 million in debt should the West Texas Closing occur prior to the Merger or (b) $275 million in debt should the West Texas Closing not occur prior to the Merger, (iii) Spinco will assume certain other liabilities relating to the Gulf of Mexico Business including derivative liabilities, and (iv) Forest will distribute to the shareholders of Forest (the “Spin-off”, together with the Merger, the “Proposed Transaction”) (a) 50,637,010 shares of the common stock of Spinco (the “Spinco Common Stock”) should the West Texas Closing occur prior to the Merger or (b) 51,368,707 shares of Spinco Common Stock should the West Texas Closing not occur prior to the Merger (as applicable, the Distributed Shares”). The Distributed Shares in the Spin-off will constitute 100% of the then issued and outstanding shares of Spinco Common Stock immediately prior to the Merger. In addition, we further understand that upon consummation of the Merger, each then issued and outstanding share of Spinco Common Stock will be converted into the right to receive one share (the “Exchange Ratio”) of the common stock of Mariner (“Mariner Common Stock”) and that immediately following the effective time of the Merger, Mariner’s stockholders will hold (i) 41.8% of the issued and outstanding shares of Mariner Common Stock should the West Texas Closing occur prior to the Merger or (ii) 41.5% of the issued and outstanding shares of Mariner Common Stock should the West Texas Closing not occur prior to the Merger. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement and Distribution Agreement (together, the “Agreements”).
      We have been requested by the Board of Directors of Mariner to render our opinion as to the fairness, from a financial point of view, to Mariner of the Exchange Ratio in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, Mariner’s underlying business decision to proceed with or effect the Proposed Transaction.
lehman brothers inc.
600 travis street 7200 jp morgan chase tower houston, texas 77002 telephone 713 236 3950 facsimile 713 222 8908

Annex B-1

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction; (2) publicly available information concerning Mariner that we believe to be relevant to our analysis, including, without limitation, the Amendment No. 1 to the Registration Statement on Form S-1 filed on July 26, 2005; (3) publicly available information concerning Forest that we believe to be relevant to our analysis, including, without limitation, the Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005; (4) financial and operating information with respect to the business, operations and prospects of Mariner as furnished to us by Mariner, including (i) financial projections and (ii) oil and gas reserve estimates as of June 30, 2005 for Mariner prepared by the management of Mariner; (5) financial and operating information with respect to the businesses, operations and prospects of the Gulf of Mexico Business as furnished to us by Forest, including (i) financial projections and (ii) oil and gas reserve estimates as of June 30, 2005 for the Gulf of Mexico Business prepared by the management of Forest; (6) a comparison of the historical financial results and present financial condition of Mariner and the Gulf of Mexico Business with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (8) commodity prices assumptions used by the management of Mariner, commodity prices assumptions published by Lehman Brothers equity research, and commodity prices as quoted on the NYMEX on August 19, 2005 (collectively, the “Commodity Price Assumptions”); (9) estimates of certain proved reserves generated by third-party reserve engineers as of December 31, 2004 for Mariner and the Gulf of Mexico Business; (10) the potential pro forma impact of the Proposed Transaction on the current financial condition and future financial performance of Mariner, including the impact on Mariner’s reserve levels and ratios; (11) the relative contributions of Mariner and the Gulf of Mexico Business to the current and future financial performance of the combined company on a pro forma basis; (12) the report dated as of September 9, 2005, prepared by the management of Mariner, assessing the damage to the Gulf of Mexico assets of Mariner caused by Hurricane Katrina; and (13) report dated as of September 9, 2005, prepared by the management of Forest, assessing the damage to the Gulf of Mexico assets of the Gulf of Mexico Business caused by Hurricane Katrina. In addition, we have (i) had discussions with the managements of Mariner and Forest concerning the businesses, operations, assets, financial conditions, reserves, production profiles, hedging levels, exploration programs and prospects of Mariner and the Gulf of Mexico Business, respectively, and (ii) have undertaken such other studies, analyses and investigations as we deemed appropriate.
      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Mariner and Forest that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Mariner, upon advice of Mariner we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Mariner as to the future financial performance of Mariner and that Mariner will perform substantially in accordance with such projections. With respect to the financial projections of the Gulf of Mexico Business, upon advice of Forest we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Forest as to the future financial performance of the Gulf of Mexico Business and that the Gulf of Mexico Business will perform substantially in accordance with such projections. However, for the purposes of our analysis, we also considered the Commodity Price Assumptions which resulted in certain adjustments to the projections of Mariner and the Gulf of Mexico Business. We have discussed these adjusted projections with the management of the Mariner and they have agreed with the appropriateness of the use of such adjusted projections, as well as Forest’s management projections, in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Mariner and the Gulf of Mexico Business and have not made or obtained from third parties any evaluations or appraisals of the assets and liabilities of Mariner or the Gulf of Mexico Business. Our opinion necessarily is based upon the market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio in the Proposed Transaction is fair to Mariner.

Annex B-2

      We have acted as financial advisor to Mariner in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, Mariner has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Mariner and Forest in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of Forest for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of Mariner and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Mariner as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

Annex B-3

Annex C
DISTRIBUTION AGREEMENT
DATED AS OF SEPTEMBER 9, 2005
BETWEEN
FOREST OIL CORPORATION
AND
SML WELLHEAD CORPORATION

ARTICLE I DEFINITIONS
Section 1.1	General	Annex C-1
Section 1.2	References to Time	Annex C-9

ARTICLE II PRELIMINARY TRANSACTIONS
Section 2.1	Business Separation	Annex C-9
Section 2.2	Conveyancing and Assumption Agreements	Annex C-10
Section 2.3	Certificate of Incorporation; By-laws	Annex C-10
Section 2.4	Issuance of Stock	Annex C-10
Section 2.5	Other Agreements	Annex C-10
Section 2.6	Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date	Annex C-10

ARTICLE III THE DISTRIBUTION
Section 3.1	Record Date and Distribution Date	Annex C-11
Section 3.2	The Agent	Annex C-11
Section 3.3	Delivery of Share Certificates to the Agent	Annex C-11
Section 3.4	The Distribution	Annex C-11

ARTICLE IV CASH AMOUNT
Section 4.1	Estimated Cash Amount	Annex C-12
Section 4.2	Actual Cash Amount	Annex C-12
Section 4.3	Incremental Tax Amount	Annex C-12
Section 4.4	Dispute Resolution Procedure	Annex C-12
Section 4.5	Payment of Cash Amount	Annex C-13

ARTICLE V SURVIVAL AND INDEMNIFICATION
Section 5.1	Survival of Agreements	Annex C-13
Section 5.2	Indemnification	Annex C-13
Section 5.3	Procedures for Indemnification for Third-Party Claims	Annex C-13
Section 5.4	Reductions for Insurance Proceeds and Other Recoveries	Annex C-14
Section 5.5	Remedies Cumulative	Annex C-15
Section 5.6	Tax Treatment of Indemnity and Other Payments	Annex C-15
Section 5.7	Survival of Indemnities	Annex C-15

ARTICLE VI CERTAIN ADDITIONAL COVENANTS
Section 6.1	Notices to Third Parties	Annex C-15
Section 6.2	Licenses and Permits	Annex C-15
Section 6.3	Intercompany Agreements	Annex C-15
Section 6.4	Further Assurances	Annex C-16
Section 6.5	Guarantee Obligations and Liens	Annex C-16

Annex C-i

Section 6.6	Insurance	Annex C-17
Section 6.7	Cooperation	Annex C-18

ARTICLE VII ACCESS TO INFORMATION
Section 7.1	Provision of Corporate Records	Annex C-18
Section 7.2	Access to Information	Annex C-18
Section 7.3	Production of Witnesses	Annex C-19
Section 7.4	Retention of Records	Annex C-19
Section 7.5	Confidentiality	Annex C-20
Section 7.6	Cooperation with Respect to Government Reports and Filings	Annex C-20
Section 7.7	Tax Sharing Agreement	Annex C-20

ARTICLE VIII NO REPRESENTATIONS OR WARRANTIES
Section 8.1	No Representations or Warranties	Annex C-20

ARTICLE IX MISCELLANEOUS
Section 9.1	Conditions to the Distribution	Annex C-21
Section 9.2	Complete Agreement	Annex C-22
Section 9.3	Expenses	Annex C-22
Section 9.4	Governing Law	Annex C-22
Section 9.5	Notices	Annex C-22
Section 9.6	Amendment and Modification	Annex C-23
Section 9.7	Successors and Assigns; No Third-Party Beneficiaries	Annex C-23
Section 9.8	Counterparts	Annex C-23
Section 9.9	Interpretation	Annex C-23
Section 9.10	Severability	Annex C-23
Section 9.11	References; Construction	Annex C-24
Section 9.12	Termination	Annex C-24
Section 9.13	Consent to Jurisdiction and Service of Process	Annex C-24
Section 9.14	Waivers	Annex C-24
Section 9.15	Specific Performance	Annex C-24
Section 9.16	Waiver of Jury Trial	Annex C-24
Exhibit A — Certificate of Incorporation of Spinco
Exhibit B — Bylaws of Spinco
Exhibit C — Certificate of Officers of Forest
Exhibit D — Certificate of Officers of Spinco
Exhibit E — Certificate of Officers of the Company

Annex C-ii

DISTRIBUTION AGREEMENT
      THIS DISTRIBUTION AGREEMENT, dated as of September 9, 2005, is between Forest Oil Corporation, a New York corporation (“Forest”), and SML Wellhead Corporation, a Delaware corporation and a wholly owned subsidiary of Forest (“Spinco”).
      WHEREAS, Forest, Spinco, Mariner Energy, Inc., a Delaware corporation (the “Company”), and MEI Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of September 9, 2005 (the “Merger Agreement”), pursuant to which, at the Effective Time (as such term and other capitalized terms are defined in Article I hereof), Merger Sub will merge with and into Spinco, with Spinco being the surviving corporation, and Spinco becoming a wholly owned subsidiary of the Company (the “Merger”);
      WHEREAS, this Agreement and the other Transaction Agreements set forth certain transactions that are conditions to consummation of the Merger;
      WHEREAS, prior to the Distribution Date, and subject to the terms and conditions set forth herein, Forest intends to transfer or cause to be transferred to Spinco all of the Spinco Assets, which represent substantially all of Forest’s Offshore Gulf of Mexico assets, and Spinco intends to assume all of the Spinco Liabilities, as contemplated by this Agreement (the “Contribution”);
      WHEREAS, subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of common stock of Spinco, par value $0.10 per share (“Spinco Common Stock”), will be distributed on a pro rata basis (the “Distribution”) to the holders as of the Record Date of the outstanding common stock of Forest, par value $0.10 per share (“Forest Common Stock”); and
      WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 368(a) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), respectively, and that the Merger qualify as a reorganization under Section 368(a) of the Code;
      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
      Section 1.1     General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
      “Actual Cash Amount” shall have the meaning specified in Section 4.2.
      “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.
      “Agent” shall mean the distribution agent to be appointed by Forest to distribute the shares of Spinco Common Stock pursuant to the Distribution.
      “Agreement” shall mean this Distribution Agreement.
      “Assets” shall mean the Spinco Assets or the Forest Assets, as the case may be.
      “Assumed Abandonment Liabilities” shall mean Liabilities arising from legal obligations to plug, abandon, remove, or otherwise retire (a) to the extent constituting Spinco Assets, all real or immovable

Annex C-1

property, including without limitation all platforms, pipelines and improvements located or situated on, related to, or used in connection with the Properties; (b) to the extent constituting Spinco Assets, all equipment, personal or movable property, fixtures and improvements located on or to the extent reasonably necessary in connection with the operation of the Properties, the Easements and all other Spinco Assets including without limitation all wells (whether producing or shut-in and whether for production, injection or disposal), flowlines, gathering systems, processing plants, piping, tanks, buildings, boat docks, treatment facilities, injection facilities, disposal facilities, compression facilities, production units, tank batteries; and (c) all other assets constituting a Spinco Asset, in each case (with respect to each of clauses (a), (b) and (c) above) to the extent such Liabilities are either (i) described in the FAS 143 disclosure in respect of the Spinco Assets provided by Forest to the Company prior to the date hereof, (ii) arising after the Measurement Date, or (iii) not within the Knowledge of Forest as of the date hereof; provided, however, that the extent of an Assumed Abandonment Liability shall not be limited by the specific dollar amounts contained in the FAS 143 disclosure.
      “Assumed Derivative Liabilities” shall mean Liabilities under the derivatives contracts set forth in Section 1.1(A) of the Disclosure Schedule.
      “Assumed Environmental Liabilities” shall mean Liabilities, to the extent arising from the conduct of the Spinco Business (whether prior to or after the Measurement Date) (i) as the result of an Environmental Condition or (ii) as a result of a claim by a Governmental Authority for property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Authority pursuant to Environmental Law; provided, that Assumed Environmental Liabilities shall not include any Liability (i) arising from the conduct of the Spinco Business prior to the Measurement Date that was required to have been set forth on Section 4.10 of the Spinco Disclosure Schedule, but that was omitted from such schedule, or (ii) in excess of $10.0 million in the aggregate, as actually incurred by Spinco, in connection with the conditions described in clauses (ii) and (iv) of Section 4.10 of the Spinco Disclosure Schedule.
      “Business” shall mean the Spinco Business or the Forest Business, as the case may be.
      “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.
      “Cash Amount” shall mean an amount calculated as follows:

(i) Two hundred million dollars ($200 million); provided, however, that if the condition described in Section 4.2 of the Spinco Disclosure Schedule has not been satisfied, such amount shall equal two hundred seventy-five million dollars ($275 million); less

(ii) All revenue recognized by Forest in accordance with GAAP applied on a consistent basis (or as otherwise agreed by Forest, Spinco and the Company), derived from the Spinco Assets during the Measurement Period (including, without limitation, oil and gas revenue, settled gains and losses from Assumed Derivative Liabilities, gas processing revenue and gas marketing revenue, but excluding gains on sales of property, plant and equipment related to the Spinco Assets); less

(iii) Cash consideration of any sale during the Measurement Period of property, plant and equipment related to the Spinco Assets recognized by Forest in accordance with GAAP; plus

(iv) The net assets and liabilities described in Section 1.1(B) of the Disclosure Schedule; plus or minus, as determined below,

(v) An amount equal to net gas balancing assets or liabilities, as the case may be, based on a gas price of $6.50 per mmbtu, of the Spinco Business as of the Measurement Date (it being understood and agreed that if the net amount is positive, such amount shall be added to the Cash Amount, and if negative, shall be deducted from the Cash Amount); plus or minus, as determined below,

(vi) An amount equal to the net settlement amount in respect of settlements of gas imbalances effected during the Measurement Period (it being understood and agreed that if the net amount is

Annex C-2

positive, such amount shall be deducted from the Cash Amount, and if negative, shall be added to the Cash Amount); plus

(vii) All capital and operating expenditures of Forest attributable to the Spinco Assets during the Measurement Period calculated by Forest in accordance with GAAP, other than expenditures (A) in connection with repairs or remediation to any Properties damaged in Hurricane Ivan or Hurricane Lilly, (B) in connection with any environmental Liabilities that do not constitute Assumed Environmental Liabilities or (C) amounts described in paragraph (x) below; plus

(viii) An amount equal to hypothetical income taxes, which amount shall be calculated by applying a rate of 35% to an amount calculated as follows:

(a) Item (ii) of the Cash Amount; less

(b) Item (vii) of the Cash Amount; less

(c) Item (x) of the Cash Amount; less

(d) Item (xi) of the Cash Amount; plus

(e) Capital expenditures in item (vii) of the Cash Amount to the extent they represent tangible assets; less

(f) An amount representing estimated cost depletion computed at a rate of $1.20 per mcfe produced during the Measurement Period, subject to the adjustment as provided in Section 4.3; plus

(ix) An amount equal to interest expense, which amount shall be calculated, for each calendar month during the Measurement Period (or partial month, if applicable with respect to the last month of the Measurement Period), at a rate of 6.5% per annum on the aggregate amount of indebtedness of the Spinco Business based on the average for such month, which indebtedness shall be assumed to have equaled two hundred million dollars ($200 million) on the Measurement Date and to have been reduced on the last day of each calendar month after the Measurement Date by net cash provided by operating activities, and increased by net cash used in investing activities, in each case in accordance with GAAP; plus

(x) $1.6 million per month (prorated for any partial month) for general and administrative expenses, plus any Retention Benefits paid to Spinco Employees during the Measurement Period pursuant to Section 6.8(g) of the Merger Agreement; plus

(xi) A cash amount for costs and expenses incurred by Forest or Spinco in connection with the Transaction Agreements and the transactions contemplated thereby (including, without limitation, fees and expenses of legal and financial advisors), such costs and expenses not to exceed seven million dollars ($7 million); plus or minus, as determined below,

(xii) An amount equal to the change in working capital accounts, other than cash (accounts receivable plus inventories plus other current assets less accounts payable and other current liabilities, but excluding gas imbalances), excluding the effects of FAS 143 and FAS 133, related to the Spinco Assets during the Measurement Period (it being understood and agreed that working capital related to the Spinco Assets at the Measurement Date shall be assumed to be zero and that if the net amount is positive, such amount shall be added to the Cash Amount, and if negative, shall be deducted from the Cash Amount).
      “Claims Administration” shall mean the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.
      “Claims Made Policies” shall have the meaning specified in Section 6.6(a).
      “Code” shall have the meaning specified in the Recitals hereof.
      “Company” shall have the meaning specified in the Recitals hereof.

Annex C-3

      “Company Common Stock” shall have the meaning specified in the Merger Agreement.
      “Company Consent” shall have the meaning specified in the Merger Agreement.
      “Contribution” shall have the meaning specified in the Recitals hereof.
      “Disclosure Schedule” shall mean the schedule prepared and delivered by Forest to Spinco as of the date of this Agreement.
      “Dispute Notification” shall have the meaning specified in Section 4.4.
      “Distribution” shall have the meaning specified in the Recitals hereof.
      “Distribution Date” shall mean the date and time that the Distribution shall become effective.
      “Easement” shall mean any easement, right of way, servitude, permit, license, franchise, right of ingress or egress, property use agreement or other estate or similar right or privilege.
      “Effective Time” shall have the meaning specified in the Merger Agreement.
      “Employee Benefits Agreement” shall mean the Employee Benefits Agreement of even date herewith between Forest and Spinco.
      “Environmental Condition” shall mean soil or water contamination, other types of environmental damage or contamination, or other consequences of releases of Hazardous Materials in, on, under or migrating from the Spinco Assets, in each case in violation of Environmental Law.
      “Environmental Law” shall have the meaning specified in the Merger Agreement.
      “Estimated Cash Amount” shall have the meaning specified in Section 4.1.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
      “Forest” shall have the meaning specified in the preamble hereof.
      “Forest Assets” shall mean, collectively, all of the right, title and interest of Forest and the Forest Subsidiaries in all their respective assets and properties, tangible or intangible, other than the Spinco Assets.
      “Forest Business” shall mean all of the businesses and operations conducted by Forest and the Forest Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.
      “Forest Common Stock” shall have the meaning specified in the Recitals hereof.
      “Forest Group” shall mean Forest and the Forest Subsidiaries.
      “Forest Indemnitees” shall mean Forest, each Affiliate of Forest immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
      “Forest Liabilities” shall mean, collectively, (i) all Liabilities of Forest and all Liabilities of the Forest Subsidiaries, including the Liabilities of Forest under the Transaction Agreements, and (ii) all Liabilities set forth on Section 1.1(C) of the Disclosure Schedule; provided that Forest Liabilities shall not include the Spinco Liabilities.
      “Forest Subsidiaries” shall mean all direct and indirect Subsidiaries of Forest immediately after the Distribution Date.
      “GAAP” shall have the meaning specified in the Merger Agreement.
      “Governmental Authority” shall have the meaning specified in the Merger Agreement.
      “Group” shall mean the Forest Group or the Spinco Group, as the case may be.
      “Hazardous Material” shall have the meaning specified in the Merger Agreement.

Annex C-4

      “Indemnifiable Losses” shall mean all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.
      “Indemnifying Party” shall mean a Person that is obligated under this Agreement to provide indemnification.
      “Indemnitee” shall mean a Person that may seek indemnification under this Agreement.
      “Independent Accounting Firm” shall mean Grant Thornton or BDO Seidman, LLP or, if either of such firms is not independent and available, such other independent accounting firm of national reputation mutually acceptable to Forest and Spinco (or, if Forest and Spinco are unable to agree upon such a firm, then either party shall select one such firm and those two firms shall select a third firm, in which event “Independent Accounting Firm” shall mean such third firm).
      “Information” shall mean all records, books, contracts, instruments, computer data and other data and information.
      “Knowledge” of any Person or person shall mean the knowledge after due inquiry of the executive officers of such Person (including, with respect to Forest’s or Spinco’s knowledge, the head of the Spinco Business unit).
      “Liability” or “Liabilities” shall mean all debts, liabilities and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.
      “Liens” shall have the meaning specified in the Merger Agreement.
      “Litigation Matters” shall mean actual, threatened or future litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Forest and/or Spinco (or members of either Group).
      “Losses” shall have the meaning specified in the Merger Agreement.
      “Material Adverse Effect” shall have the meaning specified in the Merger Agreement.
      “Measurement Date” shall mean 12:01 a.m. Central time on July 1, 2005.
      “Measurement Period” shall mean the period from the Measurement Date through the Distribution Date.
      “Merger” shall have the meaning specified in the preamble hereof.
      “Merger Agreement” shall have the meaning specified in the Recitals hereof.
      “Occurrence Basis Policies” shall have the meaning specified in Section 6.6(a).
      “Offshore Gulf of Mexico” shall have the meaning specified in the Merger Agreement.
      “Permitted Liens” shall have the meaning specified in the Merger Agreement.
      “Person or person” shall mean a natural person, corporation, company, partnership, limited partnership, limited liability company, or any other entity, including a Governmental Authority.
      “Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of Forest and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo, employee dishonesty and operator’s extra expense

Annex C-5

insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.
      “Privileged Information” shall mean, with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.
      “Reconciliation Statement” shall have the meaning specified in Section 4.2.
      “Record Date” shall mean the close of business on the date to be determined by the Board of Directors of Forest as the record date for determining stockholders of Forest entitled to receive the Distribution, which date shall be a business day preceding the day of the Effective Time.
      “Registration Statements” shall mean the Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco with the SEC to effect the registration of the Spinco Common Stock pursuant to the Exchange Act in connection with the Distribution, the Registration Statement on Form S-4 to be filed by the Company with the SEC to effect the registration under the Securities Act of the issuance of the shares of Company Common Stock into which shares of Spinco Common Stock will be converted pursuant to the Merger and the Registration Statement on Form S-1 to be filed by the Company with the SEC to effect the registration under the Securities Act of the resale of the shares of Company Common Stock by certain selling stockholders.
      “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.
      “Requisite Approval” shall have the meaning specified in the Merger Agreement.
      “Retention Benefits” shall have the meaning specified in the Merger Agreement.
      “Review Period” shall have the meaning specified in Section 4.2.
      “SEC” shall mean the U.S. Securities and Exchange Commission.
      “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
      “Spinco” shall have the meaning specified in the preamble hereof.
      “Spinco Assets” shall mean, collectively, all of the right, title and interest of Forest and the Forest Subsidiaries prior to the Contribution in and to:

(a) (i) all real property interests of Forest and the Forest Subsidiaries in the Offshore Gulf of Mexico, including without limitation the leasehold estates in and to the oil, gas and mineral leases described on Schedule 1.1(D)(a)(i) (and any extensions, renewals, ratifications or amendments to such interests whether or not such extensions, renewals, ratifications or amendments are described on Schedule 1.1(D)(a)(i) (collectively, the “Properties,” or singularly, a “Property”)), (ii) the overriding royalty interests and reversionary interests described on Schedule 1.1(D)(a)(ii) and (iii) the other assets described on Schedule 1.1(D)(a)(iii);

(b) all real or immovable property and rights incident to or used in conjunction with the Properties, including (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Properties; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Property being a part thereof, including all production from such pool or unit allocated to any such Property; (iii) all platforms, pipelines and improvements located or situated on, related to, or used in connection with the Properties; and (iv) all surplus, materials stocks and inventory listed on Schedule 1.1(D)(b)(iv);

(c) all Easements to the extent related to or used in connection with the Properties;

Annex C-6

(d) all oil, gas, condensate and other hydrocarbons produced from or attributable to the Properties from and after the Measurement Date or in storage on the Measurement Date (the “Hydrocarbons”) and all equipment, personal or movable property, fixtures, inventory and improvements located on or to the extent reasonably necessary in connection with the operation of the Properties and the Easements or with the production, treatment, sale, or disposal of the Hydrocarbons, byproducts or waste produced therefrom or attributable thereto, including all wells (whether producing, shut in or abandoned, and whether for production, injection or disposal), wellhead equipment, pumps, pumping units, flowlines, gathering systems, interests in processing plants, platforms, pipelines, vessels, computer software and hardware, piping, tanks, buildings, boat docks, treatment facilities, injection facilities, disposal facilities, compression facilities, spare parts, tools, production units, heaters, separators, dehydrators, tank batteries, abandoned property, offices and office equipment and supplies at Forest’s Metairie and Lafayette offices, and other materials, supplies, equipment, facilities, appurtenances and machinery;

(e) all contracts and instruments, including but not limited to those listed on Schedule 1.1(D)(e)(i), to the extent the same relate to the Properties after the Measurement Date (collectively, the “Contracts”);

(f) any and all books and records (including without limitation those referred to in Section 7.1), files, muniments of title, reports, intellectual property (including without limitation patents, trade secrets and copyrights), state and MMS compliance information, logs core samples, geological, geophysical (to the extent not subject to third party consents or restriction on transfer) and engineering data and information (including blueprints, maps, diagrams, annotated logs, cross sections and all data room material) and interpretive data, analysis and similar information, whether or not of a proprietary nature (including without limitation seismic processing methods) to the extent related to the Properties;

(g) the rights of Spinco and its Subsidiaries under this Agreement and the other Transaction Agreements;

(h) all noncash consideration of any sale after the Measurement Date of property, plant and equipment related to the assets described in paragraphs (a) through (g) above;

(i) any and all proceeds, benefits, refunds, settlements, income or revenue accruing and attributable to the Spinco Assets prior to the Measurement Date to the extent they are in connection with any Assumed Abandonment Liability, any Assumed Environmental Liability or any Assumed Derivative Liability;

(j) any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, insofar as said disputes are attributable to periods after the Measurement Date;

(k) any and all rights, titles, claims and interests of Forest and its Subsidiaries to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards, to the extent attributable to pre-Measurement Date events and to the extent they are in connection with any Assumed Abandonment Liability or any Assumed Environmental Liability;

(l) any and all claims and causes of action of Forest and its Subsidiaries arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Measurement Date to the extent they are in connection with any Assumed Abandonment Liability or any Assumed Environmental Liability; and

(m) all accounts receivable, inventories and other current assets (other than cash) attributable to the assets described in paragraphs (a) through (l) above from and after the Measurement Date.
Notwithstanding the foregoing, the Spinco Assets shall not include, and there is excepted, reserved and excluded from the Contribution contemplated hereby: (a) those certain interests in and to the Properties described on Schedule 1.1(D)(x) and the assets described in paragraphs (b) through (i) above related to such Properties (the “Excluded Properties”), (b) all furniture, fixtures and equipment located in and all contracts relating to, Forest’s office at 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202,

Annex C-7

(c) subject to Section 7.1, all corporate, financial, legal and Tax records of Forest and the Forest Subsidiaries which are related to the Forest Business, (d) any and all business models, analyses, memoranda or similar documents generated by Forest or its advisers during or in the context of the consideration, negotiations or approvals of any of the Transaction Agreements, (e) any and all proceeds, benefits, refunds, settlements, income or revenue accruing and attributable to the Spinco Assets prior to the Measurement Date (other than in connection with any Assumed Abandonment Liability, any Assumed Environmental Liability or any Assumed Derivative Liability), (f) any and all claims of Forest and its Subsidiaries for refunds of or loss carry forwards with respect to Taxes attributable to the Spinco Assets for any period prior to the Distribution Date, (g) any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, insofar as said disputes are attributable to periods prior to the Measurement Date, (h) any and all rights to use Forest’s name, marks trade dress or insignia, or to use the name of any other Forest Subsidiary, (i) any and all rights, titles, claims and interests of Forest and the Forest Subsidiaries to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards, to the extent attributable to pre-Measurement Date events and to the extent that Forest has remediated or otherwise resolved without liability to Spinco any associated Spinco Liability (other than in connection with any Assumed Abandonment Liability or any Assumed Environmental Liability), (j) any employment, consulting, office lease or accounting service contracts listed on Schedule 1.1(D)(y), and (k) any and all claims and causes of action of Forest and the Forest Subsidiaries arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Measurement Date (other than in connection with any Assumed Abandonment Liability or any Assumed Environmental Liability).
      “Spinco Business” shall mean the business conducted by Forest and its Subsidiaries on the Measurement Date related to the Spinco Assets.
      “Spinco Common Stock” shall have the meaning specified in the Recitals hereof.
      “Spinco Disclosure Schedule” shall have the meaning specified in the Merger Agreement.
      “Spinco Group” shall mean Spinco and the Spinco Subsidiaries.
      “Spinco Indemnitees” shall mean Spinco, the Company, each Affiliate of Spinco and the Company immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
      “Spinco Liabilities” shall mean (i) all Liabilities of the Spinco Business to the extent arising after the Measurement Date and attributable to the conduct of the Spinco Business after the Measurement Date, including without limitation the liabilities of Spinco under the Transaction Agreements, (ii) the Assumed Environmental Liabilities, (iii) the Assumed Abandonment Liabilities and (iv) the Assumed Derivative Liabilities, but excluding (x) Taxes (which shall be governed by the Tax Sharing Agreement) and (y) the Liabilities set forth on Schedule 1.1(E).
      “Spinco Subsidiaries” shall mean all direct and indirect Subsidiaries of Spinco.
      “Subsidiary” shall have the meaning specified in the Merger Agreement.
      “Taxes” shall mean all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes (including any interest, penalties or additions attributable thereto); and “Tax” shall mean any of such Taxes.
      “Tax Sharing Agreement” shall mean the Tax Sharing Agreement of even date herewith among Forest, Spinco and the Company.
      “Taxing Authority” shall mean any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives and attorneys).

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      “Third-Party Claim” shall mean any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.
      “Transaction Agreements” shall mean this Agreement, the Employee Benefits Agreement, the Merger Agreement, the Tax Sharing Agreement and the Transition Services Agreement.
      “Transition Services Agreement” shall mean the Transition Services Agreement of even date herewith between Forest and Spinco.
      Section 1.2     References to Time. All references in this Agreement to times of the day shall be to New York City time.
ARTICLE II
PRELIMINARY TRANSACTIONS
      Section 2.1     Business Separation.
      (a) On or prior to the Distribution Date, Forest shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Spinco of all of the Spinco Assets, free and clear of all Liens other than Permitted Liens, and Spinco shall assume, and thereafter timely pay, perform and discharge when due, all of the Spinco Liabilities.
      (b) The separation of the Forest Assets and the Spinco Assets, as contemplated by this Agreement shall be effected in a manner that does not unreasonably disrupt either the Forest Business or the Spinco Business. Subject to Section 2.6, to the extent the separation of any of the Assets cannot be achieved in a reasonably practicable manner, Spinco and Forest will enter into appropriate arrangements regarding the shared Asset, subject to Company Consent not to be unreasonably withheld. Any costs related to the use of a shared Asset that is not separated as of the Distribution Date shall be allocated in a reasonable manner as agreed by Spinco and Forest, subject to Company Consent not to be unreasonably withheld.
      (c) On or prior to the Distribution Date, Forest and Spinco will use their commercially reasonable efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among Forest, Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to the Forest Business but relate predominantly to the Spinco Business or (ii) relate solely to the Spinco Business, but, by their terms, contain provisions relating to a member of the Forest Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Spinco Business and (y) will eliminate any provisions relating to a member of the Forest Group and, in either event, will inure to the benefit of the Spinco Group on substantially the same economic terms as such arrangements exist as of the date hereof. On or prior to the Distribution Date, Forest and Spinco will use their commercially reasonable efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among Forest, Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to the Spinco Business but relate predominantly to the Forest Business or (ii) relate solely to the Forest Business, but, by their terms, contain provisions relating to a member of the Spinco Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Forest Business and (y) will eliminate any provisions relating to a member of the Spinco Group and, in either event, will inure to the benefit of the Forest Group on substantially the same economic terms as such arrangements exist as of the date hereof. If, in any case, such amendment cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of Forest or Spinco thereunder, Forest and Spinco will, subject to Section 2.6, cooperate in negotiating a mutually agreeable arrangement, in form and substance reasonably satisfactory to the Company, under which Forest or Spinco, as applicable, will obtain the benefits and assume the obligations thereunder.

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      (d) Forest hereby represents and warrants to Spinco and the Company that at the time of the Distribution and at the Measurement Date, the Spinco Assets, together with the Assets set forth on Schedule 1.1(D)(x), constitute all of Forest’s, Spinco’s and their respective Subsidiaries’ business and assets in the Offshore Gulf of Mexico and property related thereto, and Forest, Spinco or such Subsidiary owns the Spinco Assets free and clear of all Liens other than Permitted Liens.
      Section 2.2     Conveyancing and Assumption Agreements. In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by Section 2.1, Forest and Spinco shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments in such forms (as special warranty deeds, where applicable) as shall be reasonably acceptable to Forest, Spinco and the Company.
      Section 2.3     Certificate of Incorporation; By-laws. The Certificate of Incorporation and Bylaws of Spinco immediately prior to the Distribution Date will be in the forms attached as Exhibits A and B, respectively.
      Section 2.4     Issuance of Stock. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that the number of shares of Spinco Common Stock outstanding and held by Forest shall equal 50,637,010; provided, however, that if the condition described in Section 4.2 of the Spinco Disclosure Schedule has not been satisfied, such number of shares shall equal 51,368,707.
      Section 2.5     Other Agreements. Each of Forest and Spinco shall, prior to the Distribution Date, enter into, and cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements.
      Section 2.6     Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties shall use their commercially reasonable efforts to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Forest and Spinco shall and shall cause their respective Subsidiaries to use commercially reasonable efforts to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective on or before the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, to the extent reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Without limiting the generality of the foregoing, the parties shall use commercially reasonable efforts to allow Spinco or the Company to retain operatorship of any Property or other Spinco Asset following the Distribution Date. Subject to the foregoing, the parties agree that, as of the Distribution Date (or such earlier time as any such Asset may have been acquired or Liability assumed), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement. If the transfer of any seismic licenses to Spinco in connection with the Contribution is subject to a transfer, assignment or consent fee, Forest and the Forest Subsidiaries shall provide notice to Spinco and the Company of the existence of such fee and, if requested by the Company, shall cooperate reasonably (without the obligation to incur any expense) with Spinco and the Company to minimize the amount of such fee, which shall (if such transfer was requested by the Company) be paid by Spinco. Spinco shall not, without Company Consent, bear

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the costs of any transfer, assignment or consent fees, or fees in connection with filings with the MMS or with any state agency or authority, in connection with the transfer of any Spinco Assets in the Contribution, other than seismic licenses as provided in the immediately preceding sentence; and other than any transfer, assignment or consent fees payable to any Taxing Authority, which shall be governed by the Tax Sharing Agreement. Notwithstanding any other provision in this Agreement, with respect to all seismic licenses for which the Company does not request that Spinco pay an applicable transfer, assignment or consent fee or that cannot otherwise be transferred to Spinco in accordance with this Section 2.6, Forest shall retain all rights a nd obligations under such seismic licenses and shall owe no further obligation to the Company or Spinco with respect thereto. Further, notwithstanding any other provision in this Agreement, with respect to computer software that Forest currently uses for any of the Forest Assets, Forest shall not be obligated to transfer such software to Spinco to the extent such transfer would adversely affect Forest’s ability to continue use of such software for the Forest Assets. The parties acknowledge and agree that the payment of any transfer or assignment fees by Forest, Spinco, the Company or any of their respective Subsidiaries in connection with the transfer of any assets to Spinco or in connection with the Merger shall not constitute costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby for purposes of paragraph (xi) of the definition of Cash Amount.
ARTICLE III
THE DISTRIBUTION
      Section 3.1     Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in Section 9.1, the Board of Directors of Forest, consistent with the Merger Agreement and New York law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. The Distribution Date shall be no earlier than the Business Day on which the Effective Time occurs.
      Section 3.2     The Agent. Prior to the Distribution Date, Forest shall enter into an agreement with the Agent providing for, among other things, the Distribution to the holders of Forest Common Stock in accordance with this Article III.
      Section 3.3     Delivery of Share Certificates to the Agent. Prior to the Distribution Date, Forest shall deliver to the Agent a share certificate representing (or authorize the related book-entry transfer of) all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution. After the Distribution Date and Effective Time, upon the request of the Agent, Spinco shall provide all certificates for shares (or book-entry transfer authorizations) of Spinco Common Stock that the Agent shall require in order to effect the Distribution.
      Section 3.4     The Distribution.
      (a) Subject to the terms and conditions of this Agreement, Spinco shall instruct the Agent to distribute on a pro rata basis, as of the Distribution Date, a total of 50,637,010 shares of Spinco Common Stock in respect of the outstanding shares of Forest Common Stock held by holders of record of Forest Common Stock on the Record Date; provided, however, that if the condition described in Section 4.2 of the Spinco Disclosure Schedule has not been satisfied, such number of shares shall equal 51,368,707. All shares of Spinco Common Stock distributed in the Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.
      (b) Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Spinco Common Stock shall be distributed in the Distribution. All fractional shares of Spinco Common Stock that a holder of Forest Common Stock would otherwise be entitled to receive as a result of the Distribution shall be aggregated and if a fractional share results from such aggregation, such fractional share shall be treated in accordance with the procedure set forth in the following sentence. Spinco shall instruct the Agent to aggregate all fractional shares of Spinco Common Stock, sell such shares in the public market and distribute to holders of Forest Common Stock who otherwise would have been entitled to such fractional shares of Spinco Common Stock a pro rata portion of the net proceeds of such sale.

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      (c) Subject to the terms and conditions of this Agreement, on the Distribution Date and in connection with the Contribution, Spinco shall pay to Forest the Estimated Cash Amount determined pursuant to Section 4.1 (if such amount is positive), or Forest shall pay to Spinco the Estimated Cash Amount determined pursuant to Section 4.1 (if such amount is negative), in either case by wire transfer in immediately available funds to a bank previously designated by the payee.
ARTICLE IV
CASH AMOUNT
      Section 4.1     Estimated Cash Amount. At least ten (10) Business Days prior to the Distribution Date, Forest shall prepare and deliver to the Company a calculation of Forest’s estimate of the Cash Amount (the “Estimated Cash Amount”), together with a statement setting forth in reasonable detail the basis and calculation thereof.
      Section 4.2     Actual Cash Amount. On or prior to the sixtieth (60th) calendar day after the Distribution Date, Forest shall prepare and deliver to Spinco and the Company a revised calculation of the Cash Amount based to the extent applicable on the actual operations of Spinco during the Measurement Period (the “Actual Cash Amount”), together with a statement setting forth in reasonable detail the basis and calculation thereof. In preparing the Actual Cash Amount, Forest shall consult with the Company and its Representatives. During the ninety (90) calendar days after receipt by Spinco of the Actual Cash Amount statement (the “Review Period”), Spinco shall review the Actual Cash Amount statement in order to determine whether the Actual Cash Amount statement should be adjusted. If Spinco so determines, Spinco shall, within five (5) Business Days after the end of the Review Period, deliver to Forest a reconciliation of the calculation of the Actual Cash Amount to Spinco’s proposed adjustment (the “Reconciliation Statement”), together with a statement setting forth in reasonable detail the basis of its calculation. Unless Forest delivers the Dispute Notification referred to in Section 4.4 below, the Reconciliation Statement shall be deemed to be final, binding and conclusive on the parties hereto.
      Section 4.3     Incremental Tax Amount. On or prior to June 30, 2006, Forest shall prepare and deliver to Spinco and the Company a calculation of estimated income taxes included in the calculation of the Actual Cash Amount, revised only to reflect actual depreciation, depletion, and amortization deductions to be claimed by Forest with respect to Spinco Assets during the Measurement Period, together with a statement setting forth in reasonable detail the basis and calculation thereof. Within 15 Business Days of receipt of the calculation, (a) if the revised calculation exceeds the hypothetical income taxes included in the calculation of the Actual Cash Amount, then Spinco shall pay to Forest an amount equal to such excess and (b) if the revised calculation is less than the hypothetical income taxes included in the calculation of the Actual Cash Amount, then Forest shall pay to Spinco an amount equal to such difference. In either case, payment shall be made in cash by wire transfer in immediately available funds to a bank previously designated by Forest or Spinco, as the case may be.
      Section 4.4     Dispute Resolution Procedure. Within five (5) Business Days after receipt of the Reconciliation Statement, Forest shall notify Spinco of any dispute thereof, specifying the amount in dispute thereof and, in reasonable detail, the basis for and its calculation thereof (the “Dispute Notification”). Thereafter, Forest and Spinco shall attempt to resolve the dispute, and any such resolution shall be final, binding and conclusive on the parties hereto. If Forest and Spinco are unable to reach a resolution within thirty (30) Business Days after the receipt by Spinco of the Dispute Notification, Forest and Spinco shall submit the items remaining in dispute for resolution to the Independent Accounting Firm. The Independent Accounting Firm shall, within thirty (30) Business Days after such submission, determine and report to Forest and Spinco upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursement of the Independent Accounting Firm shall be allocated between Forest and Spinco in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

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      Section 4.5     Payment of Cash Amount. Not later than three (3) Business Days following the date on which the Cash Amount is deemed to be final, binding and conclusive, (a) if the Cash Amount exceeds the Estimated Cash Amount, then Spinco shall pay to Forest an amount equal to such excess, with interest accrued thereon from the Distribution Date to the payment date at the rate of 6.5% per annum, and (b) if the Cash Amount is less than the Estimated Cash Amount, then Forest shall pay to Spinco an amount equal to such difference, with interest accrued thereon from the Distribution Date to the payment date at the rate of 6.5% per annum, in either case in cash by wire transfer in immediately available funds to a bank previously designated by Forest or Spinco, as the case may be.
ARTICLE V
SURVIVAL AND INDEMNIFICATION
      Section 5.1     Survival of Agreements. All representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.
      Section 5.2     Indemnification.
      (a) Except as specifically otherwise provided in the other Transaction Agreements, Spinco shall indemnify, defend and hold harmless the Forest Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Spinco Group (i) to pay or satisfy any Spinco Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, or (ii) to perform any of its obligations under this Agreement.
      (b) Except as specifically otherwise provided in the other Transaction Agreements, Forest shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Forest Group (i) to pay or satisfy any Forest Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, (ii) to transfer to Spinco or any member of the Spinco Group all of the Spinco Assets, or (iii) to perform any of its obligations under this Agreement. In addition to and without limiting the generality of the foregoing, Forest shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses (including Indemnifiable Losses arising from the Spinco Indemnitees’ efforts to collect from other potentially responsible parties) in excess of $10.0 million in the aggregate, as actually incurred by Spinco, arising in connection with the conditions described in clauses (ii) and (iv) of Section 4.10 of the Spinco Disclosure Schedule, provided that Spinco shall have used commercially reasonable efforts to collect from other potentially responsible parties their share of costs associated with such conditions, including without limitation the pursuit of litigation against such potentially responsible parties at Forest’s reasonable request.
      (c) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Forest Group and any member of the Spinco Group (which arrangements, if entered into on or after the date hereof, shall have been executed subject to Company Consent) for the provision after the Distribution Date of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.
      (d) Indemnification for matters subject to the Tax Sharing Agreement is governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article V.
      Section 5.3     Procedures for Indemnification for Third-Party Claims.
      (a) Forest shall, and shall cause the other Forest Indemnitees to, notify Spinco in writing promptly after learning of any Third-Party Claim for which any Forest Indemnitee intends to seek indemnification from Spinco under this Agreement. Spinco shall, and shall cause the other Spinco Indemnitees to, notify Forest in writing promptly after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from Forest under this Agreement. The failure of any Indemnitee to give such notice shall not

Annex C-13

relieve any Indemnifying Party of its obligations under this Article V except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.
      (b) Except as otherwise provided in paragraph (c) of this Section 5.3, an Indemnifying Party may, by notice to the Indemnitee and to Forest, if Spinco is the Indemnifying Party, or to the Indemnitee and Spinco, if Forest is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of Forest, if the Indemnitee is a Forest Indemnitee, or the Indemnitee and of Spinco, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.
      (c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.
      (d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.
      (e) If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.
      Section 5.4     Reductions for Insurance Proceeds and Other Recoveries. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article V shall be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not,

Annex C-14

however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.
      Section 5.5     Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 5.3 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise specifically provided in any of the other Transaction Agreements.
      Section 5.6     Tax Treatment of Indemnity and Other Payments. For all Tax purposes, the parties agree to treat any payment to the other party required by this Agreement (including any payment with respect to the Cash Amount) as either a contribution by Forest to Spinco or a distribution by Spinco to Forest, as the case may be, occurring immediately prior to the Distribution, except as otherwise mandated by applicable law.
      Section 5.7     Survival of Indemnities. The obligations of each of Forest and Spinco under this Article V shall survive the sale or other transfer by it of any of its Assets or Business or the assignment by it of any of its Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, Business or Liabilities.
ARTICLE VI
CERTAIN ADDITIONAL COVENANTS
      Section 6.1     Notices to Third Parties. In addition to the actions described in Section 6.2, the members of the Forest Group and the members of the Spinco Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, to cause a member of the Spinco Group to succeed Forest as operator of any of the Spinco Assets (both of record and under contractual arrangements).
      Section 6.2     Licenses and Permits. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the Spinco Group and the members of the Forest Group shall cooperate and use commercially reasonable efforts to secure the transfer or issuance of the licenses and permits.
      Section 6.3     Intercompany Agreements. Except as set forth on Section 6.3 of the Disclosure Schedule, all contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the Forest Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes

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payments in respect of Taxes to any member of the other Group or provides to any member of the other Group goods or services (including management, administrative, legal, financial, accounting, data processing, insurance and technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or in the other Transaction Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements.
      Section 6.4     Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.
      Section 6.5     Guarantee Obligations and Liens.
      (a) Forest and Spinco shall use their commercially reasonable efforts, and shall cause their respective Groups to use their commercially reasonable efforts: (x) to terminate, or to cause a member of the Spinco Group to be substituted in all respects for any member of the Forest Group in respect of, all obligations of any member of the Forest Group under any Spinco Liabilities for which such member of the Forest Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Spinco Assets to be substituted in all respects for any Forest Assets in respect of, any liens or encumbrances on Forest Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) Spinco shall indemnify and hold harmless the Forest Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Forest, from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Forest Group is or may be liable or for which any Forest Asset is or may be encumbered unless all obligations of the Forest Group and all liens and encumbrances on any Forest Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Forest.
      (b) Forest and Spinco shall use their commercially reasonable efforts, and shall cause their respective Groups to use their commercially reasonable efforts: (x) to terminate, or to cause a member of the Forest Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Forest Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Forest Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Forest Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) Forest shall indemnify and hold harmless the Spinco Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Spinco, from and after the Distribution Date, Forest shall not, and shall not permit any member of the Forest Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

Annex C-16

      Section 6.6     Insurance.
      (a) Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) Forest will use commercially reasonable efforts to assist Spinco in asserting claims for any loss, liability or damage with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Forest will use commercially reasonable efforts to assist Spinco to continue to prosecute claims with respect to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above, (A) all of Forest’s and each Forest Subsidiary’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco, (B) Forest and the Forest Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary (other than as set forth in Section 6.6(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy. Forest’s obligation to use commercially reasonable efforts to assist Spinco in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting Spinco to establish its right to coverage under such Policies (so long as all of Forest’s reasonable costs and expenses in connection therewith are promptly paid by Spinco). In the event that the terms and conditions of any Policy do not allow Spinco the right to assert or prosecute a claim as set forth in clause (i) or (ii) above, then in such case, Forest shall use commercially reasonable efforts to pursue such claim under such Policy and Spinco shall promptly pay all of Forest’s and each Forest Subsidiary’s reasonable costs and expenses incurred in connection therewith.
      (b) Assistance by Forest. Until the second anniversary of the Distribution Date, Forest will use commercially reasonable efforts to assist Spinco in connection with any efforts by Spinco to acquire insurance coverage with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided, that all of Forest’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco.
      (c) Forest Actions. In the event that after the Distribution Date, Forest or any Forest Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Spinco has rights to assert claims pursuant to Section 6.6(a) in a manner that would adversely affect any such rights of Spinco (i) Forest will give Spinco prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Forest) and (ii) Forest will pay to Spinco its equitable share (which shall be determined by Forest in good faith based on the amount of premiums paid or allocated to the Spinco business in respect of the applicable Policy) of any net proceeds actually received by Forest from the insurer under the applicable Policy as a result of such action by Forest (after deducting Forest’s reasonable costs and expenses incurred in connection with such action).
      (d) Administration. From and after the Distribution Date:

(i) Forest or a Forest Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Forest and the Forest Subsidiaries under the Policies; and

(ii) Spinco or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Spinco and the Spinco Subsidiaries under the Policies.
      (e) Insurance Premiums. Subject to clause (B) of the proviso to Section 6.6(a), from and after the Distribution Date, Forest will pay, if so directed by Spinco, all premiums (retrospectively-rated or otherwise)

Annex C-17

as required under the terms and conditions of the respective Policies in respect of periods prior to the Distribution Date, whereupon Spinco will upon the request of Forest, promptly reimburse Forest for that portion of such premiums paid by Forest as are reasonably determined by Forest (and reasonably approved by Spinco) to be attributable to the Spinco Business.
      (f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both Forest and/or a Forest Subsidiary, on the one hand, and Spinco and/or a Spinco Subsidiary, on the other hand, relating to the same occurrence, Forest and Spinco agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.
      (g) Nothing in this Section 6.6 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.
      Section 6.7     Cooperation. Spinco and its Affiliates shall cooperate and assist Forest, at Forest’s expense, in all reasonable efforts by Forest to pursue claims related to any gas imbalance at High Island 469.
ARTICLE VII
ACCESS TO INFORMATION
      Section 7.1     Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, Forest shall deliver or make available to Spinco all corporate books and records (including Tax records) of the Spinco Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Forest Group relating directly and predominantly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities. Forest may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Spinco. Prior to or as promptly as practicable after the Distribution Date, Spinco shall deliver or make available to Forest all corporate books and records (including Tax records) of the Forest Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Spinco Group relating directly and predominantly to the Forest Assets, the Forest Business, or the Forest Liabilities. Spinco may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Forest. The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reimbursement of costs incurred by the receiving party) by the delivering party.
      Section 7.2     Access to Information. From and after the Distribution Date, each of Forest and Spinco shall afford to the other and to the other’s Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party’s Group relating to the other party’s Group’s pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, to the extent such access is reasonably required for a reasonable purpose (including, without limitation, for the purpose of calculating the Cash Amount pursuant to Article IV of this Agreement), subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 7.2 for audit, accounting, regulatory, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.
      In furtherance of the foregoing:
      (a) Each party hereto acknowledges that: (i) each of Forest and Spinco (and the members of the Forest Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of Forest and Spinco; (iii) both Forest and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the Forest Group or the Spinco Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both Forest and Spinco intend

Annex C-18

that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.
      (b) Each of Forest and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that Forest and Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the Forest Group in the case of Forest or the Spinco Group in the case of Spinco. In the event of a disagreement between any member of the Forest Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.
      (c) Upon any member of the Forest Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the Spinco Group or the Forest Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.
      Section 7.3     Production of Witnesses. Subject to Section 7.2, after the Distribution Date, each of Forest and Spinco shall, and shall cause each member of its respective Group to make available to Spinco or Forest or any member of the Spinco Group or of the Forest Group, as the case may be, upon written request, such Group’s directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the Forest Group or the Spinco Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.
      Section 7.4     Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Forest and Spinco shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party’s Group’s possession or under its control, relating directly and predominantly to the pre-Distribution business, Assets or Liabilities of the other party’s Group until such Information is at least ten years old or until such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party’s Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Annex C-19

      Section 7.5     Confidentiality. Subject to Section 7.2, which shall govern Privileged Information, from and after the Distribution Date, each of Forest and Spinco shall hold, and shall use reasonable best efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party’s Group obtained by it prior to the Distribution Date or furnished to it by such other party’s Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 7.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Forest Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of law, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Forest and Spinco shall be deemed to have satisfied its obligations under this Section 7.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.
      Section 7.6     Cooperation with Respect to Government Reports and Filings. Forest, on behalf of itself and each member of the Forest Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Forest Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the business of the Forest Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups prior to, on or after the Distribution Date. Each party shall promptly forward copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the Forest Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Forest Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.
      Section 7.7     Tax Sharing Agreement. None of the provisions of this Article VII are intended to supercede any provision in the Tax Sharing Agreement with respect to matters related to Taxes.
ARTICLE VIII
NO REPRESENTATIONS OR WARRANTIES
      Section 8.1     No Representations or Warranties. Except as expressly set forth herein or in any other Transaction Agreement, Spinco and Forest understand and agree that no member of the Forest Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Except as expressly set forth herein or in any other Transaction Agreement, Forest and Spinco understand and agree that no member of the Spinco Group is representing or warranting to Forest or any member of the Forest Group in any way as to the Forest Assets, the Forest Business or the Forest Liabilities.

Annex C-20

ARTICLE IX
MISCELLANEOUS
      Section 9.1     Conditions to the Distribution. The obligations of Forest pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by Forest with Company Consent) at or prior to the Distribution Date of the following conditions:

(a) All material consents, approvals and authorizations of any Governmental Authority legally required for the making of the Distribution and the consummation of the other transactions contemplated by the Transaction Agreements shall have been obtained and be in effect in all material respects at the Distribution Date;

(b) Any waiting period applicable to the Distribution or the Merger (including any extended waiting period arising as a result of a request for additional information by either the Federal Trade Commission or the Antitrust Division of the Department of Justice) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated and no court of competent jurisdiction or other Governmental Authority shall have issued any decree, judgment, injunction, writ, rule or other order that is in effect restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Distribution or the Merger;

(c) The Registration Statements shall have become effective in accordance with the Exchange Act and the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock to be issued in connection with the Distribution and the Merger, respectively, shall have been obtained and shall be in effect; and such shares of Spinco Common Stock and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance;

(d) The Requisite Approval shall have been obtained;

(e) No action, proceeding or investigation by any Governmental Authority with respect to the Distribution or the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay the making of the Distribution, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement or to impose any material restrictions or requirements thereon or on any of the parties with respect thereto;

(f) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Distribution or the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the making of the Distribution or the consummation of the Merger or (ii) impose any material restrictions or requirements thereon or on any of the parties with respect thereto;

(g) Forest shall have received an opinion of Weil, Gotshal & Manges LLP to the effect that the Contribution will constitute a reorganization under Section 368(a) of the Code and the Distribution will qualify under Section 355 of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon representations contained in certificates of officers of Forest, Spinco and the Company substantially in the forms attached as Exhibits C, D and E hereto;

(h) The Company shall have performed in all material respects its covenants and agreements contained in the Merger Agreement required to be performed at or prior to the Distribution Date;

(i) The representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all respects when made and as of the Distribution Date as if made at such time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would

Annex C-21

not have a Material Adverse Effect on the Company or (ii) to the extent specifically contemplated by the Merger Agreement;

(j) Forest shall have received the bondholder consent referenced in Section 3.2 of the Forest Disclosure Schedule to the Merger Agreement; and

(k) Spinco and the Company shall have irrevocably confirmed to Forest and each other that each condition of the Merger Agreement to Spinco’s and the Company’s respective obligations to effect the Merger has been fulfilled or will be fulfilled at the Effective Time or is or has been waived by Spinco or the Company, as the case may be.

      Section 9.2     Complete Agreement. This Agreement, the Exhibits and the Disclosure Schedule hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. The Disclosure Schedule delivered pursuant hereto is expressly made a part of, and incorporated by reference into, this Agreement. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.
      Section 9.3     Expenses. Except as otherwise set forth herein or in the Merger Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the separation of the Assets as contemplated herein) shall be paid by the party incurring such costs or expenses.
      Section 9.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.
      Section 9.5     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):
       If to Forest or any member of the Forest Group, to:

Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202
Attention: General Counsel
Facsimile: (303) 812-1510
       with a copy (which shall not constitute effective notice) to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention: Alan P. Baden
Facsimile: (917) 849-5337

Annex C-22

       If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:

SML Wellhead Corporation
c/o Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202
Attention: General Counsel
Facsimile: (303) 812-1510
       If to Spinco or any member of the Spinco Group after the Distribution Date, to:

SML Wellhead Corporation
c/o Mariner Energy, Inc.
2101 CityWest Blvd.
Building 4, Suite 900
Houston, TX 77042
Attention: General Counsel
Facsimile: (713) 954-5555
       with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attn: Kelly B. Rose
Facsimile: (713) 229-7996
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section. Any notices or other communications required or permitted to be given hereunder to the Company shall be given pursuant to the terms of the Merger Agreement.
      Section 9.6     Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto, with a Company Consent.
      Section 9.7     Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and Company Consent. Except for the provisions of Sections 5.2 and 5.3 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of Forest, Spinco and the Company and their respective Subsidiaries, Affiliates, successors and assigns, and is not intended to confer upon any other Persons any rights or remedies hereunder. For the avoidance of doubt, the parties agree that the Company shall be a third party beneficiary of this Agreement.
      Section 9.8     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      Section 9.9     Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
      Section 9.10     Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Annex C-23

      Section 9.11     References; Construction. References to any “Article,” “Exhibit,” “Schedule” or “Section,” without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.
      Section 9.12     Termination. Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Forest. In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement).
      Section 9.13     Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consent and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
      Section 9.14     Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
      Section 9.15     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
      Section 9.16     Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FOREST OIL CORPORATION

By:	/s/ H. Craig Clark

Name: H. Craig Clark
Title: President and Chief Executive Officer

SML WELLHEAD CORPORATION

By:	/s/ Cyrus Marter

Name: Cyrus Marter
Title: Vice President and Secretary

Annex C-24

Annex D
TAX SHARING AGREEMENT
between
FOREST OIL CORPORATION,
SML WELLHEAD CORPORATION
and
MARINER ENERGY, INC.
Dated as of September 9, 2005

TAX SHARING AGREEMENT
      TAX SHARING AGREEMENT (the “Agreement”), dated as of September 9, 2005, by and between Forest Oil Corporation, a New York corporation (“Forest”), SML Wellhead Corporation, a Delaware corporation (“Spinco”) and Mariner Energy, Inc., a Delaware corporation (“Mariner”).
WITNESSETH
      WHEREAS, Spinco is currently a member of the Forest Consolidated Group (as defined herein);
      WHEREAS, pursuant to the Distribution Agreement entered into between Forest and Spinco dated September 9, 2005 (the “Distribution Agreement”), (a) Forest shall transfer or cause to be transferred to Spinco all of the Spinco Assets (as defined in the Distribution Agreement), as a result of which Spinco shall directly own the Spinco Business (as defined in the Distribution Agreement) (the “Contribution”) and (b) Forest shall distribute all of the outstanding capital stock of Spinco to its stockholders (the “Distribution”);
      WHEREAS, pursuant to the Agreement and Plan of Merger entered into between Forest, Spinco, Mariner and MEI Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Mariner (“Merger Sub”) dated September 9, 2005 (the “Merger Agreement”), Merger Sub shall merge with and into Spinco (the “Merger”);
      WHEREAS, the parties intend that for United States federal income Tax purposes the Contribution, the Distribution and the Merger shall qualify as tax-free transactions pursuant to Sections 355 and 368(a) of the Code (as defined herein);
      WHEREAS, the parties wish to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution, the Distribution and the Merger.
      NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN OPERATING CONVENTIONS
      1.1     For the purposes of this Agreement, the following terms shall have the meanings set forth below:

Affiliated Group shall mean an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.

Code shall mean the Internal Revenue Code of 1986, as amended.

Counsel means Weil, Gotshal & Manges LLP and Baker Botts L.L.P.

Distribution Date shall mean the date and time as of which the Distribution shall be effected.

Final Determination shall have the meaning given to the term “determination” by Section 1313 of the Code with respect to United States federal Tax matters; and with respect to foreign, state and local Tax matters Final Determination shall mean any final settlement with a relevant Tax Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired. For the avoidance of doubt, a Final Determination with respect to United States federal Tax matters shall include any formal or informal settlement entered into with the IRS with respect to which the taxpayer has no right to appeal.

Forest Consolidated Group shall mean the Affiliated Group of which Forest is the common parent corporation.

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Forest Group shall mean, individually and collectively, as the case may be, each member of the Forest Consolidated Group, other than Spinco.

Indemnifying Party shall mean any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

Indemnified Party shall mean any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

IRS shall mean the United States Internal Revenue Service.

Merger Opinions shall mean the opinions of Counsel with respect to certain Tax aspects of the Merger.

Person shall mean and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

Post-Distribution Taxable Period shall mean a taxable period or portion thereof that begins after the Distribution Date.

Pre-Distribution Taxable Period shall mean a taxable period or portion thereof that ends on or before the Distribution Date.

Spinco Group shall mean, individually and collectively, as the case may be, Spinco and its present and future direct and indirect Subsidiaries.

Spin-Off Opinion shall mean the opinion of Weil, Gotshal & Manges LLP with respect to certain Tax aspects of the Contribution and the Distribution.

Straddle Period shall mean a taxable period that includes, but does not end on, the Distribution Date.

Tax or Taxes shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and shall include any transferee liability in respect of Taxes.

Tax Authority shall mean the IRS and any other domestic or foreign governmental authority responsible for the administration and collection of Taxes.

Tax Benefit shall mean a reduction in the Tax Liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax Liability been determined without regard to such Tax Item.

Tax Detriment shall mean an increase in the Tax Liability (or reduction in refund or credit or item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax Liability been determined without regard to such Tax Item.

Annex D-2

Tax Item shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

Tax Liabilities shall mean all liabilities for Taxes.

Tax Returns shall mean all reports, returns, declaration forms and statements (including amendments thereto) filed or required to be filed with respect to Taxes, and any attachments thereto.

Transaction Taxes shall mean (i) any Tax or Tax Detriment (without regard to the second sentence in the definition thereof and applying a 38% rate) resulting from any income or gain recognized by Forest, Spinco or their Affiliates as a result of the Contribution or the Distribution failing to qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code or corresponding provisions of other applicable Tax laws and (ii) any Tax resulting from any income or gain recognized by Forest or its Affiliates under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Contribution or the Distribution.

Treasury Regulations shall mean the regulations under the Code promulgated by the United States Department of the Treasury.
      1.2 Other Definitional Provisions. (a) Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Distribution Agreement.

(b) The words “hereof, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
      1.3     Termination of Taxable Years. For federal income Tax purposes, the taxable year of Spinco shall end as of the close of the Distribution Date. Forest, Spinco and their respective Affiliates shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable year of Spinco for all other Tax purposes as of the close of the Distribution Date.
ARTICLE II
ALLOCATION; PAYMENT AND INDEMNIFICATION
      2.1     Responsibility for Taxes; Indemnification. (a) Forest shall indemnify and hold harmless each of Spinco, Mariner and their respective Affiliates for all Tax Liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes (or the non-payment thereof) of Spinco or attributable to the Spinco Business for all Pre-Distribution Taxable Periods and for the Pre-Distribution Tax Period portion (determined pursuant to Section 2.2) of any Straddle Period Taxes; (ii) any Taxes of Forest or any member of the Forest Consolidated Group imposed upon Spinco by reason of Spinco being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law; (iii) all Transaction Taxes, except as otherwise specifically provided in Section 2.1(b)(iii); (iv) its portion of any Transfer Taxes determined pursuant to Section 2.4; (v) any Taxes of Spinco, Mariner or their Affiliates resulting from the breach of any obligation or covenant of Forest under this Agreement; and (vi) any Taxes of Forest or the Forest Group for any Post-Distribution Taxable Period.

(b) Spinco and Mariner, jointly and severally, shall indemnify and hold harmless each of Forest and its Affiliates for all Tax Liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of Spinco or the Spinco Group for any Post-Distribution Taxable Period other than Taxes described in Section 2.1(a); (ii) any Taxes of Forest or its Affiliates resulting from the breach of any obligation or covenant of Spinco or Mariner under this Agreement; (iii) Transaction Taxes, but only to the extent such Transaction Taxes arise from (w) a breach by Spinco, Mariner or any of their respective Affiliates of the representations or

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covenants under Article III, (x) a Disqualifying Action of Spinco, Mariner or any of their respective Affiliates, (y) the inaccuracy of any factual statements or representations made by Mariner or Spinco in its representations letters to Counsel and (z) an action taken by Spinco, Mariner or any of their respective Affiliates which is not required or permitted by the Merger Agreement and which causes the Contribution, the Distribution or the Merger to be taxable; (iv) Mariner’s or Spinco’s portion of any Transfer Taxes determined pursuant to Section 2.4; and (v) any Taxes of Mariner and its Subsidiaries other than Taxes described in Section 2.1(a).

(c) If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article II, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article II, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following two sentences, the Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article II. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within thirty (30) business days of receiving such calculations.

(d) Any claim under this Article II with respect to a Tax Liability must be made no later than thirty (30) days after the expiration of the applicable statute of limitations for assessment of such Tax Liability.

(e) For all Tax purposes, the Forest Group and the Spinco Group agree to treat (i) any payment required by this Agreement as either a contribution by Forest to Spinco or a distribution by Spinco to Forest, as the case may be, occurring immediately prior to the Distribution and (ii) any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law or by a Final Determination.

(f) The amount of any indemnification payment with respect to any Tax Liability shall be reduced by any current Tax Benefits actually realized by the Indemnified Party in respect of such Tax Liability by the end of the taxable year in which the indemnity payment is made. The calculation of such Tax Benefit shall be included in the calculation required to be submitted pursuant to Section 2.1(c). If, notwithstanding the treatment required by Section 2.1(e), any indemnification payment hereunder is determined to be taxable to the Indemnified Party by any Tax Authority, the indemnity payment payable by the Indemnifying Party shall be increased as necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 2.1(f)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

      2.2     Straddle Periods. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of Spinco for the Pre-Distribution Taxable Period shall be determined based on an interim closing of the books as of the close of business on the Distribution Date and the amount of other Taxes of Spinco for a Straddle Period which relate to the Pre-Distribution Taxable Period shall be deemed to be the amount of such Tax for the entire taxable period in which the Straddle Period occurs multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Distribution Date and the denominator of which is the total number of days in the Straddle Period. If the Distribution Date is not the last day of a month, the closing of the books computation shall be performed as if the Distribution Date did occur on the last day of such month and the computation shall be adjusted on a pro rata basis to reflect the number of days of such month between the Distribution Date and the last day of the month.

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      2.3     Preparation of Tax Returns. (a) Forest shall prepare or cause to be prepared, and shall file or cause to be filed, all Tax Returns of Spinco for any Pre-Distribution Taxable Period (other than a Straddle Period).

(b) Spinco shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Spinco for any Straddle Period (each a “Straddle Period Return”) on a basis consistent with the past practice of Forest with respect to the Spinco Business, except that Spinco may complete such Straddle Period Return in a manner that is not consistent with past practice if such Straddle Period Return preparation is allowed by law and such Straddle Period Return preparation does not adversely affect the Tax Liability of Forest or any of its Affiliates. If the Straddle Period Return reflects Taxes attributable to the Pre-Distribution Taxable Period, Spinco shall provide a copy of each such Straddle Period Return together with a computation of the pre-Distribution Taxes reflected in such Straddle Period Return (such computation, the “Statement”) to Forest for its review and comment not later than 30 days prior to the deadline for filing each such Straddle Period Return. Forest shall provide comments, if any, to Spinco at least 15 days prior to the deadline for filing such Straddle Period Return (the “15-Day Review Period”). Forest’s failure to notify Spinco of any disagreement prior to the end of the 15-Day Review Period shall indicate its concurrence with such Straddle Period Return and Statement. If Forest disagrees with the allocation in such Straddle Period Return and Statement, Forest shall notify Spinco in writing of such disagreement prior to the close of the 15-Day Review Period, and Forest and Spinco shall consult and attempt to resolve in good faith the disagreement.

(c) Unless otherwise required by a Tax Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(d) The party responsible for filing a Tax Return under this Section 2.3 is also responsible for paying to the relevant Tax Authority the amount of Tax Liability reflected on such Tax Return, subject to any indemnification rights it may have against the other party.
      2.4     Payment of Sales, Use or Similar Taxes. All sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes (“Transfer Taxes”), (i) applicable to, or resulting from, the Contribution and the Distribution, to the extent of $200,000, shall be borne equally by Forest on the one hand and Mariner and Spinco, jointly and severally, on the other, and any such Transfer Taxes in excess of $200,000 shall be borne solely by Forest, and (ii) applicable to, or resulting from, the Merger, to the extent of $200,000, shall be borne equally by Forest on the one hand and Mariner and Spinco, jointly and severally, on the other, and any such Transfer Taxes in excess of $200,000 shall be borne solely by Mariner and Spinco, jointly and severally. Notwithstanding anything in Section 2.3 to the contrary, the party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file such Tax Returns, subject to any indemnification rights it may have against the other party, which shall be paid in accordance with Section 2.1(c). Spinco, Mariner, Forest and their respective Affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Tax Authorities.
      2.5     Audits and Proceedings.

(a) Notwithstanding any other provisions hereof, if after the Distribution Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Tax Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax Liability for which it is indemnified, the Indemnified Party shall promptly deliver such Tax Notice to the Indemnifying Party; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to this Article II, except to the extent that the Indemnifying Party is more than insignificantly prejudiced by the Indemnified Party’s failure to deliver such Tax Notice. The Indemnifying Party shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding that relates to such Tax Notice (except to the extent that such Tax Notice,

Annex D-5

Tax audit or other proceeding relates to a Straddle Period, in which case there shall be joint control of the Tax audit); provided that, in all events, Forest shall have the right to participate, at its own expense, in any Tax audit or proceeding relating to Transaction Taxes. The Indemnifying Party shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence subject, in the case of a compromise or settlement that would have a Material Adverse Effect on the Indemnified Party, to the Indemnified Party’s consent, which consent shall not be unreasonably withheld. If the Indemnifying Party fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or proceeding as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith. The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax Liability within 15 days after a Final Determination of such Tax Liability.

(b) If any adjustments shall be made to any Tax Returns related to Spinco or the Forest Group for any Pre-Distribution Taxable Period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or as required by an intervening change of law, Forest shall be liable for any additional Tax Liability and Forest shall be entitled to retain any Tax refund obtained.

      2.6     Amended Returns; Carrybacks.
      (a) Except as required by law, without the prior written consent of Forest, neither Spinco nor any of its Affiliates shall file any amended Tax Return with respect to any Pre-Distribution Taxable Period of Spinco. Except as required by law, without the prior written consent of Spinco or one of its Affiliates, Forest may not amend any Tax Return with respect to any Pre-Distribution Taxable Period to the extent such amendment materially adversely affects the Tax Liability of Spinco, Mariner or any of their Affiliates.
      (b) To the extent permitted by applicable law, neither Spinco nor any of its Affiliates shall carry back any Tax Item to a Pre-Distribution Taxable Period. To the extent any such Tax Item is carried back to a Pre-Distribution Taxable Period, Forest agrees to pay to Spinco the amount of the Tax Benefit Forest or the Forest Group realizes in connection with such Tax Item.
      2.7     Tax Assistance. Following the Distribution, Mariner, Spinco, Forest and their respective Affiliates shall provide each other with such assistance as may reasonably be requested by any of them, and agree to execute any document that may be necessary or reasonably helpful, in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to Tax Liability of Mariner, Spinco, Forest or any of their respective Affiliates. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Mariner, Spinco, Forest and their respective Affiliates shall (i) preserve and cause to be preserved (and provide to another such party upon request) all information, returns, books, records and documents, including accompanying schedules and related work papers, relating to any Tax Liabilities (including information regarding ownership and Tax basis of property) of the Spinco Group with respect to a taxable period until the later of (x) five years after the Distribution and (y) 60 days after the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period and (ii) give reasonable written notice to the other party prior to transferring, destroying or discarding any such information, returns, books, records or documents and, if the other party so requests, allow the other party to take possession of such information, returns, books, records or documents.
      2.8     Refunds. If Spinco or any of its Affiliates receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Pre-Distribution Taxable Periods (a “Forest Tax Refund”), Spinco shall pay to Forest an amount that is equal to the Forest Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Forest Tax Refund, less any Taxes payable by Spinco or its Affiliate in connection with the receipt of such Forest Tax Refund. If Forest or any of its Affiliates receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Spinco for a Post-Distribution Taxable Period (a “Spinco Tax Refund”), Forest shall pay to Spinco an amount that is equal to the Spinco Tax Refund, plus any interest paid by the applicable

Annex D-6

Tax Authority with respect to such Spinco Tax Refund, less any Taxes payable by Forest or its Affiliate in connection with the receipt of such Spinco Tax Refund.
      2.9     Earnings and Profits Allocation. Forest will advise Spinco in writing of the decrease in Forest earnings and profits attributable to the Distribution under Section 312(h) of the Code on or before the first anniversary of the Distribution.
ARTICLE III
TAX-FREE STATUS OF THE DISTRIBUTION
      3.1     Representations and Warranties.
      (a) Forest. Forest hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has examined (A) drafts of the representation letters supporting the Spin-Off Opinion and drafts of the representation letters supporting the Merger Opinions and (B) any other materials delivered by Forest, Spinco and Mariner in connection with the rendering by Weil, Gotshal & Manges LLP of the Spin-Off Opinion and by Counsel of the Merger Opinions (all of the foregoing in (A) and (B), collectively, the “Draft Tax Materials”), (ii) it will update through and including the Distribution Date the Draft Tax Materials deliverable by Forest and Spinco (as updated, the “Final Forest Tax Materials”), (iii) the facts to be presented and the representations to be made in the Final Forest Tax Materials, to the extent descriptive of the Forest Group, the Spinco Business, the formation of Spinco or Spinco while it is a member of the Forest Consolidated Group (including the business purposes for the Distribution and the representations in the Final Forest Tax Materials to the extent that they relate to the Forest Group, the Spinco Business, the formation of Spinco or Spinco while it is a member of the Forest Consolidated Group and the plans, proposals, intentions and policies of Forest), will be from the time presented or made through and including the time of the Distribution, true, correct and complete in all respects, and (iv) it has delivered to Mariner copies of any Draft Tax Materials that were delivered by Forest and Spinco and will deliver to Mariner a copy of the Spin-Off Opinion and copies of any Final Forest Tax Materials.
      (b) Mariner. Mariner hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has examined the Draft Tax Materials, (ii) it will update through and including the Distribution Date the Draft Tax Materials deliverable by Mariner (as updated, the “Final Mariner Tax Materials”), (iii) the facts to be presented and the representations to be made in the Final Mariner Tax Materials, to the extent descriptive of Spinco immediately after the Merger and Mariner (including the business purposes for the Distribution and the representations to be made in the Final Mariner Tax Materials to the extent that they relate to Spinco immediately after the Merger and to Mariner, and the plans, proposals, intentions and policies of Spinco immediately after the Merger and of Mariner), will be from the time presented or made through and including the time of the Distribution, true, correct and complete in all respects, and (iv) it has delivered to Forest copies of any Draft Tax Materials that were delivered by Mariner and will deliver to Forest copies of any Final Mariner Tax Materials.
      (c) No Contrary Knowledge. Each of Spinco, Mariner and Forest represents that, as of the date of this Agreement, it knows of no fact (after due inquiry) that may cause the Tax treatment of the Contribution, the Distribution or the Merger to be other than that contemplated in the Distribution Agreement and Merger Agreement.
      (d) No Contrary Plan. Forest represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any factual statements or representations it makes in the Final Forest Tax Materials. Each of Spinco and Mariner represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any factual statements or representations it makes in the Final Mariner Tax Materials.
      3.2     Restrictions Relating to the Distribution.
      (a) General. The parties intend the Distribution to qualify as a distribution of Spinco stock to Forest stockholders with respect to which gain or loss is not recognized by Forest, Spinco or their respective

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stockholders pursuant to Section 355 and related provisions of the Code (such non-recognition, the “Tax-Free Status of the Distribution”).

(i) Mariner or Spinco shall not take any action within its control, nor shall Mariner or Spinco permit any of its Affiliates to take any action within their control (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, or fail to take any action within its or their control the failure of which, would cause the Distribution to fail so to qualify (any such action or failure to act, a “Disqualifying Action”); provided, however, that the term “Disqualifying Action” as applied to Spinco or any of its Affiliates shall not include (x) any action, or failure to act, that is contemplated by the terms of the Distribution Agreement or the Merger Agreement or (y) any failure to take action to mitigate the effects of a breach by Spinco, occurring prior to the time of the Distribution, of a representation, warranty or covenant contained in the Distribution Agreement, regardless of whether such breach or its effects continue after the time of the Distribution.

(ii) Forest shall not take, or fail to take any action that would result in, a Disqualifying Action; provided, however, that the term “Disqualifying Action” as applied to Forest shall not include any action, or failure to act, that is contemplated by the terms of the Distribution Agreement or the Merger Agreement.

(iii) Prior to the first day following the second anniversary of the Distribution and except as otherwise provided in this Agreement, neither Spinco, Mariner, nor Forest shall take any action within its control, and neither Spinco, Mariner, nor Forest shall permit any of its Affiliates to take any action within their control (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, or fail to take any action within its or their control the failure of which (in both cases, including an action or failure to act that would be reasonably likely to be inconsistent with any representation made in the Tax Materials), would result in a more than immaterial possibility that the Distribution would be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Spinco stock or Forest stock representing a “50-percent or greater interest” within the meaning of Section 355(e)(4) of the Code (any such action or failure to act, a “Potential Disqualifying Action”), unless, prior to the taking of the Potential Disqualifying Action, (i) Mariner delivers to Forest, or Forest delivers to Mariner (as the case may be), either a ruling from the IRS (a “Ruling”) or an opinion from a nationally recognized law firm both reasonably acceptable to Forest (or to Mariner) (a “Subsequent Opinion”), in either case, to the effect that the Potential Disqualifying Action would not cause the Tax-Free Status of the Distribution to cease to apply to the Distribution, or (ii) Mariner and Forest mutually agree that such Potentially Disqualifying Action would not cause the Tax-Free Status of the Distribution to cease to apply to the Distribution.
      (b) Continuation of the Forest and Gulf of Mexico Business. Until the first day after the second anniversary of the Distribution, (i) Forest and Spinco shall, respectively, continue the active conduct of the portion of the Forest Business owned by Forest and the Spinco Business conducted immediately prior to the Distribution and (ii) neither Forest nor Spinco shall voluntarily dissolve or liquidate.
      (c) Certain Presumptions. Solely for the purposes of Section 3.2(a), but without creating any implication that any of the following is true, it shall be presumed that (i) shares of Spinco stock distributed with respect to Forest stock which Forest stock had been sold, exchanged or otherwise disposed of by Animal or any of his Affiliates that would be treated as a ten-percent shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) and (ii) shares of Spinco stock distributed with respect to Forest stock which Forest stock was covered by a written option (within the meaning of Treasury Regulation Section 1.355-7(e)) to sell or other written agreement to sell (whether by forward contract or otherwise), in both cases entered into by Animal or any of his Affiliates that would be treated as a ten-percent shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) with respect to Forest shares held by Animal or any of his Affiliates that would be treated as a ten-percent shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) and which shares are not described in clause (i) of this Section 3.2(c), in each of clause (i) and (ii) within the two-year period ending on the Distribution Date, are

Annex D-8

shares the acquisition of which will be treated as if such acquisition were part of a plan or series of related transactions that includes the Distribution. In no event will the presumption contained in this Section 3.2(c) apply to more than the number of shares of Spinco stock distributed with respect to 7,905,575 shares of Forest stock.
      3.3     Cooperation and Other Covenants.
      (a) Notice of Subsequent Information. Each of Forest and its Affiliates, on the one hand, and Spinco, Mariner and their respective Affiliates, on the other hand, shall furnish the other with a copy of any document or information that reasonably could be expected to have an impact on the Tax-Free Status of the Distribution.
      (b) Post-Closing Cooperation.

(i) Forest and its Affiliates shall cooperate with Mariner, and Mariner and its Affiliates shall cooperate with Forest (as the case may be), and shall take (or refrain from taking) all such actions as Mariner (or Forest) may reasonably request in connection with obtaining any ruling or opinion referred to in Section 3.2. Such cooperation shall include providing any information, representations and/or covenants reasonably requested by Mariner (or Forest) (or counsel for Mariner or Forest) to enable Mariner (or Forest) to obtain and maintain either a Subsequent Opinion or a Ruling. From and after any date on which Forest, Spinco, Mariner or any of their respective Affiliates makes any representation or covenant to counsel for purposes of obtaining a Subsequent Opinion or to the IRS for the purpose of obtaining a Ruling and (with respect solely to any representation given) until the first day after the second anniversary (or such later date as may be agreed upon at the time such representation is made) of the date of such Subsequent Opinion or Ruling, the party making such representation or covenant shall take no action that would have caused such representation to be untrue or covenant to be breached unless both parties determine, in their reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such action would not cause the Tax-Free Status of the Distribution to cease to apply to the Distribution. Such representations and warranties, once made in writing, shall be considered Tax Materials subject to the provisions of Section 3.1.

(ii) Neither Spinco, Mariner nor any of their respective Affiliates shall file any request for a Ruling with respect to the Tax-Free Status of the Distribution without the prior written consent of Forest, which consent shall not be unreasonably withheld or delayed, if a favorable Ruling would be reasonably likely to have an adverse effect on Forest or any of its Affiliates.
      (c) Notice.

(i) Subject to clause (iii) of this Section 3.3(c), until the first day after the second anniversary of the Distribution, Mariner shall give Forest, or Forest shall give Mariner (as the case may be), at least ten (10) days prior written notice of its or any of its Affiliates’ intention to effect any transaction with respect to such Person’s capital structure, whether through issuance, redemption or otherwise; provided, that Forest shall only be required to give Mariner notice of such a contemplated transaction if such transaction would result in more than an immaterial possibility of a Potential Disqualifying Action. Each such notice shall set forth the necessary terms and conditions of the proposed transaction, including, as applicable, the nature of any related action proposed to be taken, the approximate number of shares proposed to be issued, redeemed or transferred (directly or indirectly, in accordance with the provisions of Section 355(e) of the Code), the timetable for such action or transaction, and the number of shares otherwise then owned by the other party to the action or transaction (directly or indirectly, in accordance with the provisions of Section 355(e) of the Code), all with sufficient particularity to enable Forest (or Mariner) to review and comment on the effect of such transaction with respect to Section 355(e) of the Code. All information provided by any of the parties to the other parties pursuant to this Section 3.3 shall be kept confidential by the receiving parties to the same extent as that provided in Section 7.5 of the Distribution Agreement.

(ii) If Mariner or any of its Affiliates, or Forest or any of its Affiliates (as the case may be), receives a Subsequent Opinion or Ruling, Mariner (or Forest) shall notify Forest (or Mariner) (if Forest

Annex D-9

or Mariner is not otherwise provided with a copy of

the Subsequent Opinion or Ruling) promptly, but in any event within two (2) business days, after the receipt of the Subsequent Opinion or Ruling.

(iii) Notice shall not be required under (i) of this Section 3.3(c) with respect to the grant and/or exercise of any stock option, stock, stock-based compensation or other employment related arrangements arising in the ordinary course of business that have customary terms and conditions consistent with past practice (“Compensatory Transaction”) if the Compensatory Transaction satisfies the requirements of Treasury Regulation Section 1.355-7(d)(8), or, if in the case of options, if (A) the exercise price is equal to or greater than the fair market value of the stock subject to the option on the date of grant or issuance and (B) such option does not have a readily ascertainable fair market value within the meaning of Treasury Regulation Section 1.83-7.
      (d) Each of Forest, Spinco and Mariner covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on a Tax Return that is inconsistent with (i) the treatment of the Contribution and the Distribution as tax free under Sections 368(a)(1)(D) and 355, respectively and related provisions of the Code and (ii) the treatment of the Merger as a reorganization under Section 368(a) and related provisions of the Code.
      (e) Each of Forest (for itself and its Affiliates) and Mariner or Spinco (for itself and its Affiliates) agrees (i) not to take any action reasonably expected to result in an increased Tax Liability to the other under this Agreement and (ii) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.
      (f) With respect to any Forest Stock Options (as defined in the Employee Matters Agreement) which become options to acquire Mariner stock (“Converted Mariner Options”) in connection with the Distribution and Merger, any deduction for Tax purposes with respect to such Forest Stock Options and Converted Mariner Options shall belong solely to and be claimed on a Tax Return only by Mariner and its Affiliates. Forest, Spinco and Mariner agree not to take a position on any Tax Return inconsistent with the prior sentence unless mandated by a Final Determination.
      (g) With respect to any Forest Stock Options (as defined in the Employee Matters Agreement) which remain options to acquire Forest stock (“Unconverted Forest Options”) in connection with the Distribution and Merger, any deduction for Tax purposes with respect to such Unconverted Forest Options shall belong solely to and be claimed on a Tax Return only by Forest and its Affiliates. Forest, Spinco and Mariner agree not to take a position on any Tax Return inconsistent with the prior sentence unless mandated by a Final Determination.
ARTICLE IV
MISCELLANEOUS
      4.1     Termination of Prior Tax Sharing Agreements and of this Agreement. This Agreement shall take effect on the Distribution Date and shall replace all other agreements, whether or not written, in respect of any Taxes between or among any member of the Forest Group on the one hand and any member of the Spinco Group on the other. All such replaced agreements shall be canceled as of the Distribution to the extent they relate to the Spinco Group, and any rights or obligations of the Forest Group or the Spinco Group existing thereunder thereby shall be fully and finally settled without any payment by any party thereto. This Agreement shall automatically terminate, without further action by any party hereto, upon the termination of the Merger Agreement if such termination occurs prior to the consummation of the Merger.
      4.2     Merger or Consolidation. Neither Forest, Mariner nor Spinco (in each case, the “Transaction Party”) shall (i) consolidate with or merge into any Person or permit any Person to consolidate with or merge

Annex D-10

into the Transaction Party (other than a merger or consolidation in which the Transaction Party is the surviving or continuing corporation) or (ii) sell, assign, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the assets of the Transaction Party, unless the resulting, surviving or transferee Person shall expressly assume, by instrument in form and substance reasonably satisfactory to the other party, all of the obligations of the Transaction Party under this Agreement. The parties agree that no action required or permitted under the Merger Agreement violates this Section 4.2.
      4.3     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.
      4.4     Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.
      4.5     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):
       If to Forest or any member of the Forest Group, to:

Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202
Attention: General Counsel
Facsimile: (303) 812-1510
       with a copy (which shall not constitute effective notice) to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention: Alan P. Baden
Facsimile: (917) 849-5337
       If to Spinco or any member of the Spinco Group, to:

SML Wellhead Corporation
c/o Mariner Energy, Inc.
2101 CityWest Blvd.
Building 4, Suite 900
Houston, TX 77042
Attention: General Counsel
Facsimile: (713) 954-5555
       with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attn: Kelly B. Rose
Facsimile: (713) 229-7996

Annex D-11

       If to Mariner, to:

Mariner Energy, Inc.
2101 CityWest Blvd.
Building 4, Suite 900
Houston, TX 77042
Attention: General Counsel
Facsimile: (713) 954-5555
       with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attn: Kelly B. Rose
Facsimile: (713) 229-7996
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 4.5.
      4.6     Complete Agreement. This Agreement, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of this Agreement shall be applicable.
      4.7     Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
      4.8     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      4.9     Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. This Agreement is solely for the benefit of Forest, Spinco and Mariner and their respective Subsidiaries, Affiliates, successors and assigns, and is not intended to confer upon any other Persons any rights or remedies hereunder.
      4.10     Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
      4.11     Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.
      4.12     References; Construction. References to any “Article” or “Section,” without more, are to Articles and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

Annex D-12

      4.13     Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
      4.14     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
      4.15     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.
      4.16     Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.
      IN WITNESS WHEREOF, each of the parties has caused this Tax Sharing Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

FOREST OIL CORPORATION

By:	/s/ H. Craig Clark

Name: H. Craig Clark
Title: President and Chief Executive Officer

SML WELLHEAD CORPORATION

By:	/s/ Cyrus Marter

Name: Cyrus Marter
Title: Vice President and Secretary

MARINER ENERGY, INC.

By:	/s/ Scott D. Josey

Name: Scott D. Josey
Title: Chief Executive Officer and President

Annex D-13

Annex E
CERTIFICATE OF AMENDMENT OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MARINER ENERGY, INC.
      Mariner Energy, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

First: The amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been authorized by the stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Second: The first sentence of Article Four of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 200 million shares, of which 180 million shares shall be shares of Common Stock, par value $.0001 per share (“Common Stock”), and 20 million shares shall be shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”).”
      IN WITNESS WHEREOF, Mariner Energy, Inc. has caused this Certificate to be executed by its duly authorized officer on this                     day of                     ,                     .

MARINER ENERGY, INC.

By:

Name:
Title:

E-1

Annex F
MARINER ENERGY, INC.
Estimated
Future Reserves and Income
Attributable to Certain
Leasehold and Royalty Interests
(SEC Parameters)
As of
December 31, 2004

January 28, 2005
Mariner Energy, Inc.
2101 CityWest Blvd., Suite 1900
Houston, Texas 77042-3020
Gentlemen:
      At your request, we have prepared an estimate of the reserves, future production, and cash flow attributable to certain leasehold and royalty interests of Mariner Energy, Inc. (Mariner) as of December 31, 2004. The subject properties are located in the states of Mississippi and Texas and in the federal waters offshore Louisiana and Texas. The cash flow data were estimated using the Securities and Exchange Commission (SEC) guidelines for future price and cost parameters.
      The estimated reserves and future cash flow amounts presented in this report are related to hydrocarbon prices. December 2004 hydrocarbon prices were used in the preparation of this report as required by SEC guidelines; however, actual future prices may vary significantly from December 2004 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.
SEC PARAMETERS
Estimated Net Reserves and Cash Flow Data
Certain Leasehold and Royalty Interests of
Mariner Energy, Inc.
As of December 31, 2004

	Proved

	Developed
				Total
	Producing	Non-Producing	Undeveloped	Proved

Net Remaining Reserves
Oil/ Condensate—Barrels	6,171,886	167,142	7,916,458	14,255,486
Gas—MMCF	57,788	13,573	80,572	151,933
Cash Flow Data (M$)
Future Gross Revenue	$621,366.9	$91,410.3	$836,425.2	$1,549,202.4
Deductions	143,343.3	27,769.0	278,728.5	449,840.8

Future Net Cash Flow	$478,023.6	$63,641.3	$557,696.7	$1,099,361.6
(Before Taxes)
Present Value @ 10%	$281,479.0	$53,887.8	$332,608.3	$667,975.1
(PV10)
      Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

Annex F-1

Mariner Energy, Inc.
January 28, 2005

      The estimates of the reserves, future production, and cash flow attributable to properties in this report were prepared using the economic software package Aries for Windows, a copyrighted program of Landmark. The program was used solely at the request of Mariner. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.
      The future gross revenue is after the deduction of production taxes. The deductions are comprised of the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage. The future net cash flow is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. Gas reserves account for approximately 63 percent and liquid hydrocarbons account for approximately 37 percent of total future gross revenue from proved reserves.
      The present value shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future cash flow was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and cash flow presented in a later section of this report and in summary form as follows.

Present Value
As of December 31, 2004
(M$)

Discount Rate	Total
Percent	Proved

5	$815,643.4
15	$575,781.8
20	$511,036.7
25	$462,061.6
      The results shown above are presented for your information and should not be construed as our estimate of fair market value.
Reserves Included in This Report
      The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulation S-X Part 210.4-10(a) as clarified by subsequent Commission Staff Accounting Bulletins. The definitions of proved reserves are included under the tab “Petroleum Reserves Definitions” in this report.
      Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled.
      The proved developed non-producing reserves included herein are comprised of the behind pipe and shut in categories. The various reserve status categories are defined under the tab “Petroleum Reserves Definitions” in this report.

Annex F-2

Mariner Energy, Inc.
January 28, 2005

Estimates of Reserves
      In general, the reserves included herein were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.
      The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.
Future Production Rates
      Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations which are not currently producing. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Mariner.
      The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.
Hydrocarbon Prices
      Mariner furnished us with hydrocarbon prices of $43.45 per barrel for oil and $6.149 per MMBTU for gas in effect at December 31, 2004. In accordance with FASB Statement No. 69, December 31, 2004 market prices were determined using the daily oil price or daily gas sales price (“spot price”) adjusted for oilfield or gas gathering hub and wellhead price differences (e.g. grade, transportation, gravity, sulfur and BS&W) as appropriate. Also in accordance with SEC and FASB specifications, changes in market prices subsequent to December 31, 2004 were not considered in this report.
Costs
      Operating costs were supplied by Mariner. We did not review these costs and make no assurances of their accuracy. Development costs were furnished to us by Mariner and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The estimated net cost of abandonment after salvage was included for the offshore properties where abandonment costs net of salvage were significant. At the request of Mariner, their estimate of zero abandonment costs after salvage value for onshore properties was used in this report. Ryder Scott has not performed a detailed study of the abandonment costs or the salvage value and makes no warranty for Mariner’s estimates.

Annex F-3

Mariner Energy, Inc.
January 28, 2005

      Current costs were held constant throughout the life of the properties.
Reversion Interests
      Mariner furnished us with the dates of interest reversions on all of the applicable properties. We did not verify these dates and make no assurances of their accuracy. We used these dates presented by Mariner in our evaluations.
Royalty Relief
      Mariner has also furnished us with the ownership interests in the subject properties and we used these without independent verification. In the deepwater areas of the Gulf of Mexico, it is not uncommon for the Mineral Management Service (MMS) to grant leases which are subject to Federal royalty relief. This relief is commonly suspended when a certain amount of hydrocarbons are recovered from the lease or when product prices rise above a predetermined amount. Mariner states the lease they signed with the MMS for Mississippi Canyon block 296 allows for royalty relief without regard to hydrocarbon prices.
General
      Table A presents a one line summary of proved reserve and cash flow for each of the subject properties which are ranked according to their present value discounted at 10 percent per year. Table B presents a one line summary of gross and net reserves and cash flow data for each of the subject properties. Table C presents a one line summary of initial basic data for each of the subject properties. Tables 1 through 653 present our estimated projection of production and cash flow by years beginning January 1, 2005, by state, field, and lease or well.
      While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.
      The estimates of reserves presented herein were based upon a detailed study of the properties in which Mariner owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Mariner has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Mariner were accepted without independent verification. The estimates presented in this report are based on data available through December 2004.
      Mariner has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans.
      Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

Annex F-4

Mariner Energy, Inc.
January 28, 2005

      This report was prepared for the exclusive use and sole benefit of Mariner Energy, Inc. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.

Timothy J. Torres, P.E.
Vice President
TJT/pl

Annex F-5

PETROLEUM RESERVES DEFINITIONS
SECURITIES AND EXCHANGE COMMISSION
INTRODUCTION
      Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. It should be noted that Securities and Exchange Commission Regulation S-K prohibits the disclosure of estimated quantities of probable or possible reserves of oil and gas and any estimated value thereof in any documents publicly filed with the Commission.
      Reserves estimates will generally be revised as additional geologic or engineering data become available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage or processing losses if required for financial reporting.
      Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.
PROVED RESERVES (SEC DEFINITIONS)
      Securities and Exchange Commission Regulation S-X Rule 4-10 paragraph (a) defines proved reserves as follows:
      Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

(A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

(B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Annex F-6

PETROLEUM RESERVES DEFINITIONS

(iii) Estimates of proved reserves do not include the following:

(A) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

(B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.
      Proved developed oil and gas reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.
      Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.
      Certain Staff Accounting Bulletins published subsequent to the promulgation of Regulation S-X have dealt with matters relating to the application of financial accounting and disclosure rules for oil and gas producing activities. In particular, the following interpretations extracted from Staff Accounting Bulletins set forth the Commission staff’s view on specific questions pertaining to proved oil and gas reserves.
      Economic producibility of estimated proved reserves can be supported to the satisfaction of the Office of Engineering if geological and engineering data demonstrate with reasonable certainty that those reserves can be recovered in future years under existing economic and operating conditions. The relative importance of the many pieces of geological and engineering data which should be evaluated when classifying reserves cannot be identified in advance. In certain instances, proved reserves may be assigned to reservoirs on the basis of a combination of electrical and other type logs and core analyses which indicate the reservoirs are analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. (extracted from SAB-35)
      In determining whether “proved undeveloped reserves” encompass acreage on which fluid injection (or other improved recovery technique) is contemplated, is it appropriate to distinguish between (i) fluid injection used for pressure maintenance during the early life of a field and (ii) fluid injection used to effect secondary recovery when a field is in the late stages of depletion? ... The Office of Engineering believes that the distinction identified in the above question may be appropriate in a few limited circumstances, such as in the case of certain fields in the North Sea. The staff will review estimates of proved reserves attributable to fluid injection in the light of the strength of the evidence presented by the registrant in support of a contention that enhanced recovery will be achieved. (extracted from SAB-35)

Annex F-7

PETROLEUM RESERVES DEFINITIONS

      Companies should report reserves of natural gas liquids which are net to their leasehold interest, i.e., that portion recovered in a processing plant and allocated to the leasehold interest. It may be appropriate in the case of natural gas liquids not clearly attributable to leasehold interests ownership to follow instruction (b) of Item 2(b)(3) of Regulation S-K and report such reserves separately and describe the nature of the ownership. (extracted from SAB-35)
      The staff believes that since coalbed methane gas can be recovered from coal in its natural and original location, it should be included in proved reserves, provided that it complies in all other respects with the definition of proved oil and gas reserves as specified in Rule 4-10(a)(2) including the requirement that methane production be economical at current prices, costs, (net of the tax credit) and existing operating conditions. (extracted from SAB-85)
      Statements in Staff Accounting Bulletins are not rules or interpretations of the Commission nor are they published as bearing the Commission’s official approval; they represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.
SUB-CATEGORIZATION OF DEVELOPED RESERVES (SPE/ WPC DEFINITIONS)
      In accordance with guidelines adopted by the Society of Petroleum Engineers (SPE) and the World Petroleum Congress (WPC), developed reserves may be sub-categorized as producing or non-producing.
      Producing. Reserves sub-categorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.
      Non-Producing. Reserves sub-categorized as non-producing include shut-in and behind pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in awaiting pipeline connections or as a result of a market interruption, or (3) wells not capable of production for mechanical reasons. Behind pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

Annex F-8

Annex G
MARINER ENERGY, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN
      Section 1.     Purpose of the Plan.
      The Mariner Energy, Inc. Stock Incentive Plan effective as of March 11, 2005 (the “Original Plan”), is hereby amended and restated in its entirety. The Original Plan, as hereby amended and restated (the “Plan” or the “Amended and Restated Plan”) is intended to promote the interests of Mariner Energy, Inc., a Delaware corporation (the “Company”), by encouraging Employees and Directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.
      Section 2.     Definitions.
      As used in the Plan, the following terms shall have the meanings set forth below:
      “Award” shall mean an Option or Restricted Stock.
      “Award Agreement” shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.
      “Board” shall mean the Board of Directors of the Company.
      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.
      “Committee” shall mean the Board or any committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan.
      “Director” shall mean any member of the Board who is not an Employee.
      “Employee” shall mean any employee of the Company, a Subsidiary or a Parent Entity.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
      “Fair Market Value” shall mean, as of any applicable date, the last reported sales price for a Share on the principal securities exchange on which the Shares are traded on the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.
      “Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.
      “Non-Qualified Stock Option” or “NQO” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
      “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

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      “Parent Entity” means any entity that owns a majority of the voting power of the Company, directly or indirectly, except with respect to the grant of an ISO the term Parent Entity shall mean any “parent corporation” as defined in Section 424 of the Code.
      “Participant” shall mean any Employee or Director granted an Award under the Plan.
      “Person” shall mean individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
      “Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.
      “Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.
      “Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
      “SEC” shall mean the Securities and Exchange Commission, or any successor thereto.
      “Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $.0001 par value, and such other securities or property as may become the subject of Awards of the Plan.
      “Subsidiary” shall mean any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity directly or indirectly, except with respect to the grant of an ISO the term Subsidiary shall mean any “subsidiary corporation” of the Company as defined in Section 424 of the Code.
      Section 3.     Administration.
      The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: designate Participants; determine the type or types of Awards to be granted to a Participant; determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; determine the terms and conditions of any Award; determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Parent Entity, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person.
      Section 4.     Shares Available for Awards.
      (a) Shares Available. Subject to adjustment as provided in Section 4(c), (i) the number of Shares that may be issued with respect to Awards granted under the Plan shall be 6,500,000, and (ii) the maximum number of shares with respect to which Options or Restricted Stock may be granted to an Employee during the term of the Plan shall be 2,850,000. If an Award is forfeited or otherwise lapses, expires, terminates or is canceled without the actual delivery of Shares, then the Shares covered by such Award, to the extent of such forfeiture, expiration, lapse, termination or cancellation, shall again be Shares that may be issued with respect to Awards granted under the Plan. Shares withheld by the Company to satisfy tax withholding or exercise

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price obligations shall not be considered delivered under the Plan and shall again be available for issuance under future Awards.
      (b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
      (c) Adjustments. In the event of a stock dividend or stock split with respect to Shares, the number of Shares with respect to which Awards may be granted, the maximum number of shares with respect to which Options or Restricted Stock may be granted to an Employee during the term of the Plan, the number of Shares subject to outstanding Awards, and the grant or exercise price with respect to outstanding Awards automatically shall be proportionately adjusted, without action by the Committee, which adjustment will be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations concerning Incentive Stock Options.
      Section 5.     Eligibility.
      Any Employee or Director shall be eligible to be designated a Participant by the Committee.
      Section 6.     Awards.
      (a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions, whether the Option is an ISO or a Non-Qualified Stock Option, and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. Subject to adjustment pursuant to Section 4(c) of the Plan, the purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(ii) Time and Method of Exercise. The Committee shall determine and provide in the Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned by the Participant for more than six months (unless such holding requirement is waived by the Committee), if the Shares are publicly traded, a “cashless-broker” exercise through procedures approved by the Company, or any combination thereof) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(iii) Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an employee of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted and must be granted within 10 years from the date the Plan was approved by the Board or the shareholders, whichever is earlier. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, or such Option fails to constitute an Incentive Stock Option for any reason, such purported Incentive Stock Options shall be treated as Non-Qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s purported Incentive Stock Options do not constitute Incentive Stock Options and shall notify the Participant of such determination as soon as reasonably practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the

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expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

      (b) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period, the conditions, including such performance criteria, if any, under which the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

(i) Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion, as provided in the Award Agreement.

(ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Restricted Stock, upon termination of a Participant’s employment for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant without payment and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Stock, provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only upon an event permitted under Section 162(m) of the Code or the regulations thereunder. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to such limitations on transfer as necessary to comply with Section 83 of the Code.
      (c) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Parent Entity or Subsidiary. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Parent Entity or Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in paragraph (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

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(B) Except as provided in paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Parent Entity or Subsidiary.

(C) To the extent specifically approved in writing by the Committee, an Award (other than an Incentive Stock Option) may be transferred to immediate family members or related family trusts, limited partnerships or similar entities or other Persons on such terms and conditions as the Committee may establish or approve in its sole discretion.

(iii) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee, provided the term of an Incentive Stock Option shall be limited as provided in Section 6(a)(iii).

(iv) Share Restrictions. All Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and if certificates are issued for the Shares, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(vi) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

(vii) Unusual Transactions or Events. In the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, split-off, split-up, consolidation, combination, repurchase, or exchange of Shares or other securities of the Company, or other relevant corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company or any affiliate of the Company, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may take any one or more of the following actions:

(A) To provide for either (i) the termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (ii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

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(B) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(C) To make adjustments in the number and type of shares of common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future, and in the maximum number of shares with respect to which Options or Restricted Stock may be granted to an Employee during the term of the Plan; and

(D) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement.
      Section 7.     Amendment and Termination.
      Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(i) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company (i) no such amendment, alteration, suspension, discontinuation, or termination shall be made that would increase the total number of Shares that may be issued under Awards granted under the Plan, except as provided in Section 4(c) of the Plan, or (ii) permit the exercise price of any outstanding Option that is “underwater” to be reduced or for an “underwater” Option to be cancelled and replaced with a new Award; provided further, however, no such amendment, alteration, suspension, discontinuation, or termination shall materially adversely affect the rights of a Participant under an Award without the consent of such Participant.

(ii) Amendments to Awards. Subject to clause (i) above, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall materially adversely affect the rights of a Participant under the Award without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment other than an acceleration of vesting or payment upon the Participant’s death, disability or change of control of the Company, shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

(iii) Compliance. Notwithstanding the foregoing, the Committee may make any amendment to the Plan or an Award Agreement that it believes necessary or helpful to comply with any applicable law, including without limitation, Section 409A of the Code.
      Section 8.     General Provisions.
      (a) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.
      (b) No Right to Employment or Retention. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Parent Entity or Subsidiary or under any other service contract with the Company or any Parent Entity or Subsidiary, or to remain on the Board. Further, the Company or a Parent Entity or Subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the Company or a Parent Entity or

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Subsidiary and the affected Participant. If a Participant’s employer was a Parent Entity or Subsidiary and ceases to be a Parent Entity or Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.
      (c) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.
      (d) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
      (e) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration, the manner of exercise or satisfaction of the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.
      (f) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Parent Entity or Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Parent Entity or Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Parent Entity or Subsidiary.
      (g) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.
      (h) Headings. Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.
      Section 9.     Effective Date.
      This Amended and Restated Plan shall become effective as of the Effective Time, as such term is defined in the Agreement and Plan of Merger dated as of September 9, 2005, among Forest Oil Corporation, SML Wellhead Corporation, the Company and MEI Sub, Inc.
      Section 10.     Term of the Plan.
      No Award shall be granted under this Amended and Restated Plan after the 10th anniversary of the earlier of the date this Amended and Restated Plan is adopted by the Board or is approved by the stockholders of the Company. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

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